As filed with the Securities and Exchange Commission on February 1, 2013

Registration No. 333-185533

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 2

to

Form S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

POLYONE CORPORATION

(Exact name of registrant as specified in its charter)

Ohio	2821	34-1730488
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

PolyOne Center

33587 Walker Road,

Avon Lake, Ohio 44012

Telephone: (440) 930-1000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Lisa Kunkle, Esq.

Vice President, General Counsel and Secretary

PolyOne Corporation

PolyOne Center

33587 Walker Road

Avon Lake, Ohio 44012

Telephone: (440) 930-1000

(Name and address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

James P. Dougherty, Esq. Michael J. Solecki, Esq. Jones Day 901 Lakeside Avenue Cleveland, Ohio 44114 (216) 586-3939	Rosemary L. Klein, Esq. Senior Vice President, General Counsel and Corporate Secretary Spartech Corporation 120 S. Central Avenue, Suite 1700 Clayton, Missouri 63105 (314) 721-4242	David A. Edgar, Esq. Megan A. Wotherspoon, Esq. K&L Gates LLP K&L Gates Center 210 Sixth Avenue Pittsburgh, Pennsylvania 15222 (412) 355-6500

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effective date of this Registration Statement and all other conditions to the merger of a wholly owned subsidiary of PolyOne Corporation into Spartech Corporation have been satisfied or waived.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒		Accelerated filer	☐
Non-accelerated filer	☐	(Do not check if a smaller reporting company)	Smaller reporting company	☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this proxy statement/prospectus is not complete and may be changed. These securities may not be issued until the registration statement filed with the Securities and Exchange Commission is effective. This proxy statement/prospectus is not an offer to sell these securities and does not constitute the solicitation of offers to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY — SUBJECT TO COMPLETION, DATED FEBRUARY 1, 2013

MERGER PROPOSAL — YOUR VOTE IS VERY IMPORTANT

Dear Fellow Stockholder:

You are cordially invited to attend a special meeting of stockholders of Spartech Corporation, which is referred to as Spartech, to be held on [                    ], 2013, at [            ], at [    ], local time. At the special meeting, you will be asked to adopt the Agreement and Plan of Merger, dated October 23, 2012, which is referred to as the merger agreement and which provides for a merger in which Spartech will become a wholly owned subsidiary of PolyOne Corporation, which is referred to as PolyOne, in a part cash, part stock transaction. Spartech’s board of directors unanimously determined that the merger agreement, the merger and the other transactions contemplated by the merger agreement are in the best interests of Spartech and its stockholders and unanimously approved the merger agreement, the merger and the other transactions contemplated by the merger agreement.

Upon successful completion of the merger, Spartech stockholders will be entitled to receive a combination of cash and PolyOne common shares in exchange for their shares of Spartech common stock. Pursuant to the merger, you will have the right to receive, in exchange for each share of Spartech common stock you own immediately prior to the merger, (1) $2.67 in cash, without interest, and (2) 0.3167 of a PolyOne common share. Based on the closing price of PolyOne’s common stock on January 31, 2013, in exchange for each share of Spartech common stock you own, you would be entitled to receive approximately $9.59 per share, comprised of: (1) $2.67 per share in cash; and (2) 0.3167 of a PolyOne common share, having a value of approximately $6.92. Both PolyOne’s and Spartech’s common stock is traded on the New York Stock Exchange, which is referred to as the NYSE, under the symbols “POL” and “SEH,” respectively. On January 31, 2013, the closing price of PolyOne’s common stock was $21.84 and the closing price of Spartech’s common stock was $9.53.

We cannot complete the merger unless Spartech stockholders adopt the merger agreement at the special meeting. Your vote on these matters is very important, regardless of the number of shares of Spartech common stock you own. Whether or not you plan to attend the special meeting in person, it is important that your shares of Spartech common stock be represented and voted at the special meeting. In order to ensure your shares of Spartech common stock are represented, we urge you to promptly submit your vote by proxy via the Internet, by phone, or by signing, dating, and returning the enclosed proxy card in the enclosed envelope. If you decide to attend the special meeting, you will be able to vote in person, even if you have previously submitted your proxy.

In addition, at the special meeting you will also be asked to approve, on an advisory (non-binding) basis, the “golden parachute” compensation payments that will or may be paid by Spartech to its named executive officers in connection with the merger and the adjournment of the special meeting under certain circumstances.

The Spartech board of directors unanimously recommends that Spartech stockholders vote “FOR” the adoption of the merger agreement, “FOR” the “golden parachute” compensation proposal, and “FOR” the adjournment of the special meeting, if necessary to solicit additional proxies if there are not sufficient votes to adopt the merger agreement at the time of the special meeting.

The accompanying proxy statement/prospectus provides you with important information about the special meeting and the merger, the adjournment proposal and the “golden parachute” compensation proposal. We encourage you to read the entire document carefully, including the “RISK FACTORS” section beginning on page 24 for a discussion of risks relevant to the merger.

We hope to see you at the special meeting and look forward to the successful completion of the merger.

Sincerely, Stephen D. Newlin Chairman, President and Chief Executive Officer of PolyOne Corporation	Victoria M. Holt President and Chief Executive Officer of Spartech Corporation

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the merger or the PolyOne common stock to be issued in the merger or determined if this proxy statement/prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

The accompanying proxy statement/prospectus is dated [                    ], 2013, and is first being mailed to Spartech stockholders on or about [                    ], 2013.

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON [                    ], 2013

To the Stockholders of Spartech Corporation:

Notice is hereby given that Spartech Corporation, which is referred to as Spartech, will hold a special meeting of its stockholders at [                    ], on [                    ], 2013, beginning at [            ], local time, for the purpose of considering and voting on the following matters:

1. A proposal to adopt the Agreement and Plan of Merger, dated as of October 23, 2012, by and among PolyOne Corporation, which is referred to as PolyOne, Spartech, 2012 RedHawk, Inc., a wholly owned subsidiary of PolyOne, which is referred to as Merger Sub, and 2012 RedHawk, LLC, a wholly owned subsidiary of PolyOne, which is referred to as Merger LLC, which is referred to as the merger agreement;

2. A proposal to approve, on an advisory (non-binding) basis, the “golden parachute” compensation to be paid to Spartech’s named executive officers in connection with the merger, which is referred to as the merger-related named executive officer compensation proposal; and

3. A proposal to approve the adjournment of the special meeting, if necessary, to solicit additional proxies in the event there are not sufficient votes at the time of the special meeting to adopt the merger agreement.

These items are described in detail in the accompanying proxy statement/prospectus.

Only stockholders of record of shares of Spartech common stock at the close of business on February 1, 2013, the record date for the special meeting, are entitled to notice of, and to vote at, the special meeting and any adjournments or postponements thereof.

A copy of the merger agreement is attached as Annex A to this proxy statement/prospectus.

The Spartech board of directors unanimously recommends that you vote “FOR” the proposal to adopt the merger agreement, “FOR” the merger-related named executive officer compensation proposal, and “FOR” the approval of the adjournment of the special meeting, if necessary, to solicit additional proxies.

Your vote is very important, regardless of the number of shares of Spartech common stock you own. If you do not return or submit your proxy or vote at the special meeting as provided in this proxy statement/prospectus, the effect will be the same as a vote “AGAINST” the proposal to adopt the merger agreement. Whether or not you intend to be present at the special meeting, we urge you to complete, date, sign and return promptly the accompanying proxy. A reply envelope is provided for this purpose, which needs no postage if mailed in the United States. Alternatively, certain Spartech stockholders may authorize their proxy or direct their vote by telephone or the Internet as described in this proxy statement/prospectus. You may revoke the proxy at any time prior to its exercise at the special meeting in the manner described in this proxy statement/prospectus. Completing a proxy will not prevent you from being able to vote at the special meeting by attending in person and casting your vote. Your vote at the special meeting will supersede any previously submitted proxy.

In considering the recommendation of the Spartech board of directors with respect to the merger agreement, Spartech stockholders should be aware that Spartech directors will directly benefit from the merger. For a more complete description of these interests, see the information provided in the section titled “THE MERGER — Interests of Spartech Directors and Executive Officers in the Merger” beginning on page [    ].

If you have any questions about the merger, please contact Spartech at (314) 721-4242 or write to Spartech Corporation, Attn: Corporate Secretary, 120 S. Central Avenue, Suite 1700, Clayton, Missouri 63105-1705.

If you have any questions about how to vote or direct a vote in respect of your shares of Spartech common stock, you may contact our proxy solicitor, Georgeson Inc. at (800) 733-6198 (toll-free), (212) 440-9800 (banks and brokers), spartech@georgeson.com (email) or write to Georgeson Inc., 199 Water Street — 26th Floor, New York, NY 10038.

By Order of the Board of Directors,

/s/ Rosemary L. Klein
Rosemary L. Klein, Senior Vice President, General Counsel and Corporate Secretary

Your vote is important. Spartech stockholders are requested to complete, date, sign and return the enclosed proxy in the envelope provided, which requires no postage if mailed in the United States, or to submit their votes electronically through the Internet or by telephone.

REFERENCES TO ADDITIONAL INFORMATION

The accompanying document is the proxy statement of Spartech Corporation for its special meeting of stockholders and the prospectus of PolyOne Corporation for its shares of common stock to be issued as consideration in the merger. This proxy statement/prospectus incorporates important business and financial information about PolyOne and Spartech from other documents that each company has filed with the Securities and Exchange Commission, which is referred to as the SEC, that are not included in or delivered with this proxy statement/prospectus. This information is available to you without charge upon your request. You can obtain the documents incorporated by reference into this proxy statement/prospectus by requesting them in writing or by telephone from the appropriate company at the following addresses and telephone numbers:

PolyOne Corporation PolyOne Center 33587 Walker Road Avon Lake, Ohio 44012 Attn: Corporate Secretary Telephone: (440) 930-1000	Spartech Corporation 120 South Central Avenue Suite 1700 Clayton, Missouri 63105 Attn: Corporate Secretary Telephone: (314) 721-4242

You can also obtain the documents incorporated by reference into this proxy statement/prospectus by accessing the SEC’s website (http://www.sec.gov).

For a more detailed discussion of the information about PolyOne and Spartech incorporated by reference into this proxy statement/prospectus, see the section titled “WHERE YOU CAN FIND MORE INFORMATION” beginning on page [    ].

In order to receive timely delivery of the documents in advance of the special meeting, please make your request no later than [                    ], which is five business days prior to the date of the special meeting.

PolyOne has supplied all information contained in this proxy statement/prospectus relating to PolyOne, and Spartech has supplied all information contained in this proxy statement/prospectus relating to Spartech. PolyOne and Spartech have both contributed to information relating to the merger.

You should rely only on the information which is contained in this proxy statement/prospectus or to which we have referred in this proxy statement/prospectus. We have not authorized anyone to provide you with information that is different. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than the date of this proxy statement/prospectus.

i

ii

Annexes

Annex A	Agreement and Plan of Merger

Annex B	Opinion of Barclays Capital Inc.

Annex C	Section 262 of the Delaware General Corporation Law

iii

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING

The following are some questions that you, as a stockholder of Spartech Corporation, which is referred to as Spartech, may have regarding the merger, the merger-related executive officer compensation proposal, the adjournment proposal and the Spartech special meeting, and brief answers to those questions. You are urged to read carefully this proxy statement/prospectus and the other documents referred to in this proxy statement/prospectus in their entirety because this section may not provide all the information that is important to you regarding these matters. Additional important information is contained in the annexes to, and the documents incorporated by reference into, this proxy statement/prospectus.

Q.	Why am I receiving this proxy statement/prospectus?

A.	You are receiving this proxy statement/prospectus because PolyOne Corporation, which is referred to as PolyOne, and Spartech have agreed to a merger of 2012 RedHawk, Inc., a wholly owned subsidiary of PolyOne which is referred to as Merger Sub, with and into Spartech, with Spartech surviving the merger as a wholly owned subsidiary of PolyOne. Immediately following the merger, Spartech, as the surviving corporation, will be merged with and into 2012 RedHawk, LLC, a wholly owned subsidiary of PolyOne which is referred to as Merger LLC, with Merger LLC surviving the subsequent merger. The Agreement and Plan of Merger, dated October 23, 2012, which is referred to as the merger agreement, governing the terms of the merger of Spartech and Merger Sub, which is referred to as the merger, and the subsequent merger of Spartech and Merger LLC, which is referred to as the subsequent merger, is attached to this proxy statement/prospectus as Annex A.

The merger agreement must be adopted by the stockholders of Spartech in accordance with the Delaware General Corporation Law, which is referred to as the DGCL. Spartech is holding a special meeting of its stockholders to obtain that approval. Spartech stockholders will also be asked to approve, on an advisory (non-binding) basis, the merger-related executive officer compensation payments that will or may be paid by Spartech to its named executive officers in connection with the merger.

Q:	When and where will the special meeting take place?

A:	The special meeting will be held at [ ], on [ ], 2013, at [ ].

Q:	What matters will be considered at the special meeting?

A:	The stockholders of Spartech will be asked to: (1) vote to adopt the merger agreement; (2) vote to approve, on an advisory (non-binding) basis, the merger-related executive officer compensation payments that will or may be paid by Spartech to its named executive officers in connection with the merger; and (3) vote to approve the adjournment of the special meeting to solicit additional proxies if there are not sufficient votes at the time of the special meeting to adopt the merger agreement.

The adoption of the merger agreement by Spartech stockholders is a condition to the obligations of Spartech and PolyOne to complete the merger. Neither the approval of the proposal to adjourn the Spartech special meeting, if necessary, nor the approval of the merger-related named executive officer compensation proposal is a condition to the obligations of Spartech or PolyOne to complete the merger.

Q:	What will I receive in the merger?

A:	If the merger is completed, each of your shares of Spartech common stock outstanding at the effective time of the merger automatically will be cancelled and converted into the right to receive an amount equal to (1) $2.67 in cash, without interest, and (2) 0.3167 shares of PolyOne common stock, subject to cash adjustments in lieu of fractional shares. Each Spartech stockholder will receive cash for any fractional PolyOne common share that the stockholder would otherwise receive in the merger.

PolyOne will issue an aggregate of approximately [            ] shares of PolyOne common stock and pay an aggregate of approximately $[        ] in cash in the merger with respect to all of Spartech’s outstanding shares of common stock. Because PolyOne will issue a fixed fraction of a share of PolyOne common stock in exchange for each share of Spartech common stock, the value of the stock portion of the merger consideration that Spartech stockholders will receive in the merger will depend on the market price of shares of PolyOne common stock at the time the merger is completed. The market price of shares of PolyOne common stock when Spartech stockholders receive those shares after the merger is completed could be greater than, less than or the same as the market price of shares of PolyOne common stock on the date of this proxy statement/prospectus or at the time of the special meeting. Accordingly, you should obtain current stock price quotations for PolyOne common stock and Spartech common stock before deciding how to vote with respect to the adoption of the merger agreement. Both PolyOne’s and Spartech’s common stock is traded on the New York Stock Exchange, which is referred to as the NYSE, under the symbols “POL” and “SEH,” respectively.

For more information regarding the merger consideration to be provided to Spartech stockholders, see the section titled “THE MERGER AGREEMENT — Merger Consideration” beginning on page [    ].

Q:	How does the board of directors of Spartech recommend that I vote?

A:	The Spartech board of directors unanimously recommends that you vote “FOR” the proposal to adopt the merger agreement, “FOR” the approval of the merger-related named executive officer compensation payments and “FOR” the approval of the adjournment of the special meeting, if necessary, to solicit additional proxies. In considering the recommendation of the Spartech board of directors with respect to the merger agreement, Spartech stockholders should be aware that Spartech directors will directly benefit from the merger. For a more complete description of these interests, see the information provided in the section titled “THE MERGER — Interests of Spartech Directors and Executive Officers in the Merger” beginning on page [ ].

Q:	What is “golden parachute” compensation and why am I being asked to vote on it?

A:	Under certain rules adopted by the Securities and Exchange Commission, which is referred to as the SEC, Spartech must seek an advisory (non-binding) vote on “golden parachute” compensation. “Golden parachute” compensation is certain compensation that is tied to or based on the merger and that will or may be paid by Spartech to its named executive officers in connection with the merger. This proposal is referred to in this proxy statement/prospectus as the merger-related named executive officer compensation proposal.

Q:	Who is entitled to vote at the special meeting?

A:	The board of directors of Spartech has fixed February 1, 2013 as the record date for the special meeting. All holders of shares of Spartech common stock who held shares at the close of business on the record date are entitled to receive notice of, and to vote at, the special meeting, provided that those shares remain outstanding on the date of the special meeting.

Q:	What constitutes a quorum for the special meeting?

A:	A majority of the outstanding shares of Spartech common stock entitled to vote must be represented at the special meeting in person or by proxy in order to constitute a quorum.

Q:	What happens if the merger is not completed?

A:	If the merger agreement is not adopted by Spartech stockholders or if the merger is not completed for any other reason, you will not receive any payment for your shares of Spartech common stock in connection with the merger. Instead, Spartech will remain an independent public company and its common stock will continue to be listed and traded on the NYSE. If the merger agreement is terminated under specified circumstances, Spartech may be required to pay PolyOne a termination fee of $8,800,000. See “THE MERGER AGREEMENT — Termination Fees and Expenses” beginning on page [ ] of this proxy statement/prospectus for a more detailed discussion of the termination fees.

Q:	What stockholder vote is required for the approval of each proposal? What will happen if I fail to vote or abstain from voting on each proposal?

A:	The adoption of the merger agreement by the stockholders of Spartech requires the affirmative vote of the holders of at least a majority of the shares of Spartech common stock outstanding and entitled to vote at the special meeting. Accordingly, a Spartech stockholder’s abstention from voting, the failure of a Spartech stockholder who holds his or her shares in “street name” through a broker, bank or other holder of record to give voting instructions to that broker, bank or other holder of record or a Spartech stockholder’s other failure to vote will have the same effect as a vote “AGAINST” the proposal. The special meeting may be adjourned, if necessary, to solicit additional proxies in the event there are not sufficient votes at the time of the special meeting to adopt the merger agreement.

The affirmative vote of holders of at least a majority of the shares of Spartech common stock present in person or represented by proxy at the special meeting and entitled to vote is required to approve the merger-related named executive officer compensation proposal. Accordingly, a Spartech stockholder’s abstention from voting will have the same effect as a vote “AGAINST” the proposal, while the failure of a Spartech stockholder who holds his or her shares in “street name” through a broker, bank or other holder of record to give voting instructions to that broker, bank or other holder of record or a Spartech stockholder’s other failure to vote will have no effect on the proposal.

The affirmative vote of the holders of a majority of the shares of Spartech common stock present in person or represented by proxy at the special meeting and entitled to vote is required to adjourn the special meeting. Accordingly, a Spartech stockholder’s abstention from voting will have the same effect as a vote “AGAINST” the proposal, while the failure of a Spartech stockholder who holds his or her shares in “street name” through a broker, bank or other holder of record to give voting instructions to that broker, bank or other holder of record or a Spartech stockholder’s other failure to vote will have no effect on the proposal.

Q:	How can I vote my shares in person at the special meeting?

Shares held directly in your name as the stockholder of record may be voted in person at the special meeting. If you choose to vote your shares in person at the special meeting, please bring your enclosed proxy card and proof of identification. Even if you plan to attend the special meeting, we recommend that you vote your shares in advance as described below so that your vote will be counted if you later decide not to attend the special meeting.

Shares held in street name may be voted in person by you only if you obtain a signed legal proxy from your broker giving you the right to vote the shares.

Q:	How can I vote my shares without attending the special meeting?

Whether you hold your shares directly as the stockholder of record or beneficially in “street name,” you may direct your vote by proxy without attending the special meeting. You can vote by proxy over the Internet, or by telephone or by mail by following the instructions provided in the enclosed proxy card.

Q:	How will my shares of Spartech common stock be voted if I return a blank proxy?

A:	If you sign, date and return your proxy and do not indicate how you want your shares of Spartech common stock to be voted, then your shares of Spartech common stock will be voted “FOR” the adoption of the merger agreement, “FOR” the merger-related named executive officer compensation proposal, and, if necessary, “FOR” the approval of the adjournment of the special meeting to solicit additional proxies.

Q:	Can I change my vote after I have submitted my proxy?

A:	Any stockholder giving a proxy has the right to revoke it before the proxy is voted at the special meeting by any of the following: (a) subsequently submitting a new proxy (including by Internet or telephone) that is received by the deadline specified on the accompanying proxy card; (b) giving written notice of your revocation to the Spartech Corporate Secretary; or (c) voting in person at the special meeting. Execution or revocation of a proxy will not in any way affect your right to attend the special meeting and vote in person.

Q:	Are PolyOne stockholders voting on the merger?

A:	No. A vote of PolyOne stockholders is not required to complete the merger.

Q:	If I do not favor the adoption of the merger agreement, what are my rights?

A:	If you hold one or more shares of Spartech common stock, you are entitled to rights of dissent and appraisal under the DGCL in certain circumstances. This means that if you properly dissent from the merger, you may receive an amount in cash representing the fair value of the shares of Spartech common stock that you hold. This value may be more or less than the value of the shares of PolyOne common stock and cash you would otherwise receive pursuant to the merger agreement. The availability of your right to dissent from the merger and obtain the fair value of your shares of Spartech common stock is conditioned upon compliance with the dissent procedure set forth under §262 of the DGCL. For more information regarding your rights to dissent from the merger, see the section titled “THE MERGER — Appraisal Rights of Dissenting Spartech Stockholders” beginning on page [ ].

Q:	What happens if I sell my shares of Spartech common stock before the special meeting?

A:	The record date for Spartech stockholders entitled to vote at the special meeting is earlier than the date of the special meeting. If you transfer your shares of Spartech common stock after the record date but before the special meeting, you will, unless special arrangements are made, retain your right to vote at the special meeting but will transfer the right to receive the merger consideration to the person to whom you transfer your shares of Spartech common stock.

Q:	When is the merger expected to be completed?

A:	PolyOne and Spartech are working to complete the merger during the first calendar quarter of 2013. However, it is possible that factors outside the control of both companies could result in the merger being completed at a later time. PolyOne and Spartech hope to complete the merger as soon as reasonably practicable.

Q:	Should I send in my Spartech stock certificates now?

A.	No. After the merger is completed, PolyOne (through an agent) will send Spartech stockholders written instructions for exchanging their stock certificates. You should not surrender your Spartech stock certificates for exchange until you receive these transmittal materials. For additional information, see the section titled “THE MERGER AGREEMENT — Exchange Procedures” beginning on page [ ].

Q:	Whom do I call if I have questions about the special meeting or the merger?

A:	If you have questions about the special meeting or the merger, or desire additional copies of this proxy statement/prospectus or additional proxies, you may contact Georgeson Inc. at spartech@georgeson.com (email), (800) 733-6198 (toll-free) or (212) 440-9800 (banks and brokers).

SUMMARY

For your convenience, we have provided a brief summary of certain information contained in this proxy statement/prospectus. This summary highlights selected information from this proxy statement/prospectus and does not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the terms of the merger, you should read carefully this entire proxy statement/prospectus and the other documents to which we have referred you. See the section titled “WHERE YOU CAN FIND MORE INFORMATION” beginning on page [    ]. Items in this summary include a page reference directing you to a more complete description of those items.

The Companies (beginning on page [    ])

PolyOne Corporation

PolyOne Center

33587 Walker Road

Avon Lake, Ohio 44012

Phone: (440) 930-1000

PolyOne is a premier provider of specialized polymer materials, services and solutions with operations in specialty polymer formulations, color and additive systems, polymer distribution and specialty vinyl resins. PolyOne is also a highly specialized developer and manufacturer of performance enhancing additives, liquid colorants, and fluoropolymer and silicone colorants. Headquartered in Avon Lake, Ohio, PolyOne has employees at manufacturing sites and distribution facilities in North America, South America, Europe and Asia. PolyOne provides value to its customers through its ability to link its knowledge of polymers and formulation technology with its manufacturing and supply chain capabilities to provide value added solutions to designers, assemblers and processors of plastics (our customers). PolyOne is incorporated in Ohio. PolyOne employs approximately 4,700 people and has 60 manufacturing sites and 9 distribution facilities in North America, Europe, Asia and South America. PolyOne offers more than 52,000 polymer solutions to over 14,000 customers across the globe. In 2011, PolyOne had sales of $2.9 billion, 35% of which were to customers outside the United States.

2012 RedHawk, Inc.

PolyOne Center

33587 Walker Road

Avon Lake, Ohio 44012

Phone: (440) 930-1000

Merger Sub is a Delaware corporation and a wholly owned subsidiary of PolyOne. Merger Sub was organized on October 19, 2012, solely for the purposes of effecting the merger with Spartech. Merger Sub has not engaged in any activities other than in connection with the merger agreement.

2012 RedHawk, LLC

PolyOne Center

33587 Walker Road

Avon Lake, Ohio 44012

Phone: (440) 930-1000

Merger LLC is a Delaware limited liability company and a wholly owned subsidiary of PolyOne. Merger LLC was organized on October 19, 2012, solely for the purposes of effecting the merger with Spartech. Merger LLC has not engaged in any activities other than in connection with the merger agreement.

Spartech Corporation

120 S. Central Avenue, Suite 1700

Clayton, Missouri 63105

Phone: (314) 721-4242

Spartech was incorporated in the state of Delaware in 1968, succeeding a business that had commenced operations in 1960. Spartech, together with its subsidiaries, is an intermediary processor of engineered thermoplastics, polymeric compounds and concentrates. Spartech converts base polymers or resins purchased from commodity suppliers into extruded plastic sheet and rollstock, thermoformed packaging, specialty film laminates, acrylic products, specialty plastic alloys, color concentrates and blended resin compounds. Its products are sold to original equipment manufacturers and other customers in a wide range of end markets. Spartech is organized into three reportable segments based on its operating structure and products manufactured. The three reportable segments are Custom Sheet and Rollstock, Packaging Technologies and Color and Specialty Compounds.

The Merger (beginning on page [    ])

The PolyOne board of directors, on October 10, 2012, and the Spartech board of directors, on October 23, 2012, each approved the merger of Spartech with and into a wholly owned subsidiary of PolyOne upon the terms and subject to the conditions contained in the merger agreement. At the effective time of the merger, Merger Sub will be merged with and into Spartech, with Spartech surviving the merger as a wholly owned subsidiary of PolyOne. Immediately following the merger, Spartech, as the surviving corporation from the merger, will be merged with and into Merger LLC, with Merger LLC surviving the subsequent merger as a wholly owned subsidiary of PolyOne.

A copy of the merger agreement is attached as Annex A to this proxy statement/prospectus. You should read the merger agreement carefully because it is the legal document that governs the merger.

PolyOne’s Reasons for the Merger (beginning on page [    ])

In reaching its decision to approve the merger agreement and the transactions contemplated thereby, the board of directors of PolyOne consulted with management, as well as PolyOne’s legal and financial advisors, and considered a number of factors, including those listed in the section titled “THE MERGER — PolyOne’s Reasons for the Merger.”

Spartech’s Reasons for the Merger (beginning on page [    ])

In reaching its decision to approve the merger agreement and recommend the approval of the merger agreement to its shareholders, the Spartech board of directors consulted with Spartech’s management, as well as Spartech’s legal and financial advisors, and considered a number of factors, including those listed in the section titled “THE MERGER — Spartech’s Reasons for the Merger.”

Opinion of Spartech’s Financial Advisor (beginning on page [    ])

In connection with the merger, Spartech’s board of directors received a written opinion, dated October 23, 2012, of Barclays Capital Inc., which is referred to as Barclays, that as of such date and based upon and subject to the qualifications, limitations and assumptions stated in its opinion, the consideration to be offered to Spartech’s stockholders in the merger is fair, from a financial point of view, to such stockholders. As compensation for its services in connection with the merger, total aggregate compensation of approximately $4.8 million shall be payable to Barclays, of which $750,000 was paid to Barclays upon delivery of the Barclays opinion and the remainder of which (approximately $4,100,000) is contingent upon the closing of the transaction. The full text of Barclays’ written opinion, dated October 23, 2012, is attached to this proxy statement/prospectus as Annex B. Spartech stockholders are encouraged to read Barclays’ opinion carefully in its entirety for a description of the assumptions made, procedures followed, matters considered and limitations on the review undertaken by Barclays.

Barclays’ opinion was provided for the benefit of Spartech’s board of directors (in its capacity as such) in connection with, and for the purpose of, its evaluation of the merger consideration from a financial point of view and did not address any other aspect of the merger. The opinion did not address the relative merits of the merger as compared to other business strategies or transactions that might be available with respect to Spartech or Spartech’s underlying business decision to effect the merger. The opinion does not constitute a recommendation to any stockholder as to how to vote or act with respect to the merger. Please see “THE MERGER — Opinion of Spartech’s Financial Advisor” beginning at page [    ].

Merger Financing (beginning on page [    ])

PolyOne’s obligation to complete the merger is not subject to any financing contingency. PolyOne intends to finance the cash portion of the merger consideration, and the payment of related fees and expenses, as well as the repayment of certain of Spartech’s debt, with a combination of cash on hand and new long-term debt. PolyOne has obtained a commitment letter from Bank of America, N.A. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, Wells Fargo Securities, LLC and WF Investment Holdings, LLC for a new $250 million senior unsecured bridge facility.

Merger Consideration (beginning on page [    ])

In the merger, each share of Spartech common stock (other than shares of Spartech common stock held in treasury by Spartech, owned by PolyOne or its subsidiaries or held by any Spartech stockholder that has properly exercised rights of dissent and appraisal in accordance with the DGCL) will be converted into the right to receive (1) $2.67 in cash, without interest, which is referred to as the cash consideration, and (2) 0.3167 of a PolyOne common share, which is referred to as the stock consideration. The cash consideration and stock consideration together, with cash payable in lieu of any fractional shares as described below, are collectively referred to in this proxy statement/prospectus as the merger consideration.

PolyOne will not issue any fractional shares in the merger. Instead, the total number of PolyOne common shares that each Spartech stockholder will receive in the merger will be rounded down to the nearest whole number, and each Spartech stockholder will receive an amount in cash rounded up to the nearest whole cent, without interest, for any fractional PolyOne common share that would otherwise be received in the merger. The amount of cash for fractional shares will be calculated by multiplying the fraction of a PolyOne common share that the Spartech stockholder would otherwise be entitled to receive in the merger by the average closing price for a share of PolyOne common stock as reported on the NYSE Composite Transactions Reports for the ten consecutive trading days ending with the fifth complete trading day prior to, but not including, the completion of the merger, which average is referred to as the average closing price.

Example: If you own 100 shares of Spartech common stock at the time the merger is completed, you will be entitled to receive $267 in cash, without interest, and 31 shares of PolyOne common stock. In addition, you will be entitled to receive an amount of cash equal to 0.67 multiplied by the average closing price.

The ratio of 0.3167 of a PolyOne common share for each share of Spartech common stock, which is referred to as the exchange ratio, is fixed, which means that it will not change between now and the date of the merger, regardless of whether the market price of either PolyOne or Spartech common stock changes. Therefore, the value of the stock portion of the merger consideration will depend on the market price of PolyOne common shares at the time Spartech stockholders receive PolyOne common shares in the merger. The market price of PolyOne common shares has fluctuated since the date of the announcement of the merger agreement and will continue to fluctuate from the date of this proxy statement/prospectus to the date of the special meeting and the date the merger is completed and thereafter. The market price of PolyOne common shares, when received by Spartech stockholders after the merger is completed, could be greater than, less than or the same as the market price of PolyOne common shares on the date of this proxy statement/prospectus or at the time of the special meeting. Accordingly, you should obtain current stock price quotations for PolyOne common stock and Spartech common stock before deciding how to vote with respect to the adoption of the merger agreement. Both PolyOne’s and Spartech’s common stock is traded on the NYSE under the symbols “POL” and “SEH,” respectively.

For more information regarding the merger consideration to be provided to Spartech stockholders, see the section titled “THE MERGER AGREEMENT — Merger Consideration.”

Spartech Equity and Spartech Equity Awards (beginning on page [    ])

Stock Options

When Spartech’s board of directors approved the merger on October 23, 2012, each outstanding option to purchase shares of Spartech common stock granted under Spartech’s equity compensation plans became fully vested and exercisable. Upon completion of the merger each of these options that remains outstanding and any outstanding options granted after the approval of the merger will be assumed by PolyOne and converted into an option to purchase a number of shares of PolyOne common stock (rounded down to the nearest whole share) equal to the product of (a) the number of shares of Spartech common stock subject to the Spartech option immediately prior to the completion of the merger multiplied by (b) the sum of (1) the stock consideration and (2) the quotient of the cash consideration divided by the average closing price of a share of PolyOne common stock on the NYSE for the ten consecutive trading days ending with the fifth complete trading day prior to the closing, which is referred to as the “equity award exchange ratio.” The exercise price per share of PolyOne common stock subject to a converted option will be an amount (rounded up to the nearest whole cent) equal to the quotient of (a) the exercise price per share of Spartech common stock subject to the Spartech option immediately prior to the completion of the merger divided by (b) the equity award exchange ratio.

Except as set forth in the immediately preceding paragraph, each converted option will remain subject to the same terms and conditions as applied to the Spartech option immediately prior to the completion of the merger.

Stock-Settled Stock Appreciation Rights

When Spartech’s board of directors approved the merger on October 23, 2012, each then-outstanding stock-settled stock appreciation right, which are referred to as SSARs, relating to shares of Spartech common stock granted under Spartech’s equity compensation plans became fully vested and exercisable. Upon completion of the merger, each of these SSARs that remains outstanding and any SSARs granted after the approval of the merger will be assumed by PolyOne and converted into a SSAR relating to a number of shares of PolyOne common stock (rounded down to the nearest whole share) equal to the product of (a) the number of shares of Spartech common stock subject to the Spartech SSAR immediately prior to the completion of the merger multiplied by (b) the equity award exchange ratio. The base price per share of PolyOne common stock subject to a converted SSAR will be an amount (rounded up to the nearest whole cent) equal to the quotient of (a) the base price per share of Spartech common stock subject to the Spartech SSAR immediately prior to the completion of the merger divided by (b) the equity award exchange ratio.

Except as set forth in the immediately preceding paragraph, each converted SSAR will remain subject to the same terms and conditions as applied to the Spartech SSAR immediately prior to the completion of the merger.

Restricted Stock

When Spartech’s board of directors approved the merger on October 23, 2012, each then-outstanding restricted share of Spartech common stock granted under Spartech’s equity compensation plans became vested and no longer subject to restrictions and as a result will be entitled to receive the merger consideration.

Restricted Stock Units

Upon completion of the merger, restricted stock units, each of which is referred to as an RSU, relating to Spartech common stock granted under Spartech’s equity compensation plans will generally be converted into the right to receive the merger consideration as if each such Spartech RSU was one share of Spartech common stock. However, if that treatment would result in additional taxes or tax penalties under Section 409A of the Code, then the Spartech RSU will be assumed by PolyOne and converted into an RSU relating to PolyOne common stock upon completion of the merger. Any converted RSU will be subject to substantially the same terms and conditions as applied to the corresponding Spartech RSU immediately before the completion of the merger, except that the converted RSU will represent the right to receive a number of shares of PolyOne common stock (rounded down to the nearest whole share) equal to the product of (a) the number of shares of Spartech common stock to which the Spartech RSU related immediately prior to the completion of the merger multiplied by (b) the equity award exchange ratio.

Expenses of Proxy Solicitation

Spartech’s directors, officers and other employees may solicit proxies in person, by telephone, electronically, by mail or other means, but they will not be specifically compensated for these services. Brokers, banks and other persons will be reimbursed by Spartech for expenses they incur in forwarding proxy materials to obtain voting instructions from beneficial stockholders. Spartech has also hired Georgeson Inc. to assist in the solicitation of proxies. The total cost of solicitation of proxies will be borne one-half by Spartech and one-half by PolyOne. For a description of the costs and expenses to us of soliciting proxies, see “THE SPECIAL MEETING — Proxy Solicitation Costs” on page [    ].

Stockholders should not send in their stock certificates with their proxies. A letter of transmittal with instructions for the surrender of certificates representing shares of Spartech common stock will be mailed to stockholders if the merger is completed

Stock Ownership of Directors and Executive Officers of Spartech and PolyOne (beginning on page [    ])

At the close of business on December 12, 2012, directors and executive officers of Spartech beneficially owned and were entitled to vote approximately 1,877,709 shares of Spartech common stock, collectively representing 6.1% of the shares of Spartech common stock outstanding on December 12, 2012. For information regarding the security ownership of Spartech directors and executive officers, see the information provided in the section titled “SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT” beginning on page [    ].

Ownership of PolyOne After the Merger (beginning on page [    ])

Based on the number of shares of Spartech common stock outstanding as of [            ], PolyOne expects to issue an aggregate of approximately [            ] shares of PolyOne common stock to Spartech stockholders in the merger. The actual number of PolyOne common shares to be issued pursuant to the merger will be determined at completion of the merger based on the exchange ratio of 0.3167 and the number of shares of Spartech common stock outstanding at that time. Based on the number of shares of Spartech common stock outstanding as of [            ], it is expected that after the completion of the merger, there will be outstanding approximately [            ] shares of PolyOne common stock, and that the shares of PolyOne common stock to be issued to Spartech stockholders in the merger will represent approximately [    ]% of the outstanding PolyOne common stock after the merger.

Interests of Spartech Directors and Executive Officers in the Merger (beginning on page [    ])

In considering the Spartech board of directors’ recommendation to vote for the proposal to adopt the merger agreement, Spartech stockholders should be aware that the directors and executive officers of Spartech have interests in the merger that are different from, or in addition to, the interests of Spartech stockholders generally and that may create potential conflicts of interest, including:

•	vesting of stock options, stock-settled stock appreciation rights, restricted shares and restricted stock units;

•	payment of the merger consideration in respect of restricted shares and restricted stock units;

•	payment of pro-rated bonuses in connection with the merger;

•	payment of severance and other benefits upon certain terminations of employment in connection with the merger; and

•	the right to continued indemnification and insurance coverage by PolyOne for acts or omissions occurring prior to the completion of the merger.

The board of directors was aware of these interests and considered them, among other matters, in evaluating and negotiating the merger agreement and the merger, and in recommending the adoption of the merger agreement to Spartech stockholders.

For a more detailed discussion of these interests, see the section titled “THE MERGER — Interests of Spartech Directors and Executive Officers in the Merger.”

Delisting of Spartech Common Stock (beginning on page [    ])

If the merger is completed, Spartech common stock will no longer be listed on the NYSE and will be deregistered under the Securities Exchange Act of 1934, which is referred to as the Exchange Act, and Spartech may no longer file periodic reports with the SEC.

Conditions to Completion of the Merger (beginning on page [    ])

Completion of the merger depends on a number of conditions being satisfied or waived. These conditions include the following:

•	adoption of the merger agreement by the Spartech stockholders at the special meeting;

•

making or obtaining consents, approvals and actions of, filings with and notices to any governmental entities required to consummate the merger and other transactions contemplated by the merger agreement, the failure of which to be made or obtained is reasonably expected to have or result in a material adverse effect on PolyOne or Spartech;

•	the absence of any judgment, order, decree or law preventing or prohibiting the consummation of the merger;

•	effectiveness of the registration statement of which this proxy statement/prospectus is a part and the absence of any stop order or proceedings seeking a stop order;

•

expiration or termination of the waiting period (including any extension thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, which is referred to as the HSR Act, and other consents and approvals required under applicable antitrust or other regulatory laws;

•

subject to certain exceptions, the accuracy of each party’s representations and warranties in the merger agreement, except as would not reasonably be expected to have or result in a material adverse effect on the party making the representations;

•	performance in all material respects of each party’s obligations required to be performed by it under the merger agreement at or prior to the prepayment notice date;

•

receipt by each of PolyOne and Spartech of a tax opinion, dated as of the closing date of the merger, to the effect that the merger and the subsequent merger, taken together, will constitute a reorganization for United States federal income tax purposes;

•	absence of a material adverse effect on Spartech between the date of the merger agreement and the prepayment notice date (defined below); and

•

if requested by PolyOne within one business day following the prepayment notice date, Spartech must have provided a prepayment notice to the noteholders of Spartech’s 7.08% Senior Notes due 2016, and the prepayment notice period of 30 days shall have lapsed.

The prepayment notice date will be the latest date on which each of the conditions set forth in the first, second and fifth bullets above are satisfied.

Termination of the Merger Agreement (beginning on page [    ])

PolyOne and Spartech may agree in writing to terminate the merger agreement at any time without completing the merger, even after the Spartech stockholders have approved the merger agreement.

The merger agreement may also be terminated at any time before the completion of the merger under the following circumstances, among others:

•	by either PolyOne or Spartech if:

•

the merger has not been consummated on or before July 15, 2013, or such later date, if any, as PolyOne and Spartech may agree upon in writing, which is referred to as the outside date, unless the failure to consummate the merger by the outside date is the result of a breach of the merger agreement by the party seeking the termination; provided that if all conditions have been satisfied other than those set forth in the second and fifth bullets under the section titled “THE MERGER AGREEMENT — Conditions to Completion of the Merger” beginning on page [    ] relating to consents, approvals and actions of, filings with and notices to, the governmental entities required to consummate the merger and the expiration or termination of the applicable waiting period (including any extension thereof) under the HSR Act, the outside date will automatically be extended from July 15, 2013 to August 31, 2013; or

•	the special meeting has concluded, the Spartech stockholders have voted and adoption of the merger agreement by the Spartech stockholders was not obtained; or

•

if a governmental entity of competent jurisdiction has issued a final and non-appealable judgment, order or decree, or has taken other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the merger; or

•	by Spartech if:

•

either PolyOne, Merger Sub or Merger LLC breaches its representations or warranties or breaches or fails to perform any of its covenants set forth in the merger agreement, which breach or failure to perform results in a failure of the related conditions to the consummation of the merger being satisfied and such breach or failure to perform is not cured within 30 days after the receipt of written notice thereof or is incapable of being cured by the outside date; or

•

the Spartech board of directors approves, and Spartech concurrently with the termination enters into, an acquisition agreement with a third party providing for the implementation of the transactions contemplated by a superior proposal; provided that Spartech must pay the termination fee to PolyOne described below in the section titled “THE MERGER AGREEMENT — Termination Fees and Expense Reimbursement” beginning on page [    ] on the date of termination and the superior proposal must not have resulted from Spartech’s breach of its non-solicitation obligations under the merger agreement in any material respect, its breach of its covenant to convene the special meeting (other than immaterial breaches) or its breach of its obligation to recommend that the Spartech stockholders vote in favor of the adoption of the merger agreement; or

•	by PolyOne if:

•

Spartech breaches its representations or warranties or breaches or fails to perform its covenants set forth in the merger agreement, which breach or failure to perform results in the failure of the related conditions to the consummation of the merger being satisfied, provided such breach or failure to perform is not cured within 30 days after receipt of a written notice thereof or is incapable of being cured by the outside date; or

•	the Spartech board of directors or any committee thereof has made a company adverse recommendation change; or

•

Spartech has breached its obligations not to solicit alternative takeover proposals in any material respect, its covenant to convene the special meeting (other than immaterial breaches) or its obligation to recommend that the Spartech stockholders vote in favor of the adoption of the merger agreement; or

•

within 10 business days of the public announcement of a company takeover proposal, the Spartech board or directors fails to reaffirm (publicly, if so requested by PolyOne) its recommendation in favor of the adoption of the merger agreement; or

•

within 10 business days after a tender or exchange offer relating to securities of Spartech has first been published or announced, Spartech has not sent or given to Spartech stockholders a statement disclosing that the Spartech board of directors recommends rejection of such tender or exchange offer.

A company adverse recommendation change means that the Spartech board of directors decides to (i) withdraw, or publicly propose to withdraw (or, in either case, modify in a manner adverse to PolyOne), the approval recommendation or declaration of advisability by the board of directors of the merger agreement or (ii) recommend, adopt or approve, or propose publicly to recommend, adopt or approve, or fail to reject any company takeover proposal.

Termination Fees and Expense Reimbursement (beginning on page [    ])

In connection with the termination of the merger agreement in certain circumstances involving a takeover proposal by a third party for Spartech, a change of the Spartech board of directors’ recommendation to the Spartech stockholders in favor of the adoption of the merger agreement, or certain breaches of the merger agreement by Spartech, Spartech will be required to pay PolyOne a termination fee of $8,800,000, which is referred to as the termination fee, less any out-of-pocket expenses paid to PolyOne.

Furthermore, either PolyOne or Spartech will have to pay to the other party out-of-pocket expenses, including all fees and expenses payable to all legal, accounting, financial, public relations and other professional advisors arising out of, in connection with or related to the merger or the other transactions contemplated by the merger agreement, up to a maximum of $1,750,000 in the aggregate, if the merger agreement is terminated under certain circumstances, including termination relating to Spartech’s or PolyOne’s breach of its respective representations and warranties or failure to perform its respective covenants, or the termination relating to Spartech’s failure to obtain approval of the merger by Spartech’s stockholders at the special meeting.

Material United States Federal Income Tax Consequences (beginning on page [    ])

The obligation of each of Spartech and PolyOne to effect the merger is conditioned upon the receipt of a written opinion from its counsel that the merger and the subsequent merger will be treated as a single integrated transaction that qualifies as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. Upon the closing of the merger, each Spartech stockholder will recognize gain, but not loss, for United States federal income tax purposes in an amount not exceeding the amount of cash received. The tax consequences of the merger to Spartech stockholders may vary depending on their particular circumstances. Each Spartech stockholder is urged to consult its own tax advisors with respect to the tax consequences of the merger. Please see “THE MERGER — Material United States Federal Income Tax Consequences of the Merger” beginning on page [    ] for more information.

TAX MATTERS ARE COMPLICATED AND THE TAX CONSEQUENCES OF THE MERGER WILL DEPEND ON THE FACTS OF YOUR OWN SITUATION. YOU SHOULD CONSULT YOUR OWN TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO YOU IN YOUR PARTICULAR CIRCUMSTANCES.

Accounting Treatment of the Merger (beginning on page [    ])

The merger will be accounted for as a business combination using the “acquisition” method of accounting. PolyOne will be the acquirer for financial accounting purposes.

Litigation Related to the Merger

To date, five purported class action lawsuits have been filed by alleged Spartech stockholders. Two purported class actions have been filed in the Circuit Court of St. Louis County, Missouri against Spartech, its directors, PolyOne, Merger Sub, and Merger LLC concerning the proposed acquisition of Spartech by PolyOne through its wholly-owned subsidiaries Merger Sub and Merger LLC. Those actions, Weinreb v. Spartech, et al. and Warren v. Spartech, et al., have been consolidated for all purposes as In re Spartech Corporation Shareholder Litigation, which is referred to as the Missouri Stockholder Action. The Missouri Stockholder Action alleges, among other things, that the directors of Spartech have breached their fiduciary duties owed to stockholders by approving the proposed acquisition of Spartech by PolyOne and by failing to disclose certain information to stockholders. The Missouri Stockholder Action further alleges that PolyOne, Merger Sub, and Merger LLC have aided and abetted the directors of Spartech in breaching their fiduciary duties. Among other things, the Missouri Stockholder Action seeks to enjoin the merger.

Two purported class actions have also been filed in Delaware Chancery Court, which are referred to as the Delaware Stockholder Actions. One of the Delaware Stockholder Actions, Gross v. Spartech et al., has been filed against Spartech, its directors, PolyOne, Merger Sub and Merger LLC. The other Delaware Stockholder Action, Pill v. Spartech et al., has been filed against Spartech and its directors. The Delaware Stockholder Actions allege, among other things, that the directors of Spartech have breached their fiduciary duties owed to stockholders by approving the proposed acquisition of Spartech by PolyOne and by failing to disclose certain information to stockholders. Gross v. Spartech et al. also alleges that PolyOne, Merger Sub, and Merger LLC have aided and abetted the directors of Spartech in breaching their fiduciary duties. Among other things, the Delaware Stockholder Actions seek to enjoin the merger. After their request to stay the Delaware Stockholder Actions was denied, plaintiffs in the Delaware Stockholder Actions filed a Notice and (Proposed) Order of Dismissal on January 31, 2013, which was granted with modifications on February 1, 2013.

A purported class action has also been filed in the United States District Court for the Eastern District of Missouri against Spartech, its directors, PolyOne, Merger Sub and Merger LLC. Faulkner v. Holt, et al., which is referred to as the Missouri District Court Stockholder Action, and which alleges, among other things, that the directors of Spartech have breached their fiduciary duties owed to stockholders by approving the proposed acquisition of Spartech by PolyOne and by failing to disclose certain information to stockholders. The Missouri District Court Stockholder Action further alleges that PolyOne, Merger Sub, and Merger LLC have aided and abetted the directors of Spartech in breaching their fiduciary duties. The Missouri District Court Stockholder Action also brings a claim, individually, against the directors of Spartech under Section 14(a) of the Securities Exchange Act of 1934 and Rule 14a-9 promulgated thereunder. Among other things, the Missouri District Court Stockholder Action seeks to enjoin the merger.

PolyOne, Merger Sub, Merger LLC, Spartech, and Spartech’s directors believe the Missouri Stockholder Action, the Delaware Stockholder Actions, and the Missouri District Court Stockholder Action and the underlying claims are without merit.

Regulatory Approvals (beginning on page [    ])

Under the provisions of the HSR Act, the merger cannot be completed until the companies have made required notifications, given certain information and materials to the U.S. Federal Trade Commission, which is referred to as the FTC, and the Antitrust Division of the U.S. Department of Justice, which is referred to as the Antitrust Division, and the applicable waiting period has expired or been terminated. PolyOne and Spartech filed the notifications required under the HSR Act with the FTC and the Antitrust Division on November 9, 2012 and the FTC granted early termination of the waiting period on November 21, 2012. In addition, PolyOne and Spartech are required to make merger control filings in Turkey, and may be required to make other regulatory filings or submissions, with respect to the merger, and in certain circumstances, including with respect to the merger control filings made with the Turkish Competition Board, receive their approval prior to consummation of the merger. The required merger control filings were made in Turkey on December 3, 2012 and Turkey granted clearance on December 28, 2012. We currently expect to complete the merger in the first calendar quarter of 2013.

Risk Factors (beginning on page [    ])

In evaluating the merger agreement, the merger or the issuance of PolyOne common stock in the merger, you should carefully read this proxy statement/prospectus and give special consideration to the factors discussed in the section titled “RISK FACTORS” beginning on page [    ].

Comparison of Stockholder Rights and Related Matters (beginning on page [    ])

Spartech stockholders receiving shares of PolyOne common stock will have different rights once they become PolyOne stockholders due to differences between the governing documents of PolyOne and Spartech and differences in the laws of their jurisdictions of incorporation. These differences are described in detail in the section titled “COMPARISON OF STOCKHOLDER RIGHTS AND RELATED MATTERS” beginning on page [    ].

COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION

PolyOne Market Price and Dividend Information

PolyOne common stock is listed on the NYSE under the symbol “POL.” The following table lists the high and low prices per share for PolyOne common stock and the cash dividends declared for the periods indicated. PolyOne’s fiscal year ends on December 31 each year.

	High ($)	Low ($)	Dividend ($)
2010:
First Quarter	10.65	6.93	0.00
Second Quarter	11.89	8.38	0.00
Third Quarter	12.59	7.38	0.00
Fourth Quarter	13.99	11.58	0.00
2011:
First Quarter	14.98	12.42	0.04
Second Quarter	15.51	12.81	0.04
Third Quarter	16.61	9.96	0.04
Fourth Quarter	12.25	9.54	0.04
2012:
First Quarter	15.48	11.58	0.05
Second Quarter	14.85	12.39	0.05
Third Quarter	17.53	13.65	0.05
Fourth Quarter	21.00	15.72	0.05
2013:
First Quarter (through January 31, 2013)	23.60	21.03	0.00	*

*	The first quarter 2013 dividend has not been declared as of January 31, 2013.

You should obtain current market quotations for shares of PolyOne common stock, as the market price of PolyOne common stock will fluctuate between the date of this proxy statement/prospectus and the date on which the merger is completed, and thereafter. You can obtain these quotations from publicly available sources.

Following the completion of the merger, the declaration of dividends will be at the discretion of PolyOne’s board of directors and will be determined after consideration of various factors, including earnings, cash requirements, the financial condition of PolyOne, the Ohio Revised Code, which is referred to as the ORC, government regulations and other factors deemed relevant by PolyOne’s board of directors.

Under the merger agreement, PolyOne has agreed that, until the completion of the merger, it will not declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, except, among other things, for quarterly cash dividends with respect to shares of PolyOne common stock not in excess of $0.05 per share (subject to certain exceptions).

Spartech Market Price and Dividend Information

Spartech common stock is listed on the NYSE under the symbol “SEH.” The following table lists the high and low prices per share for Spartech common stock and the cash dividends declared for the fiscal years 2010, 2011 and 2012. Spartech’s fiscal year ends on the Saturday closest to October 31, and fiscal years generally contain 52 weeks. However, because of accounting convention, every fifth or sixth fiscal year has an additional week, and 2012 is reported as a 53 week fiscal year. Years presented are fiscal unless noted otherwise.

	High ($)	Low ($)	Dividend ($)
2010:
First Quarter	12.22	9.03	0.00
Second Quarter	14.86	9.42	0.00
Third Quarter	15.55	9.40	0.00
Fourth Quarter	10.83	6.06	0.00
2011:
First Quarter	9.99	8.10	0.00
Second Quarter	8.89	6.54	0.00
Third Quarter	7.29	5.50	0.00
Fourth Quarter	6.08	2.75	0.00
2012:
First Quarter	6.72	3.40	0.00
Second Quarter	7.15	4.40	0.00
Third Quarter	5.89	3.40	0.00
Fourth Quarter	8.95	4.95	0.00
2013:
First Quarter (through January 31, 2013)	10.06	8.34	0.00

Spartech did not declare or pay common stock dividends during fiscal years 2012, 2011, or 2010. Spartech last paid a cash dividend of $0.05 per common share in the first quarter of 2009. Spartech’s board of directors periodically reviews the dividend policy based upon Spartech’s financial results and cash flow projections. Decisions regarding whether or not to pay dividends and the amount of any dividends are determined after consideration of various factors, including earnings, cash requirements, the financial condition of Spartech, limitations under Spartech’s credit facility, the merger agreement, the DGCL and government regulations and other factors deemed relevant by Spartech’s board of directors. On December 6, 2011, Spartech entered into concurrent amendments to its Amended and Restated Credit Agreement and 2004 Senior Note Agreement. Under the amendments, Spartech is subject to certain restrictions in its ability to pay dividends.

Under the merger agreement, Spartech has agreed that, until the completion of the merger, it will not declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock.

Comparison of PolyOne and Spartech Market Prices and Implied Value of Merger Consideration

The following table sets forth the closing sale price per PolyOne common share and share of Spartech common stock as reported on the NYSE as of October 23, 2012, the last trading day prior to the public announcement of the merger, and on January 31, 2013, the last practicable trading day before the filing of this proxy statement/prospectus with the SEC. The table also shows the implied value of the merger consideration proposed for each share of Spartech common stock as of the same two dates. This implied value was calculated by multiplying the closing sale price of a PolyOne common share on the relevant date by the exchange ratio and adding the cash portion of the merger consideration, which is $2.67.

	PolyOne Common Shares	Spartech Common Stock	Implied Per Share Value of Merger Consideration
October 23, 2012	$16.84	$5.14	$8.00
January 31, 2013	$21.84	$9.53	$9.59

The market prices of PolyOne common shares and Spartech common stock have fluctuated since the date of the announcement of the merger agreement and will continue to fluctuate prior to the completion of the merger. No assurance can be given concerning the market prices of PolyOne common shares or Spartech common stock before completion of the merger or PolyOne common shares after completion of the merger. The exchange ratio is fixed in the merger agreement, but the market price of PolyOne common shares (and therefore the value of the merger consideration) when received by Spartech stockholders after the merger is completed could be greater than, less than or the same as shown in the table above. Accordingly, these comparisons may not provide meaningful information to Spartech stockholders in determining whether to adopt the merger agreement. Spartech stockholders are encouraged to obtain current market quotations for PolyOne common stock and Spartech common stock and to review carefully the other information contained in this proxy statement/prospectus or incorporated by reference in this proxy statement/prospectus. For more information, see the section titled “WHERE YOU CAN FIND MORE INFORMATION” beginning on page [    ].

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

Selected PolyOne Historical Consolidated Financial Data

The following table presents selected historical financial data of PolyOne as of and for each of the years ended December 31, 2011, 2010, 2009, 2008 and 2007, which are derived from PolyOne’s audited consolidated financial statements and related notes. The table also presents selected financial data of PolyOne as of and for the nine months ended September 30, 2012 and September 30, 2011, which are derived from PolyOne’s unaudited condensed consolidated financial statements and related notes which include, in the opinion of PolyOne’s management, all normal and recurring adjustments that are considered necessary for the fair presentation of the results for such interim periods and dates. The information set forth below is only a summary and is not necessarily indicative of the results of future operations of PolyOne or the combined company, and you should read the following information together with PolyOne’s audited consolidated financial statements, the notes related thereto and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in PolyOne’s Annual Report on Form 10-K for the year ended December 31, 2011, and PolyOne’s unaudited condensed consolidated financial statements, the notes related thereto and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in PolyOne’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2012, which are incorporated by reference in this proxy statement/prospectus.

	Nine Months Ended September 30,		Year Ended December 31,
(in millions, except per share data)	2012(1)	2011(2)	2011(3)	2010(4)	2009(5)	2008(6)	2007(7)
Sales	$2,313.3	$2,223.1	$2,863.5	$2,621.9	$2,060.7	$2,738.7	$2,642.7
Operating income (loss)	$148.4	$272.8	$233.0	$174.6	$137.1	$(291.4)	$80.0
Net income (loss)	$68.8	$160.3	$172.6	$162.6	$106.7	$(417.0)	$40.9
Cash dividends declared	$0.15	$0.12	$0.16	$—	$—	$—	$—
Basic earnings (loss) per common share:	$0.77	$1.72	$1.87	$1.75	$1.15	$(4.50)	$0.44
Diluted earnings (loss) per common share:	$0.76	$1.69	$1.83	$1.69	$1.14	$(4.50)	$0.44
Total assets	$2,156.1	$1,795.1	$2,081.5	$1,671.9	$1,416.0	$1,320.1	$1,630.0
Long-term debt, net of current portion	$702.2	$410.0	$704.0	$432.9	$389.2	$408.3	$308.0

(1)	Included in operating income for the nine months ended September 30, 2012 are: 1) environmental costs of $9.7 million, 2) employee separation and plant phase-out costs of $10.5 million, and 3) $5.4 million of inventory step-up included in cost of sales, related to inventory acquired during the ColorMatrix acquisition.
(2)	Included in operating income for the nine months ended September 30, 2011 are: 1) gains of $128.2 million related to the sale of PolyOne’s equity interest in SunBelt and 2) net environmental costs of $4.7 million.
(3)	Included in operating income for 2011 are: 1) gains of $146.3 million related to the sale of PolyOne’s equity interest in SunBelt, which includes the 2011 earn-out of $18.1 million, and 2) a mark-to-market loss related to PolyOne’s pension and OPEB plans of $83.8 million. Included in net income for 2011 is a $29.5 million tax benefit related to PolyOne’s investment in O’Sullivan Engineered Films and a $13.0 million tax benefit primarily related with the reversal of valuation allowances.
(4)	Included in operating income for 2010 are: 1) gains of $23.9 million related to legal and insurance settlements, 2) a gain of $16.3 million related to the sale of PolyOne’s 50% interest in BayOne, 3) debt extinguishment costs of $29.5 million, and 4) a mark-to-market loss related to PolyOne’s pension and OPEB plans of $9.6 million. Included in net income are tax benefits of $107.1 million associated with the reversal of PolyOne’s valuation allowances.

(5)	Included in operating income for 2009 results are: 1) charges of $27.2 million related to employee separation and plant phase-out, 2) benefits of $23.9 million related to reimbursement of previously incurred environmental expenses, 3) $40.4 million related to a curtailment gains related to amendments to certain pension and benefit plans, and 4) a mark-to-market gain related to PolyOne’s pension and OPEB plans of $26.4 million.
(6)	Included in operating loss for 2008 results are: 1) charges of $39.7 million related to employee separation and plant phase-out, 2) $170.0 million related to goodwill impairment, and 3) a mark-to-market loss related to PolyOne’s pension and OPEB plans of $166.3 million. Included in net income for 2008 are charges of $90.3 million to record a deferred tax valuation allowance.
(7)	Included in operating income for 2007 results are: 1) environmental costs of $48.8 million and 2) a mark-to-market gain related to PolyOne’s pension and OPEB plans of $24.8 million.

PolyOne Consolidated Statements of Comprehensive Income

Effective January 1, 2012, PolyOne adopted the Financial Accounting Standards Board’s Accounting Standards Update, or ASU, No. 2011-05, Comprehensive Income (Topic 220): Presentation of Comprehensive Income, as amended by ASU 2011-12, Comprehensive Income (Topic 220): Deferral of the Effective Date for Amendments to the Presentation of Reclassifications of Items Out of Accumulated Other Comprehensive Income in Accounting Standards Update No. 2011-05. These pronouncements require, among other things, retrospective application in the reporting of components of net income and other comprehensive income in either a single continuous financial statement, a statement of comprehensive income, or in two separate but consecutive financial statements, consisting of an income statement followed by a separate statement of other comprehensive income. The following selected financial information revises historical information to illustrate the new presentation required by these pronouncements for the periods presented.

	Year Ended, December 31,
(in millions)	2011	2010	2009
Net income	$172.6	$162.6	$106.7
Other comprehensive income:
Translation adjustment	(9.0)	(4.3)	0.7
Amortization of prior service costs (net of tax of $6.5 - 2011; $7.3 - 2010, $0.0 - 2009)	(10.8)	(9.3)	28.5
Unrealized gain on available-for-sale securities	—	—	0.2

Other comprehensive (loss) income	(19.8)	(13.6)	29.4

Total comprehensive income	$152.8	$149.0	$136.1

Selected Spartech Historical Consolidated Financial Data

The following table presents selected historical financial data of Spartech as of and for each of the years that end on the Saturday closest to October 31, 2012, 2011, 2010, 2009 and 2008, which are derived from Spartech’s audited consolidated financial statements and related notes. Spartech’s fiscal year generally contains 52 weeks or 364 calendar days. Because of this convention, every fifth or sixth fiscal year has an additional week, and 2012 was reported as a 53-week year. The information set forth below is only a summary and is not necessarily indicative of the results of future operations of Spartech or the combined company, and you should read the following information together with Spartech’s audited consolidated financial statements, the notes related thereto and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in Spartech’s Annual Report on Form 10-K for the year ended November 3, 2012, which is incorporated by reference into this proxy statement/prospectus.

	Fiscal Year Ended(1)
(in millions, except per share data)	2012(2)	2011(3)	2010(4)	2009(5)	2008(6)
Sales	$1,149.4	$1,102.3	$1,022.9	$926.8	$1,321.2
Operating income (loss)	$15.6	$(21.3)	$(61.1)	$26.1	$(206.2)
Net income (loss) from continuing operations	$2.7	$(23.4)	$(49.6)	$3.3	$(171.6)
Cash dividends declared	$—	$—	$—	$0.05	$0.37
Basic earnings (loss) from continuing operations per common share:	$0.09	$(0.76)	$(1.63)	$0.11	$(5.61)
Diluted earnings (loss) from continuing operations per common share:	$0.09	$(0.76)	$(1.63)	$0.11	$(5.61)
Total assets	$544.6	$549.7	$577.1	$662.1	$762.4
Long-term debt, net of current portion	$112.3	$132.0	$171.6	$180.4	$254.2

(1)	Spartech’s fiscal year ends on the Saturday closest to October 31. Because of this convention, every fifth or sixth fiscal year has an additional week, and 2012 was reported as a 53-week year.
(2)	2012 operating earnings and net earnings from continuing operations were impacted by charges totaling $8.8 million ($5.9 million net of tax), comprising merger and transaction costs of $6.9 million ($4.5 million net of tax), restructuring and exit costs of $2.5 million ($1.9 million net of tax), and foreign currency gains of $0.6 million ($0.4 million net of tax).
(3)	2011 operating loss and net loss from continuing operations were impacted by charges totaling $42.4 million ($29.6 million net of tax), comprising goodwill impairments of $40.5 million ($28.4 million net of tax), restructuring and exit costs of $2.2 million ($1.4 million net of tax) and foreign currency gains of $0.2 million ($0.2 million net of tax).
(4)	2010 operating loss and net loss from continuing operations were impacted by charges totaling $80.6 million ($56.2 million net of tax), comprising goodwill impairments of $56.1 million ($45.0 million net of tax), fixed asset and other intangible asset impairments of $13.7 million ($8.3 million net of tax), restructuring and exit costs of $7.3 million ($4.5 million net of tax), foreign currency losses of $2.1 million ($1.5 million net of tax) and expenses relating to a separation agreement with Spartech’s former President and Chief Executive Officer of $1.4 million ($0.8 million net of tax). 2010 net loss from continuing operations was also impacted by debt extinguishment costs of $0.7 million ($0.5 million net of tax) and tax benefits on restructuring of foreign operations of $4.4 million.
(5)	2009 operating earnings and net earnings from continuing operations were impacted by fixed asset impairments of $2.6 million ($2.4 million net of tax), restructuring and exit costs of $5.2 million ($3.2 million net of tax) and foreign currency losses of $2.0 million ($1.2 million net of tax).
(6)	2008 operating loss and net loss from continuing operations were impacted by charges of $230.1 million ($177.1 million net of tax) relating to goodwill impairments of $218.0 million ($168.8 million net of tax), fixed asset and other intangible asset impairments of $9.0 million ($6.2 million net of tax) restructuring and exit costs of $2.2 million ($1.5 million net of tax) and foreign currency losses of $0.9 million ($0.6 million net of tax).

SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA

The following selected unaudited pro forma condensed combined financial data give effect to the merger. The selected unaudited pro forma condensed combined balance sheet data give effect to the merger as if it had occurred on September 30, 2012 and combines PolyOne’s September 30, 2012 unaudited condensed consolidated balance sheet with Spartech’s August 4, 2012 unaudited condensed consolidated balance sheet. The selected unaudited pro forma condensed combined statements of operations data for the nine months ended September 30, 2012 and the year ended December 31, 2011 give effect to the merger, as well as PolyOne’s acquisition of ColorMatrix Group, Inc., which is referred to as ColorMatrix, which took place on December 21, 2011, as if the aforementioned acquisitions occurred on January 1, 2011. PolyOne’s unaudited consolidated statement of operations for the nine months ended September 30, 2012 has been combined with Spartech’s unaudited consolidated statement of operations for the nine months ended August 4, 2012. PolyOne’s audited consolidated statement of operations for the fiscal year ended December 31, 2011 has been combined with Spartech’s audited consolidated statement of operations for the fiscal year ended October 29, 2011.

The selected unaudited pro forma condensed combined financial data are presented for illustrative purposes only and are not necessarily indicative of the combined financial position or results of operations of future periods or the results that actually would have been realized had the entities been a single entity during these periods. The selected unaudited pro forma condensed combined financial data for the fiscal year ended December 31, 2011 and as of and for the nine months ended September 30, 2012 are derived from the unaudited pro forma condensed combined financial statements included elsewhere in this proxy statement/prospectus and should be read in conjunction with those statements and the related notes. See the section titled “UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS” beginning on page [    ].

(in millions, except per share data)	Nine Months Ended September 30, 2012	Year Ended December 31, 2011
Sales	$3,173.2	$4,156.7
Operating income	163.6	232.5
Net income from continuing operations	70.5	138.1
Net income from continuing operations per diluted common share	0.71	1.33
Total assets	2,845.5	NA
Total debt	966.3	NA

COMPARATIVE HISTORICAL AND UNAUDITED PRO FORMA PER SHARE DATA

The following tables set forth certain historical, pro forma and pro forma equivalent per share financial information for PolyOne common stock and Spartech common stock. It has been assumed for purposes of the pro forma financial data provided below that the merger was completed on January 1, 2011. The following data should be read in conjunction with the audited consolidated financial statements of PolyOne, ColorMatrix and Spartech, which are incorporated by reference in this proxy statement/prospectus, and the financial data contained in the section titled “UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS” beginning on page [    ]. The unaudited pro forma data below are presented for informational purposes only and is not indicative of the operating results or financial position that would have occurred if the merger had been completed as of the periods presented, nor is it indicative of the future operating results or financial position of the combined company. In addition, the unaudited pro forma data do not purport to indicate balance sheet data or results of operations data as of any future date or for any future period.

	As of and for the	As of and for the
	nine months ended	year ended
	September 30, 2012	December 31, 2011
PolyOne Historical Data per Common Share
Net income from continuing operations per common share:
Diluted	$0.77	$1.87
Basic	0.76	1.83
Cash dividends declared per common share	$0.15	$0.16
Book value per common share	$7.06	$6.63

As of and for the
year ended
November 3, 2012
Spartech Historical Data per Common Share
Net income from continuing operations per common share:
Diluted	$0.09
Basic	0.09
Cash dividends declared per common share	$—
Book value per common share	$5.84

	As of and for the	As of and for the
	nine months ended	year ended
	September 30, 2012	December 31, 2011
Combined Unaudited Pro Forma Data per Common Share
Net income from continuing operations per common share:
Diluted	$0.71	$1.36
Basic	0.71	1.33
Cash dividends declared per common share(1)	$0.15	$0.16
Book value per common share(2)	$8.32	$ N/A

	As of and for the	As of and for the
	nine months ended	year ended
	September 30, 2012	December 31, 2011
Spartech Pro Forma Equivalent Data per Common Share(3)
Net income from continuing operations per common share:
Diluted	$0.22	$0.43
Basic	0.22	0.42
Cash dividends declared per common share	$0.05	$0.05
Book value per common share(2)	$2.63	$ N/A

(1)	Combined Unaudited Pro Forma cash dividends are the same as PolyOne’s historical as there has been no change in dividend policy.
(2)	Pro forma book value per common share is not meaningful as of December 31, 2011, as purchase accounting adjustments were calculated as of September 30, 2012.
(3)	Spartech pro forma equivalent data per common share is calculated by multiplying the combined unaudited pro forma data per common share by the exchange ratio of 0.3167. The exchange ratio excludes $2.67 of cash consideration transferred to Spartech common shareholders.

RISK FACTORS

In deciding whether to vote for the adoption of the merger agreement, we urge you to carefully consider all of the information included or incorporated by reference in this proxy statement/prospectus, which are listed in the section titled “WHERE YOU CAN FIND MORE INFORMATION” beginning on page [    ]. You should also read and consider the risks associated with each of the businesses of PolyOne and Spartech because these risks will also affect the combined company. The risks associated with the business of PolyOne can be found in the PolyOne Annual Report on Form 10-K for the fiscal year ended December 31, 2011, which is incorporated by reference in this proxy statement/prospectus. The risks associated with the business of Spartech can be found in the Spartech Annual Report on Form 10-K for the fiscal year ended November 3, 2012, which is incorporated by reference in this proxy statement/prospectus. In addition, we urge you to carefully consider the following material risks relating to the merger, the business of PolyOne, the business of Spartech and the business of the combined company.

Risks Relating to the Merger

The parties may fail to realize all of the anticipated benefits of the merger, which could reduce PolyOne’s profitability.

The parties expect that the merger will result in certain synergies, business opportunities and growth prospects. PolyOne, however, may never realize these expected synergies, business opportunities and growth prospects at the expected levels or at all. Integrating operations will be complex and will require significant effort and expense on the part of both PolyOne and Spartech. Personnel may leave or be terminated because of the merger. PolyOne’s management may have its attention diverted while trying to integrate Spartech. In addition, PolyOne may experience increased competition that limits its ability to expand its business. PolyOne may not be able to capitalize on expected business opportunities including retaining Spartech’s current customers. In addition, assumptions underlying estimates of expected cost savings may be inaccurate or general industry and business conditions may deteriorate. If these factors limit PolyOne’s ability to integrate the operations of Spartech successfully or on a timely basis, PolyOne’s expectations of future results of operations, including certain cost savings and synergies expected to result from the merger, may not be met. In addition, PolyOne’s growth and operating strategies for Spartech’s business may be different from the strategies that Spartech currently is pursuing.

Because the exchange ratio is fixed and the market price of PolyOne common shares has fluctuated and will continue to fluctuate, you cannot be sure of the value of the merger consideration you will receive.

Upon completion of the merger, each share of Spartech common stock outstanding immediately prior to the merger (other than those held by Spartech as treasury stock, by PolyOne or any subsidiary of PolyOne or Spartech or held by any Spartech stockholder that has properly exercised rights of dissent and appraisal in accordance with the DGCL) will be converted into the right to receive a combination of cash and PolyOne common stock, the details of which are described in the section titled “THE MERGER AGREEMENT — Merger Consideration” beginning on page [    ]. Because the exchange ratio is fixed, the value of the stock portion of the merger consideration will depend on the market price of PolyOne common shares at the time the merger is completed. The value of the stock portion of the merger consideration has fluctuated since the date of the announcement of the merger agreement and will continue to fluctuate from the date of this proxy statement/prospectus to the date of the Spartech special meeting, the date the merger is completed and thereafter. Accordingly, at the time of the Spartech special meeting, Spartech stockholders will not know or be able to determine the market value of the merger consideration they would receive upon completion of the merger. Stock price changes may result from a variety of factors, including, among others, general market and economic conditions, changes in PolyOne’s and Spartech’s respective businesses, operations and prospects, market assessments of the likelihood that the merger will be completed, the timing of the merger and regulatory considerations. Many of these factors are beyond PolyOne’s and Spartech’s control. You are urged to obtain current market quotations for PolyOne common stock in determining whether to vote for the adoption of the merger agreement.

The market price for shares of PolyOne common stock may be affected by factors different from, or in addition to, those affecting Spartech common stock, and the market value of shares of PolyOne common stock may decrease after the closing date of the merger.

The businesses of PolyOne and Spartech differ in some respects and, accordingly, the results of operations of the combined company and the market price of the shares of the combined company’s common stock may be affected by factors different from those currently affecting the independent results of operations of each of PolyOne and Spartech. In addition, the market value of the shares of PolyOne common stock that Spartech stockholders receive in the merger could decrease following the closing date of the merger. For a discussion of the business of PolyOne and factors to consider in connection with its business, please see the section titled “THE MERGER — The Companies” beginning on page [    ] and the documents and information included elsewhere in this proxy statement/prospectus or incorporated by reference into this proxy statement/prospectus and listed under the section titled “WHERE YOU CAN FIND MORE INFORMATION” beginning on page [    ]. For a discussion of the business of Spartech and factors to consider in connection with its business, please see the section titled “THE MERGER — The Companies” beginning on page [    ] and the documents and information incorporated by reference into this proxy statement/prospectus and listed under the section titled “WHERE YOU CAN FIND MORE INFORMATION” beginning on page [    ].

PolyOne stockholders’ ownership percentage after the merger will be diluted and the merger could result in dilution to PolyOne’s earnings per share.

In connection with the merger, PolyOne will issue to Spartech stockholders shares of PolyOne common stock. As a result of this stock issuance, PolyOne stockholders will own a smaller percentage of the combined company. It is estimated that, upon completion of the merger, PolyOne stockholders will own approximately [    ]% of the outstanding stock of the combined company and Spartech stockholders will own approximately [    ]% of the outstanding stock of the combined company. If the combined company is unable to realize the strategic and financial benefits currently anticipated to result from the merger, then PolyOne stockholders could experience dilution of their economic interest in PolyOne without receiving a commensurate benefit. The merger could also result in dilution to PolyOne’s earnings per share.

Obtaining required approvals and satisfying closing conditions may prevent or delay completion of the merger.

The merger is subject to customary conditions to closing. These closing conditions include, among others, the receipt of required approvals of the stockholders of Spartech and the receipt of certain governmental consents and approvals. No assurance can be given that the required stockholder and governmental consents and approvals will be obtained or that the required conditions to closing will be satisfied, and, if all required consents and approvals are obtained and the conditions are satisfied, no assurance can be given as to the terms, conditions and timing of the consents and approvals. PolyOne and Spartech will also be obligated to pay certain investment banking, financing, legal and accounting fees and related expenses in connection with the merger, whether or not the merger is completed.

Failure to retain key employees could diminish the anticipated benefits of the merger.

The success of the merger will depend in part on the retention of personnel critical to the business and operations of the combined company due to, for example, their technical skills or management expertise.

Employees may experience uncertainty about their future role with Spartech and PolyOne until strategies with regard to these employees are announced or executed. If Spartech and PolyOne are unable to retain personnel, including Spartech’s key management, who are critical to the successful integration and future operations of the companies, Spartech and PolyOne could face disruptions in their operations, loss of existing customers, loss of key information, expertise or know-how, and unanticipated additional recruitment and training costs. In addition, the loss of key personnel could diminish the anticipated benefits of the merger.

Uncertainty regarding the merger may cause customers, suppliers or strategic partners to delay or defer decisions concerning PolyOne and Spartech and adversely affect each company’s ability to effectively manage their respective businesses.

The merger will happen only if stated conditions are met, including the approval of the merger proposal by Spartech’s stockholders, the receipt of regulatory approvals, and the absence of any material adverse effect in the business of Spartech or PolyOne. Many of the conditions are outside the control of Spartech and PolyOne, and both parties also have stated rights to terminate the merger agreement. Accordingly, there may be uncertainty regarding the completion of the merger. This uncertainty may cause customers, suppliers or strategic partners to delay or defer decisions concerning Spartech or PolyOne, which could negatively affect their respective businesses. Any delay or deferral of those decisions or changes in existing agreements could have a material adverse effect on the respective businesses of Spartech and PolyOne, regardless of whether the merger is ultimately completed.

The fairness opinion obtained by Spartech from its financial advisor will not reflect changes in circumstances between signing the merger agreement and the completion of the merger.

Spartech has not obtained an updated opinion regarding the fairness of the merger consideration as of the date of this proxy statement/prospectus from Barclays Capital Inc., Spartech’s financial advisor, which is referred to as Barclays. Barclays’ opinion speaks only as of its date and does not address the fairness of the merger consideration, from a financial point of view, at the time the merger is completed. Changes in the operations and prospects of PolyOne or Spartech, general market and economic conditions and other factors that may be beyond the control of PolyOne and Spartech, and on which the fairness opinion was based, may alter the value of PolyOne or Spartech or the prices of shares of PolyOne common stock or Spartech common stock by the time the merger is completed. For a description of the opinion that Spartech received from its financial advisor, please see the section titled “THE MERGER — Opinion of Spartech’s Financial Advisor” beginning on page [    ].

Whether or not the merger is completed, the announcement and pendency of the merger could cause disruptions in the businesses of PolyOne and Spartech, which could have an adverse effect on their respective businesses and financial results.

Whether or not the merger is completed, the announcement and pendency of the merger could cause disruptions in the businesses of PolyOne and Spartech. Specifically:

•

current and prospective employees of Spartech will experience uncertainty about their future roles with the combined company, which might adversely affect PolyOne’s and Spartech’s ability to retain key managers and other employees; and

•	the attention of management of each of PolyOne and Spartech may be directed toward the completion of the merger.

In addition, PolyOne and Spartech have each diverted significant management resources in an effort to complete the merger and are each subject to restrictions contained in the merger agreement on the conduct of their respective businesses. If the merger is not completed, PolyOne and Spartech will have incurred significant costs, including the diversion of management resources, for which they will have received little or no benefit. Further, Spartech may be required to pay to PolyOne a termination fee of $8,800,000 if the merger agreement is terminated, depending on the specific circumstances of the termination. For a detailed description of the circumstances in which such termination fee will be paid, see the section titled “THE MERGER AGREEMENT — Termination Fees and Expense Reimbursement” beginning on page [    ].

The directors and executive officers of Spartech have interests and arrangements that may be different from, or in addition to, those of Spartech stockholders generally.

When considering the recommendation of the Spartech board of directors with respect to the adoption of the merger agreement, Spartech stockholders should be aware that the directors and executive officers of Spartech have interests in the merger that may be different from, or in addition to, their interests as Spartech stockholders and the interests of Spartech stockholders generally. These interests include, among others, vesting of equity and equity-based awards, payment of prorated bonuses, severance arrangements and other compensation and benefit arrangements and the right to continued indemnification and insurance coverage by PolyOne for acts or omissions occurring prior to the merger.

As a result of these interests, the directors and executive officers may be more likely to support and to vote to adopt the merger agreement than if they did not have these interests. Spartech stockholders should consider whether these interests may have influenced the directors and executive officers to support or recommend adoption of the merger agreement. As of the close of business on December 12, 2012, Spartech directors and executive officers were entitled to vote 6.1% of the Spartech common stock outstanding on December 12, 2012. For more information, see the section titled “THE MERGER — Interests of Spartech Directors and Executive Officers in the Merger” beginning on page [    ].

An adverse judgment in a lawsuit challenging the merger may prevent the merger from becoming effective or from becoming effective within the expected timeframe.

One of the conditions to the closing of the merger is that no order, injunction or decree or other legal restraint or prohibition that prevents the completion of the merger be in effect. If any plaintiff were successful in obtaining an injunction prohibiting Spartech or PolyOne from completing the merger on the agreed-upon terms, then such injunction may prevent the merger from becoming effective or from becoming effective within the expected timeframe. See “THE MERGER — Litigation Related to the Merger” on page [    ].

The merger agreement contains provisions that could discourage a potential competing acquirer that might be willing to pay more to acquire or merge with Spartech.

The merger agreement contains “no shop” provisions that restrict Spartech’s ability to, among other things (each as described under the section titled “THE MERGER AGREEMENT — Covenants and Agreements” beginning on page [    ]):

•

solicit, initiate or knowingly encourage (including by way of furnishing non-public information), or knowingly facilitate, any inquiries or the making of any proposal that constitutes a takeover proposal by a third party for Spartech;

•

enter into any agreement relating to a takeover proposal by a third party for Spartech or enter into any agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate the merger or any other transaction contemplated by the merger agreement; or

•

initiate or participate in any way in any discussions or negotiations regarding, or furnish or disclose to any person (other than PolyOne) any nonpublic information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes a company takeover proposal (other than contacting the person making the company takeover proposal for the sole purpose of clarifying such proposal).

Furthermore, there are only limited exceptions to Spartech’s obligations under the merger agreement that its board of directors will not withdraw or adversely qualify its recommendation regarding the approval of the merger agreement. Although Spartech’s board of directors is permitted to terminate the merger agreement in response to a superior proposal if they determine in good faith that a failure to do so would be reasonably likely to be a breach of their fiduciary duties, its doing so would entitle PolyOne to collect a $8,800,000 termination fee from Spartech. For more information, see the sections titled “THE MERGER AGREEMENT — Termination of the Merger Agreement” beginning on page [    ] and “THE MERGER AGREEMENT — Termination Fees and Expense Reimbursement” beginning on page [    ].

These provisions could discourage a potential competing acquirer from considering or proposing an acquisition or merger, even if it were prepared to pay consideration with a higher value than that proposed to be paid in the merger, or might result in a potential competing acquirer proposing to pay a lower per share price than it might otherwise have proposed to pay because of the added expense of the termination fee.

Risks Associated with PolyOne’s Business

Demand for and supply of PolyOne’s products and services may be adversely affected by several factors, some of which PolyOne cannot predict or control, that could adversely affect its financial position, results of operations or cash flows.

Several factors may affect the demand for and supply of PolyOne’s products and services, including: economic downturns in the significant end markets that PolyOne serves; product obsolescence or technological changes that unfavorably alter the value / cost proposition of PolyOne’s products and services; competition from existing and unforeseen polymer and non-polymer based products; declines in general economic conditions or reductions in industrial production growth rates, both domestically and globally, which could impact PolyOne’s customers’ ability to pay amounts owed to it; changes in environmental regulations that would limit PolyOne’s ability to sell its products and services in specific markets; and inability to obtain raw materials or supply products to customers due to factors such as supplier work stoppages, supply shortages, plant outages or regulatory changes that may limit or prohibit overland transportation of certain hazardous materials and exogenous factors, like severe weather. If any of these events occur, the demand for and supply of PolyOne’s products and services could suffer, which could have a material adverse effect on PolyOne’s financial position, results of operations and cash flows.

PolyOne’s manufacturing operations are subject to hazards and other risks associated with polymer production and the related storage and transportation of raw materials, products and wastes.

The hazards and risks PolyOne’s manufacturing operations are subject to include, but are not limited to: explosions, fires, inclement weather and natural disasters; mechanical failure resulting in protracted or short duration unscheduled downtime; regulatory changes that affect or limit the transportation of raw materials; inability to obtain or maintain any required license or permits; interruptions and environmental hazards such as chemical spills, discharges or releases of toxic or hazardous substances or gases into the environment or workplace; and storage tank leaks or other issues resulting from remedial activities. The occurrence of any of these operating problems at PolyOne’s facilities may have a material adverse effect on the productivity and profitability of a particular manufacturing facility or on PolyOne’s operations as a whole, during and after the period of these operating difficulties. These operating problems may also cause personal injury and loss of life, severe damage to or destruction of property and equipment and environmental damage. PolyOne is subject to present and potential future claims with respect to workplace exposure, workers’ compensation and other matters. Although PolyOne maintains property and casualty insurance of the types and in the amounts that it believes are customary for the industry, PolyOne may not be fully insured against all potential hazards that are incident to its business or otherwise could occur.

Extensive environmental, health and safety laws and regulations impact PolyOne’s operations and assets and compliance with these regulations could adversely affect PolyOne’s financial position, results of operations or cash flows.

PolyOne’s operations on, and ownership of, real property are subject to extensive environmental, health and safety laws and regulations at the national, state and local governmental levels. The nature of PolyOne’s business exposes it to compliance costs and risks of liability under these laws and regulations due to the production, storage, transportation, recycling or disposal and/or sale of materials that can cause contamination and other harm to the environment or personal injury if they are released. Environmental compliance requirements on PolyOne and its vendors may significantly increase the costs of these activities involving raw materials, energy, finished products and wastes. PolyOne may incur substantial costs, including fines, damages, criminal or civil sanctions, remediation costs or experience interruptions in PolyOne’s operations for violations of these laws.

PolyOne also conducts investigations and remediation at some of its active and inactive facilities and has assumed responsibility for environmental liabilities at sites formerly owned or operated by PolyOne’s predecessors or by PolyOne. Also, federal and state environmental statutes impose strict, and under some circumstances, joint and several liability for the cost of investigations and remedial actions on any company that generated the waste, arranged for disposal of the waste, transported the waste to the disposal site or selected the disposal site as well as on the owners and operators of these sites. Any or all of the responsible parties may be required to bear all of the costs of clean up, regardless of fault or legality of the waste disposal or ownership of the site, and may also be subject to liability for natural resource damages. PolyOne has been notified by federal and state environmental agencies and private parties that PolyOne may be a potentially responsible party in connection with certain sites. PolOne may incur substantial costs for some of these sites. It is possible that PolyOne will be identified as a potentially responsible party at more sites in the future which could result in PolyOne being assessed substantial investigation or cleanup costs.

PolyOne may also incur additional costs and liabilities as a result of increasingly strict environmental, safety and health laws, regulations and related enforcement policies, restrictions on the use of lead and phthalates under the Restrictions on the Use of Certain Hazardous Substances and the Consumer Product Safety Information Act of 2008 and restrictions on greenhouse gases emissions.

The European Union has adopted REACH, a legislative act to cover Registration, Evaluation, Authorization and Restriction of Chemicals. The goal of this legislation, which became effective in June 2007, is to minimize risk to human health and to the environment by regulating the use of chemicals. As these regulations evolve, PolyOne will endeavor to remain in compliance with REACH.

PolyOne accrues costs for environmental matters that have been identified when it is probable that these costs will be required and when they can be reasonably estimated. However, PolyOne may be subject to additional environmental liabilities or potential liabilities that have not been identified. PolyOne expects that it will continue to be subject to increasingly stringent environmental, health and safety laws and regulations. PolyOne anticipates that compliance with these laws and regulations will continue to require capital expenditures and operating costs, which could adversely affect its financial position, results of operations or cash flows.

PolyOne’s operations are affected by various risks inherent in conducting operations worldwide.

PolyOne has extensive operations outside of the United States. Revenue from these operations (principally from Canada, Mexico, Europe, South America, and Asia) was approximately 35% in 2011, 34% in 2010, and 37% in 2009 of PolyOne’s total revenues. Long-lived assets of PolyOne’s foreign operations represented 40% in 2011, 37% in 2010 and 36% in 2009 of PolyOne’s total long-lived assets.

•	international operations are subject to risks, which include, but are not limited to, the following:

•

changes in local government regulations and policies including, but not limited to, foreign currency exchange controls or monetary policy; repatriation of earnings; expropriation of property; duty or tariff restrictions; investment limitations; and tax policies;

•	political and economic instability and disruptions, including labor unrest, civil strife, acts of war, guerilla activities, insurrection and terrorism;

•	legislation that regulates the use of chemicals;

•	disadvantages of competing against companies from countries that are not subject to U.S. laws and regulations, including the Foreign Corrupt Practices Act (FCPA);

•	difficulties in staffing and managing multi-national operations;

•	limitations on PolyOne’s ability to enforce legal rights and remedies;

•	reduced protection of intellectual property rights; and

•	other risks arising out of foreign sovereignty over the areas where PolyOne’s operations are conducted.

In addition, PolyOne could be adversely affected by violations of the FCPA and similar worldwide anti-bribery laws. The FCPA and similar anti-bribery laws in other jurisdictions generally prohibit companies and their intermediaries from making improper payments to non-U.S. officials for the purpose of obtaining or retaining business. PolyOne’s policies mandate compliance with these anti-bribery laws. PolyOne operates in many parts of the world that have experienced governmental corruption to some degree and, in certain circumstances; strict compliance with anti-bribery laws may conflict with local customs and practices. PolyOne cannot assure you that its internal controls and procedures always will protect PolyOne from the reckless or criminal acts committed by its employees or agents. If PolyOne is found to be liable for FCPA violations, PolyOne could suffer from criminal or civil penalties or other sanctions, which could have a material adverse effect on PolyOne’s business.

Any of these risks could have an adverse effect on PolyOne’s international operations by reducing the demand for PolyOne’s products or reducing the prices at which PolyOne can sell its products, which could result in an adverse effect on PolyOne’s business, financial position, results of operations or cash flows. PolyOne may not be able to continue to operate in compliance with applicable customs, currency exchange control regulations, transfer pricing regulations or any other laws or regulations that it may be subject to. In addition, these laws or regulations may be modified in the future, and PolyOne may not be able to operate in compliance with those modifications.

PolyOne engages in acquisitions and joint ventures, and may encounter unexpected difficulties integrating those businesses, including Spartech.

Attainment of PolyOne’s strategic plan objectives may require, in part, strategic acquisitions or joint ventures intended to complement or expand its businesses globally or add product technology that accelerates PolyOne’s specialization strategy, or both. Success will depend on PolyOne’s ability to complete these transactions or arrangements, and integrate the businesses acquired in these transactions as well as develop satisfactory working arrangements with its strategic partners in the joint ventures. Unexpected difficulties in integrating Spartech or future acquisitions with PolyOne’s existing operations and in managing strategic investments could occur. Furthermore, PolyOne may not realize the degree, or timing, of benefits initially anticipated which could adversely affect PolyOne’s business, financial position, results of operations or cash flow

Natural gas, electricity, fuel and raw material costs, and other external factors that are also beyond PolyOne’s control, as well as downturns in the home repair and remodeling and new home sectors of the economy, can cause fluctuations in PolyOne’s margins.

The cost of PolyOne’s natural gas, electricity, fuel and raw materials, and other costs, may not correlate with changes in the prices PolyOne receives for its products, either in the direction of the price change or in absolute magnitude. Natural gas and raw materials costs represent a substantial part of PolyOne’s manufacturing energy costs. In particular, electricity and fuel represent a component of the costs to manufacture building products. Most of the raw materials PolyOne uses are commodities and the price of each can fluctuate widely for a variety of reasons, including changes in availability because of major capacity additions or reductions or significant facility operating problems. Other external factors beyond PolyOne’s control can cause volatility in raw materials prices, demand for PolyOne’s products, product prices, sales volumes and margins. These factors include general economic conditions, the level of business activity in the industries that use PolyOne’s products, competitors’ actions, international events and circumstances, and governmental regulation in the United States and abroad, such as climate change regulation. These factors can also magnify the impact of economic cycles on PolyOne’s business. While PolyOne attempts to pass through price increases in energy costs and raw materials there can be no reassurance that it can do so in the future.

Additionally, PolyOne’s products used in housing, transportation and building and construction markets are impacted by changes in demand in these sectors, which may be significantly affected by changes in economic and other conditions such as gross domestic product levels, employment levels, demographic trends, legislative actions and consumer confidence. These factors can lower the demand for and pricing of PolyOne’s products, which could cause PolyOne’s net sales and net income to decrease.

PolyOne faces competition from other polymer and chemical companies, which could adversely affect PolyOne’s sales, results of operations or cash flows.

PolyOne actively competes with companies that produce the same or similar products, and in some instances with companies that produce different products that are designed for the same end uses. PolyOne encounters competition in price, delivery, service, performance, product innovation, product recognition and quality, depending on the product involved.

PolyOne expects that its competitors will continue to develop and introduce new and enhanced products, which could cause a decline in the market acceptance of PolyOne’s products. In addition, PolyOne’s competitors could cause a reduction in the selling prices of some of PolyOne’s products as a result of intensified price competition. Competitive pressures can also result in the loss of major customers. An inability to compete successfully could have an adverse effect on PolyOne’s financial position, results of operations or cash flows.

PolyOne may also experience increased competition from companies that offer products based on alternative technologies and processes that may be more competitive or better in price or performance, causing PolyOne to lose customers and result in a decline in PolyOne’s sales volume and earnings.

Additionally, some of PolyOne’s customers may already be or may become large enough to justify developing in-house production capabilities. Any significant reduction in customer orders as a result of a shift to in-house production could adversely affect PolyOne’s sales and operating profits.

A major failure of PolyOne’s information systems could harm its business.

PolyOne depends on integrated information systems to conduct its business. PolyOne may experience operating problems with its information systems as a result of system failures, viruses, computer “hackers” or other causes. Any significant disruption or slowdown of PolyOne’s systems could cause customers to cancel orders or cause standard business processes to become ineffective, which could adversely affect PolyOne’s financial position, results of operations or cash flows.

The agreements governing PolyOne’s debt, including PolyOne’s revolving credit facility, contain various covenants that limit PolyOne’s ability to take certain actions and also require PolyOne to meet financial maintenance tests, failure to comply with which could have a material adverse effect on PolyOne.

The agreements governing PolyOne’s senior secured term loan and senior secured revolving credit facility contain a number of covenants that, among other things, limit PolyOne’s ability to: consummate asset sales, incur additional debt or liens, consolidate or merge with any person or transfer or sell all or substantially all of PolyOne’s assets, pay dividends or make certain other restricted payments, make investments, enter into transactions with affiliates, create dividend or other payment restrictions with respect to subsidiaries, make capital investments and alter the business PolyOne conducts.

In addition, these agreements require PolyOne to comply with specific financial ratios and tests, under which PolyOne is required to achieve specific financial and operating results. PolyOne’s ability to comply with these provisions may be affected by events beyond its control. A breach of any of these covenants would result in a default under the agreements. In the event of any default, PolyOne’s lenders could elect to declare all amounts borrowed under the agreements, together with accrued interest thereon, to be due and payable. In such an event,

PolyOne cannot assure you that it would have sufficient assets to pay debt then outstanding under the agreements governing PolyOne’s debt. Any future refinancing of the term loan or revolving credit facility is likely to contain similar restrictive covenants.

To service PolyOne’s indebtedness, PolyOne will require a significant amount of cash. PolyOne’s ability to generate cash depends on many factors beyond its control.

PolyOne’s ability to pay interest on its debt and to satisfy its other debt obligations will depend in part upon PolyOne’s future financial and operating performance and that of its subsidiaries and upon its ability to renew or refinance borrowings. Prevailing economic conditions and financial, business, competitive, legislative, regulatory and other factors, many of which are beyond PolyOne’s control, will affect PolyOne’s ability to make these payments. While PolyOne believes that cash flow from its current level of operations, available cash and available borrowings under its revolving credit facility will provide adequate sources of liquidity for at least the next twelve months, a significant drop in operating cash flow resulting from economic conditions, competition or other uncertainties beyond PolyOne’s control could create the need for alternative sources of liquidity. If PolyOne is unable to generate sufficient cash flow to meet its debt service obligations, PolyOne will have to pursue one or more alternatives, such as, reducing or delaying capital or other expenditures, refinancing debt, selling assets, or raising equity capital.

PolyOne cannot assure you, however, that its business will generate sufficient cash flow from operations or that future borrowings will be available to PolyOne under the revolving credit facility in an amount sufficient to enable it to pay its indebtedness or to fund its other liquidity needs. PolyOne may need to refinance all or a portion of its indebtedness on or before maturity. PolyOne cannot assure you that it will be able to refinance any of its indebtedness, including its term loan and revolving credit facility, on commercially reasonable terms or at all.

PolyOne has a significant amount of goodwill, and any future goodwill impairment charges could adversely impact PolyOne’s results of operations.

As of December 31, 2011, PolyOne had goodwill of $398.1 million. The future occurrence of a potential indicator of impairment, such as a significant adverse change in legal factors or business climate, an adverse action or assessment by a regulator, unanticipated competition, a material negative change in relationships with significant customers, strategic decisions made in response to economic or competitive conditions, loss of key personnel or a more-likely-than-not expectation that a reporting unit or a significant portion of a reporting unit will be sold or disposed of, could result in goodwill impairment charges, which could adversely impact PolyOne’s results of operations. PolyOne has recorded goodwill impairment charges in the past, and such charges materially impacted PolyOne’s historical results of operations.

Poor investment performance by PolyOne’s pension plan assets may increase PolyOne’s pension liability and expense, which may increase the required funding of PolyOne’s pension obligations and divert funds from other potential uses.

PolyOne provides defined benefit pension plans to eligible employees. PolyOne’s pension expense and PolyOne’s required contributions to its pension plans are directly affected by the value of plan assets, the projected rate of return on plan assets, the actual rate of return on plan assets and the actuarial assumptions PolyOne uses to measure its defined benefit pension plan obligations, including the rate at which future obligations are discounted to a present value, or the discount rate. As of December 31, 2011, PolyOne assumed an 8.5% rate of return on pension assets.

Poor investment performance by PolyOne’s pension plan assets resulting from a decline in the stock market could significantly increase the deficit position of PolyOne’s plans. Should the assets earn an average return less than 8.5% over time, it is likely that future pension expenses and funding requirements would increase.

PolyOne establishes the discount rate used to determine the present value of the projected and accumulated benefit obligation at the end of each year based upon the available market rates for high quality, fixed income investments. An increase in the discount rate would increase the future pension expense and, conversely, a lower discount rate would decrease the future pension expense.

PolyOne cannot predict whether changing market or economic conditions, regulatory changes or other factors will further increase its pension expense or funding obligations, diverting funds PolyOne would otherwise apply to other uses.

Risks Associated with Spartech’s Business

Recessions, adverse market conditions or downturns in the end markets served by Spartech may negatively impact Spartech’s sales, profitability, operating results and cash flows.

Spartech’s sales, profitability, operating results and cash flows may be negatively impacted in the future due to changes in general economic conditions, recessions or adverse conditions. Continued uncertainty regarding the recovery of the global economy, especially in North America, including continued low levels of job recovery and business and consumer spending, have resulted in challenges to Spartech’s business and the end markets Spartech serves, including the transportation, building and construction and recreation and leisure end markets, which represented approximately 20%, 16%, and 6%, respectively of Spartech’s sales during the year ended November 3, 2012. If economic conditions worsen, Spartech could experience potential declines in revenues, profitability and cash flow due to reduced orders, payment delays, supply chain disruptions or other factors caused by economic challenges faced by customers, prospective customers and suppliers.

Spartech’s credit facility and senior notes contain a number of restrictive covenants; breaches of these covenants are events of default and could cause the acceleration of debt beyond Spartech’s ability to fund such debt.

Spartech’s credit facility and senior notes contain a number of restrictive covenants. The terms of Spartech’s senior notes also require certain prepayments of principal which began in September 2012 and continue each following year until their full repayment in September 2016. If one or more of these covenants is breached or liquidity is restricted due to the required repayments, Spartech could be required to negotiate with its debt-holders to waive or revise the covenant or seek to refinance the debt. If Spartech is not successful in an effort to negotiate with existing debt-holders or refinance the debt, Spartech may not have the ability to fund the debt, which could adversely impact cash flows, liquidity, its ability to invest in capital equipment, and Spartech’s financial condition.

Spartech’s business is highly competitive and increased competition could adversely affect its sales and financial condition.

Spartech competes on the basis of quality, price, product availability and security of supply, product development, and customer service. Some competitors in certain markets are larger than Spartech and may have greater financial resources or lower debt levels that allow them to be better positioned to withstand changes in such industries. Spartech’s competitors may introduce new products based on alternative technologies that may be more competitive, which would result in a decline in sales volume and earnings. The greater financial resources or the lower debt levels of certain of Spartech’s competitors may enable them to commit larger amounts of capital in response to changing market conditions. These competitive factors could cause Spartech to lose market share, exit certain lines of business, increase expenditures or reduce pricing, each of which could have an adverse effect on its results of operations, financial condition and cash flows.

The cost and availability of raw materials, energy costs and freight costs could adversely impact Spartech’s operating results and financial condition.

Material, energy and freight costs represent a significant portion of Spartech’s cost structure. Spartech purchases various raw material resins derived from crude oil or natural gas to produce its products. Spartech also uses a significant amount of energy in its operations and incurs significant freight costs. The cost of these resins, energy and freight have been highly volatile in the last few years and on occasion supply of certain raw materials has been limited. Volatility of resin, energy and freight costs is expected to continue and may be affected by a number of factors, including the base cost of oil and natural gas, political instability or hostilities in oil-producing countries, vendor consolidations, exchange rates between the U.S. dollar and other currencies and changes in supply and demand. The direction and degree of future resin, energy and freight cost changes; changes in resin availability; and Spartech’s ability to manage and pass through such changes timely is uncertain and large, rapid increases in resin, energy or freight costs could lead to declining margins, operating results, cash flows and financial condition.

A limited number of customers account for a significant percentage of Spartech’s revenues and the loss of several significant customers could adversely impact Spartech’s sales, operating results and cash flows.

Although no single customer represented more than 10% of Spartech’s consolidated sales in fiscal 2012, Spartech’s top five (5) and twenty-five (25) customers represented approximately 15% and 35%, respectively of fiscal 2012 sales dollars. Spartech’s financial results may continue to depend in part upon a small number of large customers. If a significant customer is lost, becomes unable to pay timely, is unable to continue its operations, or if changes in the business of a significant customer occur, Spartech’s results of operations, cash flows, and financial condition could be adversely impacted.

Spartech is subject to litigation and environmental regulations that could adversely impact Spartech.

Spartech is subject to various claims, lawsuits and administrative proceedings arising in the ordinary course of business with respect to environmental, commercial, product liability, employment and other matters, several of which claim substantial amounts of damages. Spartech has recorded reserves for potential liabilities where it believes the liability to be probable and reasonably estimable. It is possible that Spartech’s ultimate liability could materially differ from Spartech’s estimated liability. Spartech is also subject to various laws and regulations relating to environmental protection and the discharge of materials into the environment, and could incur substantial costs as a result of the non-compliance with or liability for cleanup or other costs or damages under environmental laws. In the event of one or more adverse determinations, the impact on Spartech’s results of operations, cash flows, and financial condition could be material to any specific period.

A major failure to Spartech’s information systems could harm its business.

Over the past few years, Spartech has implemented a company-wide Oracle information system and business intelligence reporting capabilities. Most of Spartech is integrated into these information systems, which are required to process orders; respond to customer inquiries; schedule production, manage inventory; purchase, sell; and ship product on a timely basis; and provide daily, weekly, and monthly key performance indicators to decision-makers. Spartech may experience operating problems with its information systems as a result of system failures, viruses, computer hackers, or other causes. Any significant disruption or slowdown of Spartech’s information systems could cause orders to be lost, delayed or cancelled or data to become unavailable, which could adversely impact Spartech’s business.

Spartech’s foreign operations subject it to economic risk because results of operations are affected by foreign currency fluctuations, changes in local government regulations and other political, economic and social conditions.

Spartech sells, manufactures, and purchases products in foreign markets as well as holds assets and liabilities in these jurisdictions. Changes in the relative value of foreign currencies to U.S. dollars to which Spartech is exposed, specifically the Canadian dollar, euro and Mexican peso, occur from time to time and could have an adverse impact on Spartech operating results and the book values of net assets within these jurisdictions. Exposure to changes in local political or economic conditions, other potential domestic and foreign governmental practices or policies affecting U.S. companies doing business abroad, or social unrest, including acts of violence, in the foreign countries in which Spartech operates could have an adverse effect on the results of operations in those countries.

A major failure at certain of Spartech’s facilities that produce product lines that Spartech cannot produce at alternate facilities, could result in customer loss, revenue loss and asset impairment.

Certain of Spartech’s product lines are currently produced at a single manufacturing facility with no ability to produce the product line at a second facility. Spartech’s manufacturing facilities and operations could be disrupted by a natural disaster, labor strife, terrorist activity, public health concerns or other events. Spartech’s manufacturing facilities may also be susceptible to changes in laws and policies of local governments and states which could cause disruptions. Any such disruption could cause delays in shipments of products and the loss of sales and customers, particularly with respect to product lines that Spartech currently only produces at a single location. Although Spartech has plans in place, including insurance, to mitigate the effects of any such disruption, there can be no assurance that mitigation efforts will be successful or that insurance proceeds will adequately compensate Spartech for any resulting losses.

Labor matters could divert the attention of Spartech’s management or disrupt Spartech’s operations, which could negatively affect Spartech’s business, financial condition or results of operations.

Various labor unions represent approximately 32% of Spartech’s hourly-paid employees under collective bargaining agreements, which terminate at various times between February 2013 and February 2016. Labor organizing activities could result in additional employees becoming unionized. Although Spartech believes its relations with its employees and their various representatives are generally satisfactory, Spartech cannot assure that it can successfully negotiate future collective bargaining agreements or any other labor agreements without work stoppages and cannot assure that any work stoppages will not have a material adverse effect on Spartech’s business, financial condition, or results of operations. Labor negotiations and disputes could also require significant management resources to resolve, which could have a negative impact on Spartech’s business.

Access to funding through capital markets is essential to execution of Spartech’s future business plans. An inability to maintain such access could have a material adverse effect on Spartech’s business and financial results.

The ability to invest in Spartech’s businesses and refinance maturing debt obligations requires access to the capital markets and sufficient bank credit lines to support short-term borrowing needs. The capital markets have been volatile and credit markets have been more restrictive with the availability of credit. A lack of available credit or volatility in the financial markets could reduce business activity and Spartech’s ability to obtain and manage liquidity. The extent of this impact will depend on several factors, including Spartech’s operating cash flows, the duration of restrictive credit conditions and volatile equity markets, Spartech’s credit rating and credit capacity, the cost of financing, and other general economic and business conditions.

Risks Relating to the Combined Company’s Operations After Consummation of the Merger

The failure to successfully combine the businesses of PolyOne and Spartech may adversely affect the combined company’s future results.

The success of the merger will depend, in part, on the ability of the combined company to realize anticipated benefits from combining the businesses of PolyOne and Spartech. To realize these anticipated benefits, the businesses of PolyOne and Spartech must be successfully combined. If the combined company is not able to achieve these objectives, the anticipated benefits of the merger may not be realized fully or at all or may take longer to realize than expected.

The combined company will be exposed to foreign exchange risk.

The results of operations of, and certain of the combined company’s intercompany balances associated with, the combined company’s international operations will be exposed to foreign exchange rate fluctuations. Upon translation, operating results may differ from expectations.

The combined company may not be able to retain customers or suppliers or customers or suppliers may seek to modify contractual obligations with the combined company, which could have an adverse effect on the combined company’s business and operations.

As a result of the merger, the combined company may experience strain in relationships with customers and suppliers that may harm the combined company’s business and results of operations. Certain customers or suppliers may seek to terminate or modify contractual obligations following the merger whether or not contractual rights are triggered as a result of the merger. There can be no guarantee that customers and suppliers will remain with or continue to have a relationship with the combined company or remain with or continue to have a relationship with the combined company on the same or similar contractual terms following the merger. If any of the customers or suppliers seek to terminate or modify contractual obligations or discontinue the relationship with the combined company, then the combined company’s business and results of operations may be harmed. Furthermore, the combined company will not have long-term arrangements with many of its significant suppliers. If the combined company’s suppliers were to seek to terminate or modify an arrangement with the combined company, including as a result of bankruptcy of any such suppliers due to poor economic conditions, then the combined company may be unable to procure necessary supplies from other suppliers in a timely and efficient manner and on acceptable terms, or at all.

The combined company is expected to undergo internal restructurings and reorganizations that may cause disruption or could have an adverse effect on the combined company’s business and operations.

The combined company is expected to undergo certain internal restructurings and reorganizations in order to realize certain of the potential synergies of the merger. There can be no assurance that such internal restructurings and reorganizations will be successful or properly implemented. If any of such internal restructurings or reorganizations are not successful or properly implemented, the combined company may fail to realize the potential synergies of the merger, which may harm the combined company’s business and results of operations or cause disruptions to the combined company’s operations, including disruption in the combined company’s supply chain.

The combined company may be exposed to increased litigation, which could have an adverse effect on the combined company’s business and operations.

The combined company may be exposed to increased litigation from stockholders, customers, suppliers, consumers and other third parties due to the combination of PolyOne’s business and Spartech’s business following the merger. Such litigation may have an adverse impact on the combined company’s business and results of operations or may cause disruptions to the combined company’s operations.

RECENT DEVELOPMENTS

PolyOne and Spartech have been named as defendants in lawsuits involving the merger and the other transactions contemplated by the merger agreement. The material facts surrounding these lawsuits are discussed in the section titled “THE MERGER — Litigation Related to the Merger” beginning on page [    ].

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus contains “forward-looking statements” within the meaning of the federal securities laws. In particular, statements in this proxy statement/prospectus regarding the merger are forward-looking statements. Forward-looking statements give current expectations or forecasts of future events and are not guarantees of future performance. They are based on management’s expectations that involve a number of business risks and uncertainties, any of which could cause actual results to differ materially from those expressed in or implied by the forward-looking statements. They use words such as “will,” “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” and other words and terms of similar meaning in connection with any discussion of future operating or financial condition, performance and/or sales. Factors that could cause actual results to differ materially from those implied by these forward-looking statements include, but are not limited to: the time required to consummate the merger; the satisfaction or waiver of conditions in the merger agreement; any material adverse changes in the business of Spartech; the ability to obtain required regulatory, shareholder or other third-party approvals and consents and otherwise consummate the merger; PolyOne’s ability to achieve the strategic and other objectives relating to the merger, including any expected synergies; PolyOne’s ability to successfully integrate Spartech and achieve the expected results of the acquisition, including, without limitation, the acquisition being accretive; disruptions, uncertainty or volatility in the credit markets that could adversely impact the availability of credit already arranged and the availability and cost of credit in the future; the financial condition of our customers, including the ability of customers (especially those that may be highly leveraged and those with inadequate liquidity) to maintain their credit availability; the speed and extent of an economic recovery, including the recovery of the housing market; our ability to achieve new business gains; the effect on foreign operations of currency fluctuations, tariffs, and other political, economic and regulatory risks; changes in polymer consumption growth rates where we conduct business; changes in global industry capacity or in the rate at which anticipated changes in industry capacity come online; fluctuations in raw material prices, quality and supply and in energy prices and supply; production outages or material costs associated with scheduled or unscheduled maintenance programs; unanticipated developments that could occur with respect to contingencies such as litigation and environmental matters; an inability to achieve or delays in achieving or achievement of less than the anticipated financial benefit from initiatives related to working capital reductions, cost reductions, and employee productivity goals; an inability to raise or sustain prices for products or services; an inability to maintain appropriate relations with unions and employees; the inability to achieve expected results from our acquisition activities; our ability to continue to pay cash dividends; the amount and timing of repurchases of our common shares, if any; and other factors affecting our business beyond our control, including, without limitation, changes in the general economy, changes in interest rates and changes in the rate of inflation. The above list of factors is not exhaustive.

This proxy statement/prospectus speaks only as of its date, and, except as may be required by law, neither PolyOne nor Spartech undertakes any duty to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made. You are advised, however, to consult any further disclosures PolyOne or Spartech makes on related subjects in their respective Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the SEC. You should understand that it is not possible to predict or identify all such factors. Consequently, you should not consider such disclosures to be a complete discussion of all potential risks or uncertainties.

THE SPECIAL MEETING

This proxy statement/prospectus is being mailed on or about [                    ], 2013, to holders of record of Spartech common stock as of the close of business on [            ] and constitutes notice of the special meeting in conformity with the requirements of the DGCL. It is accompanied by a proxy furnished in connection with the solicitation of proxies by the Spartech board of directors for use at the special meeting and at any adjournments or postponements of the special meeting.

Date, Time and Place of the Special Meeting

The special meeting is scheduled to be held at [            ] on [                    ], 2013, beginning at [            ], unless postponed to a later date.

Matters to be Considered at the Special Meeting

The purposes of the special meeting are as follows, each as further described in this proxy statement/prospectus:

•	to consider and vote on a proposal to adopt the merger agreement;

•

to consider and vote on a proposal to approve, on an advisory (non-binding) basis, the “golden parachute” compensation to be paid to Spartech’s named executive officers in connection with the merger, which is referred to as the merger-related named executive officer compensation proposal; and

•

to consider and vote on a proposal to adjourn the special meeting, if necessary, to solicit additional proxies in the event there are not sufficient votes at the time of the special meeting to adopt the merger agreement.

Spartech does not expect that any matter other than the proposals listed above will be brought before the special meeting. If, however, other matters are properly brought before the special meeting, or any adjournment or postponement of the special meeting, the persons named as proxies will vote in accordance with their judgment.

Record Date for the Special Meeting and Voting Rights

Spartech’s board of directors has fixed the close of business on February 1, 2013 as the record date to determine who is entitled to receive notice of and to vote at the special meeting. On the record date, there were [            ] shares of Spartech common stock outstanding, each entitled to vote. Stockholders will have one vote for the merger and any other matter properly brought before the special meeting for each share of Spartech common stock they owned at the close of business on the record date. Only stockholders of record at the close of business on the record date are entitled to receive notice of and to vote at the special meeting and any and all adjournments or postponements thereof.

Quorum; Required Votes; Abstentions and Broker Non-Votes

A quorum of stockholders is necessary to hold a valid meeting. The presence, in person or by proxy, of the holders of a majority of the issued and outstanding shares of Spartech common stock entitled to vote at the special meeting is necessary to constitute a quorum (other than with respect to Proposal 3, the proposal related to adjournments, for which a quorum is not required). Abstentions and broker non-votes will be counted for purposes of determining whether a quorum exists. If a quorum is not present, the special meeting will be postponed until the holders of the number of shares of Spartech common stock required to constitute a quorum attend.

If you submit a properly executed proxy card, even if you abstain from voting or vote against the adoption of the merger agreement, your shares of Spartech common stock will be counted for purposes of calculating whether a quorum is present at the special meeting. Executed but unvoted proxies will be voted in accordance with the recommendations of the Spartech board of directors. If additional votes must be solicited to adopt the merger agreement, it is expected that the meeting will be adjourned to solicit additional proxies.

Adoption of the merger agreement requires the affirmative vote of a majority of the shares of Spartech common stock outstanding as of the record date and entitled to vote. Abstentions and broker non-votes will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement. If a quorum is not present at the special meeting, or if there are not sufficient votes at the time of the special meeting to adopt the merger agreement, Spartech’s stockholders will be asked to consider and vote upon a proposal to adjourn the special meeting to solicit additional proxies. Adjournment of the special meeting requires the affirmative vote of the holders of a majority of the shares of Spartech common stock present, in person or by proxy, and entitled to vote on the proposal. In addition, approval of the merger-related named executive officer compensation proposal requires the affirmative vote of the holders of a majority of the shares of Spartech common stock present, in person or by proxy, and entitled to vote on the proposal. Abstentions will not be counted for purposes of determining approval of the merger-related named executive officer compensation or adjournment and will have the same effect as a vote “AGAINST” the proposal to approve the merger-related named executive officer compensation proposal and the proposal to adjourn the special meeting. Broker non-votes will also not be counted for purposes of, and will have no effect on, determining approval of the merger-related named executive officer compensation or adjournment of the special meeting.

If you have any questions about how to vote or direct a vote in respect of your shares of Spartech common stock, you may contact our proxy solicitor at:

199 Water Street – 26th Floor

New York, NY 10038

Banks and Brokers Call: (212) 440-9800

Call Toll Free: (800) 733-6198

Email address: spartech@georgeson.com

Stockholders should not send in their stock certificates with their proxy cards. A letter of transmittal with instructions for the surrender of certificates representing shares of Spartech common stock will be mailed to stockholders if the merger is completed.

Methods of Voting

Shares held directly in your name as the stockholder of record may be voted in person at the special meeting. If you choose to vote your shares in person at the special meeting, please bring your enclosed proxy card and proof of identification. Even if you plan to attend the special meeting, we recommend that you vote your shares in advance as described below so that your vote will be counted if you later decide not to attend the special meeting.

Shares held in street name may be voted in person by you only if you obtain a signed legal proxy from your broker giving you the right to vote the shares.

Whether you hold your shares directly as the stockholder of record or beneficially in “street name,” you may direct your vote by proxy without attending the special meeting. You can vote by proxy over the Internet, or by telephone or by mail by following the instructions provided in the enclosed proxy card.

Revocability of Proxies

Any stockholder giving a proxy has the right to revoke it before the proxy is voted at the special meeting by any of the following: (a) subsequently submitting a new proxy (including by Internet or telephone) that is received by the deadline specified on the accompanying proxy card; (b) giving written notice of your revocation to the Spartech Corporate Secretary; or (c) voting in person at the special meeting. Execution or revocation of a proxy will not in any way affect the stockholder’s right to attend the special meeting and vote in person.

Proxy Solicitation Costs

We are soliciting the enclosed proxy card on behalf of Spartech’s board of directors. In addition to solicitation by mail, our directors, officers and employees may solicit proxies in person, by telephone or by electronic means. These persons will not be specifically compensated for doing this.

We have retained Georgeson Inc. to assist in the solicitation process. We will pay Georgeson Inc. a fee of approximately $10,000. We also have agreed to indemnify Georgeson Inc. against various liabilities and expenses that relate to or arise out of its solicitation of proxies (subject to certain exceptions).

We will ask banks, brokers and other custodians, nominees and fiduciaries to forward our proxy solicitation materials to the beneficial owners of shares of Spartech common stock held of record by such nominee holders. We will reimburse these nominee holders for their customary clerical and mailing expenses incurred in forwarding the proxy solicitation materials to the beneficial owners.

Exchange of Stock Certificates

Our stockholders should not send stock certificates with their proxies. Separate transmittal documents for the surrender of shares of Spartech common stock in exchange for the merger consideration will be mailed to our stockholders promptly following the effective date of the merger. See “THE MERGER — Exchange Procedures” beginning on page [    ].

Householding

Some brokers, banks and other nominees may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of this proxy statement/prospectus may have been sent to multiple stockholders in your household. Spartech will promptly deliver a separate copy of either or both documents to you if you write or call Spartech at the following email address or phone number: Georgeson Inc., spartech@georgeson.com (email), (800) 733-6198 (toll-free) or (212) 440-9800 (banks and brokers).

Vote of Spartech’s Directors and Executive Officers

As of the record date, Spartech directors and executive officers, and their affiliates, as a group, owned and were entitled to vote [            ] shares of Spartech common stock, or approximately [    ]% of the total outstanding shares of Spartech common stock. Spartech currently expects that its directors and executive officers will vote their shares in favor of Proposals 1, 2 and 3, but none of Spartech’s directors or executive officers have entered into any agreement obligating them to do so.

Attending the Spartech Special Meeting

You are entitled to attend the Spartech special meeting only if you are a stockholder of record of Spartech or you hold your shares of Spartech beneficially in the name of a broker, bank or other nominee as of the record date, or you hold a valid proxy for the Spartech special meeting.

If you are a stockholder of record of Spartech and wish to attend the Spartech special meeting, please so indicate on the appropriate proxy card or as prompted by the Internet or telephone voting system. Your name will be verified against the list of stockholders of record prior to your being admitted to the Spartech special meeting.

If a broker, bank or other nominee is the record owner of your shares of Spartech common stock, you will need to have proof that you are the beneficial owner as of the record date to be admitted to the Spartech special meeting. A recent statement or letter from your broker, bank or other nominee confirming your ownership as of the record date, or presentation of a valid proxy from a broker, bank or other nominee that is the record owner of your shares, would be acceptable proof of your beneficial ownership.

You should be prepared to present photo identification for admittance. If you do not provide photo identification or comply with the other procedures outlined above upon request, you might not be admitted to the Spartech special meeting.

Results of the Spartech Special Meeting

The preliminary voting results will be announced at the Spartech special meeting. In addition, within four business days following the Spartech special meeting, Spartech intends to file the final voting results with the SEC on a Current Report on Form 8-K. If the final voting results have not been certified within that four-business-day period, Spartech will report the preliminary voting results on a Current Report on Form 8-K at that time and will file an amendment to the Current Report on Form 8-K to report the final voting results within four days of the date that the final results are certified.

Recommendation of the Spartech Board of Directors

The Spartech board of directors recommends votes:

1.	“FOR” the adoption of the merger agreement (Proposal 1);

2.	“FOR” the approval, on a non-binding, advisory basis, of the compensation that may be paid or become payable to Spartech’s named executive officers that is based on or otherwise relates to the merger (Proposal 2); and

3.	“FOR” the approval of the adjournment of the Spartech special meeting, if necessary, to solicit additional proxies if there are not sufficient votes to adopt the merger agreement at the time of the Spartech special meeting (Proposal 3).

Spartech stockholders should carefully read this proxy statement/prospectus in its entirety for more detailed information concerning the merger agreement and the merger. In particular, Spartech stockholders are directed to the merger agreement, which is attached as Annex A hereto.

PROPOSAL I: THE MERGER

This section of the proxy statement/prospectus describes material aspects of the proposed merger. While we believe that the description covers the material terms of the merger, this summary does not contain all the information that is important to you. You should therefore carefully read this entire proxy statement/prospectus and the other documents we refer to, including the merger agreement attached as Annex A and incorporated by reference in this proxy statement/prospectus, for a more complete understanding of the merger agreement and the merger.

General

The merger agreement provides for the merger of Spartech with and into 2012 RedHawk, Inc., which is referred to as Merger Sub, with Spartech continuing as the surviving corporation and as a wholly owned subsidiary of PolyOne. Immediately following the completion of the merger, Spartech, as the surviving corporation from the merger, will merge with and into 2012 RedHawk, LLC, which is referred to as Merger LLC, with Merger LLC surviving the subsequent merger.

Upon completion of the merger, each share of Spartech common stock will be converted into the right to receive $2.67 in cash, without interest, and 0.3167 of a PolyOne common share. Based on the number of shares of Spartech common stock outstanding as of [                    ], 2013, PolyOne expects to issue approximately [            ] PolyOne common shares to Spartech stockholders pursuant to the merger. The actual number of PolyOne common shares to be issued pursuant to the merger will be determined at completion of the merger based on the exchange ratio of 0.3167 and the number of shares of Spartech common stock outstanding at such time. Based on the number of shares of Spartech common stock outstanding as of [                    ], 2013, and the number of PolyOne common shares outstanding as of [                    ], 2013, it is expected that, immediately after completion of the merger, former Spartech stockholders will own approximately [    ]% of the outstanding PolyOne common shares.

The Companies

PolyOne

PolyOne is incorporated in Ohio and headquartered in Avon Lake, Ohio. PolyOne is a premier provider of specialized polymer materials, services and solutions with operations in specialty polymer formulations, color and additive systems, polymer distribution and specialty vinyl resins. PolyOne is also a highly specialized developer and manufacturer of performance enhancing additives, liquid colorants, and fluoropolymer and silicone colorants. PolyOne has employees at manufacturing sites and distribution facilities in North America, South America, Europe and Asia. PolyOne provides value to its customers through its ability to link its knowledge of polymers and formulation technology with its manufacturing and supply chain capabilities to provide value added solutions to designers, assemblers and processors of plastics. PolyOne employs approximately 4,700 people and has 60 manufacturing sites and 9 distribution facilities in North America, Europe, Asia and South America. PolyOne offers more than 52,000 polymer solutions to over 14,000 customers across the globe. In 2011, PolyOne had sales of $2.9 billion, 35% of which were to customers outside the United States.

The principal trading market for PolyOne common shares (NYSE: POL) is the New York Stock Exchange, which is referred to as the NYSE. The principal executive offices of PolyOne are located at PolyOne Center, 33587 Walker Road, Avon Lake, Ohio 44012, and its telephone number is (440) 930-1000.

This proxy statement/prospectus incorporates important business and financial information about PolyOne from other documents that are not included in or delivered with this proxy statement/prospectus. For a list of the documents that are incorporated by reference, see “WHERE YOU CAN FIND MORE INFORMATION” beginning on page [    ] of this proxy statement/prospectus.

Spartech Corporation

Spartech Corporation, which is referred to as Spartech, was incorporated in the state of Delaware in 1968, succeeding a business that had commenced operations in 1960. Spartech, together with its subsidiaries, is an intermediary processor of engineered thermoplastics, polymeric compounds and concentrates. Spartech converts base polymers or resins purchased from commodity suppliers into extruded plastic sheet and rollstock, thermoformed packaging, specialty film laminates, acrylic products, specialty plastic alloys, color concentrates and blended resin compounds. Its products are sold to original equipment manufacturers and other customers in a wide range of end markets. Spartech is organized into three reportable segments based on its operating structure and products manufactured. The three reportable segments are Custom Sheet and Rollstock, Packaging Technologies and Color and Specialty Compounds.

The principal trading market for Spartech (NYSE: SEH) is the NYSE. The principal executive offices of Spartech are located at 120 S. Central Avenue, Suite 1700, Clayton, Missouri 63105, and its telephone number is (314) 721-4242.

This proxy statement/prospectus incorporates important business and financial information about Spartech from other documents that are not included in or delivered with this proxy statement/prospectus. For a list of the documents that are incorporated by reference, see “WHERE YOU CAN FIND MORE INFORMATION” beginning on page [    ] of this proxy statement/prospectus.

2012 RedHawk, Inc.

Merger Sub is a Delaware corporation and a wholly owned subsidiary of PolyOne. Merger Sub was organized on October 19, 2012, solely for the purposes of effecting the merger. Merger Sub has not engaged in any activities other than in connection with the merger agreement.

The principal executive offices of Merger Sub are located at PolyOne Center, 33587 Walker Road, Avon Lake, Ohio 44012, and its telephone number is (440) 930-1000

2012 RedHawk, LLC

Merger LLC is a Delaware limited liability company and a wholly owned subsidiary of PolyOne. Merger LLC was organized on October 19, 2012, solely for the purposes of effecting the merger. Merger LLC has not engaged in any activities other than in connection with the merger agreement.

The principal executive offices of Merger LLC are located at PolyOne Center, 33587 Walker Road, Avon Lake, Ohio 44012, and its telephone number is (440)  930-1000

Background of the Merger

The senior management and board of directors of each of Spartech and PolyOne regularly review and assess developments in their respective industry segments, as well as strategic options available to their respective businesses in light of economic and market conditions. In addition, on a regular basis, the senior management and board of directors of Spartech assess whether the continued execution of its strategy as a stand-alone company or the possible sale to, or combination with, a third party offers the best avenue to achieve Spartech’s long-term strategic goals and enhance stockholder value. In particular, Spartech’s board of directors generally seeks to increase the size and scope of Spartech’s business when reasonably possible because it believes that a larger, more global company would be a stronger, more competitive, and more valuable company to Spartech stockholders over the long term.

The following chronology sets forth a summary of the material events leading up to the execution of the merger agreement:

On July 21, 2011, Mr. Ralph B. Andy, Chairman of the board of directors of Spartech, and Ms. Victoria M. Holt, President and Chief Executive Officer of Spartech, met with Mr. Stephen D. Newlin, Chairman, President and Chief Executive Officer of PolyOne, Mr. Robert M. Patterson, the then Chief Financial Officer of PolyOne, and J. Roderick MacDonald of KeyBanc Capital Markets Inc., which is referred to as KeyBanc, in its role as financial advisor to PolyOne, at Mr. MacDonald’s invitation, to consider whether there might be a mutually-beneficial transaction between Spartech and PolyOne relating to Spartech’s color and specialty compounds group. Following the meeting, Mr. Andy and Ms. Holt reported on the meeting to Spartech’s board of directors and it was communicated to PolyOne that there was no interest in a transaction at that time.

On March 1, 2012, Mr. MacDonald, on behalf of PolyOne, contacted Mr. Andy to suggest that it might be an appropriate time to consider a possible strategic transaction between PolyOne and Spartech. Mr. Andy indicated that Spartech was focused on executing its strategic plan, and not a sale of the company, but that he would report the suggested meeting to the board of directors of Spartech.

On March 13 and 14, 2012, the board of directors of Spartech held a meeting. During the course of executive sessions of that meeting during which management was not present, the independent members of the board discussed Spartech’s turn-around efforts to date and considered management’s ability to execute successfully its strategy as a stand-alone company. Mr. Andy reported on the suggestion of KeyBanc to consider a possible strategic transaction with PolyOne. During these executive sessions and thereafter, the board discussed other potential strategic acquirors but believed that no other potential strategic acquiror offered the same unique long-term opportunities as those presented by a possible strategic transaction with PolyOne (including complementary product lines, strong traction in the U.S. market, and the ability to effectively close a transaction and integrate Spartech’s business). The independent members of the board of directors of Spartech determined that Mr. Andy should listen to KeyBanc regarding a potential strategic transaction with PolyOne.

In formulating this belief and making the determination to engage in preliminary discussions with PolyOne regarding a potential strategic transaction, the independent members of the board of directors of Spartech considered, among other things: (i) that the combined company would be led by a strong, experienced management team with a demonstrated track record of integrating acquisitions, (ii) that a transaction between PolyOne and Spartech would combine two businesses with complementary products, services, and customer solutions which could enable the combined company to benefit from strengthened capabilities, global reach and improved market visibility, (iii) Spartech’s enhanced ability to compete with its current and potential future competitors, including its ability to compete more effectively with larger companies that may have significantly greater scale, resources, or operating efficiencies, (iv) that a transaction between PolyOne and Spartech could provide significant synergies, including, among other things, accelerating Spartech’s shift to specialty applications with a more competitive cost structure, expanding cross-selling capabilities, aligning operations and supply chain with the needs of the combined company’s customers, and globalizing Spartech’s business platforms, although no assurances could be given that any particular level of synergies would be achieved, and (v) the likelihood that a transaction between PolyOne and Spartech would be completed in a timely manner due to PolyOne’s financial strength and experience in closing acquisitions. In its early discussions, the board of directors of Spartech favored an all-stock transaction with PolyOne, primarily to provide Spartech stockholders an opportunity to participate in the future earnings of the combined company, which could be enhanced if synergies and other operating efficiencies were realized over time. An additional benefit that was considered by the board of directors was that in a transaction with PolyOne having a significant stock component, the stock portion of the merger consideration received by Spartech’s stockholders in exchange for their shares of Spartech common stock would likely not be taxable to Spartech’s stockholders that are U.S. persons for U.S. federal income tax purposes.

On April 26, 2012, certain of the independent members of the board of directors of Spartech met in New York with Barclays Capital Inc, which is referred to as Barclays. Representatives of Barclays presented to those members of the Spartech board of directors: (i) an overview of Spartech’s historical public market valuation and multiples since 2003, historical financials since 2008 and ownership profile; (ii) an update on potential defense considerations including an overview of activist activity in the current market; and (iii) an overview of potential acquirers or merger partners for Spartech including an overview of potential private equity and strategic merger partners. A formal engagement letter between Spartech and Barclays relating to their work relating to PolyOne was executed on July 27, 2012.

On April 27, 2012, Mr. Andy met with Mr. MacDonald, who was representing PolyOne as financial advisor. At the meeting, Mr. MacDonald indicated that he thought that PolyOne would be interested in a potential strategic combination of Spartech and PolyOne. Mr. Andy indicated that Spartech was continuing to focus on its turnaround and not a sale process, but that he would report Mr. MacDonald’s views to Spartech’s board. After individual discussions between Mr. Andy and board members, the board of directors of Spartech supported that Mr. Andy receive any proposals from PolyOne regarding a potential strategic transaction.

On May 2, 2012, Mr. Andy informed Mr. MacDonald that if Mr. Newlin were to contact him, he would be open to hearing Mr. Newlin’s views on a potential strategic transaction between PolyOne and Spartech.

Shortly thereafter, Mr. Newlin contacted Mr. Andy by telephone and they agreed to meet on May 18, 2012. Prior to the meeting, Mr. Andy consulted with K&L Gates, LLP, which is referred to as K&L Gates, regarding the upcoming preliminary discussions with Mr. Newlin. K&L Gates had a long-standing relationship with Spartech, having served as independent counsel to its board of directors and various committees of that board.

At the May 18, 2012 meeting, Mr. Andy indicated to Mr. Newlin that, although Spartech was not looking to be acquired, there might be an interest in a strategic combination of the two companies provided that it was an all-stock transaction. They agreed to report on their discussion to their respective boards. No other discussions of price or other potential deal terms occurred during this conversation.

On June 11, 2012, Mr. Andy and Mr. Newlin met again in person. At the meeting, Mr. Newlin showed to Mr. Andy a draft preliminary expression of interest for an all-cash acquisition of Spartech by PolyOne at a price of $6.50 per share of Spartech common stock, representing an approximately 59% premium to the then-current price of Spartech common stock. Mr. Andy responded by suggesting a strong preference for an all-stock transaction and more generally indicating that he would discuss the matter further with the board of directors of Spartech.

On June 19 and 20, 2012, the board of directors of Spartech held a meeting. At the meeting, as part of customary annual practices, members of Spartech’s senior management team presented to the board of directors Spartech management’s 2013-2015 strategic plan. The strategic plan included a recommendation that Spartech proceed to do additional work to evaluate the following three strategic alternatives: (i) the evaluation of strategic alternatives for Spartech’s color and specialty compounds business, including a sale or joint venture of the business to provide financial flexibility; (ii) a potential refinancing of Spartech’s debt to improve available cash flow, drive growth, and lessen restrictions associated with Spartech’s existing debt structure; and (iii) the exploration of methods to optimize higher margin business segments to accelerate top and bottom line growth. The board of directors considered each of the proposed strategic alternatives and the reasonably attainable benefits and associated risks related to execution of such strategic alternatives and determined that discussions with PolyOne, conducted through Mr. Andy, should continue to be pursued, provided that PolyOne was willing to consider an all-stock transaction at a minimum price of at least $7.00 per share of Spartech common stock.

On July 2, 2012, Mr. Andy contacted Mr. Newlin by telephone and they again discussed a possible strategic transaction between Spartech and PolyOne. Mr. Andy indicated to Mr. Newlin that the board of directors of Spartech was not interested in engaging in discussions with PolyOne unless the transaction was structured as an all-stock deal with a minimum price of at least $7.00 per share of Spartech common stock. Mr. Newlin agreed to discuss their conversation with the board of directors of PolyOne at its upcoming meeting.

On July 11, 2012, Mr. Newlin telephoned Mr. Andy to inform Mr. Andy that the board of directors of PolyOne was prepared to offer a price of $6.50 per share of Spartech common stock, consisting of 35% cash and 65% PolyOne common stock, representing an approximately 27% premium to the then-current price of Spartech common stock. Mr. Andy stated that he would share this proposal with the board of directors of Spartech, but again reiterated to Mr. Newlin that the board of directors of Spartech preferred an all-stock transaction. Despite this preference, however, Mr. Andy indicated to Mr. Newlin that the stock/cash split proposed by Mr. Newlin might be acceptable to the board of directors of Spartech, depending on the final pricing and terms, but that Spartech was not interested in engaging in further discussions unless the price proposed was at least $7.00 per share of Spartech common stock, representing an approximately 36% premium to the then-current price of Spartech common stock. Mr. Newlin acknowledged Spartech’s desire for an all-stock transaction, but informed Mr. Andy that PolyOne was unwilling to increase its price to what might be acceptable to the board of directors of Spartech unless the transaction was structured to include a cash component.

On July 16, 2012, the board of directors of Spartech held a meeting. Mr. Andy delivered an update to the board of directors of Spartech regarding his recent conversations with Mr. Newlin. The board of directors of Spartech reviewed and discussed PolyOne’s proposal and potential responses to PolyOne, including discontinuing further negotiations. The board of directors also considered the formal engagement of Barclays as Spartech’s financial advisor in order to receive Barclays’ assistance in analyzing the proposal and any subsequent proposal from PolyOne. Following this discussion, the board of directors of Spartech directed Mr. Andy to respond to PolyOne that the Spartech board of directors had determined that a strategic transaction with PolyOne at $6.50 per share of Spartech common stock was not in the best interests of Spartech’s stockholders.

On July 17, 2012, Mr. Andy telephoned Mr. Newlin to convey the Spartech board of directors’ determination that the price proposed by PolyOne was inadequate and that Spartech would remain focused on executing its strategic stand-alone plan.

On July 19, 2012, Mr. Newlin telephoned Mr. Andy to inform Mr. Andy that a non-binding expression of interest letter was forthcoming. Further, Mr. Newlin communicated to Mr. Andy that the expression of interest letter would be for a strategic transaction between Spartech and PolyOne at a price between $6.50 and $7.50 per share of Spartech common stock, consisting of 75% PolyOne common stock and 25% cash. In addition, Mr. Newlin expressed to Mr. Andy that PolyOne was not interested in pursuing a possible strategic transaction with Spartech unless Spartech agreed to provide PolyOne with a limited exclusive negotiation period. Mr. Andy stated that he would share PolyOne’s request for exclusivity and the expression of interest letter with the Spartech board of directors upon receipt of such letter.

On July 21, 2012, Mr. Andy received from Mr. Newlin a non-binding expression of interest letter dated July 20, 2012. The letter from PolyOne indicated a price between $6.50 and $7.50 per share of Spartech common stock, consisting of up to 75% PolyOne common stock. Such proposal represented an approximate 19% to 38% premium to the then-current price of Spartech common stock. The proposal stated that it was subject to establishing a 45-day exclusive negotiation period, customary conditions, including satisfactory completion of due diligence, access to management, and the negotiation and signing of a mutually-acceptable definitive agreement.

On July 27, 2012, the members of the board of directors of Spartech discussed the proposal received from PolyOne, whether to pursue a possible strategic transaction with PolyOne, and the engagement of Barclays as its financial advisor. The board of directors selected Barclays because members of the board of directors of Spartech had familiarity with Barclays by reason of working together on an unrelated prior project and believed that representatives of Barclays would be well-qualified to assist Spartech in evaluating the proposed transaction. Barclays had depth of insight into the chemical and plastics industries. In light of the unique opportunity to share in the synergies of a combined company with PolyOne and the related potential to create meaningful long-term value for Spartech’s stockholders, the Spartech board of directors reached a consensus to pursue a possible strategic transaction with PolyOne and to engage Barclays as Spartech’s financial advisor on customary terms.

For more information relating to the synergies of a combination with PolyOne, see “—Spartech’s Reasons for the Merger” beginning on page [    ]. Following the discussion on July 27, 2012, Spartech engaged Barclays with respect to a possible strategic transaction with PolyOne. The Spartech board of directors authorized Mr. Andy to enter into a confidentiality, exclusivity, and standstill agreement with PolyOne by unanimous written consent dated as of August 3, 2012.

During the weeks of July 30, 2012 and August 6, 2012, the companies and their advisors negotiated with respect to the confidentiality, exclusivity, and standstill agreement and reached agreement on August 7, 2012, following which Spartech began providing certain due diligence materials to PolyOne. During this period, members of Spartech’s senior management were directed to begin preparing financial information to be used in connection with the evaluation of a strategic alternative to the current strategic plan. As part of this negotiation, PolyOne continued to request that Spartech grant PolyOne a 45 day period of exclusive negotiations, subject to earlier termination upon exercise by Spartech of a fiduciary-out and certain other events. The 45-day period was eventually extended to 60 days in view of Spartech’s Chief Financial Officer, who had not yet been informed of the potential transaction, being out of the country for an extended time, which had the effect of delaying the ability of Spartech’s management to begin preparing financial information necessary to evaluate a transaction and possible alternatives. Under the confidentiality, exclusivity, and standstill agreement, in exchange for Spartech providing PolyOne with access to certain nonpublic information and the limited exclusive negotiation period, PolyOne agreed, subject to certain exceptions, for a period of 18 months not to acquire Spartech shares, to make an unsolicited offer to acquire Spartech, or to take certain other unilateral actions.

On August 23, 2012, the board of directors of Spartech held a meeting. Representatives of each of Barclays and K&L Gates attended the meeting. K&L Gates provided the directors with an overview of their fiduciary duties. Spartech senior management and Barclays reviewed with Spartech’s board of directors PolyOne’s proposal and further reviewed with Spartech’s board of directors certain historical and projected stand-alone financial information with respect to Spartech and PolyOne. During the meeting, the Spartech board of directors discussed Spartech’s strategic stand-alone plan, execution risks related to the strategic stand-alone plan, risks related to the macroeconomic assumptions that were used in preparing the financial assumptions underlying the strategic stand-alone plan, and a range of refinancing alternative options available to Spartech along with expected costs associated with refinancing Spartech’s existing debt structure. The Spartech board of directors concluded that, while PolyOne’s proposal in its current form was not acceptable, it did represent a substantial and credible offer and that it would be in the best interests of Spartech’s stockholders to further engage with PolyOne with a view to improving the proposal. Accordingly, the board authorized the provision of additional due diligence materials to PolyOne and the scheduling of Spartech management presentations.

On September 7, 2012, members of Spartech’s senior management team, including Ms. Holt, Mr. Randy Martin, Executive VP & CFO of Spartech, Ms. Rosemary Klein, Senior VP, General Counsel, & Corporate Secretary of Spartech, Tim Feast, SVP of Color & Specialty Compounds of Spartech, and Carol O’Neil, SVP of Packaging Technologies of Spartech, gave a presentation about Spartech and its business, its three operating segments, its internal EH&S, legal, and human relations functions, and its financial information to PolyOne’s senior management and representatives of Merrill Lynch, Pierce, Fenner & Smith Incorporated, which is referred to as BofA Merrill Lynch, PolyOne’s financial advisor.

On September 10, 2012, Mr. Newlin telephoned Mr. Andy to discuss the progress of discussions to date. In connection with a request for an extension of the exclusivity period, Mr. Newlin communicated to Mr. Andy that he would be willing to consider increasing PolyOne’s proposal to be within the range of $7.00 to $7.50 per share of Spartech common stock if the results of PolyOne’s due diligence suggested such an increase.

On September 18, 2012, Spartech opened its electronic data room for the provision of due diligence materials to PolyOne.

On September 19 and 20, 2012, the Spartech board of directors held a meeting at its headquarters. Representatives of Barclays and representatives of K&L Gates attended portions of the meeting by telephone.

K&L Gates provided the directors with an overview of their fiduciary duties. Representatives of Barclays presented to the Spartech board of directors an overview of an illustrative timeline of the transaction and also presented certain historical and projected financial information for Spartech and PolyOne. At the meeting, as part of its customary annual practices, Spartech management made a presentation with regard to its proposed annual budget for 2013 and its long range plan through 2015. Following extensive discussion, the board of directors of Spartech authorized the extension of the exclusivity period with PolyOne for an additional 45 days and agreed to a standstill arrangement in favor of PolyOne.

On September 19, 2012, Spartech and PolyOne amended their prior confidentiality agreement, dated August 7, 2012, to extend PolyOne’s exclusivity period through 11:59 p.m. Central time on October 19, 2012. The parties also agreed to enter into a reciprocal standstill arrangement.

On September 20, 2012, PolyOne senior management presented to the Spartech board of directors and Spartech senior management regarding PolyOne’s strategy (including growth plans and strategic initiatives), historical results and certain projected financial information. Prior to the presentation, Spartech received presentation materials from PolyOne relating to PolyOne. The projected financial information from the presentation materials is consistent with the projected financial information reflected in the section titled “—Financial Projections” on page [    ].

During the week of September 24, 2012, Spartech and its legal and financial advisors responded to documentary due diligence requests from PolyOne and its advisors. In addition, members of Spartech management and representatives of Barclays and K&L Gates participated in several due diligence sessions regarding Spartech and its operations attended by members of PolyOne management and representatives of BofA Merrill Lynch and Jones Day, PolyOne’s legal advisor.

Late in the evening of September 28, 2012, representatives of Jones Day delivered to representatives of K&L Gates a draft merger agreement. Under the draft merger agreement, the stock portion of the merger consideration received by Spartech’s stockholders in exchange for their shares of Spartech common stock would be taxable to Spartech’s stockholders that are U.S. persons for U.S. federal income tax purposes. Further, the draft merger agreement proposed a termination fee equal to 5.5% of the equity value of the transaction if the transaction was terminated after signing for any of several reasons. In addition, the initial draft of the merger agreement proposed a termination fee equal to 2% of the equity value of the transaction if the transaction were terminated after signing for failure by the Spartech stockholders to approve the transaction. Upon review of the initial draft merger agreement, representatives of K&L Gates reviewed and began to prepare a response draft merger agreement.

On October 1, 2012, the Spartech board of directors held a meeting in New York, New York. Representatives of each of Barclays and K&L Gates attended the meeting. K&L Gates provided the directors with an overview of their fiduciary duties. Representatives of Barclays presented to the Spartech board of directors an overview of certain historical and projected stand alone and pro forma financial information for Spartech and PolyOne. Spartech senior management expressed support for continuation of Spartech’s strategic stand-alone plan. Following extensive discussion, the Spartech board of directors then instructed Barclays to express the Spartech board of directors’ desire to receive a formal offer from PolyOne at a price in excess of the high end of the range that had most recently been discussed.

During the week of October 1, 2012, Spartech and its legal and financial advisors continued to respond to documentary due diligence requests from PolyOne and its advisors. In addition, members of Spartech management and representatives of Barclays and K&L Gates participated in several due diligence sessions attended by members of PolyOne management and representatives of its legal and financial advisors. Further, representatives of K&L Gates continued to review and prepare a response draft merger agreement.

On October 5, 2012, Spartech received a revised non-binding expression of interest letter from PolyOne at price between $7.25 and $7.75 per share of Spartech common stock, consisting of 25% cash and 75% in PolyOne common stock and representing an approximately 28% to 37% premium to the then-current price of Spartech common stock. Spartech was informed of PolyOne’s indication that any increase in the price above $7.25 per share of Spartech common stock would need to be based on favorable developments coming to light during remaining due diligence.

On October 5, 2012, members of Spartech senior management circulated to the Spartech board of directors an overview of management’s considerations in determining that the risks in achieving Spartech’s strategic plan as a stand-alone company could be overcome. Accordingly, certain members of Spartech senior management again expressed support for continuation of Spartech’s strategic stand-alone plan.

On October 7, 2012, the Spartech board of directors held a meeting by teleconference. Representatives of each of Barclays and K&L Gates participated in the meeting. The Spartech board of directors discussed with representatives of each of Barclays and K&L Gates the most recent non-binding expression of interest letter, dated October 5, 2012, received from PolyOne. The Spartech board of directors authorized representatives of Barclays to pursue a price of at least $8.00 per share of Spartech common stock, representing an approximately 44% premium to the then-current price of Spartech common stock.

Following the October 7, 2012 board meeting, PolyOne was informed about the Spartech board of directors’ response regarding pricing. Subsequently, Spartech received PolyOne’s response that PolyOne would not increase the price higher than that amount reflected in its most recent expression of interest letter, dated October 5, 2012.

On October 9, 2012, the draft Merger Agreement provided by Jones Day on September 28, 2012 was circulated to the full board of Spartech, along with K&L Gates’ comments to the draft.

On October 10, 2012, the PolyOne board of directors held a meeting. In advance of the meeting, PolyOne was informed that the Spartech board would likely be divided on whether to proceed if the price were below $8.00 per share of Spartech common stock. As a possible way of getting to $8.00 per share of Spartech common stock, Barclays recommended plant visits and a sharing of information regarding Spartech’s anticipated fourth quarter financial results. PolyOne agreed to that approach.

On October 12, 2012, the Spartech board of directors held a meeting by teleconference. Representatives of each of Barclays and K&L Gates participated in the meeting. The board discussed certain aspects of alternatives to the PolyOne transaction, the draft Merger Agreement, and the scope of reverse due diligence.

On the afternoon of October 15, 2012, representatives of K&L Gates delivered to representatives of Jones Day a revised draft of the merger agreement. The revised draft of the merger agreement proposed that the stock portion of the merger consideration received by Spartech’s stockholders in exchange for their shares of Spartech common stock would not be taxable to Spartech’s stockholders that are U.S. persons for U.S. federal income tax purposes. The revised draft of the merger agreement also provided for, among other things, more expansive representations and warranties to be made by PolyOne to Spartech, greater flexibility for Spartech to operate its business in the ordinary course prior to the closing of the merger, and greater flexibility to respond to alternative acquisition proposals. The revised draft of the merger agreement also provided for a termination fee equal to 2% of the equity value of the transaction if the transaction were terminated after signing for any of several reasons and limited the triggering circumstances of the termination fee. In addition, the revised draft of the merger agreement eliminated a termination fee equal to 2% of the equity value of the transaction if the transaction were terminated after signing for failure by the Spartech stockholders to approve the transaction and also narrowed the definition of “material adverse effect” and otherwise improved closing certainty.

During the week of October 15, 2012, Spartech and its legal and financial advisors responded to documentary due diligence requests from PolyOne and its advisors. In addition, members of Spartech management and representatives of Barclays and K&L Gates participated in several due diligence sessions regarding Spartech and its operations attended by members of PolyOne management and representatives of its legal and financial advisors. Finally, representatives of PolyOne conducted site visits at twelve of Spartech’s facilities.

On October 17, 2012, Ms. Holt and Mr. Martin presented PolyOne senior management with Spartech’s anticipated fourth quarter results, including information relating to Spartech’s sales and earnings and the results of each of Spartech’s three operating segments.

In the evening of October 17, 2012, representatives of Jones Day delivered to representatives of K&L Gates a revised draft of the merger agreement. Upon review of the revised draft merger agreement presented by Jones Day, the Spartech board of directors, Spartech management, representatives of Barclays, and representatives of K&L Gates began to review and prepare a response draft merger agreement.

On the morning of October 18, 2012, members of Spartech senior management and representatives of Barclays and K&L Gates participated in a reverse due diligence session with members of PolyOne senior management and PolyOne’s advisors. Members of PolyOne senior management discussed PolyOne’s preliminary financial results for the third quarter of 2012 and its financial outlook for the remainder of 2012. An open discussion among all participants followed, including questions presented by members of Spartech senior management and representatives of Barclays.

Later on the afternoon of October 18, 2012, Spartech received a revised offer from PolyOne of $7.50 per share of Spartech common stock, consisting of 25% cash and 75% in PolyOne common stock.

On October 19, 2012, Mr. Newlin telephoned Mr. Andy to discuss the proposal submitted on October 18, 2012. Mr. Newlin indicated that PolyOne was not prepared to increase its price above $7.50 per share of Spartech common stock, and it was willing to pay consideration consisting of $1.875 in cash and the balance in PolyOne common stock. Mr. Newlin and Mr. Andy also discussed a termination fee equal to 3.5% of the equity value of the transaction if the transaction were terminated after signing for any of several reasons. Mr. Newlin also stated his desire for PolyOne’s exclusivity to be extended. Mr. Andy indicated that a meeting of the Spartech board of directors was scheduled for the following morning, at which time the board of directors of Spartech would discuss PolyOne’s latest proposal.

On the morning of October 20, 2012, the Spartech board of directors held a meeting by teleconference. Representatives of each of Barclays and K&L Gates participated in the meeting. The Spartech board of directors received an update from representatives of Barclays regarding recent conversations during the course of the past several days relating to the proposed transaction with PolyOne. K&L Gates provided the directors with an overview of their fiduciary duties. Mr. Andy then reported on his conversation with Mr. Newlin that occurred on the previous day. Ms. Holt also presented to the Spartech board of directors updated financial information and the impact on Spartech’s strategic stand-alone plan. The Spartech board of directors then discussed with its advisors the risks and benefits associated with the strategic stand-alone plan. Following extensive discussion, the Spartech board of directors determined that the risks inherent in implementing Spartech’s strategic stand-alone plan were too high as compared to the risks associated with the proposed transaction with PolyOne. The Spartech board of directors also discussed with its advisors potential responses to the most recent proposal from PolyOne and determined that increasing the value of PolyOne’s proposal to $8.00 per share of Spartech common stock, consisting of $2.67 in cash and the balance in PolyOne common stock, was more beneficial to the Spartech stockholders than continuing to request at least 75% of the merger consideration to be in PolyOne common stock. Following discussion, the Spartech board of directors authorized the counter-proposal of a termination fee equal to 3% of the equity value of the transaction if the transaction were terminated after signing for any of several reasons. The Spartech board of directors also authorized the extension of the exclusivity period to October 23, 2012.

Later that day, Mr. Andy communicated these decisions to Mr. Newlin. Mr. Newlin responded that he would take the matter under advisement. Mr. Newlin subsequently called Mr. Andy to indicate that a price of $8.00 per share of Spartech common stock, consisting of $2.67 in cash and the balance in PolyOne common stock, was acceptable to PolyOne, and was its best and final offer.

On October 20, 2012, Spartech and PolyOne amended their prior confidentiality agreement, dated August 7, 2012, to extend PolyOne’s exclusivity period through 6 p.m. Central time on October 23, 2012.

On October 21, 2012, members of Spartech senior management discussed the terms of the merger agreement with K&L Gates. Later that evening, representatives of K&L Gates delivered to representatives of Jones Day a revised draft of the merger agreement. The revised draft of the merger agreement provided for, among other things, enhanced representations and warranties to be made by PolyOne to Spartech and greater flexibility for Spartech to operate its business in the ordinary course prior to the closing of the merger. The revised draft of the merger agreement also provided for a termination fee equal to 3% of the equity value of the transaction if the transaction were terminated after signing for any of several reasons. In addition, the revised draft of the merger agreement eliminated a termination fee equal to 2% of the equity value of the transaction — and instead proposed a $1.5 million expense reimbursement — if the transaction were terminated after signing for failure by the Spartech stockholders to approve the transaction.

On October 22, 2012, members of Spartech management and representatives of K&L Gates prepared and finalized Spartech’s disclosure schedules to the merger agreement.

On the evening of October 22, 2012, representatives of Jones Day delivered to representatives of K&L Gates a revised draft of the merger agreement. The revised draft of the merger agreement provided for, among other things, less flexibility for Spartech to operate its business in the ordinary course prior to the closing of the merger and a termination fee equal to 3.5% of the equity value of the transaction if the transaction were terminated after signing for any of several reasons. In addition, the revised draft of the merger agreement provided for a termination fee equal to 2% of the equity value of the transaction if the transaction were terminated after signing for failure by the Spartech stockholders to approve the transaction. The Spartech board of directors, Spartech management, representatives of Barclays, and representatives of K&L Gates reviewed and prepared a response draft merger agreement.

Later in the evening of October 22, 2012, representatives of K&L Gates delivered to representatives of Jones Day a revised draft of the merger agreement with Spartech’s preliminary comments. Among other things, the revised draft of the merger agreement eliminated a termination fee equal to 2% of the equity value of the transaction — and instead proposed a $1.75 million expense reimbursement — if the transaction were terminated after signing for failure by the Spartech stockholders to approve the transaction.

On October 23, 2012, Spartech, PolyOne and their respective advisors discussed various mechanics related to setting the exchange ratio for the stock portion of the merger consideration in the final merger agreement, and Spartech and PolyOne eventually agreed to use PolyOne’s closing share price as of October 23, 2012 of $16.84 as the basis to calculate the final exchange ratio of 0.3167 shares of PolyOne for each share of Spartech common stock.

On October 23, 2012, K&L Gates and Jones Day discussed the remaining open issues with respect to the merger agreement.

On the afternoon of October 23, 2012, representatives of Jones Day delivered to representatives of K&L Gates a revised draft of the merger agreement that, among other things, indicated acceptance of a $1.75 million expense reimbursement if the transaction were terminated after signing for failure by the Spartech stockholders to approve the transaction. The parties continued to negotiate the terms of the merger agreement.

Late in the afternoon of October 23, 2012, after the close of trading on the New York Stock Exchange, the Spartech board of directors held a meeting by teleconference. Representatives of each of Barclays and K&L Gates participated in the meeting. Mr. Andy updated the Spartech board of directors on the negotiations with PolyOne since the previous Spartech board meeting, including a price of $8.00 per share of Spartech common stock, consisting of $2.67 in cash and the balance in PolyOne common stock. Representatives of Barclays presented their financial analysis of the merger consideration. Following a discussion, representatives of Barclays delivered to the Spartech board of directors the oral opinion of Barclays, which was subsequently confirmed in writing, that, as of October 23, 2012, and subject to the assumptions, procedures, factors, qualifications, and limitations set forth in Barclays’ written opinion, the merger consideration to be offered to the holders (other than PolyOne and its affiliates) of Spartech common stock pursuant to the merger agreement was fair, from a financial point of view, to such holders. Thereafter, representatives of K&L Gates made a presentation regarding the terms of the merger agreement, including the conditions to closing (including the receipt of stockholder approval), the non-solicitation covenants and rights of the Spartech board of directors to change its recommendation and, if applicable, accept a superior proposal, the termination fee, and other provisions relating to alternative proposals. Representatives of K&L Gates also discussed the Spartech board of directors’ fiduciary duties in connection with the proposed transaction under applicable law. The Spartech board of directors and K&L Gates then discussed the principal reasons for the merger and countervailing considerations, referring in part to discussions of these factors at prior meetings. For more information relating to the synergies of a combination with PolyOne, see “—Spartech’s Reasons for the Merger” beginning on page [    ]. The Spartech board of directors also considered the benefits that Spartech and its advisors were able to obtain as a result of extensive negotiations with PolyOne, including a significant increase in PolyOne’s bid from the beginning of the process to the end of negotiations.

The Spartech board of directors, with advice from Barclays, concluded that the consideration reflected in the merger agreement was the highest value that was available to Spartech at the time, and that there was no assurance that a more favorable opportunity would arise later. The board of directors noted that during the negotiations PolyOne had moved from a price of $6.50, payable solely in cash, to $8.00, payable two-thirds in PolyOne stock and the balance in cash. Following discussion of all the foregoing by the Spartech board of directors, the Spartech board of directors unanimously approved the merger agreement and the consummation of the merger upon the terms and subject to the conditions set forth in the merger agreement, determined that the terms of the merger agreement, the merger, and the other transactions contemplated by the merger agreement are fair to, and in the best interests of, Spartech and its stockholders, directed that the merger agreement be submitted to the stockholders of Spartech for adoption, recommended that Spartech’s stockholders adopt the merger agreement, and declared that the merger agreement is advisable.

The board of directors also approved a form of Amended and Restated Severance and Noncompetition Agreement to be entered into with nine of Spartech’s executive officers. For more information, see “INTERESTS OF SPARTECH DIRECTORS AND EXECUTIVE OFFICERS IN THE MERGER — Amended and Restated Severance and Non-Competition Agreements” beginning on page [    ].

Following the Spartech board of directors meeting, representatives of K&L Gates, Jones Day, Spartech, and PolyOne continued to finalize the merger agreement late into the evening. Spartech and PolyOne then executed the merger agreement.

Early in the morning of October 24, 2012, before the opening of the New York Stock Exchange, Spartech and PolyOne issued a joint press release announcing the execution of the merger agreement.

PolyOne’s Reasons for the Merger

In reaching a conclusion to approve the merger and related transactions, the PolyOne board of directors consulted with PolyOne’s management, as well as legal and financial advisors and industry consultants. In these consultations, the board considered a number of factors, including, without limitation, the following:

•	that the merger will enhance PolyOne’s product portfolio and further diversification into other products and will allow PolyOne to provide enhanced services;

•	that the potential synergies expected to be derived from the merger present an opportunity for continued and sustained growth in accordance with PolyOne’s strategic plan for growth;

•

that, on a preliminary basis, PolyOne had identified annual synergies of approximately $65 million to be phased in by the third year following acquisition and that, excluding acquisition-related costs and charges, PolyOne expected the transaction to be accretive to earnings in the first full year and ultimately add $0.50 to EPS as the $65 million of synergies are achieved;

•

PolyOne board of directors’ understanding of PolyOne’s business, operations, financial condition, earnings and prospects and of Spartech’s business, operations, financial condition, earnings and prospects, taking into account the results of PolyOne’s due diligence of Spartech;

•

PolyOne board of directors’ understanding of the current environment in the industries in which it and Spartech operates, including economic conditions, current financial market conditions and the likely effects of these factors on PolyOne’s, Spartech’s, and the combined company’s potential growth, development, productivity and strategic options;

•	the results of the business, legal and financial due diligence review of Spartech’s businesses and operations;

•	that, as structured in the merger agreement, the exchange ratio will enable PolyOne stockholders to own approximately 90% of the outstanding stock of the combined company; and

•	the terms and conditions of the merger agreement, including the following:

•

the fact that PolyOne may be entitled to receive a $8,800,000 termination fee from Spartech if the merger is not consummated for certain reasons as more fully described in the section titled “THE MERGER AGREEMENT — Termination Fees and Expense Reimbursement” beginning on page [    ];

•	the fact that the conditions required to be satisfied prior to completion of the merger are customary, thereby increasing the likelihood of the consummation of the merger;

•

the fact that, subject to certain exceptions, Spartech is prohibited from taking certain actions that would be deemed to be a solicitation under the merger agreement, including solicitation, initiation, knowing encouragement or knowing facilitation of any inquiries or the making of any proposals for certain types of business combination or acquisition of Spartech (or entering into any agreement for such business combination or acquisition of Spartech or any agreement requiring Spartech to abandon, terminate or fail to consummate the merger).

The PolyOne board of directors also considered the potential adverse impact of other factors weighing negatively against the merger, including, without limitation, the following:

•	the potential dilution to PolyOne shareholders;

•	the risk of diverting management’s attention from other strategic opportunities in order to implement merger integration efforts;

•	the challenges of combining the businesses, operations and workforces of PolyOne and Spartech and realizing the anticipated cost savings and operating synergies;

•	the risk that the parties may incur significant costs and delays resulting from seeking governmental consents and approvals necessary for completion of the proposed merger;

•	the terms and conditions of the merger agreement, including:

•

the fact that the terms of the merger agreement provide that, under certain circumstances and subject to certain conditions more fully described in the section titled “THE MERGER AGREEMENT — Covenants and Agreements” beginning on page [    ], Spartech may furnish

information to and conduct negotiations with a third party in connection with an unsolicited proposal for a business combination or acquisition of Spartech that is likely to lead to a superior proposal and the Spartech board of directors can terminate the merger agreement in order to accept a superior proposal or, under certain circumstances, change its recommendation that Spartech stockholders adopt the merger agreement prior to Spartech stockholders’ adoption of the merger agreement;

•

the fact that Spartech stockholders who dissent from the merger will have rights of appraisal, as described in the section titled “THE MERGER — Appraisal Rights of Dissenting Spartech Stockholders” beginning on page [    ];

•

the fact that Spartech is subject to various laws and regulations relating to environmental protection and the discharge of materials into the environment, and could incur substantial costs as a result of the non-compliance with or liability for cleanup or other costs or damages under environmental laws, including with respect to the Lower Passaic River matters; and

•

the risks of the type and nature described in “RISK FACTORS” beginning on page [    ], and incorporated by reference from Spartech’s Annual Report on Form 10-K and other SEC filings, including the risks associated with the operations and financial position of Spartech’s and the combined company following the completion of the merger.

THE POLYONE BOARD OF DIRECTORS HAS APPROVED THE MERGER AGREEMENT AND DETERMINED THAT THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT ARE IN THE BEST INTERESTS OF POLYONE AND ITS SHAREHOLDERS.

Spartech’s Reasons for the Merger

The Spartech board of directors, at a special meeting held on October 23, 2012, unanimously:

•	determined that the merger agreement and the merger were advisable and in the best interests of Spartech’s stockholders;

•	approved the merger agreement; and

•	voted to recommend that Spartech’s stockholders vote in favor of the adoption of the merger agreement.

In reaching its determination to recommend the approval of the merger agreement by its stockholders, the Spartech board of directors consulted with management as well as Barclays, Spartech’s financial advisor, and Spartech’s legal counsel. Spartech’s board of directors also considered various material factors that are discussed below. The discussion in this section is not intended to be an exhaustive list of the information and factors considered by Spartech’s board of directors. In view of the wide variety of factors considered in connection with the merger, the Spartech board of directors did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific material factors it considered in reaching its decision. In addition, individual members of the Spartech board of directors may have given different weight to different factors. The Spartech board of directors considered this information and these factors as a whole and, overall, considered the relevant information and factors to be favorable to, and in support of, its recommendation.

The Spartech board of directors considered the following factors as generally supporting its decision to recommend that Spartech’s stockholders approve the adoption of the merger agreement:

•

the merger provides Spartech with a unique strategic opportunity to combine two businesses with complementary products, services, customer solutions, and growth strategies which should enable the combined company to benefit from synergies (in excess of duplicative corporate and public company costs) and strengthened capabilities, together with the fact that the combined company would be led by a strong, experienced management team with a demonstrated track record of integrating acquisitions;

•

the Spartech board of directors’ assessment that PolyOne’s operating strategy is consistent with Spartech’s long-term operating strategy to grow its business by expanding the scope, platform coverage, and depth and breadth of product offerings; to leverage Spartech’s capabilities, focus on Spartech’s mix of specialty products, capitalize on PolyOne’s global footprint, and improve Spartech’s ability to compete more effectively with larger companies that may have significantly greater scale, resources, or operating efficiencies;

•

the importance of scale in the increasingly competitive market environments in which PolyOne and Spartech operate, and the potential for the merger to enhance Spartech’s ability to compete effectively in those environments, including by accelerating sales force efficiency and effectiveness, realizing savings on raw materials costs, and adding innovative technology across several of Spartech’s segments and applications;

•

historical and current information concerning PolyOne and Spartech’s respective businesses, financial performance and condition, operations, management, competitive positions and prospects, before and after giving effect to the merger and the merger’s potential effect on stockholder value, including, among other things, accelerating Spartech’s shift to specialty applications with a more competitive cost structure, making business improvements such as expanding margins and making processes more efficient, aligning operations and supply chain with the needs of the combined company’s customers, expanding cross-selling capabilities, expanding growth in areas where PolyOne is focused (such as transportation, health care, building and construction), leveraging relationships with multi-national OEMs to drive expansion of Spartech products, and globalizing Spartech’s business platforms due to PolyOne’s worldwide locations;

•	the adequacy of the merger consideration and the other value provided to Spartech’s stockholders which the Spartech board of directors views as favorable to Spartech’s stockholders, including:

•	recent historical market prices of Spartech common stock;

•

the implied value of the merger consideration based on the closing price of PolyOne common stock of $16.98 on October 22, 2012 (the last full trading day immediately prior to the date the Spartech board of directors approved the merger agreement and merger) and the premium to Spartech common stock it represented as of various dates, as well as the value of the merger consideration that would be implied at various other PolyOne common stock share prices;

•

the cash component of the merger consideration, which would allow Spartech’s stockholders to diversify a portion of their current exposure to the industries in which Spartech and its subsidiaries operate;

•

the stock component of the merger consideration, the valuation of that component, the greater expected liquidity in shares of that component, and the greater number of equity research analysts with respect to that component;

•	the PolyOne annualized dividend rate, which is currently $0.20, while Spartech currently does not pay any dividends on its Spartech common stock;

•

the current market price of the PolyOne common stock, the fact that PolyOne’s shares have historically traded at a premium to Spartech’s, the historical, present, and anticipated future earnings of PolyOne, and the anticipated future earnings of the combined company;

•

the current and future landscape of the industries in which Spartech and its subsidiaries operate, and in light of the financial and competitive challenges facing these industries, the likelihood that the combined company would be better positioned to overcome these challenges if the expected strategic and financial benefits of the transaction were fully realized;

•

the on-going evaluation by the Spartech board of directors of Spartech’s standalone strategic plan, as well as the execution risks related to achieving that plan, compared to the risks and benefits of the merger and, based on the Spartech board of directors’ consideration and evaluation of the benefits, risks, and uncertainties associated with Spartech’s standalone strategic plan, the Spartech board of directors believes that the merger offers a unique and valuable strategic opportunity representing the best opportunity for long-term value creation for Spartech’s stockholders reasonably available at the current time;

•

the Spartech board of directors’ view that the merger agreement and the transactions contemplated by the merger agreement were more favorable to Spartech’s stockholders than other strategic alternatives reasonably available to Spartech and its stockholders;

•

the Spartech board of directors considered that, as a result of the merger, Spartech’s stockholders would own approximately 9.9% of the combined company, based on the number of shares issued and outstanding as of October 19, 2012, and, therefore, would benefit from the future performance of the combined company, the synergies expected to result from the merger, and the other strengths of the combined company as set forth above;

•

the fact that shares of PolyOne common stock issued to Spartech’s stockholders will be registered on Form S-4 and will be freely tradable for Spartech’s stockholders who are not affiliates of Spartech;

•

the advice of Spartech’s financial advisor, including, without limitation, the extensive and detailed financial presentations of Barclays, and its opinion that, as of the date of such opinion and subject to the assumptions made, matters considered, and qualifications and limitations on the review undertaken, the merger consideration to be received by the holders of Spartech common stock is fair, from a financial point of view, to such holders;

•	the discussions with representatives of K&L Gates LLP regarding the terms and conditions of the merger agreement and the fiduciary duties of the Spartech board of directors in considering the merger;

•	the extensive efforts made by Spartech and its advisors to negotiate and execute a merger agreement favorable to Spartech and its stockholders;

•

the financial and other terms and conditions of the merger agreement, as reviewed by the Spartech board of directors, and the fact that such terms and conditions were the product of extensive arm’s length negotiations between the parties;

•

the determination that an exchange ratio that is fixed and not subject to adjustment is appropriate to reflect the strategic purpose of the merger and consistent with market practice for a merger of this type and that a fixed exchange ratio fairly captures the respective ownership interests of PolyOne and Spartech’s stockholders in the combined company based on valuations of PolyOne and Spartech at the time of the Spartech board of directors’ approval of the merger agreement and avoids fluctuations caused by near-term market volatility;

•

the fact that, subject to compliance with the terms and conditions of the merger agreement, Spartech is permitted to terminate the merger agreement, prior to approval by Spartech’s stockholders, in order to approve or recommend an alternative transaction proposed by a third party that is a “Superior Proposal” (as defined in the merger agreement), upon the payment to PolyOne of a termination fee of approximately $8.8 million (representing approximately 3.5% of the total equity value of the transaction), which amount was viewed by the Spartech board of directors as reasonable in light of the benefits of the merger to Spartech’s stockholders and customary practice in similar precedent transactions;

•	the limited number and nature of the conditions to PolyOne’s obligation to consummate the merger and the limited risk of non-satisfaction of such conditions;

•

the expectation that the merger would qualify as a reorganization for U.S. federal income tax purposes and that, as a result, receipt of the stock portion of the merger consideration by Spartech’s stockholders in exchange for their shares of Spartech common stock would not be taxable to Spartech’s stockholders that are U.S. persons for U.S. federal income tax purposes;

•

the fact that the merger agreement does not contain a “financing out” for PolyOne if it fails to obtain such proceeds and the merger agreement provides that each party is entitled to specific performance in case of breach by the other parties; and

•

the fact that a vote of Spartech’s stockholders on the merger is required under Delaware law, and that Spartech’s stockholders who do not vote in favor of the merger will have the right to dissent from the merger and to demand appraisal of the fair value of their shares under Delaware law.

In the course of its deliberations, the Spartech board of directors also considered a variety of risks and other potentially negative factors, including the following:

•

the risks and costs to Spartech if the merger does not close at all or in a timely manner, including the diversion of management and employee attention, potential employee attrition, and the effect on business and customer relationships;

•	the negative impact of any customer confusion or delay in purchase commitments after the announcement of the merger;

•

the challenges inherent in the combination of two businesses of the size and scope of PolyOne and Spartech and the size of the companies relative to each other, including the risk that integration costs may be greater than anticipated and the possible diversion of management attention for an extended period of time;

•	the risk of not capturing the anticipated cost savings and operational synergies between PolyOne and Spartech and the risk that other anticipated benefits might not be realized;

•	the fact that Spartech had only a limited opportunity to conduct “reverse” due diligence with respect to PolyOne;

•

the fact that, as a result of the fixed exchange ratio for the stock component of the merger consideration, the value of that component would decline in the event of a decline in the price of PolyOne common stock prior to the closing of the merger;

•	the recent low trading values of Spartech common stock in the current environment, relative to higher trading values of Spartech common stock in prior periods;

•	the inability of Spartech’s stockholders to realize the long-term value of the successful execution of Spartech’s current strategy as an independent company;

•

the restrictions contained in the merger agreement on the conduct of Spartech’s business prior to the completion of the merger, including requiring Spartech to conduct its business only in the ordinary course, subject to specific limitations, which may delay or prevent Spartech from undertaking business opportunities that may arise pending completion of the merger;

•	the restriction contained in the merger agreement on Spartech’s ability to actively solicit alternative proposals to acquire Spartech;

•	the fact that Spartech has not actively sought offers from other potential purchasers;

•

the fact that, under the merger agreement, Spartech is required to pay a $8.8 million termination fee in certain circumstances may discourage a third party from making a competitive alternative proposal to acquire Spartech;

•	the fact that the cash portion of the merger consideration will be taxable to Spartech’s stockholders that are U.S. persons for U.S. federal income tax purposes; and

•

risks of the type and nature described in the section titled “RISK FACTORS” beginning on page [    ] and incorporated by reference from PolyOne’s Annual Report on Form 10-K and other SEC filings, including the risks associated with the operations and financial position of PolyOne and the combined company following the completion of the merger.

The Spartech board of directors considered all of these factors as a whole and, on balance, concluded that it supported a favorable determination to enter into the merger agreement.

THE SPARTECH BOARD OF DIRECTORS HAS APPROVED THE MERGER AGREEMENT AND UNANIMOUSLY RECOMMENDS THAT SPARTECH’S STOCKHOLDERS VOTE FOR THE PROPOSAL TO ADOPT THE MERGER AGREEMENT.

Opinion of Spartech’s Financial Advisor

Spartech engaged Barclays to act as its financial advisor with respect to pursuing strategic alternatives for Spartech, including a possible sale of Spartech. On October 23, 2012, Barclays rendered its oral opinion (which was subsequently confirmed in writing) to Spartech’s board of directors that, as of such date and based upon and subject to the qualifications, limitations and assumptions stated in its opinion, from a financial point of view, the consideration to be offered to the stockholders of Spartech in the merger is fair to such stockholders.

The full text of Barclays’ written opinion, dated as of October 23, 2012, is attached as Annex B to this proxy statement/prospectus. Barclays’ written opinion sets forth, among other things, the assumptions made, procedures followed, factors considered and limitations upon the review undertaken by Barclays in rendering its opinion. You are encouraged to read the opinion carefully in its entirety. The following is a summary of Barclays’ opinion and the methodology that Barclays used to render its opinion. This summary is qualified in its entirety by reference to the full text of the opinion.

Barclays’ opinion, the issuance of which was approved by Barclays’ Fairness Opinion Committee, is addressed to the board of directors of Spartech, addresses only the fairness, from a financial point of view, to Spartech’s stockholders of the consideration to be offered to such stockholders in the merger and does not constitute a recommendation to any stockholder of Spartech as to how such stockholder should vote with respect to the merger or any other matter. The terms of the merger were determined through arm’s-length negotiations between Spartech and PolyOne and were unanimously approved by Spartech’s board of directors. Barclays did not recommend any specific form of consideration to Spartech or that any specific form of consideration constituted the only appropriate consideration for the merger. Barclays was not requested to opine as to, and its opinion does not in any manner address, Spartech’s underlying business decision to proceed with or effect the merger or the likelihood of consummation of the merger. Barclays’ opinion does not address the relative merits of the merger as compared to any other transaction or business strategy in which Spartech might engage. In addition, Barclays expressed no opinion on, and its does not in any manner address, the fairness of the amount or the nature of any compensation to any officers, directors or employees of any parties to the merger, or any class of such persons, relative to the consideration to be offered to the stockholders of Spartech in the merger.

In arriving at its opinion, Barclays, among other things:

•	reviewed and analyzed a draft of the merger agreement as of October 23, 2012. and the specific terms of the merger;

•

reviewed and analyzed publicly available information concerning Spartech and PolyOne that Barclays believed to be relevant to its analysis, including the Annual Reports on Form 10-K of each of Spartech and PolyOne for the fiscal year ended October 29, 2011 and December 31, 2011, respectively, and Quarterly Reports on Form 10-Q for the fiscal quarters ended August 4, 2012 and June 30, 2012 for Spartech and PolyOne, respectively, and other relevant filings with the Securities and Exchange Commission;

•

reviewed and analyzed financial and operating information with respect to the business, operations and prospects of Spartech furnished to Barclays by Spartech, including the most recent financial projections of Spartech prepared by the management of Spartech, which are referred to as the Spartech Projections;

•

reviewed and analyzed financial and operating information with respect to the business, operations and prospects of PolyOne furnished to Barclays by PolyOne, including financial projections of PolyOne prepared by management of PolyOne, which are referred to as the PolyOne Projections;

•

reviewed and analyzed a trading history of Spartech common stock from October 19, 2007 through October 19, 2012 and a comparison of such trading history with those of other companies that Barclays deemed relevant;

•

reviewed and analyzed a trading history of PolyOne’s common shares over the same period as Spartech, and a comparison of that trading history with those of other companies that Barclays deemed relevant;

•

reviewed and analyzed a comparison of the historical financial results and present financial condition of Spartech and PolyOne with each other and with those of other companies that Barclays deemed relevant;

•	reviewed and analyzed a comparison of the financial terms of the merger with the financial terms of certain other transactions that Barclays deemed relevant;

•

reviewed and analyzed the pro forma impact of the merger on the future financial performance of the combined company, including cost savings, operating synergies and other strategic benefits expected by the management of Spartech to result from a combination of the businesses, which is referred to as, the Expected Synergies;

•	reviewed published estimates of independent research analysts with respect to the future financial performance and price targets of Spartech and PolyOne; and

•	reviewed and analyzed the relative contributions of Spartech and PolyOne to the historical and future financial performance of the combined company on a pro forma basis.

In addition, Barclays had discussions with (i) the managements of Spartech and PolyOne concerning their respective business, operations, assets, financial condition and prospects and (ii) the management of Spartech concerning potential contingent liabilities of Spartech, and have undertaken such other studies, analyses and investigations as Barclays deemed appropriate.

In arriving at its opinion, Barclays assumed and relied upon the accuracy and completeness of the financial and other information used by Barclays without any independent verification of such information (and have not assumed responsibility or liability for any independent verification of such information). Barclays also relied upon the assurances of management of Spartech that they were not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the Spartech Projections, upon advice of Spartech, Barclays assumed that such projections were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Spartech as to Spartech’s future financial performance and, upon the advice of Spartech, relied on the Spartech Projections in performing its analysis. With respect to the PolyOne Projections, based upon discussions with PolyOne, Barclays assumed that such projections were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of PolyOne as to the future financial performance of PolyOne and, upon the advice of Spartech, relied on the PolyOne Projections in performing its analysis. Furthermore, upon the advice of Spartech, Barclays assumed that the amounts and timing of the Expected Synergies were reasonable and that the Expected Synergies would be realized in accordance with such estimates. In arriving at its opinion, Barclays assumed no responsibility for and expressed no view as to any such projections or estimates described above or the assumptions on which they were based. In arriving at its opinion, Barclays did not conduct a physical inspection of the properties and facilities of Spartech or PolyOne and did not make or obtain any evaluations or appraisals of the assets or liabilities of either Spartech or PolyOne. In addition, Barclays was not authorized by Spartech to solicit, and did not solicit, any indications of interest from any third party with respect to the purchase of all or a part of Spartech’s business. Barclays’ opinion was necessarily based upon market, economic and other conditions as they existed on, and could be evaluated as of October 23, 2012. Barclays assumed no responsibility for updating or revising its opinion based on events or circumstances that may have occurred after October 23, 2012. Barclays did not express an opinion as to the prices at which shares of Spartech common stock or PolyOne common shares would trade at any time following the announcement of the merger or the prices at which PolyOne common shares would trade at any time following the consummation of the merger.

Barclays assumed that the executed merger agreement would conform in all material respects to the last draft reviewed by Barclays. In addition, Barclays assumed the accuracy of the representations and warranties contained in the merger agreement and all agreements related thereto. Barclays also assumed, upon the advice of Spartech, that all material governmental, regulatory and third party approvals, consents and releases for the merger would be obtained within the constraints contemplated by the merger agreement and that the merger would be consummated in accordance with the terms of the merger agreement without waiver, modification or amendment of any material term, condition or agreement thereof. Barclays did not express any opinion as to any tax or other consequences that might result from the merger, nor did Barclays’ opinion address any legal, tax, regulatory or accounting matters, as to which Barclays understood that Spartech had obtained such advice as it deemed necessary from qualified professionals.

In connection with rendering its opinion, Barclays performed certain financial, comparative and other analyses as summarized below. In arriving at its opinion, Barclays did not ascribe a specific range of values to the shares of Spartech common stock but rather made its determination as to fairness, from a financial point of view, to Spartech’s stockholders of the consideration to be offered to such stockholders in the merger on the basis of various financial and comparative analyses. The preparation of a fairness opinion is a complex process and involves various determinations as to the most appropriate and relevant methods of financial and comparative analyses and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to summary description.

In arriving at its opinion, Barclays did not attribute any particular weight to any single analysis or factor considered by it but rather made qualitative judgments as to the significance and relevance of each analysis and factor relative to all other analyses and factors performed and considered by it and in the context of the circumstances of the particular transaction. Accordingly, Barclays believes that its analyses must be considered as a whole, as considering any portion of such analyses and factors, without considering all analyses and factors as a whole, could create a misleading or incomplete view of the process underlying its opinion.

The following is a summary of the material financial analyses used by Barclays in preparing its opinion to Spartech’s board of directors. Certain financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses used by Barclays, the tables must be read together with the text of each summary, as the tables alone do not constitute a complete description of the financial analyses. In performing its analyses, Barclays made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Spartech or any other parties to the merger. None of Spartech, PolyOne, Merger Sub, Merger LLC, Barclays or any other person assumes responsibility if future results are materially different from those discussed. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth below. In addition, analyses relating to the value of the businesses do not purport to be appraisals or reflect the prices at which the businesses may actually be sold.

Historical Share Price Analysis

To illustrate the trend in the historical trading prices of Spartech common stock, Barclays considered historical data with regard to the trading prices of Spartech common stock for the period from October 19, 2007 to October 19, 2012. Barclays noted that during the period from October 19, 2011 to October 19, 2012, the closing price of Spartech common stock ranged from $3.42 to $7.00.

To illustrate the trend in the historical trading prices of PolyOne common shares, Barclays considered historical data with regard to the trading prices of PolyOne common shares for the period from October 19, 2007 to October 19, 2012. Barclays noted that during the period from October 19, 2011 to October 19, 2012, the closing price of PolyOne common shares ranged from $9.63 to $17.05.

Selected Comparable Company Analysis

In order to assess how the public market values shares of similar publicly traded companies, Barclays reviewed and compared specific financial and operating data relating to Spartech and PolyOne with selected companies that Barclays, based on its experience in the plastics processing and compounding industry, deemed comparable to Spartech and PolyOne, respectively. In the case of Spartech, Barclays selected companies to include in its analysis that (i) were domiciled in the U.S., (ii) were exposed to similar raw material market dynamics as Spartech, (iii) were exposed to similar industry cyclical patterns as Spartech and (iv) were exposed to similar end markets as Spartech. The selected comparable companies were:

•	PolyOne

•	Schulman

•	Kraton

•	Ferro Corp

In the case of PolyOne, Barclays selected companies to include in its analysis that (i) were exposed to similar raw material market dynamics as PolyOne, (ii) were exposed to similar industrial cyclical patterns as PolyOne and (iii) were exposed to similar end markets as PolyOne. The selected comparable companies were:

•	Mexichem

•	Dow

•	Schulman

•	Clariant

•	Tredegar

•	Kraton

•	Ferro Corp

No companies meeting these criteria were excluded.

Barclays calculated and compared various financial multiples and ratios of Spartech and PolyOne, respectively, and the respective selected comparable companies. As part of its selected comparable company analysis, Barclays calculated and analyzed each company’s enterprise value to its expected 2013 financial criteria (such as earnings before interest, taxes, depreciation and amortization, or EBITDA). The enterprise value of each company was obtained by adding its short and long-term debt to the sum of the market value of its common equity and the book value of any minority interest, and subtracting its cash and cash equivalents. All of these calculations were performed, and based on publicly available financial data (including I/B/E/S International, Inc.) and closing prices, as of October 19, 2012. The results of this selected comparable company analysis for Spartech are summarized below:

Name of Company	Enterprise Value / Expected 2013 EBITDA
PolyOne	6.5x
Schulman Inc.	6.1x
Kraton	4.8x
Ferro Corp.	3.9x
Mean	5.3x
Median	5.4x
Spartech	5.3x	(1)

(1)	Spartech EBITDA based on IBES consensus estimates and calendarized to a December 31 year end.

The results of this selected comparable company analysis for PolyOne are summarized below:

Name of Company	Enterprise Value / Expected 2013 EBITDA
Mexichem	8.9x
Dow	6.9x
Schulman Inc.	6.1x
Clariant	6.1x
Tredegar	5.4x
Kraton	4.8x
Ferro Corp.	3.9x
Mean	6.0x
Median	6.1x
PolyOne	6.5x	(1)

(1)	PolyOne EBITDA based on IBES consensus estimates.

Barclays selected the comparable companies listed above because their businesses and operating profiles are reasonably similar to that of Spartech and PolyOne, respectively. However, because of the inherent differences between the business, operations and prospects of Spartech and PolyOne, respectively, and those of the respective selected comparable companies, Barclays believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the selected comparable company analysis. Accordingly, Barclays also made qualitative judgments concerning differences between the business, financial and operating characteristics and prospects of Spartech and PolyOne, respectively, and the respective selected comparable companies that could affect the public trading values of each in order to provide a context in which to consider the results of the quantitative analysis. These qualitative judgments related primarily to the differing sizes, growth prospects, profitability levels and degree of operational risk between Spartech and PolyOne, respectively, and the respective companies included in the selected company analysis. Based upon these judgments, Barclays selected a range of 4.75x to 5.75x multiples of Spartech’s 2013 expected calendarized EBITDA, which equaled $65 million (adjusted from October 31, 2012 year end, calculated as the sum of (i) 83.3% multiplied by the 2013 expected EBITDA and (ii) 16.7% multiplied by 2014 expected EBITDA). Using the range of multiples and expected EBITDA, Barclays calculated a range of implied enterprise values. The implied equity value per share was calculated by subtracting Spartech’s net debt from its implied enterprise values and dividing by the diluted number of shares outstanding. Barclays selected a range of 5.5x to 6.5x multiples of PolyOne’s expected 2013 EBITDA, which equaled $306 million. Using the range of multiples and expected EBITDA, Barclays calculated a range of implied enterprise values. The implied equity value per share was calculated by subtracting PolyOne’s net debt from its implied enterprise values and dividing by the diluted number of shares outstanding. The following summarizes the results of these calculations:

Implied Equity Value Per Share
Spartech	$4.50 – 6.50
PolyOne	$13.00 – 16.50

Selected Precedent Transaction Analysis

Barclays reviewed and compared the purchase prices and financial multiples paid in selected other transactions that Barclays, based on its experience with merger and acquisition transactions, deemed relevant. Barclays chose such transactions based on, among other things, the similarity of the applicable target companies in the transactions to Spartech and PolyOne with respect to the size, mix, margins and other characteristics of their businesses. Using publicly available information, Barclays analyzed the transaction value to the target company’s last 12-months, or LTM, EBITDA. The following table sets forth the transactions analysis based on such characteristics:

Date	Target Company	Acquirer
10/3/2011	ColorMatrix(1)	PolyOne
12/24/2010	Dexco Polymers LP	TSRC
10/4/2010	Polymer Group	Blackstone
3/2/2010	Styron	Bain Capital
5/3/2007	Klockner Pentaplast	Blackstone
4/12/2007	Prairie Packaging(2)	Pactiv
11/14/2007	GLS Corp	PolyOne
8/17/2006	Ferro’s Plastic Specialty Business	Olympic Plastics
12/20/2005	Tyco Adhesives and Plastics	Apollo
5/6/2005	Kerr Group	Berry Plastics
3/22/2005	British Vita	Texas Pacific Group
8/21/2003	Rexam (Healthcare Flexibles Sector)	Amcor
6/23/2003	AT Plastics	Acetex
5/28/2002	Berry Plastics	GS Capital Partners
3/18/2002	Ivex Packaging	Alcoa
5/8/2000	Geon	M.A. Hanna
6/2/1999	O’Sullivan Corporation	Geon
5/17/1999	Exxon Chemical - Films	Tredegar
4/8/1998	Blessings Corporation	Huntsman Packaging

Enterprise Value / LTM EBITDA
Spartech
Mean	7.2x
Median	7.2x
PolyOne
Mean	7.4x
Median	7.3x

(1)	Excluded from mean and median calculations for Spartech since it is not a comparable company for Spartech.
(2)	Based on 2007 financial statements.

The reasons for and the circumstances surrounding each of the selected precedent transactions analyzed were diverse and there are inherent differences in the business, operations, financial conditions and prospects of Spartech and PolyOne, respectively, and the companies included in the selected precedent transaction analysis. Accordingly, Barclays believed that a purely quantitative selected precedent transaction analysis would not be particularly meaningful in the context of considering the merger. Barclays therefore made qualitative judgments concerning differences between the characteristics of the selected precedent transactions and the merger which would affect the acquisition values of the selected target companies, on the one hand, and Spartech and PolyOne, on the other hand. Based upon these judgments, Barclays selected a range of 6.75x to 7.75x multiples and applied such range to Spartech’s LTM EBITDA for the year ended July 31, 2012 to calculate a range of implied prices per share of Spartech common stock. In addition, Barclays selected a range of 7.0x to 8.0x multiples and applied such range to PolyOne’s LTM EBITDA for the year ended June 30, 2012 to calculate a range of prices per share of PolyOne common shares.

The following table sets forth the transactions analyzed based on such characteristics and the results of such analysis:

Implied Equity Value Per Share
Spartech	$6.25 – 8.00
PolyOne	$16.00 – 19.00

Transaction Premium Analysis

In order to assess the premium offered to the stockholders of Spartech in the merger relative to the premiums offered to stockholders in other transactions, Barclays reviewed the premiums offered in transactions in the chemical assets industry and in completed acquisitions in the industrials, chemicals and consumer sectors from the last 5 years where enterprise value of the target company was less than $1 billion and stock was used as consideration.

Chemical Assets

Acquiror	Target	Date
Cytec Industries	Umeco	4/12/2012
Mexichem	Wavin	2/8/2012
Eastman	Solutia	1/27/2012
Berkshire Hathaway	Lubrizol	3/14/2011
DuPont	Danisco	1/9/2011
BHP Billiton	Potash Corp.	8/17/2010
Agrium Inc	AWB	8/16/2010
Honam Petrochemical Corp	Titan Chemicals Corp Bhd	7/16/2010
Air Products & Chemicals Inc	Airgas Inc	2/5/2010
IPIC	Nova Chemicals	2/23/2009
CF Industries	Terra Industries Inc	1/15/2009
BASF	Ciba Specialty Chemicals	9/15/2008
Ashland Inc	Hercules Inc	7/11/2008
Dow Chemical Co.	Rohm & Haas Co.	7/10/2008
Agrium	UAP Holding Corp	12/3/2007
Basell NV	Lyondell Chemical Co	7/17/2007
Hexion Specialty Chemicals Inc	Huntsman Corp	7/3/2007
Akzo Nobel NV	ICI PLC	6/18/2007
Linde AG	BOC Group PLC	1/25/2006
BASF AG	Engelhard Corp	1/3/2006

Completed Acquisitions of Target Companies Valued at Less Than $1 Billion with a Stock Component

Acquiror	Target	Date Announced
Nissan Motor Co Ltd	Aichi Machine Industry Co Ltd	12/16/2011
Resolute Forest Products	Fibrek Inc	11/28/2011
Ciena Enterprises Ltd	Asia Environment Holdings Ltd	8/23/2011
Perfumania Holdings Inc	Parlux Fragrances Inc	8/11/2011
DryShips Inc	OceanFreight Inc	7/26/2011
Allegheny Technologies Inc	Ladish Co Inc	11/17/2010
Geo Group Inc	Cornell Companies Inc	4/19/2010
Outotec Oyj	Larox Oyj	10/15/2009
Sykes Enterprises Inc	ICT Group Inc	10/6/2009
Basil Read Holdings Ltd	TWP Holdings (Pty) Ltd	9/30/2009
Inverness Medical Innovations Inc	Concateno plc	6/5/2009
Cenveo Inc	Nashua Corp	5/7/2009
Aecon Group Inc	Lockerbie & Hole Inc	2/2/2009
Attica Holdings SA	Blue Star Maritime SA	10/16/2008
Brascan Residential Properties SA	Company SA	9/10/2008
Middleby Corp	Turbochef Technologies Inc	8/12/2008
Finning International Inc	Collicutt Energy Services Ltd	11/27/2007
Wotif.com Holdings Ltd	Travel.com.au Ltd	10/1/2007
Salmat Ltd	HPAL Ltd	7/18/2007
Publicis Groupe SA	Business Interactif SA	6/14/2007
Gunns Ltd	Auspine Ltd	5/15/2007
Peptech Ltd	EvoGenix Ltd	5/7/2007
Northgate Information Solutions plc	Arinso International NV-SA	5/2/2007
Programmed Maintenance Services Ltd	Integrated Group Ltd	2/12/2007

In addition, Barclays also reviewed the premium paid in the following U.S. and Canada transactions in the chemicals, industrials and consumer sectors that have been announced since January 1, 2011, where the enterprise value of the target company was between $750 million and $5 billion and consideration consisted partly of stock.

Acquiror	Target	Date Announced
NRG Energy Inc	GenOn Energy Inc	7/22/2012
Eastman Chemical Co	Solutia Inc	1/27/2012
Eldorado Gold Corp	European Goldfields Ltd	12/18/2011
United Rentals	RSC Holdings Inc	12/16/2011
Lam Research Corp	Novellus Systems Inc	12/14/2011
Superior Energy Services Inc	Complete Production Svcs Inc	10/10/2011
AuRico Gold Inc	Northgate Minerals Corp	8/29/2011
Windstream Corp	PAETEC Holding Corp	8/1/2011
Holly Corp	Frontier Oil Corp	2/22/2011
Rock-Tenn Co	Smurfit-Stone Container Corp	1/23/2011

The reasons for and the circumstances surrounding each of the transactions analyzed in the transaction premiums analysis were diverse and there are inherent differences in the business, operations, financial conditions and prospects of Spartech and PolyOne, respectively, and the companies included in the transaction premiums analysis. Accordingly, Barclays believed that a purely quantitative transaction premiums analysis would not be particularly meaningful in the context of considering the merger. Barclays therefore made qualitative judgments concerning the differences between the characteristics of the selected transactions and the merger which would affect the acquisition values of the target companies and Spartech and PolyOne, respectively. Based upon these judgments, Barclays selected a range of 30% to 40% premiums to the closing prices of Spartech common stock and PolyOne common shares on October 19, 2012 to calculate a range of implied prices per share of Spartech common stock and PolyOne common shares.

The following summarizes the result of these calculations:

Implied Equity Value Per Share
Spartech	$6.75 – 7.25
PolyOne	$22.00 – 23.75

Discounted Cash Flow Analysis

Spartech

In order to estimate the present value of Spartech, Barclays performed three discounted cash flow analyses of Spartech. A discounted cash flow analysis is a traditional valuation methodology used to derive a valuation of an asset by calculating the “present value” of estimated future cash flows of the asset. “Present value” refers to the current value of future cash flows or amounts and is obtained by discounting those future cash flows or amounts by a discount rate that takes into account macroeconomic assumptions and estimates of risk, the opportunity cost of capital, expected returns and other appropriate factors. To calculate the estimated enterprise value of Spartech using the discounted cash flow method, Barclays added (i) Spartech’s projected after-tax unlevered free cash flows for fiscal years 2012 through 2017 based on management projections to (ii) the “terminal value” of Spartech as of 2017, and discounted such amount to its present value using a range of selected discount rates. The after-tax unlevered free cash flows were calculated by taking the tax-affected estimated EBITDA for the fiscal years ended 2012 through 2017 and subtracting capital expenditures and adjusting for changes in working capital. In the first discounted cash flow analysis, or the DCF Analysis (EBITDA Multiple), the residual value of Spartech at the end of the forecast period, or “terminal value,” was estimated by selecting a range of terminal value multiples of 5.25x to 5.75x for the period ending 2017 and applying such range to the management projections, which included a base case, upside case and downside case. The DCF Analysis (EBITDA Multiple) excluded the impact of any contingent or similar liabilities. In the second discounted cash flow analysis, or the DCF Analysis (Average EBITDA Multiple), the terminal value of Spartech was estimated by selecting a range of terminal value multiples of 6.0x to 6.5x, which were based on the average of Spartech’s estimated EBITDA for 2010 through 2017 and applying such range to the management projections, which included a base case, upside case and downside case. In the third discounted cash flow analysis, or the DCF Analysis (Perpetuity Growth), the terminal value of Spartech was estimated by selecting a range of perpetuity growth rates and applying them to the after-tax unlevered free cash flows of fiscal year 2017 based on management projections, which included a base case, upside case and downside case. The range of perpetuity growth rates selected was 2.75% to 3.25%. In each of the three discounted cash flow analyses, Barclays used a range of after-tax discount rates of 12.75% to 13.75%, which it selected based on an analysis of the weighted average cost of capital of Spartech and the comparable companies. Barclays then calculated a range of implied prices per share of Spartech by subtracting net debt as of September 30, 2012 from the estimated enterprise value using the discounted cash flow method and dividing such amount by the shares of Spartech common stock calculated using the treasury stock method. The following summarizes the results of these calculations:

Implied Equity Value Per Share
DCF Analysis (EBITDA Multiple)
Base Case	$8.00 – 9.50
Upside Case	$9.25 – 11.00
Downside Case	$7.00 – 8.25

DCF Analysis (Average EBITDA Multiple)
Base Case	$6.00 – 7.00
Upside Case	$7.00 – 8.00
Downside Case	$5.25 – 6.25

DCF Analysis (Perpetual Growth)
Base Case	$7.25 – 9.25
Upside Case	$8.75 – 11.00
Downside Case	$6.00 – 7.75

PolyOne

In order to estimate the present value of PolyOne, Barclays performed three discounted cash flow analyses of PolyOne. To calculate the estimated enterprise value of PolyOne using the discounted cash flow method, Barclays added (i) PolyOne’s projected after-tax unlevered free cash flows for fiscal years 2012 through 2017 based on management projections to (ii) the “terminal value” of PolyOne as of 2017, and discounted such amount to its present value using a range of selected discount rates. The after-tax unlevered free cash flows were calculated by taking the estimated tax-affected EBITDA for the fiscal years ended 2012 through 2017 and subtracting capital expenditures and pension contributions and adjusting for changes in working capital. The tax-affected pension contributions were provided to Barclays as part of the PolyOne Projections and were estimated as follows: $20 million in fiscal year 2013, $24 million in fiscal year 2014, $23 million in fiscal year 2015, $20 million in fiscal year 2016 and $56 million in fiscal year 2017. In the first discounted cash flow analysis, or the DCF Analysis (EBITDA Multiple), the residual value of PolyOne at the end of the forecast period, or “terminal value,” was estimated by selecting a range of terminal value multiples of 6.0x to 7.0x for the period ending 2017 and applying such range to the management projections. In the second discounted cash flow analysis, or the DCF Analysis (Average EBITDA Multiple), the terminal value of PolyOne was estimated by selecting a range of terminal value multiples of 6.5x to 7.5x, which were based on the average of PolyOne’s estimated EBITDA for 2010 through 2017 and applying such range to the management projections. In the third discounted cash flow analysis, or the DCF Analysis (Perpetuity Growth), the terminal value of PolyOne was estimated by selecting a range of perpetuity growth rates and applying them to the after-tax unlevered free cash flows of fiscal year 2017 based on management projections. The range of perpetuity growth rates selected was 2.0% to 3.0%. In each of the three discounted cash flow analyses, Barclays used a range of after-tax discount rates of 10% to 11%, which it selected based on an analysis of the weighted average cost of capital of PolyOne and the comparable companies. Barclays then calculated a range of implied prices per share of PolyOne by subtracting net debt as of June 30, 2012 from the estimated enterprise value using the discounted cash flow method and dividing such amount by the shares of PolyOne common shares calculated using the treasury stock method. The following summarizes the results of these calculations:

Implied Equity Value Per Share
DCF Analysis (EBITDA Multiple)	$25.25 – 30.25
DCF Analysis (Average EBITDA Multiple)	$19.25 – 22.75
DCF Analysis (Perpetual Growth)	$28.00 – 37.25

Leveraged Acquisition Analysis

Barclays performed a leveraged acquisition analysis in order to ascertain a price for each of Spartech common stock and PolyOne common shares, in each case, which might be achieved in a leveraged buyout transaction with a financial buyer using a debt capital structure consistent with the merger and based upon current market conditions. In the case of Spartech, Barclays performed two leveraged acquisition analyses. In the first case, or Spartech LBO Analysis (Current), Barclays assumed the following in its analysis: (i) total debt / LTM EBITDA multiple of 4.5x for the period ended July 31, 2012, (ii) an equity investment that would be needed to achieve an internal rate of return of 20% to 25% over a five-year period and (iii) a projected EBITDA terminal value multiple of 6.0x for the period ended 2017. In the second case, or the Spartech LBO Analysis (Normalized), Barclays assumed the following in its analysis: (i) total debt / LTM EBITDA multiple of 4.0x for the period ended July 31, 2012, (ii) an equity investment that would be needed to achieve an internal rate of return of 22.5% to 27.5% over a five-year period and (iii) a projected EBITDA terminal value multiple of 6.0x for the period ended 2017. In the case of PolyOne, Barclays assumed the following in its analysis: (i) total debt / LTM EBITDA multiple of 5.0x for 2012, (ii) an equity investment that would be needed to achieve an internal rate of return of 20% to 25% over a five-year period and (iii) a projected EBITDA terminal value multiple of 7.5x for the period ended 2017. In the case of PolyOne LBO Analysis and the Spartech LBO Analysis (Current), Barclays assumed that the debt raised in connection with a hypothetical leveraged acquisition would have a structure and terms consistent with current market conditions. The following summarizes the results of these calculations:

Implied Equity Value Per Share
Spartech (Current)	$6.75 – 8.25
Spartech (Normalized)	$5.75 – 7.00
PolyOne	$23.25 – 26.25

General

Barclays is an internationally recognized investment banking firm and, as part of its investment banking activities, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. Spartech’s board of directors selected Barclays because of its familiarity with Spartech and its qualifications, reputation and experience in the valuation of businesses and securities in connection with mergers and acquisitions generally, as well as substantial experience in transactions comparable to the merger.

Barclays is acting as financial advisor to Spartech in connection with the merger. As compensation for its services in connection with the merger, total aggregate compensation of approximately $4.8 million shall be payable to Barclays, of which $750,000 was paid to Barclays upon delivery of the Barclays opinion and the remainder of which (approximately $4,100,000) is contingent upon the closing of the transaction. In addition, Spartech has agreed to reimburse Barclays for its expenses incurred in connection with the merger and to indemnify Barclays for certain liabilities that may arise out of its engagement by Spartech and the rendering of Barclays’ opinion. Barclays has not received any fees for investment banking or financial services performed for Spartech or PolyOne in the past two years but has performed various investment banking and financial services for Spartech in the past and may perform such services for Spartech and PolyOne in the future, and has received, and is likely to receive, customary fees for such services.

Barclays and its affiliates engage in a wide range of businesses from investment and commercial banking, lending, asset management and other financial and non-financial services. In the ordinary course of its business, Barclays and affiliates may actively trade and effective transactions in the equity, debt and/or other securities (and any derivatives thereof) and financial instruments (including loans and other obligations) of Spartech and PolyOne and their respective affiliates for its own account and for the accounts of its customers and, accordingly, may at any time hold long or short positions and investments in such securities and financial instruments.

Financial Projections

During the course of the negotiations between PolyOne and Spartech, each of PolyOne and Spartech supplied the other with certain business and financial information that was not publicly available, including certain financial projections on a standalone basis. Each set of financial projections presented below have been prepared by, and are the responsibility of, management of PolyOne and Spartech, respectively. The Spartech information was prepared on a basis consistent with the historical accounting policies included in the section titled “Management’s Discussion and Analysis of Financial Conditions and Results of Operations” contained in Spartech’s Annual Report on Form 10-K for the year ended November 3, 2012, which is incorporated by reference in this proxy statement/prospectus. The PolyOne information was prepared on a basis consistent with the historical accounting policies included in the section titled “Management’s Discussion and Analysis of Financial Conditions and Results of Operations” contained in PolyOne’s Annual Report on Form 10-K for the year ended December 31, 2011, which is incorporated by reference in this proxy statement/prospectus. For more information, see the section titled “WHERE YOU CAN FIND MORE INFORMATION” beginning on page [    ].

The financial projections are included in this proxy statement/prospectus only because this information was exchanged between PolyOne and Spartech. Such financial projections were neither prepared with a view to public disclosure, nor were such financial projections prepared in compliance with GAAP standards or with published guidelines of the SEC or the American Institute of Certified Public Accountants regarding financial projections. We caution you that the financial projections are speculative in nature. Such financial projections are, in general, prepared solely for internal use and capital budgeting and other management decisions and are subjective in many respects.

While presented with numerical specificity, the financial projections are based upon a variety of estimates and assumptions relating to the businesses of PolyOne and Spartech. These estimates and assumptions may prove to be inaccurate for any number of reasons, including general economic conditions, competition, and the risks discussed in this proxy statement/prospectus under the section titled “RISK FACTORS” beginning on page [    ]. There can be no assurance that the projections will be realized, and actual results may differ materially from those shown. Generally, the further out the period to which financial projections relate, the more unreliable the projections become.

The financial projections are unaudited and neither PolyOne’s nor Spartech’s independent accountants examined, complied nor performed any procedures with respect to the prospective financial information contained in this proxy statement/prospectus and, accordingly, neither PolyOne’s nor Spartech’s independent accountants express an opinion or any other form of assurance on such information or its achievability.

Readers of this proxy statement/prospectus should not place undue reliance on the financial projections set forth below. No one has made or makes any representation to any stockholder regarding the information included in these projections. The inclusion of financial projections in this proxy statement/prospectus should not be regarded as an indication that PolyOne, Spartech or their respective representatives considered or consider the projections to be a reliable prediction of future events, and the projections should not be relied upon as such. Management of PolyOne and Spartech have prepared from time to time in the past, and will continue to prepare in the future, internal financial forecasts that reflect various estimates and assumptions that change from time to time. Accordingly, the financial projections used in conjunction with the merger may differ from these forecasts.

EXCEPT TO THE EXTENT REQUIRED BY LAW, NONE OF POLYONE, SPARTECH OR THEIR RESPECTIVE DIRECTORS OR OFFICERS INTEND TO UPDATE OR REVISE THE FINANCIAL PROJECTIONS TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE THEY WERE PREPARED OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS, EVEN IN THE EVENT THAT SOME OR ALL OF THE ASSUMPTIONS ARE SHOWN TO BE INACCURATE OR ERRONEOUS.

As referred to below, earnings before interest, taxes, depreciation and amortization, which is referred to as EBITDA, is a financial measure commonly used in the specialty chemicals industry but is not defined under GAAP. EBITDA should not be considered in isolation or as a substitute for net income, operating income, cash flows from operating activities or any other measure of financial performance presented in accordance with GAAP or as a measure of a company’s profitability or liquidity. Because EBITDA excludes some, but not all, items that affect net income, its calculation may vary among companies, including Spartech and PolyOne. The EBITDA data presented below may not be comparable to similarly titled measures of other companies. Management of Spartech and PolyOne believe that EBITDA is a meaningful measure to investors and provides additional information about their respective ability to meet future liquidity requirements for debt service, capital expenditures and working capital. In addition, management of Spartech and PolyOne believe that EBITDA is a useful comparative measure of operating performance and liquidity. For example, debt levels, credit ratings and, therefore, the impact of interest expense on earnings vary significantly between companies. Similarly, the tax positions of individual companies can vary because of their differing abilities to take advantage of tax benefits, with the result that their effective tax rates and tax expense can vary considerably. Finally, companies differ in the age and method of acquisition of productive assets, and thus the relative costs of those assets, as well as in the depreciation or depletion (straight-line, accelerated, units of production) method, which can result in considerable variability in depletion, depreciation and amortization expense between companies. Thus, for comparison purposes, management of Spartech and PolyOne believe that EBITDA can be useful as an objective and comparable measure of operating profitability and the contribution of operations to liquidity because it excludes these elements.

POLYONE AND SPARTECH DO NOT INTEND TO UPDATE THESE PROJECTIONS OR TO MAKE OTHER PROJECTIONS PUBLIC IN THE FUTURE.

Unaudited Spartech Projections

Although Spartech periodically may issue limited guidance to investors concerning its expected financial performance, Spartech does not as a matter of course publicly disclose detailed financial projections. However, in connection with the negotiation of the merger, Spartech provided to PolyOne certain non-public financial projections for the years that end on the Saturday closest to October 31, 2013, 2014, 2015, 2016 and 2017, which are referred to as the “Spartech Projections,” that the management of Spartech prepared for the Spartech board of directors in connection with valuation work performed to assist in its evaluation of the merger.

The Spartech Projections:

•	were based upon numerous assumptions, as further described below, many of which are beyond the control of Spartech and may not prove to be accurate;

•	were originally developed during the course of August 2012 through early October 2012;

•

do not necessarily reflect current estimates or assumptions management of Spartech may have about prospects for Spartech’s businesses, changes in general business or economic conditions, or any other transaction or event that has occurred or that may occur and that was not anticipated at the time the projections were prepared;

•	are not necessarily indicative of current values or future performance, which may be significantly more favorable or less favorable than as set forth below; and

•	are not, and should not be regarded as, a representation that any of the expectations contained in, or forming a part of, the Spartech Projections will be achieved.

The key assumptions underlying the Spartech Projections include:

•	no significant underlying improvement in U.S. economic conditions or key end markets (e.g., construction, automotive, etc.);

•	continued execution on operational improvements and product mix shift towards more specialty products;

•	successful start-up of key customer programs in the Packaging Technologies business;

•	successful execution of major initiatives including:

•	consolidation of Canadian plants in the Custom Sheet and Rollstock business

•	shutdown of the Color and Specialty Compounds Stratford plant in Canada

•	successful start up of the expansion in the Muncie, Indiana plant in the Packaging Technologies business; and

•	no major changes in resin prices.

The following information was included in the Spartech Projections provided by Spartech management to PolyOne:

(in millions)	Forecast FY 2013	Forecast FY 2014	Forecast FY 2015	Forecast FY 2016	Forecast FY 2017
Net Sales	$1,237	$1,300	$1,385	$1,451	$1,520
EBITDA excluding special items(1)	65	77	88	98	108

(1)	EBITDA excluding special items is defined as earnings before interest, income taxes, depreciation and amortization adjusted to exclude the impact of restructuring and exit costs. EBITDA excluding special items is a non-GAAP financial measure and should not be considered as an alternative to operating earnings or net earnings as a measure of operating performance or cash flows as a measure of liquidity. EBITDA excluding special items does not include the impact of the potential for any synergies or costs related to the merger.

Subsequent changes in the business conditions with a particular customer caused Spartech to revise its projections. The following revised projections were provided by Spartech management to Barclays:

(in millions)	Forecast FY 2013	Forecast FY 2014	Forecast FY 2015	Forecast FY 2016	Forecast FY 2017
Net Sales	$1,192	$1,300	$1,385	$1,451	$1,520
EBITDA excluding special items(1)	62	78	89	99	108

(1)	EBITDA excluding special items is defined as earnings before interest, income taxes, depreciation and amortization adjusted to exclude the impact of restructuring and exit costs. EBITDA excluding special items is a non-GAAP financial measure and should not be considered as an alternative to operating earnings or net earnings as a measure of operating performance or cash flows as a measure of liquidity. EBITDA excluding special items does not include the impact of the potential for any synergies or costs related to the merger.

Unaudited PolyOne Projections

The following financial projections for PolyOne on a standalone basis were provided by PolyOne management to Spartech:

(in millions)	Forecast FY 2012	Forecast FY 2013	Forecast FY 2014	Forecast FY 2015	Forecast FY 2016
Sales	$3,055	$3,321	$3,752	$4,183	$4,582
EBITDA(1)	285	306	374	470	542

(1)

EBITDA is defined as earnings before interest, income taxes, depreciation and amortization adjusted to exclude special items, such as, restructuring charges, mark-to-market pension and OPEB gains and losses, environmental remediation costs and acquisition related costs. EBITDA is a non-GAAP financial measure and should not be considered as an alternative to operating income or net income as a measure of operating performance or cash flows as a measure of liquidity. EBITDA does not include the impact of the potential for any synergies or costs related to the merger.

Merger Financing

PolyOne’s obligation to complete the merger is not subject to any financing contingency. PolyOne intends to finance the cash portion of the merger consideration, and the payment of related fees and expenses, as well as the repayment of certain of Spartech’s debt, with a combination of cash on hand and new long-term debt. PolyOne has obtained a commitment letter from Bank of America, N.A. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, Wells Fargo Securities, LLC and WF Investment Holdings, LLC for a new $250 million senior unsecured bridge facility.

Stock Ownership of Directors and Executive Officers of PolyOne and Spartech

For information regarding PolyOne directors’ and executive officers’ ownership of PolyOne securities, see the section titled “WHERE YOU CAN FIND MORE INFORMATION” beginning on page [    ].

For information regarding Spartech directors’ and executive officers’ ownership of Spartech securities, see the section titled “SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT” beginning on page [    ].

Ownership of PolyOne After the Merger

PolyOne will issue approximately [            ] shares of PolyOne common stock to Spartech stockholders in the merger. After the completion of the merger, it is expected that there will be outstanding approximately [            ] shares of PolyOne common stock. The shares of PolyOne common stock to be issued to Spartech stockholders in the merger will represent approximately [    ]% of the outstanding PolyOne common stock after the merger.

PolyOne Board of Directors After the Merger

The merger will not affect the size or composition of PolyOne’s board of directors or its executive officers. Information about the current PolyOne directors and executive officers can be found in the documents incorporated by reference into this proxy statement/prospectus and listed in the section titled “WHERE YOU CAN FIND MORE INFORMATION” beginning on page [    ].

PolyOne’s Corporate Governance Guidelines require that a substantial majority of the members of PolyOne’s board be “independent” under the listing standards of the NYSE. To be considered “independent,” PolyOne’s board of directors, which is referred to as PolyOne’s board, must make an affirmative determination that the director has no material relationship with PolyOne other than as a director, either directly or indirectly (such as an officer, partner or shareholder of another entity that has a relationship with PolyOne or any of its subsidiaries), and that the director is free from any business, family or other relationship that would reasonably be expected to interfere with the exercise of independent judgment as a director. In each case, PolyOne’s board considers all relevant facts and circumstances in making an independence determination.

PolyOne’s board determined that Carol A. Cartwright, Richard H. Fearon, Gregory J. Goff, Gordon D. Harnett, Richard A. Lorraine, William H. Powell, Farah M. Walters and William A. Wulfsohn are independent under the NYSE “independent director” listing standards. In making this determination, PolyOne’s board reviewed significant transactions, arrangements or relationships that a director might have with PolyOne’s customers or suppliers. In making this determination with respect to Mr. Fearon, PolyOne’s board determined that the sales of products by PolyOne to Eaton Corporation, of which Mr. Fearon serves as an executive officer, did not create a material relationship or impair the independence of Mr. Fearon because Mr. Fearon receives no material direct or indirect benefit from such transactions, which were undertaken in the ordinary course of business. For 2011, the amount paid to PolyOne from sales to Eaton Corporation was less than 0.3% of PolyOne’s consolidated revenues.

Interests of Spartech Directors and Executive Officers in the Merger

In considering Spartech’s board of directors’ recommendation to vote for the proposal to adopt the merger agreement and the merger, Spartech stockholders should be aware that the directors and executive officers of Spartech have interests in the merger that may be different from, or in addition to, the interests of Spartech stockholders generally and that may create potential conflicts of interest. In addition to the rights described below in this section, the executive officers of Spartech may be eligible to receive some of the generally applicable benefits described under the heading “THE MERGER AGREEMENT — Employee Benefit Matters” on page [    ]. Spartech’s board of directors was aware of these interests and considered them, among other matters, in evaluating and negotiating the merger agreement and the merger, and in recommending the adoption of the merger agreement to Spartech stockholders.

Set forth below are descriptions of the interests of directors and executive officers, including interests in equity or equity-based awards, severance arrangements and other compensation and benefit arrangements, and the right to continued indemnification and insurance coverage by PolyOne for acts or omissions of the directors and executive officers occurring prior to the merger. The dates used in the discussions below to quantify certain of these interests have been selected for illustrative purposes only, and they do not necessarily reflect the dates on which certain events will occur.

Equity or Equity-Based Awards

Spartech’s executive officers and non-employee directors have been granted equity compensation awards consisting of stock options, stock appreciation rights, restricted shares and restricted stock units, granted under Spartech’s 2001 Equity Compensation Plan or 2004 Equity Compensation Plan, which are referred to as “Spartech’s equity compensation plans,” and subject to the treatment set forth below. As of October 22, 2012, 2,231,360 shares of Spartech common stock were subject to outstanding equity compensation awards under Spartech’s equity compensation plans.

In addition, as described below in “THE MERGER AGREEMENT — Employee Benefits Matters” beginning on page [    ], any equity awards in respect of Spartech common stock that are granted by Spartech on or after October 23, 2012, will be treated upon completion of the merger in the manner set forth in the applicable award agreements. In any event, these awards will not contain any “single-trigger” vesting provisions that would result in the vesting of the awards solely as a result of the approval or consummation of the merger.

Treatment of Stock Options

When Spartech’s board of directors approved the merger on October 23, 2012, each outstanding option to purchase shares of Spartech common stock granted under Spartech’s equity compensation plans became fully vested and exercisable pursuant to the terms of Spartech’s equity compensation plans. Upon completion of the merger each of these options that remains outstanding and any outstanding options granted after the approval of the merger will be assumed by PolyOne and converted into an option to purchase a number of shares of PolyOne common stock (rounded down to the nearest whole share) equal to the product of (a) the number of shares of Spartech common stock subject to the Spartech option immediately prior to the completion of the merger multiplied by (b) the sum of (1) the stock consideration and (2) the quotient of $2.67 (the cash consideration) divided by the average closing price of a share of PolyOne common stock on the NYSE for the ten consecutive trading days ending with the fifth complete trading day prior to the closing, which is referred to as the “equity award exchange ratio.” The exercise price per share of PolyOne common stock subject to a converted option will be an amount (rounded up to the nearest whole cent) equal to the quotient of (a) the exercise price per share of Spartech common stock subject to the Spartech option immediately prior to the completion of the merger divided by (b) the equity award exchange ratio.

Except as set forth in the immediately preceding paragraph, each converted option will remain subject to the same terms and conditions as applied to the Spartech option immediately prior to the completion of the merger.

The following table summarizes the aggregate number of options held by each of the named executive officers, and all other executive officers as a group, under Spartech’s equity compensation plans and the applicable award agreements. No outstanding options are held by Spartech’s non-employee directors.

	Aggregate Number Of Shares Underlying Unvested Stock Options(1)	Weighted Average Exercise Price of Unvested Stock Options ($)(2)	Aggregate Number Of Shares Underlying Vested Stock Options(1)	Weighted Average Exercise Price of Vested Stock Options ($)(2)
Named Executive Officers:
Victoria Holt	—	—	—	—
Randy Martin	—	—	96,000	$23.22
Timothy Feast	—	—	—	—
Robert Lorah	—	—	—	—
Carol O’Neill	—	—	—	—
All Other Executive Officers as a Group:	—	—	27,500	$23.08

(1)	All outstanding stock options have an exercise price that exceeds $8.93, which is the assumed value of the merger consideration based on the five-day average closing price of PolyOne’s common stock of $19.78 for the five days ending November 30, 2012.
(2)	Weighted average exercise price numbers are rounded up or down to the nearest whole cent.

Treatment of Stock-Settled Stock Appreciation Rights

When Spartech’s board of directors approved the merger on October 23, 2012, each outstanding stock-settled stock appreciation right, which is referred to as a SSAR, relating to shares of Spartech common stock granted under Spartech’s equity compensation plans became fully vested and exercisable pursuant to the terms of Spartech’s equity compensation plans. Upon completion of the merger, each of these SSARs that remains outstanding and any SSARs granted after the approval of the merger will be assumed by PolyOne and converted into a SSAR relating to a number of shares of PolyOne common stock (rounded down to the nearest whole share) equal to the product of (a) the number of shares of Spartech common stock subject to the Spartech SSAR immediately prior to the completion of the merger multiplied by (b) the equity award exchange ratio. The base price per share of PolyOne common stock subject to a converted SSAR will be an amount (rounded up to the nearest whole cent) equal to the quotient of (a) the base price per share of Spartech common stock subject to the Spartech SSAR immediately prior to the completion of the merger divided by (b) the equity award exchange ratio.

On December 12, 2012, Spartech’s board of directors approved annual equity grants to executive officers and other employees that included SSARs. These SSARs will not vest as a result of the merger except in the event that an executive’s employment is terminated without cause or by the executive for good reason within two years following the completion of the merger, and will be assumed by PolyOne and converted into equivalent SSARs relating to PolyOne common stock upon completion of the merger under the formula described above. Any converted SSARs will be subject to substantially the same terms and conditions as applied to the corresponding Spartech SSAR immediately before completion of the merger.

Except as set forth above, each converted SSAR will remain subject to the same terms and conditions as applied to the Spartech SSAR immediately prior to the completion of the merger.

The following table summarizes the aggregate number of outstanding SSARs held by each of the named executive officers and all other executive officers as a group under Spartech’s equity compensation plans and the applicable award agreements. No outstanding SSARs are held by Spartech’s non-employee directors.

	Aggregate Number of Unvested and Vested Out-of-the- Money SSARs(1)(2)	Weighted Average Base Price of Unvested and Vested Out-of-the- Money SSARs ($)(3)	Aggregate Number of Vested In-the- Money SSARs(4)	Weighted Average Base Price of Vested In-the- Money SSARs ($)(3)
Named Executive Officers:
Victoria Holt	39,605	$8.96	335,455	$6.10
Randy Martin	124,831	$13.26	85,493	$4.85
Timothy Feast	9,146	$8.96	47,946	$5.21
Robert Lorah	7,369	$8.96	50,214	$5.62
Carol O’Neill	29,146	$12.09	43,746	$5.49
All Other Executive Officers as a Group:	154,077	$10.83	182,136	$4.85

(1)	Represents the total number of vested and unvested SSARs that have a base price that exceeds $8.93, which is the assumed value of the merger consideration based on the five-day average closing price of PolyOne’s common stock of $19.78 for the five days ending November 30, 2012. This column includes the following number of SSARs that were unvested immediately prior to approval of the merger by the Spartech board of directors on October 23, 2012, and which became vested and exercisable upon such approval based on the terms of the underlying award agreements: Ms. Holt — 0; Mr. Martin — 27,347; Mr. Feast — 0; Mr. Lorah — 0; Ms. O’Neill — 10,000; All Other Executive Officers — 50,946.
(2)	This column includes the following number of SSARs that were granted to each executive on December 12, 2012, with a per share base price of $8.96, and which will not automatically vest upon completion of merger based on the terms of the underlying award agreements: Ms. Holt — 39,605; Mr. Martin — 10,337; Mr. Feast — 9,146; Mr. Lorah — 7,369; Ms. O’Neill — 9,146; All Other Executive Officers — 28,588.
(3)	Weighted average base price numbers are rounded up or down to the nearest whole cent.
(4)	Represents the total number of vested SSARs that have a base price that is less than $8.93, which is the assumed value of the merger consideration based on the five-day average closing price of PolyOne’s common stock of $19.78 for the five days ending November 30, 2012. This column includes the following number of SSARs that were unvested immediately prior to approval of the merger by the Spartech board of directors on October 23, 2012, and which became vested and exercisable upon such approval based on the terms of the underlying award agreements: Ms. Holt — 224,871; Mr. Martin — 55,781; Mr. Feast — 44,196; Mr. Lorah — 45,214; Ms. O’Neill — 41,046; All Other Executive Officers — 141,585.

Treatment of Restricted Stock

When Spartech’s board of directors approved the merger on October 23, 2012, each outstanding restricted share of Spartech common stock granted under Spartech’s equity compensation plans became a fully vested share of Spartech common stock that is no longer subject to restrictions pursuant to the terms of Spartech’s equity compensation plans and the applicable award agreements, and as a result will be entitled to receive the merger consideration. The following restricted shares became vested upon the approval of the merger: Ms. Holt — 66,858 shares; Mr. Martin — 13,922 shares; Mr. Feast — 4,500 shares; Mr. Lorah — 6,000 shares; Ms. O’Neill — 4,000 shares; and all other executive officers as a group — 24,109 shares.

On December 12, 2012, Spartech’s board of directors approved annual equity grants to executive officers and other employees that included restricted stock. These shares of restricted stock will not vest as a result of the merger except in the event that a holder’s employment is terminated without cause or by the executive for good reason within two years following the completion of the merger, and will be assumed by PolyOne and converted into restricted shares of PolyOne common stock upon completion of the merger. Any converted shares of restricted stock will be subject to substantially the same terms and conditions as applied to the corresponding share of Spartech restricted stock immediately before completion of the merger, except that each converted restricted share will represent the right to receive a number of shares of PolyOne common stock (rounded down to the nearest whole share) equal to the product of (a) the number of shares of Spartech common stock to which the Spartech restricted share related immediately prior to the completion of the merger multiplied by (b) the equity award exchange ratio.

The following table summarizes the aggregate number of outstanding restricted shares held by each of the named executive officers and all other executive officers as a group, each of which was granted on December 12, 2012, under the applicable plans and award agreements, and the consideration that each individual may become entitled to receive pursuant to these awards, assuming (i) the completion of the merger occurs on February 28, 2013, (ii) the value of the merger consideration is $8.93, and (iii) that the employment of the such executive officer is terminated without cause or by the executive for good reason within two years following the completion of the merger. No outstanding restricted shares are held by Spartech’s non-employee directors.

	Aggregate Number of Outstanding Restricted Shares	Aggregate Value of Outstanding Restricted Shares ($)
Named Executive Officers:
Victoria Holt	39,605	$353,673
Randy Martin	10,337	$92,309
Timothy Feast	9,147	$81,683
Robert Lorah	7,370	$65,814
Carol O’Neill	9,147	$81,683
All Other Executive Officers as a Group:	28,591	$255,318

Treatment of Restricted Stock Units

Upon completion of the merger, restricted stock units, each of which is referred to as an RSU, relating to Spartech common stock granted under Spartech’s equity compensation plans will generally be converted into the right to receive the merger consideration as if each such Spartech RSU was one share of Spartech common stock. However, if that treatment would result in additional taxes or tax penalties under Section 409A of the Code, then the Spartech RSU will be assumed by PolyOne and converted into an RSU relating to PolyOne common stock upon completion of the merger. Any converted RSU will be subject to substantially the same terms and conditions as applied to the corresponding Spartech RSU immediately before the completion of the merger, except that the converted RSU will represent the right to receive a number of shares of PolyOne common stock (rounded down to the nearest whole share) equal to the product of (a) the number of shares of Spartech common stock to which the Spartech RSU related immediately prior to the completion of the merger multiplied by (b) the equity award exchange ratio.

On December 12, 2012, each non-employee member of Spartech’s board of directors received a fully vested grant of 5,580 RSUs, having a grant date fair value of $50,000, in connection with the director’s service for the prior fiscal year, in accordance with Spartech’s standard director compensation policy. Each of these RSUs will be converted into the right to receive the merger consideration as it were one share of Spartech common stock.

The following table summarizes the aggregate number of RSUs held by Ms. Holt and each non-employee member of the Spartech board of directors under Spartech’s equity compensation plans and the applicable award agreements, and the consideration that each individual may become entitled to receive in respect of these awards as a result of the merger, assuming continued service through the completion of the merger and assuming the completion of the merger occurs on February 28, 2013. Except for 12,410 RSUs that were granted to Ms. Holt during her service on the Spartech board of directors, but prior to her appointment as President and Chief Executive Officer, no outstanding RSUs are held by Spartech’s executive officers.

	Aggregate Number of Outstanding Restricted Stock Units(1)	Aggregate Number of Restricted Stock Units Settled at Effective Time of Merger(2)	Aggregate Value of Restricted Stock Units Settled at Effective Time of Merger ($)	Aggregate Number of Restricted Stock Units Assumed at Effective Time of Merger(3)
Directors:
Ralph B. Andy	21,256	16,944	$151,310	4,312
Lloyd E. Campbell	37,784	33,472	$298,905	4,312
Edward J. Dineen	33,472	33,472	$298,905	—
Walter J. Klein	37,784	33,472	$298,905	4,312
Pamela F. Lenehan	36,339	33,472	$298,905	2,867
Jackson W. Robinson	39,347	33,472	$298,905	5,875
Craig A. Wolfanger	37,784	33,472	$298,905	4,312
Named Executive Officers:
Victoria Holt	12,410	10,846	$96,855	1,564

(1)	All RSUs are fully vested at the time of grant.
(2)	Represents the aggregate number of outstanding RSUs that will, pursuant to their terms, become entitled to receive the merger consideration upon the completion of the merger.
(3)	Represents the aggregate number of outstanding RSUs that would be subject to additional taxes or tax penalties under Section 409A of the Code if settled upon the completion of the merger, and which will therefore be converted into RSUs relating to PolyOne common stock upon completion of the merger as described above.

Treatment of the Short-Term Incentive Plan

Each of the named executive officers and each of the other executive officers participates in the Spartech Short-Term Incentive Plan, which provides for performance-based annual bonus incentive awards. These awards are payable pursuant to the Spartech Corporation 2011 Executive Bonus Plan, which provides that upon the occurrence of a change in control, the definition of which includes the completion of the merger, the current performance period will be deemed to have ended, the applicable performance goals will be appropriately converted to reflect the length of the performance period, and all bonuses will be immediately payable in cash on a pro-rated basis. In addition, all bonuses with respect to a completed performance period, if not already paid, are immediately payable in cash upon the occurrence of a change in control.

The targeted annual bonus under the Short-Term Incentive Plan is expressed as a percentage of base salary for each executive officer and is set at the discretion of the Compensation Committee. For Spartech’s 2013 fiscal year, the percentages are: Ms. Holt, 100%, Mr. Martin 60%, Mr. Feast, 50%, Mr. Lorah, 50%, and Ms. O’Neill, 50%. After the approval of the merger, the Compensation Committee of Spartech’s board of directors established the applicable performance goals and payout factors for the 2013 Short-Term Incentive Plan. The 2013 Short-Term Incentive Plan is to be determined based 75% on corporate EBITDA performance and 25% on cash flow from operations. Threshold achievement for each component (above which payouts begin) equals the prior year actual results, target achievement (resulting in a 1X payout) requires meeting the Board-approved annual plan, and maximum achievement (resulting in up to a 2X payout) requires significant improvement in excess of the plan goals. In anticipation of the potential merger, the Committee approved monthly and quarterly EBITDA benchmarks to aid in determining the applicable level of achievement for any pro-rata bonus award to be paid in connection with the completion of the transaction.

The following table sets forth the estimated pro-rata portion of the bonus that would be determined for each of the named executive officers and all other executive officers as a group under the terms of the Short-Term Incentive Plan, assuming (i) performance at target payout levels, (ii) continued employment through the completion of the merger and (iii) completion of the merger occurs on February 28, 2013. The actual amount to be paid to each individual, which may be less or more than the amount listed in the following table, will be based on actual performance as of the completion of the transaction.

Estimated Pro-Rata Bonus Payment ($)
Named Executive Officers:
Victoria Holt	$222,962
Randy Martin	$69,831
Timothy Feast	$51,490
Robert Lorah	$46,096
Carol O’Neill	$51,490
All Other Executive Officers as a Group:	$166,240

Treatment of Long-Term Incentive Plan Performance Cash Awards

Each of the named executive officers and each of the other executive officers received Performance Cash Awards under the Spartech Long-Term Incentive Plan for the 2011-2013 performance period and the 2012-2014 performance period. These awards are payable pursuant to the Spartech Corporation 2011 Executive Bonus Plan, which provides that upon the occurrence of a change in control, the definition of which includes the completion of the merger, the current performance period will be deemed to have ended, the applicable performance goals will be appropriately converted to reflect the length of the performance period, and all awards will be immediately payable in cash on a pro-rated basis. In addition, all awards with respect to a completed performance period, if not already paid, are immediately payable in cash upon the occurrence of a change in control.

After the approval of the merger, the Compensation Committee of Spartech’s board of directors reviewed achievement of performance goals under the Performance Cash awards for the 2011-2013 and the 2012-2014 performance periods. In this review the Compensation Committee determined that Spartech had not met the threshold performance level necessary to receive a payout under the Performance Cash awards for the 2011-2013 performance period, and that no payout was earned for those awards. However, the Compensation Committee determined that Spartech had achieved a performance level that would result in a payout under the Performance Cash awards for the 2012-2014 performance period at a 1.2 times the target level and approved the payment under these awards.

The following table sets forth the estimated pro-rata portion of the Performance Cash awards for the 2012-2014 performance period that would be paid to each of the named executive officers and all other executive officers as a group under the terms of the awards, assuming continued employment through the completion of the merger and assuming the completion of the merger occurs on February 28, 2013. The actual amount to be paid to each individual, which may be less or more than the amount listed in the following table, will be based on actual performance as of the completion of the transaction.

Estimated Pro-Rata Award Payment ($)
Named Executive Officers:
Victoria Holt	$256,000
Randy Martin	$85,000
Timothy Feast	$74,000
Robert Lorah	$68,000
Carol O’Neill	$74,000
All Other Executive Officers as a Group:	$244,000

Amended and Restated Severance and Non-Competition Agreements

Each of the named executive officers and each of the other executive officers has an Amended and Restated Severance and Non-Competition Agreement with Spartech, each of which was last amended and restated as of October 23, 2012 to provide additional severance protection in the event of certain terminations of employment, as described in greater detail below. The Spartech Compensation Committee determined that increasing the level of severance protection for these individuals was appropriate and in the best interests of Spartech to maintain their focus and dedication in light of the uncertainties and distractions inherent in the merger or other potential changes in control. In addition, the Agreements were revised to require the executive to provide a release of claims against Spartech and its affiliates in consideration of the increased severance and to make the severance expressly contingent on the executive’s compliance with the restrictive covenants contained in the Agreements.

Under the Amended and Restated Severance and Non-Competition Agreements, upon termination of employment by Spartech without cause or by the executive for good reason (as described below) at the time of or within two years following the completion of the merger, the officer will be entitled to receive the following severance payments and benefits:

•

an amount equal to 18 months of base salary (24 months for Ms. Holt) at the highest rate paid to executive during the three years prior to executive’s termination, paid in equal installments over 12 months (24 months for Ms. Holt);

•

an amount equal to 150% (200% for Ms. Holt) of the executive’s target annual incentive bonus in effect immediately prior to the change in control, paid in equal installments over 12 months (24 months for Ms. Holt);

•	continuation of health insurance benefits for 18 months (24 months for Ms. Holt); and

•	reasonable outplacement services for 12 months.

The Amended and Restated Severance and Non-Competition Agreements provide that any severance payments and benefits are conditioned on the officer providing a release of all claims against Spartech, its officers, directors and stockholders, and their affiliates. The Amended and Restated Severance and Non-Competition Agreements further provide that the officers are subject to typical confidentiality provisions both during and at all times after employment, as well as non-compete and non-solicitation provisions during employment and for a period of one year following termination of employment for any reason. In addition, the Amended and Restated Severance and Non-Competition Agreements provide that if any payment under any agreement, plan or arrangement would be subject to the “golden parachute” excise tax under Section 280G of the Code, the payments will be reduced to a level that would not trigger the excise taxes if the reduction provides the executive with a greater net after tax benefit.

For purposes of the Amended and Restated Severance and Non-Competition Agreements, “good reason” means, in summary: (i) one or more reductions of the executive’s base salary in the amount of 10% or more of the executive’s highest previous base salary, excluding across-the-board reductions prior to a change in control, (ii) a relocation of more than 50 miles, or other material change, in the executive’s required office location, (iii) a material reduction in the executive’s authorities, duties and responsibilities, or in the authorities, duties or responsibilities of the executive’s supervisor, (iv) a material reduction in the budget over which the executive has authority, or (v) one or more actions by Spartech which collectively amount to a material breach of the Amended and Restated Severance and Non-Competition Agreement or any other agreement between the executive and Spartech and which constitutes a constructive discharge of the executive.

The following table summarizes the cash severance payments and other benefits that each named executive officer, and the other executive officers as a group, would be entitled to receive under the Amended and Restated Severance and Non-Competition Agreements based on compensation and benefit levels in effect as of December 12, 2012, and assuming that (a) the completion of the merger occurs on February 28, 2013 and (b) each named executive officer and each other executive officer experiences a qualifying termination of employment on February 28, 2013.

The amounts indicated below are estimates based on multiple assumptions that may or may not actually occur, including assumptions described in this proxy statement/prospectus.

	Estimated Cash Severance Payments Under Amended and Restated Severance and Non-Competition Agreement ($)(1)	Estimated Value of Additional Benefits Under Amended and Restated Severance and Non-Competition Agreement ($)(2)	Total ($)(3)
Named Executive Officers:
Victoria Holt	$2,728,000	$52,329	$2,780,329
Randy Martin	$854,400	$43,747	$898,147
Timothy Feast	$708,750	$43,413	$752,163
Robert Lorah	$634,500	$34,817	$669,317
Carol O’Neill	$708,750	$43,747	$752,497
All Other Executive Officers as a Group:	$2,351,250	$163,952	$2,515,202

(1)	The amounts in this column consist of an amount equal to the sum of: (i) 18 months (24 months for Ms. Holt) of base salary continuation at the highest rate paid to the executive during the three years prior to the executive’s termination and (ii) 150% (200% for Ms. Holt) of the executive’s target bonus.
(2)	The amounts in this column consist of the estimated value of the sum of: (i) 18 months (24 months for Ms. Holt) of continued health and welfare benefits following termination of employment and (ii) 12 months of reasonable outplacement services.
(3)	The amounts in this column are estimates based on multiple assumptions that may or may not actually occur, including assumptions described in this proxy statement/prospectus.

Indemnification and Insurance

For a period of six years after closing of the merger, PolyOne will indemnify and advance expenses to each present and former director and officer of Spartech against liabilities arising out of that person’s services for Spartech whether occurring before or after the completion of the merger. PolyOne will maintain directors’ and officers’ liability insurance for a period of six years after closing of the merger to cover Spartech’s directors and officers or, at PolyOne’s option, PolyOne will purchase a six year tail policy to satisfy this insurance requirement. For a more complete description of this obligation, see the discussion provided at the section titled “THE MERGER AGREEMENT — Indemnification and Insurance” beginning on page [    ].

Delisting of Spartech Common Stock

If the merger is completed, Spartech common stock will no longer be listed on the NYSE and will be deregistered under the Exchange Act, and Spartech may no longer file periodic reports with the SEC.

Appraisal Rights of Dissenting Spartech Stockholders

If the merger is completed, holders of Spartech common stock are entitled to appraisal rights under Section 262 of the DGCL, which is referred to as Section 262, provided that they comply with the conditions established by Section 262.

The discussion below is a summary regarding a Spartech stockholder’s appraisal rights under Delaware law but is not a complete statement of the law regarding dissenters’ rights under Delaware law and is qualified in its entirety by reference to the text of the relevant provisions of Delaware law, which are attached to this proxy statement/prospectus as Annex C. Stockholders intending to exercise appraisal rights should carefully review Annex C. Failure to follow precisely any of the statutory procedures set forth in Annex C may result in a termination or waiver of these rights.

A record holder of shares of Spartech common stock who makes the demand described below with respect to such shares, who continuously is the record holder of such shares through the completion of the merger, who otherwise complies with the statutory requirements of Section 262 and who neither votes in favor of the merger nor consents thereto in writing will be entitled to an appraisal by the Delaware Court of Chancery, which is referred to as the Delaware Court, of the fair value of his, her or its shares of Spartech common stock in lieu of the consideration that such stockholder would otherwise be entitled to receive pursuant to the merger agreement. All references in this summary of appraisal rights to a “stockholder” or “holders of shares of Spartech common stock” are to the record holder or holders of shares of Spartech common stock. Except as described herein, stockholders of Spartech will not be entitled to appraisal rights in connection with the merger.

Under Section 262, where a merger is to be submitted for approval at a meeting of stockholders, such as the Spartech special meeting, not fewer than 20 days prior to the meeting, a constituent corporation must notify each of the holders of its stock for whom appraisal rights are available that such appraisal rights are available and include in each such notice a copy of Section 262. This proxy statement/prospectus shall constitute such notice to the record holders of Spartech common stock.

Stockholders who desire to exercise their appraisal rights must satisfy all of the conditions of Section 262. Those conditions include the following:

•

Stockholders electing to exercise appraisal rights must not vote “FOR” the adoption of the merger agreement. Voting “FOR” the adoption of the merger agreement will result in the waiver of appraisal rights. Also, because a submitted proxy not marked “AGAINST” or “ABSTAIN” will be voted “FOR” the proposal to adopt the merger agreement, the submission of a proxy not marked “AGAINST” or “ABSTAIN” will result in the waiver of appraisal rights.

•

A written demand for appraisal of shares must be filed with Spartech before the taking of the vote on the merger agreement at the special meeting. The written demand for appraisal should specify the stockholder’s name and mailing address, and that the stockholder is thereby demanding appraisal of his, her or its Spartech common stock. The written demand for appraisal of shares is in addition to and separate from a vote against the merger agreement or an abstention from such vote. That is, failure to return your proxy, voting against, or abstaining from voting on, the merger will not satisfy your obligation to make a written demand for appraisal.

•

A demand for appraisal must be executed by or for the stockholder of record, fully and correctly, as such stockholder’s name appears on the stock certificate. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, this demand must be executed by or for the fiduciary. If the shares are owned by or for more than one person, as in a joint tenancy or tenancy in common, such demand must be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record. However, the agent must identify the record owner and expressly disclose the fact that, in exercising the demand, he is acting as agent for the record owner. A person having a beneficial interest in Spartech common stock held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow the steps summarized below in a timely manner to perfect whatever appraisal rights the beneficial owners may have.

•

A stockholder who elects to exercise appraisal rights should mail or deliver his, her or its written demand to Spartech Corporation, 120 South Central Avenue, Suite 1700, Clayton, Missouri 63105, Attn: Corporate Secretary.

Within 10 days after the completion of the merger, Merger LLC, as the successor to Spartech in its capacity as the surviving company, will provide notice of the completion of the merger to all Spartech stockholders who have complied with Section 262 and have not voted in favor of the adoption of the merger agreement.

Within 120 days after the completion of the merger, either Spartech or any stockholder who has complied with the required conditions of Section 262 may file a petition in the Delaware Court, with a copy served on Spartech in the case of a petition filed by a stockholder, demanding a determination of the fair value of the shares of all stockholders seeking to exercise appraisal rights. There is no present intent on the part of Spartech to file an appraisal petition, and stockholders seeking to exercise appraisal rights should not assume that Spartech will file such a petition or that Spartech will initiate any negotiations with respect to the fair value of such shares. Accordingly, holders of Spartech common stock who desire to have their shares appraised should initiate any petitions necessary for the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 262.

Within 120 days after the completion of the merger, any stockholder who has satisfied the requirements of Section 262 will be entitled, upon written request, to receive from Spartech a statement setting forth the aggregate number of shares of Spartech common stock not voting in favor of the adoption of the merger agreement and with respect to which demands for appraisal were received by Spartech and the aggregate number of holders of such shares. Such statement must be mailed within 10 days after the stockholder’s request has been received by Spartech or within 10 days after the expiration of the period for the delivery of demands as described above, whichever is later.

If a petition for an appraisal is timely filed and a copy thereof is served upon Spartech, Spartech will then be obligated, within 20 days after service, to file in the office of the Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares and with whom agreements as to the value of their shares have not been reached. After notice to stockholders, as required by the Delaware Court, at the hearing on such petition, the Delaware Court will determine which stockholders are entitled to appraisal rights. The Delaware Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Delaware Court may dismiss the proceedings as to such stockholder. Where proceedings are not dismissed, the Delaware Court will appraise the shares of Spartech common stock owned by such stockholders, determining the fair value of such shares exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value.

Although the board of directors of Spartech believes that the merger consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court, and stockholders should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the consideration they would receive pursuant to the merger agreement. Moreover, Spartech does not anticipate offering more than the merger consideration to any stockholder exercising appraisal rights and reserves the right to assert, in any appraisal proceeding, that, for purposes of Section 262, the “fair value” of a share of Spartech common stock is less than the merger consideration. In determining “fair value,” the Delaware Court is required to take into account all relevant factors. The cost of the appraisal proceeding, which does not include attorneys’ or experts’ fees, may be determined by the Delaware Court and taxed against the dissenting stockholder and/or Spartech as the Delaware Court deems equitable under the circumstances. Each dissenting stockholder is responsible for his or her attorneys’ and expert witness expenses, although, upon application of a dissenting stockholder, the Delaware Court may order that all or a portion of the expenses incurred by any dissenting stockholder in connection with the appraisal proceeding, including without limitation, reasonable attorneys’ fees and the fees and expenses of experts, be charged pro rata against the value of all shares of stock entitled to appraisal.

Any stockholder who has duly demanded appraisal in compliance with Section 262 will not, after the completion of the merger, be entitled to vote for any purpose any shares subject to such demand or to receive payment of dividends or other distributions on such shares, except for dividends or distributions payable to stockholders of record at a date prior to the completion the merger.

At any time within 60 days after the completion of the merger, any stockholder will have the right to withdraw his, her or its demand for appraisal and to accept the terms offered in the merger agreement. After this period, a stockholder may withdraw his, her or its demand for appraisal and receive payment for his, her or its shares as provided in the merger agreement only with the consent of Spartech. If no petition for appraisal is filed with the court within 120 days after the completion of the merger, stockholders’ rights to appraisal, if available, will cease. Inasmuch as Spartech has no obligation to file such a petition, any stockholder who desires a petition to be filed is advised to file it on a timely basis. Any stockholder may withdraw such stockholder’s demand for appraisal by delivering to Spartech a written withdrawal of his, her or its demand for appraisal and acceptance of the merger consideration, except (i) that any such attempt to withdraw made more than 60 days after the completion of the merger will require written approval of Spartech and (ii) that no appraisal proceeding in the Delaware Court shall be dismissed as to any stockholder without the approval of the Delaware Court, and such approval may be conditioned upon such terms as the Delaware Court deems just.

Failure by any Spartech stockholder to comply fully with the procedures described above and set forth in Annex C to this proxy statement/prospectus may result in termination of such stockholder’s appraisal rights. In view of the complexity of exercising appraisal rights under Delaware law, any Spartech stockholder considering exercising these rights should consult with legal counsel.

Conditions to Completion of the Merger

Completion of the merger depends on a number of conditions being satisfied or waived. These conditions include the following:

•	adoption of the merger agreement by the Spartech stockholders at the special meeting;

•

making or obtaining consents, approvals and actions of, filings with and notices to any governmental entities required to consummate the merger and other transactions contemplated by the merger agreement, the failure of which to be made or obtained is reasonably expected to have or result in a material adverse effect on PolyOne or Spartech;

•	the absence of any judgment, order, decree or law preventing or prohibiting the consummation of the merger;

•	effectiveness of the registration statement of which this proxy statement/prospectus is a part and the absence of any stop order or proceedings seeking a stop order;

•	expiration or termination of the waiting period (including any extension thereof) under the HSR Act, and other consents and approvals required under applicable antitrust or other regulatory laws;

•

subject to certain exceptions, the accuracy of each party’s representations and warranties in the merger agreement, except as would not reasonably be expected to have or result in a material adverse effect on the party making the representations;

•	performance in all material respects of each party’s obligations required to be performed by it under the merger agreement at or prior to the prepayment notice date (defined below);

•

receipt by each of PolyOne and Spartech of a tax opinion, dated as of the closing date of the merger, to the effect that the merger and the subsequent merger, taken together, will constitute a reorganization for United States federal income tax purposes;

•	absence of a material adverse effect on Spartech between the date of the merger agreement and the prepayment notice date (defined below); and

•

if requested by PolyOne within one business day following the prepayment notice date, Spartech must have provided a prepayment notice to the noteholders of Spartech’s 7.08% Senior Notes due 2016, and the prepayment notice period of 30 days shall have lapsed.

The prepayment notice date will be the date on which each of the conditions set forth in the first, second and fifth bullets above are satisfied.

Regulatory Approvals

Under the provisions of the HSR Act, the merger cannot be completed until the companies have made required notifications, given certain information and materials to the FTC, and to the Antitrust Division, and the applicable waiting period has expired or been terminated. The notifications required under the HSR Act to the FTC and the Antitrust Division were filed on November 9, 2012. Early termination of the waiting period under the HSR Act was granted on November 21, 2012. In addition, PolyOne and Spartech are required to make merger control filings in Turkey, and may be required to make other regulatory filings or submissions, with respect to the merger, and in certain circumstances, including with respect to the merger control filings made with the Turkish Competition Board, receive their approval prior to consummation of the merger. The required merger control filings were made in Turkey on December 3, 2012 and Turkey granted clearance on December 28, 2012. For more information, see the sections titled “THE MERGER AGREEMENT — Conditions to Completion of the Merger” beginning on page [    ] and “THE MERGER AGREEMENT — Cooperation; Regulatory, Antitrust and Other Required Approvals and Clearances” beginning on page [     ].

PolyOne Dividend Policy

The board of directors of PolyOne holds the exclusive right to declare dividends and determine the rights related thereto.

Under the merger agreement, PolyOne has agreed that, prior to the completion of the merger, it will not set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, other than dividends and distributions by a direct or indirect wholly owned subsidiary of PolyOne to its parent, and other than regular quarterly cash dividends with respect to PolyOne not in excess of $0.05 per share of PolyOne, subject to certain exceptions.

Accounting Treatment of the Merger

The merger will be accounted for as a business combination using the “acquisition” method of accounting as that phrase is used under GAAP standards, for accounting and financial reporting purposes. PolyOne will be the acquirer for financial accounting purposes.

Litigation Related to the Merger

To date, five purported class action lawsuits have been filed by alleged Spartech stockholders. Two purported class actions have been filed in the Circuit Court of St. Louis County, Missouri against Spartech, its directors, PolyOne, Merger Sub, and Merger LLC concerning the proposed acquisition of Spartech by PolyOne through its wholly-owned subsidiaries Merger Sub and Merger LLC. Those actions, Weinreb v. Spartech, et al., No. 12SL-CC04360, and Warren v. Spartech, et al., No. 12SL-CC04430, have been consolidated for all purposes as In re Spartech Corporation Shareholder Litigation, which is referred to as the Missouri Stockholder Action. The Missouri Stockholder Action alleges, among other things, that the directors of Spartech have breached their fiduciary duties owed to stockholders by approving the proposed acquisition of Spartech by PolyOne and by failing to disclose certain information to stockholders. The Missouri Stockholder Action further alleges that PolyOne, Merger Sub, and Merger LLC have aided and abetted the directors of Spartech in breaching their fiduciary duties. Among other things, the Missouri Stockholder Action seeks to enjoin the merger.

Two purported class actions have also been filed in Delaware Chancery Court, which are referred to as the Delaware Stockholder Actions. One of the Delaware Stockholder Actions, Gross v. Spartech et al., No. 8154-VCL, has been filed against Spartech, its directors, PolyOne, Merger Sub and Merger LLC. The other Delaware Stockholder Action, Pill v. Spartech et al., No. 8155-VCG, has been filed against Spartech and its directors. The Delaware Stockholder Actions allege, among other things, that the directors of Spartech have breached their fiduciary duties owed to stockholders by approving the proposed acquisition of Spartech by PolyOne and by failing to disclose certain information to stockholders. Gross v. Spartech et al. also alleges that PolyOne, Merger Sub, and Merger LLC have aided and abetted the directors of Spartech in breaching their fiduciary duties. Among other things, the Delaware Stockholder Actions seek to enjoin the merger. After their request to stay the Delaware Stockholder Actions was denied, plaintiffs in the Delaware Stockholder Actions filed a Notice and (Proposed) Order of Dismissal on January 31, 2013, which was granted with modifications on February 1, 2013.

A purported class action has also been filed in the United States District Court for the Eastern District of Missouri against Spartech, its directors, PolyOne, Merger Sub and Merger LLC. Faulkner v. Holt, et al., No. 4:13-cv-00129, which is referred to as the Missouri District Court Stockholder Action, and which alleges, among other things, that the directors of Spartech have breached their fiduciary duties owed to stockholders by approving the proposed acquisition of Spartech by PolyOne and by failing to disclose certain information to stockholders. The Missouri District Court Stockholder Action further alleges that PolyOne, Merger Sub, and Merger LLC have aided and abetted the directors of Spartech in breaching their fiduciary duties. The Missouri District Court Stockholder Action also brings a claim, individually, against the directors of Spartech under Section 14(a) of the Securities Exchange Act of 1934 and Rule 14a-9 promulgated thereunder. Among other things, the Missouri District Court Stockholder Action seeks to enjoin the merger.

PolyOne, Merger Sub, Merger LLC, Spartech, and Spartech’s directors believe the Missouri Stockholder Action, the Delaware Stockholder Actions, and the Missouri District Court Stockholder Action and the underlying claims are without merit.

Merger Consideration

Each issued and outstanding share of Spartech common stock, other than shares of Spartech common stock that are owned by PolyOne or any direct or indirect subsidiary of PolyOne or Spartech immediately prior to the closing of the merger and shares subject to the exercise of dissenters’ rights, will be converted into the right to receive (i) $2.67 in cash without interest and (ii) the right to receive 0.3167 validly issued, fully paid, and nonassessable shares of PolyOne common stock, subject to adjustment with respect to cash consideration in lieu of fractional shares.

PolyOne will not issue any fractional shares in the merger. Instead, the total number of PolyOne common shares that each Spartech stockholder will receive in the merger will be rounded down to the nearest whole number, and each Spartech stockholder will receive an amount in cash rounded up to the nearest whole cent, without interest, for any fractional PolyOne common share that he, she or it would otherwise receive in the merger.

Example: If you own 100 shares of Spartech common stock at the time the merger is completed, you will be entitled to receive $267 in cash, without interest, and 31 shares of PolyOne common stock. In addition, you will be entitled to receive an amount of cash equal to 0.67 of a PolyOne common share multiplied by the average closing price.

The ratio of 0.3167 of a PolyOne common share for each share of Spartech common stock, which is referred to as the exchange ratio, is fixed, which means that it will not change between now and the date of the merger, regardless of whether the market price of either PolyOne or Spartech common stock changes. Therefore, the value of the stock portion of the merger consideration will depend on the market price of PolyOne common shares at the time Spartech stockholders receive PolyOne common shares in the merger. The market price of PolyOne common shares has fluctuated since the date of the announcement of the merger agreement and will continue to fluctuate from the date of this proxy statement/prospectus to the date of the special meeting, the date the merger is completed and thereafter. The market price of PolyOne common shares, when received by Spartech stockholders after the merger is completed, could be greater than, less than or the same as the market price of PolyOne common shares on the date of this proxy statement/prospectus or at the time of the special meeting.

Exchange Procedure

General

Within five business days following the closing of the merger, PolyOne will cause Wells Fargo, which is referred to as the exchange agent, to mail to each holder of record of a Spartech common stock certificate or a Spartech book-entry share whose shares of Spartech common stock were converted into the right to receive the merger consideration (1) a letter of transmittal and (2) instructions for use in effecting the surrender of the Spartech share certificates or, in the case of book-entry shares, the surrender of such book-entry shares, in exchange for the merger consideration.

Within five business days upon surrender of a Spartech share certificate or book-entry share for cancellation to the exchange agent, together with the executed letter of transmittal and other documents required by the exchange agent, the holder of such Spartech share certificate or book-entry share will be entitled to receive in exchange therefor the merger consideration in the form of (1) a certificate or book-entry share representing that number of whole shares of PolyOne common stock that such holder has the right to receive pursuant to the provisions of the merger agreement, after taking into account all the shares of Spartech common stock then held by such holder under all such book-entry shares or Spartech share certificates so surrendered and (2) a check for the full amount of cash that such holder has the right to receive pursuant to the merger agreement. In the event of a transfer of ownership of shares of Spartech common stock that is not registered in the transfer records of Spartech, payment may be issued to a person other than the person in whose name the Spartech share certificate or book-entry share so surrendered is registered if such Spartech share certificate or book-entry share is properly endorsed or otherwise in proper form for transfer and the current holder pays applicable taxes. After the closing of the merger, until surrendered as described here, each Spartech share certificate and each book-entry share will represent only the right to receive upon surrender the merger consideration that the holder thereof has the right to receive in respect of such Spartech share certificate or book-entry share and certain dividends or other distributions, if any.

Fractional Shares

No certificates or scrip representing fractional shares of PolyOne common stock will be issued upon the surrender for exchange of Spartech share certificates or book-entry shares, no dividend or distribution of PolyOne will relate to such fractional share interests and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of PolyOne.

Each holder of shares of Spartech common stock converted pursuant to the merger who would otherwise be entitled to receive a fraction of a share of PolyOne common stock (after taking into account all shares of Spartech common stock held at the closing of the merger by such holder) will receive, in lieu thereof, an amount in cash (rounded up to the nearest whole cent and without interest) equal to the product obtained by multiplying (A) the fractional share interest to which such former holder would otherwise be entitled (rounded up to the nearest ten thousandth when expressed in decimal form) by (B) the average closing price for a share of PolyOne common stock as reported on the NYSE for the ten consecutive trading days ending with the fifth complete trading day prior to, but not including, the date of the closing of the merger.

As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of Spartech share certificates or book-entry shares formerly representing shares of Spartech common stock with respect to any fractional share interests, the exchange agent will make available such amounts to such holders of Spartech share certificates or book-entry shares formerly representing shares of Spartech common stock, subject to certain limitations.

Material United States Federal Income Tax Consequences

The following summary of the material United States federal income tax consequences of the merger that are applicable to holders of Spartech stock, subject to the limitations, qualifications and assumptions set forth herein, is the opinion of Jones Day and K&L Gates LLP insofar as it constitutes statements of United States federal income tax law or legal conclusions. The opinions of counsel are included as exhibits to the registration statement of which this proxy statement/prospectus forms a part. The opinions of counsel are dependent on the accuracy of the statements, representations, and assumptions upon which the opinions are based. This discussion is based on the Internal Revenue Code, judicial decisions and administrative regulations and interpretations in effect as of the date of this proxy statement/prospectus, all of which are subject to change, possibly with retroactive effect. Accordingly, the tax consequences of the merger to the holders of Spartech stock could differ from those described below.

The discussion assumes that you hold your Spartech stock as a capital asset.

This discussion does not address all aspects of United States federal income taxation that may be relevant to holders of Spartech stock in light of their particular circumstances, nor does it address the United States federal income tax consequences to holders that are subject to special rules under United States federal income tax law, including:

•	dealers or brokers in securities or foreign currencies;

•	tax-exempt organizations;

•	foreign persons;

•	financial institutions or insurance companies;

•	holders who have a “functional currency” other than the United States dollar;

•	holders who own their shares indirectly through partnerships, trusts, or other entities that may be subject to special treatment;

•	holders who acquired their Spartech stock in connection with stock options or stock purchase plans or other compensatory transactions;

•	the alternative minimum tax provisions of the Code; and

•	holders who hold their shares as a hedge or as part of a straddle, constructive sale, conversion transaction, or other risk management transaction.

In addition, this discussion does not describe the United States federal income tax consequences of transactions other than those pursuant to the merger or the tax consequences of the merger under foreign, state or local law or United States federal estate and gift tax laws.

The obligation of each of Spartech and PolyOne to effect the merger is conditioned upon the receipt of a written opinion from its counsel (respectively, K&L Gates LLP, counsel to Spartech, and Jones Day, counsel to PolyOne), to the effect that, on the basis of the facts, representations and assumptions set forth in such opinion, and in representation letters to be delivered by Spartech and PolyOne to each of K&L Gates LLP and Jones Day at the time of closing, the merger and the subsequent merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. These opinions will not be binding on the Internal Revenue Service and will not preclude the Internal Revenue Service from taking a contrary position. Neither Spartech nor PolyOne has requested, nor will they request, a ruling from the Internal Revenue Service regarding any of the United States federal income tax consequences of the merger and the subsequent merger.

The obligation of each of Spartech and PolyOne to effect the merger is conditioned upon the receipt of a written opinion from its counsel which shall be based upon facts, representations and assumptions set forth in such opinion and in the representation letters to be delivered by Spartech and PolyOne to K&L Gates LLP and Jones Day at the time of closing, all of which must be true, correct and complete. Upon closing the merger and the subsequent merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. Each holder will generally recognize gain, but not loss, equal to the lesser of (1) the amount of gain realized (that is, the excess, if any, of the sum of the cash and the fair market value of the PolyOne common stock received over such holder’s tax basis in the Spartech stock surrendered in the merger); and (2) the amount of cash received in the merger. For this purpose, gain or loss must be calculated separately for each identifiable block of shares surrendered in the merger, and a loss realized on one block of shares may not be used to offset a gain realized on another block of shares. Unless treated as a dividend, any recognized gain will be long-term capital gain if a holder’s holding period with respect to the Spartech stock surrendered is more than one year at the effective time of the merger. If the cash received has the effect of the distribution of a dividend, the gain will be treated as a dividend to the extent of such holder’s ratable share of accumulated earnings and profits as calculated for United States federal income tax purposes. See “— Possible Treatment of Cash as a Dividend” below.

The aggregate tax basis in the shares of PolyOne common stock that a holder receives in the merger will equal such holder’s aggregate tax basis in the Spartech stock surrendered, increased by the amount of gain, if any, that is recognized in the merger (including any portion of the gain that is treated as a dividend as described below) and decreased by the amount of any cash received in the merger. A holder’s holding period for the shares of PolyOne common stock that are received in the merger (including fractional shares deemed received and redeemed as described below) generally will include such holder’s holding period for the shares of Spartech stock surrendered in the merger.

Cash received and gain realized in connection with the receipt of cash in lieu of a fractional share of PolyOne common stock are not taken into account in making the computations of gain realized or recognized and basis of the shares received. Rather, such cash and gain are treated as described below. See “— Cash Received in Lieu of a Fractional Share.” below.

Possible Treatment of Cash as a Dividend.

Any gain recognized will be treated as capital gain or as a dividend if the receipt of the cash has the effect of the distribution of a dividend for U.S. federal income tax purposes under Section 302 and 356 of the code. In most circumstances, capital gain recognized by a holder that exchanges the holder’s shares of Spartech stock for a combination of PolyOne common shares and cash will be treated as long-term capital gain if the holder’s holding period with respect to the stock is more than one year, and otherwise will be treated as short-term capital gain. However, these rules are complex in their application to transactions such as the merger and the ultimate determination of whether a shareholder will recognize capital gain or dividend income is dependent upon the specific factual circumstances particular to each U.S holder and each holder should consult with a tax advisor in order to determine their U.S. federal income tax treatment.

Cash Received in Lieu of a Fractional Share.

A holder that receives cash in lieu of a fractional share of PolyOne common stock will be treated as having received such fractional share and then having received such cash in redemption of the fractional share. Such gain or loss will be recognized based on the difference between the amount of cash received and the portion of the holder’s aggregate adjusted tax basis of the shares of Spartech stock exchanged pursuant to the merger which is allocable to such fractional share. Such capital gain or loss will be long-term capital gain or loss if the holding period for such share of Spartech stock was greater than one year as of the date of the merger.

Backup Withholding.

Non-corporate shareholders of Spartech stock may be subject to information reporting and backup withholding on any cash payments received. Backup withholding will not apply, however, if a holder of Spartech stock:

•

furnishes a correct taxpayer identification number and certifies that such holder is not subject to backup withholding on the substitute Form W-9 or successor form included in the election form/letter of transmittal received; or

•	is otherwise exempt from backup withholding.

Any amounts withheld under the backup withholding rules will generally be allowed as a refund or credit against the Spartech stockholder’s United States federal income tax liability, provided the required information is furnished to the Internal Revenue Service.

Reporting Requirements.

A significant holder of Spartech stock for United States federal income tax purposes who receives shares of PolyOne common stock as a result of the merger will be required to retain records pertaining to the merger and to file with such holder’s United States federal income tax return for the year in which the merger takes place a statement setting forth certain facts relating to the merger. Such statement must include the holder’s tax basis in and fair market value of the Spartech stock surrendered in the merger.

HOLDERS OF SPARTECH STOCK ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS AND OF CHANGES IN APPLICABLE TAX LAWS.

THE MERGER AGREEMENT

The following is a summary of the material provisions of the merger agreement, a copy of which is attached as Annex A to this proxy statement/prospectus and is incorporated into this proxy statement/prospectus by reference. We urge you to read carefully this entire proxy statement/prospectus, including the annexes and the other documents to which we have referred you. You should also review the section titled “WHERE YOU CAN FIND MORE INFORMATION” beginning on page [    ].

The merger agreement has been attached to this proxy statement/prospectus for your convenience to provide you with information regarding its terms, and we recommend that you read it in its entirety. The merger agreement is a contractual document that establishes and governs the legal relations between PolyOne and Spartech with respect to the merger. The merger agreement contains representations and warranties made by PolyOne, on the one hand, and Spartech, on the other hand, that are qualified in several important respects, which you should consider as you read them in the merger agreement.

First, the merger agreement is intended to govern the contractual rights and relationships, and to allocate risks between PolyOne and Spartech. Following the completion of the merger, each Spartech stockholder is entitled to enforce the provisions of the merger agreement to the extent necessary to receive the merger consideration to which such Spartech stockholder is entitled. In the event of termination of the merger agreement, any party to the merger agreement may seek damages under the merger agreement in the case of a willful and material breach of the merger agreement by the other parties (and the damages sought by Spartech may be based on the consideration payable to Spartech stockholders pursuant to the merger agreement and may include the benefit of the bargain lost by Spartech stockholders, including lost stockholder premium).

Second, the representations and warranties made by PolyOne, Merger Sub and Merger LLC, on the one hand, and Spartech, on the other hand, are qualified in their entirety by certain information each of PolyOne and Spartech filed with the SEC prior to the date of the merger agreement, as well as by a confidential disclosure letter that each of PolyOne and Spartech prepared and delivered to the other immediately prior to signing the merger agreement.

Third, certain of the representations and warranties made by PolyOne, Merger Sub and Merger LLC, on the one hand, and Spartech, on the other hand, were made as of a specified date, may be subject to a contractual standard of materiality different from what might be viewed as material to stockholders, and may have been used for the purpose of allocating risk between the parties to the merger agreement rather than as establishing matters as facts.

Fourth, none of the representations or warranties made by PolyOne, Merger Sub and Merger LLC, on the one hand, and Spartech, on the other hand, will survive the closing of the merger or, if applicable, in the case of Spartech, the prepayment notice date, and they will therefore have no legal effect under the merger agreement after the closing (or, if applicable, in the case of Spartech, the prepayment notice date) of the merger. The parties will not be able to assert the inaccuracy of the representations and warranties as a basis for refusing to close unless all such inaccuracies as a whole would reasonably be expected to have or result in, individually or in the aggregate, a material adverse effect on the party that made the representations and warranties, except for: (i) certain limited representations and warranties that must be true and correct in all respects; and (ii) certain limited representations and warranties that must be true and correct in all respects, excluding any de minimis inaccuracies therein.

The merger agreement is intended to govern the contractual rights and relationships, and to allocate risks, between PolyOne and Spartech. Information concerning the subject matter of the representations and warranties may have changed since the date of the merger agreement, and subsequently developed or new information qualifying a representation or warranty may have been included in a filing with the SEC made since the date of the merger agreement (including in this proxy statement/prospectus). PolyOne and Spartech will provide additional disclosure in their public reports of any material information necessary to provide Spartech’s stockholders with a materially complete understanding of the disclosures relating to the merger agreement. Other than as disclosed in this proxy statement/prospectus and the documents incorporated herein by reference, as of the date of this proxy statement/prospectus, neither PolyOne nor Spartech is aware of any material facts that are required to be disclosed under the federal securities laws that would contradict the representations, warranties, or covenants in the merger agreement. The representations and warranties in the merger agreement and the description of them in this proxy statement/prospectus should not be read alone but instead should be read in conjunction with the other information contained in the reports, statements and filings PolyOne and Spartech publicly file with the SEC. Such information can be found elsewhere in this proxy statement/prospectus and in the public filings PolyOne and Spartech make with the SEC, as described in the section titled “WHERE YOU CAN FIND MORE INFORMATION” beginning on page [     ].

The Merger; Subsequent Merger; Closing

On the terms and subject to the conditions of the merger agreement, and in accordance with the DGCL, at the completion of the merger, Spartech will merge with and into Merger Sub. Spartech will be the surviving corporation in the merger and the separate corporate existence of Merger Sub will cease. Immediately after the effective time of the merger, PolyOne will cause a subsequent merger whereby Spartech, as the surviving corporation, will merge with and into Merger LLC, a wholly owned subsidiary of PolyOne. The separate corporate existence of Spartech, as the surviving corporation, will cease and Merger LLC will be the surviving company in the subsequent merger.

The closing of the merger will occur at a date and time agreed to by the parties, but no later than the second business day following the date on which all of the conditions to the merger, other than conditions that, by their terms, cannot be satisfied until the closing date (but subject to satisfaction or waiver of such conditions) have been satisfied or waived, unless the parties agree on another time.

As soon as practicable on the closing date of the merger, the parties will file a certificate of merger with the Secretary of State of the State of Delaware. The effective time of the merger will be the time the certificate of merger is accepted by the Secretary of State of the State of Delaware or at a later time as PolyOne, Spartech and Merger Sub agree and specify in the certificate of merger.

PolyOne and Spartech expect to complete the merger in the first calendar quarter of 2013. However, they cannot assure you that such timing will occur or that the merger will be completed as expected.

Managers and Officers of the Surviving Company

The directors of Merger Sub and the officers of Spartech immediately prior to the effective time of the merger will be the directors and officers, respectively, of Spartech, as the surviving corporation in the merger, until the earlier of their death, resignation or removal or until their respective successors are duly elected and qualified as the case may be. The directors and officers of Spartech immediately after the effective time of the merger, as the surviving corporation in the merger, will be the managers and officers, respectively, of Merger LLC, as the surviving company in the subsequent merger, until the earlier of their death, resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

Certificate of Formation and Limited Liability Company Agreement of the Surviving Company

The certificate of formation and operating agreement of Merger LLC, as the surviving company, immediately following the completion of the subsequent merger, will be in the forms attached to the merger agreement until changed or amended.

Merger Consideration

At the completion of the merger, each issued and outstanding share of Spartech common stock (other than shares of Spartech common stock held in treasury by Spartech, owned by PolyOne or its subsidiaries or held by any Spartech stockholder that has properly exercised his, her or its rights of dissent and appraisal in accordance with the DGCL) will be converted into the right to receive 0.3167 of a PolyOne common share and $2.67 in cash, without interest.

If, between the date of the merger agreement and completion of the merger, any change in the outstanding shares of capital stock, or securities convertible or exchangeable into or exercisable for shares of capital stock, of Spartech or PolyOne occurs as a result of any merger, business combination, reclassification, recapitalization, stock split (including a reverse stock split) or subdivision or combination, exchange or readjustment of shares, or any stock dividend or stock distribution with a record date during such period, the merger consideration and any other amounts payable pursuant to the merger agreement will be equitably adjusted to provide the same economic effect as contemplated by the merger agreement.

Fractional Shares

PolyOne will not issue any fractional shares in the merger. Instead, the total number of PolyOne common shares that each Spartech stockholder will receive in the merger will be rounded down to the nearest whole number, and each Spartech stockholder will receive an amount in cash rounded up to the nearest whole cent, without interest, for any fractional PolyOne common share that he, she or it would otherwise receive in the merger. The amount of cash for fractional shares will be calculated by multiplying the fraction of a PolyOne common share that the Spartech stockholder would otherwise be entitled to receive in the merger by the average closing price for a share of PolyOne common stock as reported on the NYSE Composite Transactions Reports for the ten consecutive trading days ending with the fifth complete trading day prior to, but not including, the completion of the merger, which average is referred to as the average closing price.

Treatment of Spartech Equity Awards

Stock Options

At or prior to the completion of the merger, each outstanding option to purchase shares of Spartech common stock granted under Spartech’s equity compensation plans will become fully vested and exercisable and will, at the effective time, be assumed by PolyOne and converted into an option to purchase a number of shares of PolyOne common stock (rounded down to the nearest whole share) equal to the product of (a) the number of shares of Spartech common stock subject to the Spartech option immediately prior to the effective time of the merger multiplied by (b) the sum of (1) the stock consideration and (2) the quotient of $2.67 (the cash consideration) divided by the average closing price of a share of PolyOne common stock on the NYSE for the ten consecutive trading days ending with the fifth complete trading day prior to the closing, which is referred to as the “equity award exchange ratio.” The exercise price per share of PolyOne common stock subject to a converted option will be an amount (rounded up to the nearest whole cent) equal to the quotient of (a) the exercise price per share of Spartech common stock subject to the Spartech option immediately prior to the effective time of the merger divided by (b) the equity award exchange ratio. As described above in “THE MERGER — Interests of Spartech Directors and Executive Officers in the Merger — Equity or Equity Based Awards,” all stock options became vested pursuant to the terms of Spartech’s equity compensation plans upon approval of the merger by the Spartech board of directors, which occurred on October 23, 2012.

Except as set forth in the immediately preceding paragraph, each converted option will remain subject to the same terms and conditions as applied to the Spartech option immediately prior to the effective time of the merger.

Stock-Settled Stock Appreciation Rights

At or prior to the effective time of the merger, each SSAR relating to shares of Spartech common stock granted under Spartech’s equity compensation plans (other than any SSARs granted after October 23, 2012) will become fully vested and exercisable and will, at the effective time, be assumed by PolyOne and converted into a SSAR relating to a number of shares of PolyOne common stock (rounded down to the nearest whole share) equal to the product of (a) the number of shares of Spartech common stock subject to the Spartech SSAR immediately prior to the effective time of the merger multiplied by (b) the equity award exchange ratio. The base price per share of PolyOne common stock subject to a converted SSAR will be an amount (rounded up to the nearest whole cent) equal to the quotient of (a) the base price per share of Spartech common stock subject to the Spartech SSAR immediately prior to the effective time of the merger divided by (b) the equity award exchange ratio. As described above in “THE MERGER — Interests of Spartech Directors and Executive Officers in the Merger — Equity or Equity Based Awards,” all SSARs granted prior to October 23, 2012 became vested pursuant to the terms of Spartech’s equity compensation plans upon approval of the merger by the Spartech board of directors, which occurred on October 23, 2012.

Except as set forth in the immediately preceding paragraph, each converted SSAR will remain subject to the same terms and conditions as applied to the Spartech SSAR immediately prior to the effective time of the merger.

Restricted Stock

At or prior to the effective time of the merger, each outstanding restricted share of Spartech common stock granted under Spartech’s equity compensation plans (other than restricted shares granted after October 23, 2012) will become vested and no longer subject to restrictions and as a result will be entitled to receive the merger consideration. As described above in “THE MERGER — Interests of Spartech Directors and Executive Officers in the Merger — Equity or Equity Based Awards,” all restricted shares granted prior to October 23, 2012 became fully vested shares of Spartech common stock no longer subject to restrictions pursuant to the terms of Spartech’s equity compensation plans upon approval of the merger by the Spartech board of directors, which occurred on October 23, 2012.

Restricted Stock Units

At the effective time of the merger, RSUs relating to Spartech common stock granted under Spartech’s equity compensation plans will generally be converted into the right to receive the merger consideration as if each such Spartech RSU was one share of Spartech common stock. However, if that treatment would result in additional taxes or tax penalties under Section 409A of the Internal Revenue Code, then the Spartech RSU will be assumed by PolyOne and converted into an RSU relating to PolyOne common stock at the effective time of the merger. Any converted SSAR will be subject to substantially the same terms and conditions as applied to the corresponding Spartech RSU immediately before the effective time of the merger, except that the converted RSU will represent the right to receive a number of shares of PolyOne common stock (rounded down to the nearest whole share) equal to the product of (a) the number of shares of Spartech common stock to which the Spartech RSU related immediately prior to the effective time of merger multiplied by (b) the equity award exchange ratio.

Rights of Dissent and Appraisal

Under Delaware law, Spartech stockholders of record who do not vote in favor of the merger will be entitled to seek appraisal rights and obtain payment in cash for the judicially determined fair value of their shares of Spartech common stock in connection with the merger, if the merger is completed. This value could be more than, less than or the same as the merger consideration for Spartech common stock. The relevant provisions of the DGCL are included as Annex C to this proxy statement/prospectus. We encourage you to read these provisions carefully and in their entirety. Moreover, due to the complexity of the procedures for exercising the right to seek appraisal, Spartech stockholders who are considering exercising such rights are encouraged to seek the advice of legal counsel. Failure to strictly comply with these provisions will result in a loss of the right of appraisal.

Merely not voting for the merger will not preserve the right of Spartech stockholders to appraisal of their shares of Spartech common stuck under Delaware law because a submitted proxy not marked “AGAINST” or “ABSTAIN” will be voted “FOR” the proposal to adopt the merger agreement and “FOR” the Spartech special meeting adjournment proposal at the Spartech special meeting. Accordingly, the submission of a proxy not marked “against” or “abstain” will result in the waiver of appraisal rights. Spartech stockholders who wish to exercise their appraisal rights and hold shares in the name of a broker or other nominee must instruct their nominees to take the steps necessary to enable them to demand appraisal for their shares. You should also review the section entitled “THE MERGER — Appraisal Rights of Dissenting Spartech Stockholder” beginning at page [    ].

Exchange Agent

Prior to the completion of the merger, PolyOne will enter into an agreement with the exchange agent to handle the exchange of shares of Spartech common stock for the merger consideration, including the payment of cash for fractional shares. PolyOne will deposit with the exchange agent, for the benefit of the holders of outstanding shares of Spartech common stock, immediately available funds sufficient to pay the aggregate cash consideration and shares of PolyOne common stock issuable in the merger in exchange for outstanding shares of Spartech common stock, including any cash to be paid in lieu of fractional shares or in respect of any dividends or other distributions on shares of PolyOne common stock with a record date after the effective time of the merger.

At the completion of the merger, all shares of Spartech common stock (other than dissenting shares) shall no longer be outstanding and will automatically be canceled and retired and will cease to exist, and each holder of a certificate formerly representing shares of Spartech common stock or book entry shares will cease to have any rights with respect thereto, except the right to receive upon surrender of such certificate or book entry shares the merger consideration, and certain dividends and other distributions on shares of PolyOne’s common stock with a record date after the completion of the merger. Following the completion of the merger, no further registrations of transfers on the stock transfer books of the surviving corporation of the shares of Spartech common stock will be made. If, after the completion of the merger, Spartech stock certificates are presented to PolyOne, Merger Sub, Merger LLC or the exchange agent for any reason, they will be cancelled and exchanged as described above.

The exchange agent will invest any cash included in the exchange fund as directed by PolyOne on a daily basis. No investment or losses on the cash included in the exchange fund will affect the merger consideration payable to Spartech stockholders. Investments will be in short-term obligations of, or guaranteed by, the United States of America with maturities of no more than 30 days or in commercial obligations rated A-1 or P-1 or better by Moody’s Investor Services, Inc. or Standard & Poor’s Corporation, respectively. Any interest and other income resulting from investments will be paid to PolyOne.

Exchange Procedures

As soon as reasonably practicable after the completion of the merger, and in any event within five business days thereafter, PolyOne will cause the exchange agent to mail to each holder of record of a Spartech stock certificate or book-entry share whose shares of Spartech common stock were converted into the right to receive the merger consideration a letter of transmittal and instructions explaining how to surrender Spartech stock certificates or book-entry shares in exchange for the merger consideration.

After the completion of the merger, and within five business days of surrender of a Spartech stock certificate or book-entry share to the exchange agent for cancellation, together with a letter of transmittal, duly executed, and other documents as may reasonably be required by the exchange agent, the holder of the Spartech stock certificate or book-entry share will be entitled to receive the merger consideration in the form of (1) a stock certificate or book-entry share representing that number of whole shares of PolyOne common stock that such holder has the right to receive pursuant to the merger agreement and (2) a check for the full amount of cash that such holder has the right to receive pursuant to the provisions of the merger agreement, including the cash consideration, cash in lieu of fractional shares, and the dividends and other distributions, if any, on shares of PolyOne common stock described in the section titled “— Exchange Agent” beginning on page [    ] and the Spartech stock certificates surrendered will be cancelled. No interest will be paid or will accrue on any merger consideration payable under the merger agreement.

Lost Spartech Stock Certificates

If any Spartech stock certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming the stock certificate to be lost, stolen or destroyed and, if required by PolyOne or Spartech, as the case may be, the furnishing by such person of a bond of indemnity in form satisfactory to PolyOne or Spartech, as the case may be, as indemnity against any claim that may be made with respect to the stock certificate, the exchange agent will issue, in exchange for such lost, stolen or destroyed stock certificate, the merger consideration and, if applicable, any unpaid dividends and distributions on shares of PolyOne common stock and cash, without interest, in lieu of fractional shares.

You should not return your Spartech stock certificates with the enclosed proxy. You should return your Spartech stock certificates only with a validly executed transmittal letter and accompanying instructions that will be provided by PolyOne to Spartech stockholders following the completion of the merger.

Termination of Exchange Fund

Six months after the completion of the merger, PolyOne may require the exchange agent to deliver to PolyOne all cash and shares of PolyOne stock remaining in the exchange fund. Thereafter, Spartech stockholders who have not yet complied with the exchange procedures must look only to PolyOne for payment of the merger consideration on their shares of Spartech common stock.

Representations and Warranties

The merger agreement contains representations and warranties made by each party to the other, which are subject, in some cases, to specified exceptions and qualifications, including exceptions and qualifications that would not have a material adverse effect on Spartech or PolyOne, as applicable. See “— Definition of Material Adverse Effect” beginning on page [    ] for a definition of material adverse effect. The representations and warranties in the merger agreement relate to, among other things:

•	due organization, good standing and the requisite power and authority to carry on their respective businesses;

•	subsidiaries;

•	capital structure and equity securities;

•	due authorization, execution, and delivery of the merger agreement;

•

absence of any conflict with or violation or breach of organizational documents or any conflict with or violation or breach of material agreements, laws or regulations as a result of the execution, delivery and performance of the merger agreement and completion of the merger;

•

absence of required governmental or other third party consents in connection with execution and delivery of the merger agreement and consummation of the merger, other than governmental filings specified in the merger agreement;

•

SEC filings, the absence of untrue statements of material facts or omissions of material facts in such filings, and compliance with the requirements of the Securities Act of 1933, as amended, which is referred to as the Securities Act, and the Exchange Act;

•	financial statements;

•	information provided by a party for inclusion in this proxy statement/prospectus or the registration statement of which this proxy statement/prospectus is a part;

•	absence of specified changes or events and conduct of business in the ordinary course since December 31, 2011;

•	compliance with applicable laws and holding of all necessary permits;

•	absence of proceedings before any governmental entity;

•	employee benefits matters and ERISA compliance;

•	tax matters;

•	absence of action that would jeopardize the tax treatment of the merger;

•	environmental matters and compliance with environmental laws; and

•	voting requirements.

Spartech also makes additional representations and warranties to PolyOne relating to, among other things, real property and assets, intellectual property, labor agreements and employee issues, certain material contracts, insurance, affiliate transactions, the non-applicability of anti-takeover laws to the merger, receipt of a fairness opinion from its financial advisor and brokers’ or finders’ fees.

PolyOne, Merger Sub and Merger LLC also make additional representations and warranties to Spartech in the merger agreement, including the availability of funds sufficient to pay the cash portion of the merger consideration and all other cash amounts to be paid pursuant to the merger agreement.

In the case of PolyOne, Merger Sub and Merger LLC, their representations and warranties contained in the merger agreement will not survive the consummation of the merger. In the case of Spartech, its representations and warranties will not survive the prepayment notice date, if applicable, or the consummation of the merger. In both cases, the representations and warranties form the basis of specified conditions to the parties’ obligations to complete the merger.

Definition of Material Adverse Effect

For purposes of the merger agreement, a “material adverse effect” when used in reference to PolyOne or Spartech means any event, circumstance, change, occurrence or state of facts that prevents such party from consummating the transactions contemplated by the merger agreement or that has a material adverse effect on the business, financial condition or results of operations of such party and its subsidiaries, taken as a whole. However, in no event will any effects resulting from any of the following, alone or in combination, constitute, or be taken into account in determining whether a material adverse effect has occurred on the business, financial condition or results of operations of such party and its subsidiaries, taken as a whole:

•

changes in industries relating to such party and its subsidiaries in general, other than the effects of any such changes which adversely affect such party and its subsidiaries to a disproportionately greater extent than their competitors in the applicable industries in which such party and its subsidiaries compete;

•

general legal, regulatory, political, business, economic, financial or securities market conditions in the United States or elsewhere, other than the effects of any such changes which adversely affect such party and its subsidiaries to a disproportionately greater extent than its competitors;

•

changes in the trading price or trading volume of the common stock of such party, or the suspension of trading in or delisting of such party’s securities on the NYSE (except that the facts or occurrences giving rise to or contributing to any such changes in the trading price or trading volume, or suspension or delisting, of such party’s common stock may be taken into account in determining whether a material adverse effect has occurred);

•

the failure to meet public estimates or forecasts of revenues, earnings or other financial metrics in and of itself, or the failure to meet internal projections, forecasts or budgets of revenues, earnings or other financial metrics, in and of itself (except that the facts or occurrences giving rise to or contributing to any such failure may be taken into account in determining whether a material adverse effect has occurred);

•	the execution or announcement of the merger agreement, or the undertaking and performance of the obligations contemplated by the merger agreement;

•	the taking of any action requested by the other party to be taken pursuant to the terms of the merger agreement to the extent taken in accordance with such request;

•	changes in applicable law after the date of the merger agreement;

•	acts of war, insurrection, sabotage or terrorism (or the escalation of the foregoing); or

•	changes in GAAP standards (or any interpretations of GAAP standards) or the accounting rules or regulations of the SEC.

Conduct of Business Pending the Merger

In general, except (i) as required by applicable law, (ii) as otherwise permitted or contemplated by the merger agreement, (iii) as set forth in the confidential disclosure letters delivered to the other party concurrently with the execution of the merger agreement, or (iv) as consented to in writing by the other party (such consent not to be unreasonably withheld, delayed or conditioned), prior to the completion of the merger, Spartech, PolyOne and their respective subsidiaries are required to carry on their respective businesses in all material respects in accordance with their ordinary course consistent with past practice, and to use commercially reasonable efforts to preserve intact their current business organizations, keep available the services of their key officers and managers, and preserve their business relationships with material customers, suppliers, distributors and other persons having business dealings with them.

Without limiting the generality of the foregoing, except (i) as required by applicable law, (ii) as otherwise permitted or contemplated by the merger agreement, (iii) as set forth in the confidential disclosure letters delivered to PolyOne concurrently with the execution of the merger agreement, or (iv) as consented to in writing by the PolyOne (such consent not to be unreasonably withheld, delayed or conditioned), prior to the completion of the merger, and subject to certain exceptions and qualifications described in the merger agreement, each of Spartech and its subsidiaries is not permitted to, among other things:

•	declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock;

•	split, combine or reclassify any of its capital stock;

•

purchase, redeem or otherwise acquire any shares of capital stock of Spartech or any of its subsidiaries or any other securities of Spartech or any of its subsidiaries or any rights, warrants or options to acquire any of those shares or other securities, except pursuant to agreements entered into with respect to Spartech stock plans that are in effect as of the close of business on the date of the merger agreement;

•

issue or authorize the issuance of, deliver, sell or encumber any shares of its capital stock (or any other securities in respect of, in lieu of, or in substitution for, shares of its capital stock), any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities, except that Spartech may grant awards with respect to up to 700,000 shares of its common stock to directors, employees, or newly-hired employees under its stock plans in the ordinary course of business and consistent with past practice. Such awards may not have acceleration clauses that would be triggered solely by the merger or any other transaction;

•	amend its certificate of incorporation or bylaws;

•	merge or consolidate with any person other than another Spartech entity;

•

encumber or dispose of any of its properties or assets other than dispositions of inventory or equipment in the ordinary course of business consistent with past practice or that are immaterial to the business of Spartech or its subsidiaries;

•

enter into commitments for capital expenditures involving more than $1,000,000 for any individual item of equipment or $20,000,000 in the aggregate other than as may be necessary for the maintenance of existing equipment and facilities, as reflected in a capital plan previously provided to PolyOne;

•

incur any long-term indebtedness or any short-term indebtedness other than (i) up to $75,000,000 of short-term indebtedness under lines of credit existing on the date of the merger agreement, (ii) indebtedness incurred in the ordinary course of business in accordance with certain agreements or instruments listed on the confidential disclosure letter, or (iii) solely between Spartech and a direct or indirect wholly owned subsidiary or between wholly owned subsidiaries;

•	take certain actions with respect to employee benefit plans, compensation arrangements and collective bargaining agreements;

•	change the accounting principles used by it;

•	expend more than $3,000,000 acquiring the assets or equity of any other person;

•

make, change or rescind any material election with respect to taxes, settle or compromise any material claim or action relating to taxes for more than $2,000,000, change any of its methods of accounting or of reporting income or deductions for tax purposes, enter into any material tax closing agreement or take any affirmative action to surrender any right to claim a material tax refund, offset or other reduction in tax liability, enter into any tax allocation agreement, tax sharing agreement, tax indemnity agreement or closing agreement relating to any tax, or amend any tax return if, with certain exceptions, any such action would increase the tax obligations of PolyOne or Merger LLC following the completion of the merger and subsequent merger;

•

satisfy claims or liabilities other than the satisfaction in the ordinary course of business consistent with past practice, in accordance with their terms or in an amount not to exceed $2,000,000 (net of insurance and indemnification) in the aggregate or liabilities reflected or reserved against in, or contemplated by, Spartech’s consolidated financial statements or incurred in the ordinary course of business consistent with past practice since October 30, 2010;

•	make any loans, advances or capital contributions to, or investments in, any other person;

•	modify, amend or terminate specified contracts, other than in the ordinary course of business consistent with past practice;

•

waive, release, relinquish or assign Spartech’s or its subsidiaries material rights or claims under any specified contract or cancel or forgive any indebtedness owed to Spartech or any of its subsidiaries in excess of $2,000,000 in the aggregate;

•

take any action to exempt any person (other than PolyOne and its subsidiaries), from the provisions of Section 203 of the DGCL or any other state takeover law, except to the extent necessary or customary to take any actions that Spartech or any third party would otherwise be permitted to take pursuant to the provisions of the merger agreement governing Spartech’s non-solicitation obligations; or

•	authorize, commit or agree to take, any of the foregoing actions.

Without limiting the generality of the first paragraph of this section (under “— Conduct of Business Pending the Merger”), except (i) as required by applicable law, (ii) as otherwise permitted or contemplated by the merger agreement, (iii) as set forth in the confidential disclosure letters delivered to Spartech concurrently with the execution of the merger agreement, or (iv) as consented to in writing by Spartech (such consent not to be unreasonably withheld, delayed or conditioned), prior to the completion of the merger, and subject to certain exceptions and qualifications described in the merger agreement, each of PolyOne and its subsidiaries is not permitted to, among other things:

•

declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, except, among other things, for quarterly cash dividends with respect to shares of PolyOne common stock not in excess of $0.05 per share of PolyOne common stock, subject to certain exceptions;

•	split, combine or reclassify any of its capital stock;

•

issue or authorize the issuance of, deliver, sell or encumber any shares of its capital stock (or any other securities in respect of, in lieu of, or in substitution for, shares of its capital stock), any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any of such shares, voting securities or convertible securities;

•	amend its organizational documents;

•	change the accounting principles used by it;

•

satisfy any claims or liabilities, other than in the ordinary course of business consistent with past practice, or in an amount not to exceed $10,000,000 in the aggregate, liabilities reflected or reserved against in, or contemplated by, PolyOne’s consolidated financial statements or incurred in the ordinary course of business consistent with past practice since December 31, 2010; or

•	authorize, commit or agree to take, any of the foregoing actions.

No Solicitation by Spartech

Spartech has agreed, and has agreed to cause its officers, directors, employees and representatives, to cease all activities with any parties as of the date of the merger agreement with respect to or that would reasonably be expected to lead to a company takeover proposal. A company takeover proposal means any proposal or offer from any person (other than PolyOne or its affiliates) relating to any:

•	direct or indirect acquisition or purchase of a business that constitutes 30% or more of the net revenues, net income or the assets of Spartech and its subsidiaries, taken as a whole;

•	direct or indirect acquisition or purchase of 30% or more of any class of equity securities of Spartech or any of its subsidiaries;

•	any tender offer or exchange offer that if consummated would result in any person beneficially owning 30% or more of any class of equity securities of Spartech or any of its subsidiaries; or

•

any merger, consolidation, business combination, asset purchase, recapitalization or similar transaction involving Spartech, or any of its subsidiaries, that if consummated would result in any person beneficially owning 30% or more of any class of equity securities of Spartech or any of its subsidiaries.

In addition, Spartech has agreed that it will not, and will direct its officers, directors, employees, and representatives not to, directly or indirectly:

•

solicit, initiate or knowingly encourage (including by way of furnishing nonpublic information), or knowingly facilitate, any inquiries or the making of any proposal that constitutes a company takeover proposal;

•

enter into any agreement relating to a company takeover proposal or enter into any agreement, arrangement or understanding requiring Spartech to abandon, terminate or fail to consummate the merger or any of the other transactions contemplated by the merger agreement; or

•

initiate or participate in any way in any discussions or negotiations regarding, or furnish or disclose to any person (other than to PolyOne) any nonpublic information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes any company takeover proposal (other than an officer, director, employee or representative contacting or the person making the company takeover proposal for the sole purpose of clarifying that proposal).

Notwithstanding these restrictions, Spartech may, at any time prior to obtaining Spartech stockholder approval of the merger agreement, in response to an unsolicited bona fide written company takeover proposal that the board of directors of Spartech determines in good faith (after consultation with its outside counsel and a financial advisor of nationally recognized reputation) constitutes or is reasonably likely to lead to a superior proposal (as defined below), and which company takeover proposal was made after the date of the merger agreement and did not otherwise result from a breach of Spartech’s non-solicitation obligations (other than from an immaterial breach of such obligations, the effect of which is not material), if and only to the extent that the Spartech board of directors determines in good faith (after consultation with outside legal counsel) that failure to would be reasonably likely to be a breach of its fiduciary duties to the stockholders of the company under applicable law, and subject to compliance with its notification obligations set forth in the merger agreement:

•

furnish information with respect to Spartech and its subsidiaries to the person making the company takeover proposal (and its representatives) pursuant to a customary confidentiality agreement not less restrictive (in the aggregate) of such person than the existing confidentiality agreement between Spartech and PolyOne, provided that all the information has previously been provided to PolyOne or is provided to PolyOne prior to or substantially concurrent with the time it is provided to such person; and

•	participate in discussions or negotiations with the person making the company takeover proposal (and its representatives) regarding the company takeover proposal.

A superior proposal is a bona fide written company takeover proposal (except that the references in the definition of company takeover proposal to “30%” are replaced by “60%”) that the board of directors of Spartech determines in its good faith judgment (after consulting with outside counsel and a financial advisor of nationally recognized reputation), taking into account all legal, financial and regulatory and other aspects of the proposal, the likelihood and anticipated timing of required governmental approvals and consummation, and the ability of the person making the proposal to finance and pay for the contemplated consideration, would be more favorable to the shareholders of Spartech than the transactions contemplated by the merger agreement (including any adjustment to the terms and conditions proposed by PolyOne in response to such company takeover proposal, including with respect to the merger consideration).

Spartech has agreed to promptly (but in any event within 36 hours after receipt) notify PolyOne in the event that the company receives, directly or indirectly, any company takeover proposal, any request for non-public information relating to any of the Spartech entities by any person that informs Spartech or its representatives that such person is considering making, or has made, a company takeover proposal, or any request for discussions or negotiations relating to a possible company takeover proposal. Spartech has also agreed to keep PolyOne reasonably informed in all material respects of the status (including amendments or proposed amendments) of any such request, company takeover proposal or inquiry.

Special Meeting and Board Recommendation

As soon as practicable after the date of the merger agreement, Spartech has agreed to call, convene and hold a special meeting of its stockholders for the purpose of obtaining the vote of Spartech stockholders necessary to adopt the merger agreement. Spartech agreed that its board of directors would recommend that Spartech’s stockholders approve and adopt the merger agreement, the merger, the subsequent merger and the other transactions contemplated by the merger agreement, and that Spartech would use its commercially reasonable efforts to obtain such approval and adoption.

Spartech may adjourn or postpone the special meeting by up to 10 calendar days (i) to the extent it deems it necessary to ensure that any supplement or amendment to this proxy statement/prospectus that is required by applicable law is timely provided to its stockholders, (ii) if there are insufficient shares of Spartech common stock represented in person or by proxy to constitute a quorum or (iii) if the Spartech board believes in good faith that additional time is reasonably required to solicit proxies in favor of the adoption of the merger agreement.

Spartech has further agreed, subject to the exceptions described below, that neither Spartech’s board of directors nor any committee of Spartech’s board of directors will cause a company adverse recommendation change, or approve or recommend, or propose publicly to approve or recommend, or allow Spartech or any of its subsidiaries to enter into, any agreement that is or is intended or would reasonably be expected to lead to a company takeover proposal.

A company adverse recommendation change means that the Spartech board of directors decides to (i) withdraw, or publicly propose to withdraw (or, in either case, modify in a manner adverse to PolyOne), the approval recommendation or declaration of advisability by the board of directors of the merger agreement or (ii) recommend, adopt or approve, or propose publicly to recommend, adopt or approve, or fail to reject any company takeover proposal.

If prior to obtaining Spartech stockholder approval of the merger agreement, Spartech’s board of directors determines in good faith that failure to do so would be reasonably likely to be a breach of its fiduciary duties to Spartech stockholders under applicable law, then Spartech may:

•

terminate the merger agreement in accordance with the second sub-bullet relating to Spartech’s termination rights described in the section titled “— Termination of the Merger Agreement” beginning on page [    ] and cause Spartech to enter into an acquisition agreement with respect to a superior proposal; or

•	make a company adverse recommendation change;

provided that in either case Spartech fulfills the following conditions:

•

Spartech must provide written notice advising PolyOne that the Spartech board of directors intends to take such action and specifying the reasons for such action, including, if applicable, the material terms and conditions of any superior proposal that is the basis of the proposed action by the Spartech board of directors (any amendment to the amount of consideration or any other material term of the superior proposal will require a new notice to PolyOne);

•

for five business days following PolyOne’s receipt of this written notice (three days in the case of an amendment to a previous proposal), Spartech must negotiate non-exclusively with PolyOne in good faith to make such adjustments to the terms and conditions of the merger as would enable Spartech to proceed with its recommendation of the merger agreement and the merger and not make such company adverse recommendation change; and

•

if applicable, at the end of such five-business day period, the Spartech board of directors must continue to believe that the company takeover proposal, if any, constitutes a superior proposal (after taking into account any adjustments to the terms and conditions of the merger agreement made pursuant to the negotiations described in the preceding bullet).

The merger agreement does not prohibit Spartech from taking and disclosing to its stockholders, in compliance with the rules and regulations of the Exchange Act, a position regarding any tender offer for shares of Spartech common stock or from making any other disclosure to Spartech stockholders if, in the good faith judgment of the Spartech board of directors, after consultation with outside counsel, failure to make such disclosure would reasonably be expected to violate its obligations under applicable law.

Access to Information; Confidentiality

During the period prior to the completion of the merger, Spartech will, and will cause each of its subsidiaries to, afford to PolyOne’s representatives reasonable access during normal business hours to all of its respective properties, books, tax work papers, tax returns, contracts, commitments, personnel and records, and all other information concerning its business, properties and personnel as PolyOne may reasonably request upon reasonable prior notice.

Cooperation; Regulatory, Antitrust and Other Required Approvals and Clearances

PolyOne and Spartech have each agreed to use commercially reasonable efforts to cooperate and to take, or cause to be taken, all actions necessary, proper or advisable to complete the merger and the other transactions contemplated by the merger agreement, in the most expeditious manner practicable. This includes:

•

obtaining all necessary actions or nonactions, waivers, clearances, consents and approvals from governmental entities and making all necessary registrations and filings and taking all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any governmental entity;

•	obtaining all necessary consents, approvals or waivers from third parties;

•	preventing any injunction or order or law that could materially and adversely affect the ability of the parties to consummate the transactions contemplated by the merger agreement;

•

seeking the lifting or rescission of any injunction or order or law that could materially and adversely affect the ability of the parties to consummate the transactions contemplated by the merger agreement;

•	cooperating to respond to and defend against any proceeding or investigation relating to the merger agreement;

•

executing and delivering any additional instruments necessary to complete the merger and the other transactions contemplated by the merger agreement and to fully carry out the purposes of the merger agreement;

•

arranging for Spartech’s independent accountants to provide comfort letters, consents and other services that are reasonably required in connection with PolyOne’s financings of the cash consideration; and

•	assisting in the marketing and sale or any other syndication of any PolyOne financings of the cash consideration.

For purposes of the merger agreement, commercially reasonable efforts does not require the parties to sell, hold separate or otherwise dispose of or conduct the business of Spartech, PolyOne and/or any of their respective affiliates in a manner which would resolve any objections or suits (or agree to or permit any of these actions).

The notifications required under the HSR Act to the FTC and the Antitrust Division were filed on November 9, 2012, and early termination of the waiting period was granted on November 21, 2012. The required merger control filings were made in Turkey on December 3, 2012 and Turkey granted clearance on December 28, 2012.

In connection with these efforts to obtain all requisite approvals and authorizations for the transactions contemplated by the merger agreement under the HSR Act, and to obtain all such approvals and authorizations under any other applicable antitrust law, each of PolyOne and Spartech has further agreed to use its commercially reasonable efforts to:

•	cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party;

•

keep the other party informed in all material respects of any material communication (and if in writing, provide a copy of such communication) received by such party from, or given by such party to, the FTC, the Antitrust Division or any other governmental entity and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated in the merger agreement;

•

permit the other party to review any material communication given by it to, and consult with each other in advance of any meeting or conference with, any such governmental entity or in connection with any proceeding by a private party;

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consult and cooperate with the other party and consider in good faith the views of the other party in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions or proposals made or submitted by or on behalf of Spartech, PolyOne or any of their respective affiliates to any such governmental entity or private party; and

•

not participate in any substantive meeting or have any substantive communication with any governmental entity unless it has given the other parties a reasonable opportunity to consult with it in advance and, to the extent permitted by such governmental entity, gives the other the opportunity to attend and participate.

In connection with and without limiting these obligations, each of PolyOne and Spartech will take all action necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to the merger agreement or any transaction contemplated by the merger agreement, including the merger. If any state takeover statute or similar statute or regulation becomes applicable to the merger agreement or any transaction contemplated by the merger agreement, each of PolyOne and Spartech will take all action necessary to ensure that the merger agreement and the transactions contemplated by the merger agreement, including the merger, may be completed as promptly as practicable on the terms contemplated by the merger agreement and otherwise to minimize the effect of the statute or regulation on the merger agreement and the transactions contemplated by the merger agreement, including the merger.

Indemnification and Insurance

PolyOne, Merger Sub, and Merger LLC have agreed that all rights to indemnification, advancement of expenses, or exculpation arising from, relating to, or otherwise in respect of, acts or omissions occurring at or prior to the completion of the merger existing in favor of the current or former directors, officers, employees, fiduciaries, or agents of Spartech and its subsidiaries, as provided in their respective certificates of incorporation, bylaws or in any agreement between Spartech or any of its subsidiaries, on the one hand, and any current or former director, officer, employee, fiduciary or agent of Spartech or any of its subsidiaries, on the other hand, in effect on the date of the merger agreement will survive the merger and subsequent merger, will be assumed by the surviving corporation and the surviving company and will continue in full force and effect in accordance with their terms for a period of six years after the completion of the merger.

PolyOne, Merger Sub and Merger LLC have agreed to indemnify each present and former director and officer of Spartech and its subsidiaries against all costs and expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages, inquiries, liabilities and settlement amounts paid in connection with any threatened or actual claim arising out of or pertaining to any action or omission in their capacity as such (including any claim arising out of the merger agreement or any transaction contemplated by the merger agreement, including the merger), for a period of six years following the completion of the merger.

PolyOne, Merger Sub and Merger LLC have agreed to maintain in effect, for at least six years after the completion of the merger, or to replace with a six-year “tail” policy providing no less favorable coverage, the Spartech directors’ and officers’ liability insurance policies covering claims arising from factors or events that accrued at or prior to the effective time of the merger to the extent that those claims are the type covered by Spartech’s existing directors’ and officers’ liability insurance policies, including for acts or omissions occurring in connection with the merger agreement or any transaction contemplated by the merger agreement, as of the date of the merger agreement on terms with respect to coverage and amounts no less favorable than the policy existing on the date of the merger agreement. However, PolyOne or the surviving company will not be required to expend in any one year an amount in excess of 300% of the annual premiums paid by Spartech at the date of the merger agreement for the insurance; if the annual premiums exceed that amount, PolyOne will be obligated to obtain a policy with the greatest coverage available for a cost not exceeding the limit set forth above.

Spartech Employee Benefits Matters

For one year following the completion of the merger, Spartech employees who remain employed following the completion of the merger will receive compensation and benefits (excluding equity compensation) that are substantially similar in the aggregate to the compensation and benefits (excluding equity compensation) provided to those employees immediately prior to the completion of the merger.

The merger agreement also provides that, with certain exceptions, service credit will be provided to Spartech employees for purposes of vesting, eligibility to participate and benefit accrual under the employee benefit plans of PolyOne and its subsidiaries in which the Spartech employees are eligible to participate following the completion of the merger.

The merger agreement permits Spartech to take the following actions between October 23, 2012 and the completion of the merger:

•

the grant of equity awards representing up to 700,000 shares of Spartech common stock. These awards may not contain any “single-trigger” vesting provisions that would result in the vesting of the awards solely as a result of the approval or consummation of the merger, but the awards may contain “double-trigger” vesting provisions that would result in the vesting of the awards upon certain terminations of service in connection with the approval or completion of the merger;

•

the entry into retention agreements with employees of Spartech who are not executive officers. These agreements may contain provisions that result in the acceleration of vesting of awards granted to the employees upon certain terminations of employment following the effective time of the merger;

•	the award of routine, reasonable salary increases to employees in the ordinary course of business and in accordance with past practices;

•	the grant of customary bonus payments and profit sharing payments consistent with past practices in accordance with bonus and profit sharing plans as in effect on October 23, 2012; and

•	the hiring and termination of employees, consultants and independent contractors in the ordinary course of business consistent with its past practices.

Additional Agreements

The merger agreement contains additional agreements between PolyOne and Spartech relating to, among other things:

•	preparation of this proxy statement/prospectus and of the Registration Statement on Form S-4, of which this proxy statement/prospectus is a part;

•

tax treatment of the merger, and cooperation with respect to obtaining opinions from outside counsel that the merger and subsequent merger, taken together, will constitute a reorganization within the meaning of Section 368(a) of the Code (to which each of PolyOne and Spartech will be parties within the meaning of Section 368(b) of the Code, as described in the section titled “THE MERGER — Material United States Federal Income Tax Consequences” beginning on page [    ];

•	consultations regarding public announcements;

•	use of reasonable best efforts by PolyOne to cause the shares of PolyOne common stock to be issued in the merger to be approved for listing on the NYSE;

•	standstill agreements and confidentiality agreements;

•	the exemption of the transactions contemplated by the merger agreement under Rule 16b-3 of the Exchange Act;

•	payment of Spartech’s credit facility; and

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notice of prepayment of Spartech’s 7.08% notes due in 2016, if requested by PolyOne within one business day of the prepayment notice date, which is the date on which the latest of the following occurs: Spartech stockholder approval is obtained, all required governmental approvals are obtained, or antitrust approvals are obtained.

Conditions to Completion of the Merger

The obligations of PolyOne, Merger Sub, Merger LLC and Spartech to complete the merger are subject to the satisfaction or waiver on or prior to the closing date of the merger of the following conditions:

•	the adoption of the merger agreement by the Spartech stockholders at the special meeting;

•

the making or obtaining of all consents, approvals and actions of, filings with and notices to any governmental entity required to consummate the merger and other transactions contemplated by the merger agreement, the failure of which to be made or obtained is reasonably expected to have or result in a material adverse effect on PolyOne or Spartech;

•

the absence of any judgment, order, decree or law entered, enacted, promulgated, enforced or issued by any court or other governmental entity of competent jurisdiction or other legal restraint or prohibition that is in effect and prevents the consummation of the merger;

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the continued effectiveness of the registration statement on Form S-4 of which this proxy statement/prospectus forms a part and the absence of any stop order, or proceeding seeking a stop order, by the SEC suspending the effectiveness of such registration statement;

•	expiration or termination of the waiting period (including any extension thereof) applicable to the consummation of the merger under the HSR Act;

•	receipt of any consents, approvals or filings required under any antitrust or other regulatory laws in foreign jurisdictions, including from the Turkish Competition Board; and

•	the approval for listing on the NYSE, subject to official notice of issuance, of the shares of PolyOne common stock to be issued in the merger.

The obligations of PolyOne, Merger Sub and Merger LLC to complete the merger are further subject to the satisfaction or waiver of the following conditions:

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the representations and warranties of Spartech set forth in the merger agreement relating to the absence of a material adverse effect on Spartech since December 31, 2011 must be true and correct in all respects as of the date of the merger agreement and as of the prepayment notice date, as if made at and as of the prepayment notice date;

•

the representations and warranties of Spartech set forth in the merger agreement relating to the capital structure of Spartech must be true and correct in all respects (without giving effect to any materiality or material adverse effect qualifications), except for any de minimis inaccuracies, both as of the date of the merger agreement and as of the prepayment notice date, as though made on and as of the prepayment notice date;

•

it must be true and correct in all respects (without giving effect to any materiality or material adverse effect qualifications), except for any de minimis inaccuracies, that Spartech has all requisite power and authority to enter into the merger agreement, has duly authorized the merger and the other transactions contemplated by the merger agreement and has duly executed the merger agreement, both as of the date of the merger agreement and as of the prepayment notice date as though made on and as of the prepayment notice date;

•

the representations made by Spartech related to the stockholder voting requirement, state takeover statutes, the opinion of its financial advisor and broker and finder’s fees must be true and correct in all respects (without giving effect to any materiality or material adverse effect qualifications), both as of the date of the merger agreement and as of the prepayment notice date as though made on and as of the prepayment notice date;

•

all other representations and warranties of Spartech set forth in the merger agreement must be true and correct in all respects (without giving effect to any materiality or material adverse effect qualifications) both as of the date of the merger agreement and as of the prepayment notice date as if made at and as of the prepayment notice date, except where the failure of such other representations and warranties to be so true and correct would not reasonably be expected to have or result in, individually or in the aggregate, a material adverse effect on Spartech;

•

Spartech must have performed in all material respects all of its obligations required to be performed by it under the merger agreement at or prior to the prepayment notice date, except that certain obligations must be performed prior to the completion of the merger, including those related to conduct of Spartech’s business, takeover proposals, access to information, commercially reasonable efforts, stock awards, public announcements, stockholder litigation, standstill agreements, confidentiality agreements, Rule 16b-3 of the Exchange Act, employee benefit matters, Spartech’s credit facility, tax matters, and pre-closing matters;

•

PolyOne must have received an opinion of Jones Day, its counsel, dated as of the prepayment notice date, to the effect that, based on the facts, representations and assumptions set forth in the opinion, for U.S. federal income tax purposes, the merger and the subsequent merger, taken together, will constitute a reorganization within the meaning of Section 368(a) of the Code and that Spartech and PolyOne will be a party to such reorganization within the meaning of Section 368(b) of the Code;

•	a material adverse effect on Spartech cannot have occurred in the time between the date of the merger agreement and the prepayment notice date; and

•

if PolyOne requests that Spartech provide a prepayment notice to the holders of its 7.08% senior notes due 2016, Spartech must have provided such notice no later than one business day following such request and the prepayment notice period will have elapsed, unless the notes are prepaid at an earlier date;

•

Spartech must have furnished PolyOne with certificates dated as of each of the prepayment notice date, if applicable, and the closing date of the merger, signed on its behalf by an executive officer, to the effect that the conditions set forth above have been satisfied.

The obligation of Spartech to complete the merger is further subject to the satisfaction or waiver of the following conditions:

•

the representations and warranties of PolyOne, Merger Sub and Merger LLC set forth in the merger agreement relating to the absence of a material adverse effect on PolyOne since December 31, 2011 must be true and correct in all respects as of the date of the merger agreement and as of the closing date of the merger, as if made at and as of the closing date of the merger;

•

the representations and warranties of PolyOne, Merger Sub and Merger LLC set forth in the merger agreement relating to the capital structure of PolyOne must be true and correct in all respects (without giving effect to any materiality or material adverse effect qualifications), except for any de minimis inaccuracies, both as of the date of the merger agreement and as of the closing date of the merger, as if made at and as of the closing date of the merger;

•

all other representations and warranties of PolyOne, Merger Sub and Merger LLC set forth in the merger agreement must be true and correct in all respects (without giving effect to any materiality or material adverse effect qualifications) both as of the date of the merger agreement and as of the closing date of the merger, as if made at and as of the closing date of the merger, except where the failure of such other representations and warranties to be so true and correct would not reasonably be expected to have or result in, individually or in the aggregate, a material adverse effect on PolyOne and its subsidiaries taken as a whole;

•

each of PolyOne, Merger Sub and Merger LLC must have performed in all material respects all of its obligations required to be performed by it under the merger agreement at or prior to the closing date of the merger;

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Spartech must have received an opinion of K&L Gates LLP, its counsel, dated as of the closing date of the merger, to the effect that, based on the facts, representations and assumptions set forth in the opinion, for U.S. federal income tax purposes, the merger and subsequent merger, taken together, will constitute a reorganization within the meaning of Section 368(a) of the Code and that Spartech and PolyOne will be a party to such reorganization within the meaning of Section 368(b) of the Code;

•	a material adverse effect on PolyOne cannot have occurred in the time between the date of the merger agreement and the closing date of the merger;

•

PolyOne, Merger Sub and Merger LLC must have each furnished Spartech a certificate signed by an executive officer dated the prepayment notice date to the effect that there has been no a material adverse effect on PolyOne or failure to meet certain conditions as of the prepayment notice date; and

•

PolyOne, Merger Sub and Merger LLC must have each furnished Spartech a certificate signed by an executive officer dated the closing date of the merger to the effect that the conditions described above have been satisfied.

Termination of the Merger Agreement

PolyOne and Spartech may agree in writing to terminate the merger agreement at any time without completing the merger, even after the Spartech stockholders have approved the merger agreement.

The merger agreement may also be terminated at any time before the effective time of the merger under the following circumstances, among others:

•	by either PolyOne or Spartech if:

•

the merger has not been consummated on or before July 15, 2013, or such later date, if any, as PolyOne and Spartech may agree upon in writing, which is referred to as the outside date, unless the failure to consummate the merger by the outside date is the result of a breach of the merger agreement by the party seeking the termination; provided that if all conditions have been satisfied other than those set forth in the second and fifth bullets under the section titled “— Conditions to Completion of the Merger” beginning on page [    ] relating to consents, approvals and actions of, filings with and notices to, the governmental entities required to consummate the merger and the expiration or termination of the applicable waiting period (including any extension thereof) under the HSR Act, the outside date will automatically be extended from July 15, 2013 to August 31, 2013; or

•	the special meeting has concluded, the Spartech stockholders have voted and adoption of the merger agreement by the Spartech stockholders was not obtained; or

•

if a governmental entity of competent jurisdiction has issued a final and non-appealable judgment, order or decree, or has taken other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the merger; or

•	by Spartech if:

•	either PolyOne, Merger Sub or Merger LLC breaches its representations or warranties or breaches or fails to perform any of its covenants set forth in the merger agreement, which breach or failure to perform results in a failure of the related conditions to the consummation of the merger being satisfied and such breach or failure to perform is not cured within 30 days after the receipt of written notice thereof or is incapable of being cured by the outside date; or

•

the Spartech board of directors approves, and Spartech concurrently with the termination enters into, an acquisition agreement with a third party providing for the implementation of the transactions contemplated by a superior proposal; provided that Spartech must pay the termination fee to PolyOne described below in the section titled “— Termination Fees and Expense Reimbursement” beginning on page [    ] on the date of termination and the superior proposal must not have resulted from Spartech’s breach of its non-solicitation obligations under the merger agreement in any material respect, its breach of its covenant to convene the special meeting (other than immaterial breaches) or its breach of its obligation to recommend that the Spartech stockholders vote in favor of the adoption of the merger agreement; or

•	by PolyOne if:

•

Spartech breaches its representations or warranties or breaches or fails to perform its covenants set forth in the merger agreement, which breach or failure to perform results in the failure of the related conditions to the consummation of the merger being satisfied, provided such breach or failure to perform is not cured within 30 days after receipt of a written notice thereof or is incapable of being cured by the outside date; or

•	the Spartech board of directors or any committee thereof has made a company adverse recommendation change; or

•

Spartech has breached its obligations not to solicit alternative takeover proposals in any material respect, its covenant to convene the special meeting (other than immaterial breaches) or its obligation to recommend that the Spartech stockholders vote in favor of the adoption of the merger agreement; or

•

within 10 business days of the public announcement of a company takeover proposal, the Spartech board or directors fails to reaffirm (publicly, if so requested by PolyOne) its recommendation in favor of the adoption of the merger agreement; or

•

within 10 business days after a tender or exchange offer relating to securities of Spartech has first been published or announced, Spartech has not sent or given to Spartech stockholders a statement disclosing that the Spartech board of directors recommends rejection of such tender or exchange offer.

Termination Fees and Expense Reimbursement

Termination Fees

Spartech must pay PolyOne a termination fee of $8,800,000 if the merger agreement is terminated under the following circumstances:

•	the merger agreement is terminated by:

•	either party because the merger has not been consummated by the outside date;

•	either party because the special meeting has concluded, the Spartech stockholders have voted and the adoption of the merger agreement by the Spartech stockholders was not obtained; or

•

PolyOne because Spartech has breached its representations or warranties or breaches or failed to perform its covenants in the merger agreement (other than specified obligations relating to non-solicitation of company takeover proposals and the recommendation to its shareholders that they approve the merger agreement), if the breach or failure to perform has resulted in a failure of the related conditions to the consummation of the merger being satisfied, provided such breach or failure to perform was not cured within 30 days after receipt of a written notice thereof or was incapable of being cured by the outside date and, in the case of a termination of the merger agreement in any of the circumstances described in the preceding bullets, either of the following conditions are also satisfied:

•

prior to the termination, a company takeover proposal has been made directly to Spartech or Spartech stockholders generally, or any person has publicly announced an intention (whether or not conditional) to make a company takeover proposal or solicited proxies or consents in opposition of the adoption of the merger agreement; or

•	within 12 months after the termination, Spartech enters into a definitive agreement with respect to, or consummates, any company takeover proposal.

•	the merger agreement is terminated by PolyOne because:

•	Spartech’s board of directors or any committee thereof has made a company adverse recommendation change;

•

Spartech has breached its non-solicitation obligations under the merger agreement, breached its covenant to convene the special meeting (other than immaterial breaches) or breached its obligation to recommend that the Spartech stockholders vote to approve the merger agreement;

•

within 10 business days after the public announcement of a company takeover proposal, Spartech’s board of directors fails to reaffirm (publicly, if so requested by PolyOne) its recommendation in favor of the approval of the merger agreement; or

•

within 10 business days after a tender or exchange offer relating to the securities of Spartech has first been published or announced, Spartech has not sent or given to Spartech stockholders a statement disclosing that the Spartech board of directors recommends rejection of such tender or exchange offer.

In each of the foregoing circumstances, Spartech must pay the termination fee within two business days after the merger agreement is terminated.

If the merger agreement is terminated by Spartech because it has approved, in compliance with the section titled “— Special Meeting and Board Recommendation” beginning on page [    ], an acquisition agreement relating to a superior proposal and Spartech enters into an acquisition agreement relating to such superior proposal, foregoing circumstance, Spartech must pay the termination fee upon the earlier of the execution of the acquisition agreement or the consummation of the transactions contemplated by the superior proposal.

Expense Reimbursement

In general, each of PolyOne and Spartech will bear its own expenses in connection with the merger agreement and the related transactions, including attorney’s fees, except that PolyOne and Spartech will each pay one-half of the costs and expenses, other than attorney’s fees, incurred in connection with the filing, printing and mailing of the registration statement and this proxy statement/prospectus, including filing fees, and in connection with the solicitation of proxies from Spartech’s stockholders, including the fees of the proxy solicitor.

If the merger agreement is terminated under the circumstances relating to Spartech’s breach of its representations and warranties or failure to perform its covenants or the failure to obtain approval of Spartech’s stockholders at the special meeting, as described in the section titled “— Termination of the Merger Agreement” beginning on page [    ], Spartech must pay PolyOne’s out-of-pocket expenses and fees (including fees and expenses payable to legal, accounting, financial, public relations and other professional advisors) arising out of or relating to the merger, up to a maximum of $1,750,000, within two business days after the date of the termination. If Spartech must pay PolyOne a termination fee and Spartech is reimbursing or has reimbursed PolyOne for its out-of-pocket expenses, the amount of the termination fee will be offset by the amount of such out-of-pocket expenses so reimbursed.

If the merger agreement is terminated under the circumstances relating to PolyOne’s breach of its representations and warranties or failure to perform its covenants as described above in the section titled “— Termination of the Merger Agreement” beginning on page [    ], PolyOne must pay Spartech’s out-of-pocket expenses (including fees and expenses payable to legal, accounting, financial, public relations and other professional advisors) arising out of or relating to the merger, up to a maximum of $1,750,000, within two business days after the date of the termination.

Amendments, Extensions and Waivers

Amendments

The merger agreement may be amended by the parties at any time before or after the Spartech stockholder approval is obtained at the special meeting. However, after the adoption of the merger agreement at the special meeting, there will be no amendment to the merger agreement made that, by law, requires further approval by the stockholders of Spartech without the further approval of such stockholders.

Extensions and Waivers

At any time prior to the effective time of the merger, any party to the merger agreement may:

•	extend the time for the performance of any of the obligations or other acts of the other parties;

•	waive any inaccuracies in the representations and warranties of the other parties contained in the merger agreement or in any document delivered pursuant to the merger agreement; or

•	waive compliance by the other parties with any of the agreements or conditions contained in the merger agreement, except as limited by the amendment requirements described above.

Any agreement on the part of either party to any extension or waiver will be valid only if set forth in an instrument in writing signed by that party. The failure of any party to the merger agreement to assert any of its rights under the merger agreement or otherwise will not constitute a waiver of those rights.

Governing Law

The merger agreement is governed by and will be construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law provisions of Delaware law that would cause the laws of other jurisdictions to apply.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

On October 23, 2012, PolyOne entered into a merger agreement with Spartech pursuant to which PolyOne will acquire Spartech. The total consideration to be received by Spartech stockholders in the transaction has a value of approximately $9.05 per Spartech share based on the closing share price of PolyOne’s common stock of $20.14 on November 30, 2012, or approximately $283.4 million in the aggregate. The following unaudited pro forma condensed combined financial statements are based on the closing share price as of November 30, 2012. See Note 2 within these unaudited pro forma condensed combined financial statements for a sensitivity analysis on PolyOne’s closing share price used in determining the total estimated purchase consideration and additional information on the estimated purchase consideration.

The unaudited condensed combined pro forma statements give effect to PolyOne’s acquisition of Spartech. The unaudited pro forma condensed combined balance sheet gives effect to the Spartech acquisition as if it had occurred on September 30, 2012 and combines PolyOne’s September 30, 2012 unaudited condensed consolidated balance sheet with Spartech’s August 4, 2012 unaudited condensed consolidated balance sheet.

The unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2012 and the year ended December 31, 2011 give effect to the Spartech acquisition, as well as PolyOne’s acquisition of ColorMatrix, which took place on December 21, 2011, as if the aforementioned acquisitions occurred on January 1, 2011. PolyOne’s third quarter of 2012 ended on September 30, 2012 and Spartech’s third quarter of 2012 ended on August 4, 2012. PolyOne’s unaudited consolidated statement of operations for the nine months ended September 30, 2012 has been combined with Spartech’s unaudited consolidated statement of operations for the nine months ended August 4, 2012. PolyOne’s audited consolidated statement of operations for the fiscal year ended December 31, 2011 has been combined with Spartech’s audited consolidated statement of operations for the fiscal year ended October 29, 2011. PolyOne’s fiscal year ends on December 31 and Spartech’s fiscal year ends on the Saturday closest to October 31.

The unaudited pro forma condensed combined financial statements referred to above should be read in conjunction with the historical financial statements, including the notes thereto, of PolyOne (included in PolyOne’s annual reports on Form 10-K and quarterly reports on Form 10-Q) and of Spartech (included in Spartech’s annual reports on Form 10-K and quarterly reports on Form 10-Q).

The historical consolidated financial statements of PolyOne and Spartech have been adjusted in the unaudited pro forma condensed combined financial statements to give effect to pro forma events and adjustments that (1) are directly attributable to the Spartech acquisition, (2) are factually supportable, (3) with respect to the unaudited condensed combined pro forma statements of operations, are expected to have a continuing impact on the combined results, (4) with respect to the 2011 unaudited condensed combined pro forma statement of operations, give effect to PolyOne’s acquisition of ColorMatrix as if it had occurred on January 1, 2011, (5) with respect to the 2011 unaudited condensed combined pro forma statement of operations, give effect to ColorMatrix’s purchase of Gayson Silicone Dispersions, Inc., which is referred to as Gayson, which occurred on April 21, 2011, as if it had occurred on January 1, 2011, and (6) with respect to Spartech’s historical statements of operations, excludes the impacts of discontinued operations. The pro forma condensed combined financial statements should be read in conjunction with the accompanying notes.

Unaudited Pro Forma Condensed Combined Balance Sheet

As of September 30, 2012

(in millions)	PolyOne	Spartech	Pro Forma Adjustments Note 4		Combined
Assets
Cash and cash equivalents	$248.7	$0.9	$2.2	(a)	$251.8
Accounts receivable, net	374.7	146.9	(0.4)	(i)	521.2
Inventories, net	256.2	98.2	3.0	(b)	357.4
Other current assets	51.4	29.8	3.6	(c)	84.8

Total current assets	931.0	275.8	8.4		1,215.2

Property, net	380.7	197.7	79.1	(d)	657.5
Goodwill	398.0	47.5	59.6	(e)	505.1
Other intangible assets, net	332.3	11.6	7.4	(f)	351.3
Other non-current assets	114.1	4.5	(2.2)	(c)	116.4

Total assets	$2,156.1	$537.1	$152.3		$2,845.5

Liabilities and Shareholders’ Equity
Short-term debt, including current portion of long-term debt	$3.0	$22.6	$227.8	(c)	$253.4
Accounts payable	324.3	134.2	(0.4)	(i)	458.1
Accrued expenses	141.0	34.5	(12.0)	(c), (j)	163.5

Total current liabilities	468.3	191.3	215.4		875.0

Long-term debt	702.2	119.9	(109.2)	(c)	712.9
Post-retirement benefits other than pensions	18.4	—	—		18.4
Pension benefits	186.7	—	—		186.7
Other non-current liabilities	148.8	48.5	31.6	(g)	228.9
Shareholders’ equity	631.7	177.4	14.5	(h)	823.6

Total liabilities and shareholders’ equity	$2,156.1	$537.1	$152.3		$2,845.5

See accompanying notes to unaudited pro forma condensed combined financial statements.

Unaudited Pro Forma Condensed Combined Statement of Operations

Nine Months Ended September 30, 2012

(in millions, except per share data)	PolyOne*	Spartech*	Pro Forma Adjustments Note 4		Combined
Sales	$2,313.3	$862.6	$(2.7)	(k)	$3,173.2
Cost of sales	1,875.2	784.0	(2.7)	(k)	2,654.3
			(5.4)	(q)
			3.2	(l)

Gross margin	438.1	78.6	2.2		518.9
Selling and administrative expense	290.1	65.5	0.1	(m)	355.7
Income related to previously owned equity affiliates	0.4	—	—		0.4

Operating income	148.4	13.1	2.1		163.6
Interest expense, net	(37.1)	(9.1)	(4.5)	(n)	(50.7)
Other income (expense), net	(2.7)	—	—		(2.7)

Income (loss) from continuing operations, before income taxes	108.6	4.0	(2.4)		110.2
Income tax expense	(39.8)	(0.8)	0.9	(o)	(39.7)

Net income from continuing operations	$68.8	$3.2	$(1.5)		$70.5

Net income from continuing operations per common share:
Basic	$0.77	$0.10			$0.71
Diluted	$0.76	$0.10			$0.71

Weighted-average common shares outstanding:
Basic	89.0	30.8	(21.1)	(p)	98.8
Diluted	90.1	30.9	(21.1)	(p)	99.9

*	Refer to the Selected Historical Consolidated Financial Data Section on pages [ ] for a discussion of unusual items included in the historical statements of operations.

See accompanying notes to unaudited pro forma condensed combined financial statements.

Unaudited Pro Forma Condensed Combined Statement of Operations

Year Ended December 31, 2011

(in millions, except per share data)	PolyOne*	ColorMatrix through December 21, 2011	Pro Forma Adjustments Note 4		Spartech*	Pro Forma Adjustments Note 4		Combined
Sales	$2,863.5	$193.3	$2.7	(r)	$1,102.3	$(5.1)	(k)	$4,156.7
Cost of sales	2,400.8	112.4	1.4	(r)	1,004.9	(5.1)	(k)	3,516.4
			(1.2)	(q)		4.3	(l)
			(1.1)	(s)

Gross margin	462.7	80.9	3.6		97.4	(4.3)		640.3

Selling and administrative expense	381.7	67.9	0.6	(r)	78.2	0.1	(m)	519.3
			(0.4)	(s)
			(4.1)	(t)
			(4.7)	(u)
Goodwill impairment	—	—	—		40.5	—		40.5
Income related to previously owned equity affiliates	152.0	—	—		—	—		152.0

Operating income (loss)	233.0	13.0	12.2		(21.3)	(4.4)		232.5
Interest expense, net	(33.7)	(17.8)	0.1	(v)	(10.9)	(13.2)	(n)	(75.5)
Other (expense) income, net	(0.6)	2.0	(2.0)	(w)	—	—		(0.6)

Income (loss) from continuing operations, before income taxes	198.7	(2.8)	10.3		(32.2)	(17.6)		156.4
Income tax (expense) benefit	(26.1)	(3.8)	(3.9)	(o)	8.8	6.7	(o)	(18.3)

Net income (loss) from continuing operations	$172.6	$(6.6)	$6.4		$(23.4)	$(10.9)		$138.1

Net income from continuing operations per common share:
Basic	$1.87				$(0.76)			$1.36
Diluted	$1.83				$(0.76)			$1.33

Weighted-average common shares outstanding:
Basic	92.2				30.7	(21.0)	(p)	101.9
Diluted	94.3				30.7	(21.0)	(p)	104.0

*	Refer to the Selected Historical Consolidated Financial Data Section on pages [ ] for a discussion of unusual items included in the historical statements of operations.

See accompanying notes to unaudited pro forma condensed combined financial statements.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED

COMBINED FINANCIAL STATEMENTS

Note 1: Basis of Presentation

The unaudited pro forma condensed combined financial statements are based on the historical financial information of PolyOne and Spartech, combined and adjusted to give effect to the PolyOne acquisition of Spartech pursuant to a merger.

The unaudited pro forma condensed combined balance sheet assumes that the merger, including the repayment of Spartech’s existing 2004 Senior Notes and borrowings under its credit facility and the financing thereof by PolyOne, took place on September 30, 2012, and combines PolyOne’s September 30, 2012 unaudited condensed consolidated balance sheet with Spartech’s August 4, 2012 unaudited condensed consolidated balance sheet.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2011 assumes that the merger, including the repayment of Spartech’s existing 2004 Senior Notes and credit facility and the financing thereof by PolyOne, as well as PolyOne’s acquisition of Color Matrix, which took place on December 21, 2011, occurred on January 1, 2011. PolyOne’s audited consolidated statement of operations for the year ended December 31, 2011 has been combined with Spartech’s audited consolidated statement of operations for the fiscal year ended October 29, 2011. PolyOne’s fiscal year ends on December 31 and Spartech’s fiscal year ends on the Saturday closest to October 31.

The unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2012 assumes the merger, including the repayment of Spartech’s existing 2004 Senior Notes and borrowings under its credit facility and the financing thereof by PolyOne, took place on January 1, 2011. PolyOne’s unaudited consolidated statement of operations for the nine months ended September 30, 2012 has been combined with Spartech’s unaudited consolidated statement of operations for the nine months ended August 4, 2012.

The historical consolidated financial statements of PolyOne and Spartech have been adjusted in the unaudited pro forma condensed combined financial statements to give effect to pro forma events and adjustments that (1) are directly attributable to the Spartech acquisition, (2) are factually supportable, (3) with respect to the unaudited condensed combined pro forma statements of operations, are expected to have a continuing impact on the combined results, (4) with respect to the 2011 unaudited condensed combined pro forma statement of operations, give effect to PolyOne’s acquisition of ColorMatrix as if it had occurred on January 1, 2011, (5) with respect to the 2011 unaudited condensed combined pro forma statement of operations, give effect to ColorMatrix’s purchase of Gayson, which occurred on April 21, 2011, as if it had occurred on January 1, 2011, and (6) with respect to Spartech’s historical statements of operations, excludes the impacts of discontinued operations. The pro forma condensed combined statements should be read in conjunction with the accompanying notes.

In addition, the unaudited pro forma condensed combined financial statements are based on and should be read in conjunction with the following historical consolidated financial statements and accompanying notes of PolyOne and Spartech for the applicable periods.

•

Separate historical financial statements of PolyOne as of and for the year ended December 31, 2011 and the related notes included in PolyOne’s Annual Report on Form 10-K for the year ended December 31, 2011;

•

Separate historical financial statements of Spartech as of and for the year ended October 29, 2011 and the related notes included in Spartech’s Annual Report on Form 10-K for the year ended October 29, 2011;

•

Separate historical financial statements of PolyOne as of and for the three and nine months ended September 30, 2012 and the related notes included in PolyOne’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2012; and

•

Separate historical financial statements of Spartech as of and for the three and nine months ended August 4, 2012 and the related notes included in Spartech’s Quarterly Report on Form 10-Q for the quarterly period ended August 4, 2012.

•

Separate historical financial statements of ColorMatrix as of and for the three and nine months ended September 30, 2011 and the related notes included in PolyOne’s Current Report on Form 8-K/A filed with the SEC on March 2, 2012.

The unaudited pro forma condensed combined financial statements are presented for informational purposes only. The unaudited pro forma condensed combined financial statements are not necessarily indicative of what the combined company’s financial position or results of operations actually would have been had the merger been completed as of the dates indicated. In addition, the unaudited pro forma condensed combined financial statements do not purport to project the future financial position or operating results of the combined company.

The unaudited pro forma condensed combined financial statements have been prepared using the acquisition method of accounting under existing U.S. generally accepted accounting principles, or GAAP, which are subject to change and interpretation. The acquisition accounting is dependent upon certain valuations and other studies that have yet to commence or progress to a stage where there is sufficient information for a definitive measurement. Accordingly, the pro forma adjustments presented are preliminary and have been made solely for the purpose of providing unaudited pro forma condensed combined financial statements and will be revised as additional information becomes available and additional analysis is performed. Differences between these preliminary estimates and the final acquisition accounting will occur, and these differences could have a material impact on the accompanying unaudited pro forma condensed combined financial statements and the combined company’s future results of operations and financial position. The total estimated purchase price consideration has been measured using the closing market price of PolyOne common stock as of November 30, 2012. Note 2 within these unaudited pro forma condensed combined financial statements provides a sensitivity analysis on PolyOne’s closing share price used in determining the total estimated purchase consideration and additional information on the estimated purchase consideration.

Acquisition-related transaction costs such as legal, advisory, valuation and other professional fees are not included as a component of consideration transferred but are expensed as incurred. The pro forma balance sheet reflects $6.8 million of such costs, net of tax. Additionally, the unaudited pro forma condensed combined balance sheet reflects Spartech debt related make-whole fees of $7.4 million, net of tax, related to PolyOne’s repayment of Spartech debt. Such costs were treated as a reduction of cash, taxes payable and retained earnings, net of tax. A statutory tax rate of 38% has been applied to such costs. These items are not presented in the pro forma condensed combined statement of operations because they will have not have a continuing impact on the consolidated results of the combined company.

The unaudited pro forma condensed combined financial statements do not reflect any cost savings, operating synergies or revenue enhancements that the combined company may achieve as a result of the merger, the costs necessary to achieve these cost savings, operating synergies and revenue enhancements, the costs to combine the operations of PolyOne and Spartech, or any planned share repurchases.

Note 2: Estimated Purchase Consideration

The following table summarizes the components of the preliminary purchase price, including repayment and assumption of Spartech debt (in millions, except per share data):

Estimated purchase price:
Spartech shares outstanding as of October 23, 2012	30.8
Spartech outstanding restricted shares and restricted stock units that settle at close	0.5

Total Spartech outstanding shares and share equivalents prior to the acquisition	31.3
Exchange ratio per share	0.3167

PolyOne shares to be issued	9.9
PolyOne per share price	20.14	(a)

Total value of PolyOne shares to be issued	$199.8	(b)
Total cash consideration paid per Spartech share	83.6	(c)
Fair value of Spartech equity awards to be replaced by equivalent PolyOne equity awards	6.3	(d)
Total Spartech debt repaid at close	131.4

Total estimated purchase consideration transferred	$421.1
Debt assumed	11.1

Total Estimated purchase price	$432.2

(a)	Based upon the November 30, 2012 closing price of PolyOne’s common stock.
(b)	Represents the total PolyOne shares to be issued multiplied by the PolyOne share price. No adjustment for fractional shares has been made for purposes of these pro forma financial statements. In accordance with the merger agreement, each holder of shares of PolyOne common stock converted pursuant to the merger agreement who would otherwise be entitled to receive a fraction of a share of PolyOne common stock (after taking into account all shares of common stock held) shall receive, in lieu thereof, an amount in cash.
(c)	Represents the 31.3 million total Spartech outstanding shares and share equivalents above multiplied by the cash consideration of $2.67 a share to be paid to each Spartech stockholder.
(d)	Represents the estimated fair value of Spartech options and stock appreciation awards for awards outstanding as of October 23, 2012. In accordance with applicable accounting guidance, the fair value of replacement awards attributable to pre-combination service is recognized as part of purchase consideration. The fair value of awards outstanding as of October 23, 2012 attributable to post-combination service is not material. Fair value was determined using the black-scholes valuation model, which includes various assumptions. The expected volatility of PolyOne’s common stock price was determined based upon the average historical volatility over the expected term using weekly closing prices of PolyOne’s common stock. Expected terms of the awards have been determined based upon the level of which the awards are in or out of the money while giving consideration to the remaining contractual term of the equity agreement. The stock price volatility and expected term are based upon PolyOne’s best estimates at this time, both of which impact the fair value of the awards and ultimately the total consideration that will be recorded at the time of close. These estimates are subject to change with market conditions and other circumstances. No pro forma adjustments have been made for the 199,189 SSARs, 199,197 restricted shares or 39,060 RSUs that were granted by Spartech on December 12, 2012. The majority of the award value for these grants will be recognized as post-combination expense within the combined entity’s financial statements.

Certain Spartech deferred compensation plans include a provision for the acceleration and vesting of awards upon termination in connection with change in control. No adjustments have been made as a result of these provisions, as PolyOne cannot currently predict terminations made in connection with the merger.

The value of the purchase price to be paid in shares of PolyOne common stock will fluctuate with the price of PolyOne’s common stock until the effective date of the acquisition; as such the final purchase price consideration could differ materially. A 10% change to PolyOne’s common stock price would change the purchase price by approximately $20.0 million with a corresponding change in goodwill.

Note 3: Estimated Purchase Price Allocation

The following table summarizes the preliminary purchase price allocation based on estimated fair values as if the merger occurred on September 30, 2012 (in millions):

Total estimated purchase consideration transferred	$421.1	(a)
Book value of net assets acquired	(177.4)
Elimination of Spartech historical goodwill and intangible assets	59.1
Fair value adjustments to other intangible assets	(19.0	)(b)
Fair value adjustments to inventories	(3.0	)(c)
Fair value adjustments to property	(79.1	)(d)
Deferred tax impact of fair value adjustments and replacement stock awards included in the purchase price	31.6
Repayment of Spartech debt	(131.4)
Estimated payment of certain Spartech compensation plans due at close	1.8
Write-off of historical Spartech deferred financing costs	3.4

Estimated Goodwill	$107.1

The purchase price allocation shown above is based on PolyOne’s preliminary estimates of fair value of Spartech’s assets and liabilities, excluding any assessment for probable loss contingencies such as, legal, tax and environmental contingencies as PolyOne does not currently have sufficient information to estimate fair value. Once sufficient information is available and final valuations are performed, the purchase price allocation may differ materially from the estimates noted above.

(a)	Total estimated purchase price consideration — Refer to Note 2 for details related to the estimated purchase price consideration.

(b)	Intangible assets — At this time, PolyOne does not have sufficient information as to the amount, timing and risk of the estimated future cash flows needed to value the customer relationships, technology or the Spartech tradename. Some of the more significant assumptions inherent in the development of estimated cash flows, from the perspective of a market participant, include: the amount and timing of projected future cash flows (including revenue, cost of revenue, sales and marketing expenses and working capital/contributory asset charges) and the discount rate selected to measure the risks inherent in the future cash flows. However, for purposes of these unaudited pro forma condensed combined financial statements, using currently available information, such as Spartech’s historical and projected revenues, cost structure, and certain other high level assumptions, the fair value of the customer relationships, technology and the Spartech tradename were estimated. The following table summarizes the preliminary intangible asset allocation. These estimated fair values are considered preliminary and are subject to change upon a final valuation. Changes in fair value of the acquired intangibles may be material.

	Fair Value	Useful Life	Valuation Method
Trade name	$1.0	2 years	Relief-from royalty
Technology	3.0	6 years	Relief-from royalty
Customer Relationships	15.0	18 years	Multi-period excess earnings

	$19.0

(c)	Inventory — To estimate the fair value of inventory, PolyOne considered the components of Spartech’s inventory, as well as estimates of selling prices and related costs.

(d)	Property — As of the effective time of the merger, property is required to be measured at fair value, unless those assets are classified as held-for-sale on the acquisition date. The acquired assets can include assets that are not intended to be used or sold, or that are intended to be used in a manner other than their highest and best use. PolyOne does not have sufficient information at this time as to the specific types, nature, age, condition of these assets. Accordingly, for purposes of these unaudited pro forma condensed combined financial statements, PolyOne estimated the fair value adjustment based on historical experience. The final adjustment to property may differ materially from what has been assumed for purposes of these unaudited condensed combined pro forma statements.

Note 4: Description of Pro Forma Adjustments

The unaudited pro forma condensed combined financial statements include the following pro forma adjustments to reflect (1) the effects of financing the acquisition, including the repayment of Spartech’s existing 2004 Senior Notes and borrowings under its credit facility, (2) the allocation of the purchase price, including adjusting assets and liabilities to fair value, with related changes in costs and expenses, (3) with respect to the 2011 unaudited pro forma condensed combined statement of operations, the effects of PolyOne’s acquisition of ColorMatrix, which took place on December 21, 2011, as if it had occurred on January 1, 2011 and the effects of ColorMatrix’s purchase of Gayson, which occurred on April 21, 2011, as if it had occurred on January 1, 2011, and (4) with respect to Spartech’s historical statements of operations, excludes the impacts of discontinued operations.

Adjustments to the unaudited pro forma condensed combined balance sheet

(a)	Sources and uses of funds:

Sources of funds:
Bridge Financing	$250.0

Uses of funds:
Repayment of Spartech outstanding senior notes and revolving credit facility, including accrued interest of $3.2	134.6
Cash consideration to shareholders of Spartech common stock at $2.67 per share	83.6
Estimated payment of certain Spartech compensation plans due at close	1.8
Estimated make-whole fees on Spartech debt	12.0
Estimated transaction costs	11.0
Estimated Bridge Financing fees due at closing	4.8

Total estimated uses of funds	247.8

Net increase to cash	$2.2

(b)	Reflects the step-up of inventory to fair value. Refer to Note 3(c) for further discussion.

(c)	In connection with the proposed merger, PolyOne obtained a commitment for a senior unsecured bridge loan (Bridge Financing) totaling $250.0 million, which has been assumed to have been fully drawn upon at the time of closing for purposes of these unaudited condensed combined pro forma financial statements. This debt obligation has been classified as short-term based upon its terms, with permanent financing anticipated to replace the Bridge Financing. Estimated Bridge Financing issuance costs due at closing of $4.8 million have been classified as other current assets in the unaudited condensed combined balance sheet. An additional $1.9 million of Bridge Financing costs have been excluded from the unaudited condensed combined balance sheet as such amounts are not payable at the time of closing.

Additionally, in connection with the repayment of the 2004 Senior Notes, a make-whole fee, payable to debt-holders, related to the pre-payment of this debt instrument of approximately $12.0 million has been estimated. The final make-whole payment is dependent upon the timing that such Notes are settled as well as interest rates at that time.

The following summarizes debt related pro forma balance sheet adjustments:

Adjustments to short-term deferred financing costs are as follows:
Write-off of Spartech’s historical short-term deferred financing costs	$(1.2)
Estimated deferred financing costs incurred in connection with the Bridge Financing	4.8

Net adjustment to other current assets related to deferred financing costs	$3.6

Adjustment to non-current assets:
Write-off of Spartech historical long-term deferred financing costs:	$(2.2)

Adjustments to short-term debt:
Repayment of Spartech’s historical current portion of long-term debt	$(22.2)
Bridge Financing obtained in connection with the acquisition	250.0

Net adjustment to short-term debt	$227.8

Adjustment to accrued expenses:
Repayment of accrued interest on historical Spartech debt	$(3.2)

Adjustment to long-term debt:
Repayment of Spartech long-term debt:	$(109.2)

(d)	Reflects the step-up of property to fair value. Refer to Note 3(d) for further discussion.

(e)	Reflects the net adjustment related to the elimination of Spartech’s historical goodwill of $47.5 million and recording the excess of the estimated purchase price consideration over the estimated fair value of net assets acquired of $107.1 million.

(f)	Reflects the elimination of Spartech’s historical intangible assets of $11.6 million and recording the preliminary estimate of fair value of intangible assets acquired of $19.0 million.

(g)	Reflects the net adjustment to deferred taxes related to the fair value adjustments of acquired assets and the deferred tax impact of replacement equity awards included in the purchase price. Tax impacts were estimated using a statutory rate of 38%.

(h)	The historical shareholders’ equity of Spartech will be eliminated upon the completion of the acquisition. The total shareholders’ equity of the combined company will be increased over historical PolyOne amounts by the value of the common stock issued as part of the acquisition. Based upon a November 30, 2012 closing stock price, PolyOne will be issuing approximately $206.1 million of common stock and replacement equity awards as part of the purchase price consideration transferred. The value of such shares and replacement awards is dependent on PolyOne’s common stock price at the time of closing; as such, the final equity consideration transferred may differ materially.

The table below summarizes the adjustments to equity for purposes of these unaudited condensed combined pro forma financial statements (in millions):

	Shareholders’ Equity
	Common Stock	Additional Paid-in Capital	Retained Earnings (Deficit)	Common Stock Held In Treasury	Accumulated Other Comprehensive Income (Loss)	Net Impact on Equity
Elimination of Spartech historical equity	$(24.8)	$(202.2)	$7.8	$48.2	$(6.4)	$(177.4)
PolyOne shares to be issued issued	—	89.9	—	116.2	—	206.1
Estimated make-whole fees, net of tax	—	—	(7.4)	—	—	(7.4)
Estimated transaction costs, net of tax	—	—	(6.8)	—	—	(6.8)

Total pro forma adjustments	$(24.8)	$(112.3)	$(6.4)	$164.4	$(6.4)	$14.5

(i)	Reflects the elimination of accounts receivable and accounts payable between Spartech and PolyOne of $0.4 million.

(j)	Reflects the elimination of accrued interest on historical Spartech debt of $3.2 million as well as a reduction of income taxes payable of $8.8 million related to the tax benefits associated with the expense recognized for the payment of transaction costs and the make-whole provisions on Spartech’s 2004 Senior Notes.

Adjustments to the unaudited pro forma condensed combined statements of operations

As discussed in Note 1, the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2011 gives effect to PolyOne’s acquisition of ColorMatrix, which took place on December 21, 2011, as if it occurred on January 1, 2011. As a result, the 2011 pro forma condensed combined statement of operations include adjustments related to this acquisition in addition to the Spartech acquisition. ColorMatrix is included in PolyOne’s historical statement of operations and condensed balance sheet for the nine-month period ended September 30, 2012, therefore, no such adjustments were required for this period.

(k)	Reflects the elimination of sales and costs of sales from transactions between Spartech and PolyOne.

(l)	Net property adjustments totaling $79.1 million are comprised of increasing Spartech’s historical net property value of $197.7 million to the preliminary estimate of the fair value of property acquired of $276.8 million. Total adjustments related to estimated depreciation expense are $3.2 million for the nine-months ended September 30, 2012 and $4.3 million for the year ended December 31, 2011. The estimated depreciation expense adjustments are based on the increase in fair value above historical value, excluding land, over an estimated weighted-average useful life of 15 years.

(m)	Reflects adjustments of amortization expense attributable to the fair value of the intangible assets acquired, net of the elimination of historical amortization expense for intangible assets recorded by Spartech.

	Nine months ended September 30, 2012	Twelve months ended December 31, 2011
Elimination of Spartech’s historical intangible asset amortization	$(1.3)	$(1.7)
Estimated intangible asset amortization	1.4	1.8
Net increase to intangible asset amortization	$0.1	$0.1

The amortization expense related to intangible assets acquired is based on estimated fair value amortized over the respective useful lives as described in Note 3.

(n)	The Bridge Financing terms include interest payable on a quarterly basis at a rate per annum equal to three-month LIBOR (with a floor of 1.25%) plus a margin. The margin is equal to 5.25% and will increase 0.25% at the end of each subsequent three-month period, with a total cap of 9.00%. For purposes of the unaudited pro forma condensed combined financial statements, PolyOne assumed that the Bridge Financing was obtained on January 1, 2011 and continued through the September 30, 2012. In accordance with the terms of the Bridge Financing, PolyOne assumed a 0.25% rate increase every three months, and capped such increase at the end of the one-year term. Using these assumptions, PolyOne assumed an average interest rate of 6.875% for the twelve months ended December 31, 2011 and an interest rate of 7.250% for the nine months ended September 30, 2012. Actual interest rates may differ materially once permanent financing is obtained. The Bridge Financing will mature on the first anniversary of the acquisition closing date, with all amounts outstanding under the Bridge Financing payable in full at such time. Deferred financing costs have been expensed over the term of the Bridge Financing arrangement.

The following adjustments were made to interest expense:

	Nine Months Ended September 30, 2012	Twelve Months Ended December 31, 2011
Elimination of historical Spartech interest expense and debt issuance costs, related to the debt repaid at close	$9.1	$10.7
Estimated interest expense associated with the Bridge Financing	(13.6)	(17.2)
Amortization of Bridge Financing deferred financing costs	—	(6.7)

Total adjustment to interest expense	$(4.5)	$(13.2)

PolyOne has not presented a sensitivity analysis related to the impact of potential interest rate changes in interest expense under the Bridge Financing as the effect of a 0.125% increase or decrease in the assumed interest rate would not have a material impact on the pro forma results of operations because the LIBOR rate was below the 1.25% floor for the periods presented. As noted above, for purposes of the unaudited pro forma condensed combined financial statements PolyOne assumed the Bridge Financing was in place through September 30, 2012. PolyOne expects to obtain permanent financing prior to closing; however, if such permanent financing is not obtained prior to the maturity date of the Bridge Financing, in accordance with the terms of the Bridge Financing agreement, the outstanding aggregate principal of the Bridge Financing would convert into Senior Unsecured Roll-over Loans, having a maturity of 10 years, an interest rate of 9.00% per annum and a roll-over fee equal to 1.75% of the aggregate outstanding balance on the Bridge Financing. The impact of such provisions would have resulted in an incremental $3.6 million of interest expense for the nine-months ended September 30, 2012.

(o)	Reflects the recognition of income taxes on the pro forma adjustments using a statutory income tax rate of 38%. The actual effective tax rate of the combined company could differ materially.

(p)	The unaudited pro forma combined basic and diluted earnings per share calculations are based on the combined weighted average basic and diluted shares. The historical weighted average basic and diluted shares of Spartech are assumed to be replaced by the shares expected to be issued by PolyOne at an exchange ratio of 0.3167 per Spartech share. The weighted average basic and diluted shares have not been adjusted for any future planned share repurchases by PolyOne, or any change in historical equity instruments excluded from Spartech’s calculation of outstanding diluted shares because such shares had an anti-dilutive impact to historical earnings per share.

(q)	Reflects an elimination of the historical, non-recurring, fair value step-up of inventory as a result of inventory sold that was acquired during the ColorMatrix acquisition.

(r)	Reflects adjustments to include the full year operating results of Gayson, which was acquired by ColorMatrix in April 2011. Pro forma adjustments are to include Gayson’s historical operating results from January 1, 2011 through its acquisition date of April 21, 2011.

(s)	Reflects adjustments to historical ColorMatrix depreciation expense to align with the final fair value and remaining estimated useful lives of the acquired property for the ColorMatrix acquisition from January 1, 2011 through the acquisition date of December 21, 2011.

(t)	Reflects adjustments to historical ColorMatrix intangible asset amortization to align with the final fair value and estimated useful lives of acquired intangibles for the ColorMatrix acquisition from January 1, 2011 through the acquisition date of December 21, 2011.

(u)	Reflects the elimination of historical ColorMatrix transaction costs related to PolyOne’s acquisition of ColorMatrix and ColorMatrix’s acquisition of Gayson because these costs will not have a continuing impact on the consolidated results of the combined company.

(v)

Reflects elimination of ColorMatrix historical interest expense and deferred financing costs of $17.8 million offset by estimated interest expense on the secured term loan, which includes the LIBOR floor of 1.25%

plus a 3.75% margin, amortization of the original issuer discount, and amortization of deferred financings costs for the secured term loan and revolving credit facility, of $17.7 million. The adjustment assumes the borrowing took place on January 1, 2011.

(w)	Reflects the elimination of historical foreign exchange losses related to ColorMatrix’s debt, as this debt has been assumed repaid on January 1, 2011.

Note 5: Accounting Policies

Upon completion of the merger, PolyOne will perform a review of Spartech’s accounting policies. As a result of that review, PolyOne may identify differences between the accounting policies of the two companies that, when conformed, could have a material impact on the combined financial statements. At this time, PolyOne is not aware of any differences that would have a material impact on the unaudited pro forma condensed combined financial statements. The unaudited pro forma condensed combined financial statements do not assume any differences in accounting policies.

Note 6: Inventory

The unaudited pro forma condensed combined statements of operations do not include an adjustment to reflect an increase in cost of sales for the adjustment of Spartech’s inventory to its estimated fair value as of the acquisition date as this adjustment will not have a continuing impact on the consolidated results of the combined company.

PROPOSAL II: ADVISORY VOTE REGARDING CERTAIN EXECUTIVE COMPENSATION

Spartech is required pursuant to Section 14A of the Exchange Act to include in this proxy statement/prospectus a non-binding, advisory vote on the compensation payable to each of Spartech’s named executive officers (Victoria M. Holt, Randy C. Martin, Timothy P. Feast, Robert E. Lorah and Carol L. O’Neill) in connection with the proposed merger pursuant to Spartech compensation and benefit arrangements.

Spartech’s board of directors, which is referred to as the Spartech board, unanimously recommends that Spartech stockholders approve the following resolution:

“RESOLVED, that the stockholders of Spartech Corporation approve, on an advisory (non-binding) basis, the compensation to be paid to Spartech Corporation’s named executive officers in connection with the merger, as disclosed pursuant to Item 402(t) of Regulation S-K in the Golden Parachute Compensation table in the proxy statement/prospectus and the related footnotes and narrative disclosures in the section of the proxy statement/prospectus titled “THE MERGER — Interests of Spartech Directors and Executive Officers in the Merger”.”

This vote on named executive officer compensation payable in connection with the merger is separate and apart from the vote to approve the merger proposal. Accordingly, you may vote to approve the merger proposal and vote not to approve the executive compensation and vice versa. Because the vote is advisory in nature only, it will not be binding on Spartech. Accordingly, because Spartech is contractually obligated to pay the compensation, such compensation will be payable, subject only to the conditions applicable thereto, if the merger is consummated and regardless of the outcome of this advisory vote. The non-binding compensation proposal will be deemed approved if it receives the affirmative vote of the holders of at least a majority of the shares of Spartech common stock present and entitled to vote at the special meeting as of the record date. This is an advisory vote only and will not be binding on Spartech or the Board.

The description of the payments contained in the section entitled “THE MERGER — Interests of Spartech Directors and Executive Officers in the Merger” as well as the table below entitled “Golden Parachute Compensation” is intended to comply with Item 402(t) of Regulation S-K, which requires disclosure of information about compensation for each named executive officer that is based on or otherwise relates to the merger and will or may become payable either by Spartech or PolyOne pursuant to existing contractual obligations or arrangements. We are asking Spartech stockholders to approve the “golden parachute” compensation that will or may become payable to each of Spartech’s named executive officers as set forth in the “Golden Parachute Compensation” table below and as described in “THE MERGER — Interests of Spartech Directors and Executive Officers in the Merger”.

The “Golden Parachute Compensation” table below sets forth the information required by Item 402(t) of Regulation S-K regarding the compensation for each of Spartech’s named executive officers that is based on or otherwise relates to the merger, assuming the following:

•

The price per share of Spartech common stock is $8.52, which in accordance with Item 402(t) of Regulation S-K, is the average closing price per share of Spartech’s common stock for the first five days following the public announcement of the merger on October 23, 2012, and which differs from the estimated value of $8.93 that is used in other sections of this proxy statement/prospectus;

•	The effective time of the merger occurs on February 28, 2013; and

•	The employment of each named executive officer is terminated either by Spartech without cause or by the named executive officer with good reason, in each case on February 28, 2013.

Please note that the amounts indicated below are estimates based on multiple assumptions that may or may not actually occur (including assumptions described in this proxy statement/prospectus) or may occur at times different than the time assumed. Some of these assumptions are based on information currently available and, as a result, the actual amounts, if any, to be received by a named executive officer may differ in material respects from the amounts set forth below. Regardless of the manner in which a named executive officer’s employment terminates, the officer is entitled to receive amounts already earned and vested during his or her term of employment.

Golden Parachute Compensation

Name	Cash ($)(1)	Equity ($)(2)	Pension/ NQDC ($)	Perquisites/ Benefits ($)(3)	Total ($)
Victoria Holt	3,206,962	1,718,523	90,000	52,329	5,067,814
Randy Martin	1,009,231	523,281	414,758	43,747	1,991,017
Timothy Feast	834,240	274,810	57,482	43,413	1,209,945
Robert Lorah	748,596	259,394	61,530	34,817	1,104,337
Carol O’Neill	834,240	247,750	90,000	43,747	1,215,737

(1)	As described in more detail in “Interests of Spartech Directors and Executive Officers in the Merger – Amended and Restated Severance and Non-Competition Agreements,” each named executive officer is a party to an Amended and Restated Severance and Non-Competition Agreement with Spartech, each of which was amended and restated on October 23, 2012, which are referred to as the Severance Agreements. Under the Severance Agreements, upon termination of employment by Spartech without cause or by the executive for good reason in connection with the merger, or within two years following the effective time of the merger (a double-trigger arrangement), the officer will receive an amount equal to the sum of: (i) 18 months of base salary (24 months for Ms. Holt) at the highest rate paid to the officer during the three years prior to executive’s termination of employment (estimated as $1,364,000 for Ms. Holt, $534,000 for Mr. Martin, $472,500 for Mr. Feast, $423,000 for Mr. Lorah and $472,500 for Ms. O’Neill); plus (ii) 150% (200% for Ms. Holt) of the executive’s target bonus (estimated as $1,364,000 for Ms. Holt, $320,400 for Mr. Martin, $236,250 for Mr. Feast, $211,500 for Mr. Lorah and $236,250 for Ms. O’Neill). This amount will be payable to the officer in equal installments over 12 months (24 months for Ms. Holt) following the termination date.

In addition, each named executive officer participates in the Spartech Short-Term Incentive Plan and the Spartech Long-Term Incentive Plan. The Spartech Short-Term Incentive Plan provides that upon the occurrence of a change in control, the current performance period will be deemed to have ended, the applicable performance goals will be appropriately adjusted to reflect the length of the performance period, and all bonuses will be immediately payable in cash on a pro-rated basis (a single-trigger arrangement) (estimated as $222,962 for Ms. Holt, $69,831 for Mr. Martin, $51,490 for Mr. Feast, $46,096 for Mr. Lorah, and $51,490 for Ms. O’Neill). Each of the named executive officers and each of the other executive officers received Performance Cash Awards under the Spartech Long-Term Incentive Plan for the 2011-2013 performance period and the 2012-2014 performance period, which was payable under the Spartech 2011 Executive Bonus Plan, and which provides that upon the occurrence of a change in control, the current performance period will be deemed to have ended, the applicable performance goals will be appropriately converted to reflect the length of the performance period, and all awards will be immediately payable in cash on a pro-rated basis (a single trigger arrangement) (estimated as $256,000 for Ms. Holt, $85,000 for Mr. Martin, $74,000 for Mr. Feast, $68,000 for Mr. Lorah, and $74,000 for Ms. O’Neill). In addition, all awards with respect to a completed performance period, if not already paid, are immediately payable in cash upon the occurrence of a change in control.

(2)

Spartech has awarded stock options, SSARs and restricted shares to the named executive officers pursuant to Spartech equity plans and individual award agreements, which provide for accelerated vesting of those awards on or prior to the effective time of the merger (a single-trigger arrangement), and SSARs and restricted shares to the named executive officers pursuant to Spartech equity plans and individual award agreements, which provide for accelerated vesting of those awards on if the merger is completed and the executive officer is terminated without cause or by the executive for good reason within two years following the merger (a double-trigger arrangement). The amount set forth in this column reflects the sum of: (i) the aggregate market value of unvested SSARs, which will vest at or prior to the completion of the merger, with a base price that is less than $8.52 (estimated as $811,459 for Ms. Holt, $316,594 for Mr. Martin, $158,538 for Mr. Feast, $145,482 for Mr. Lorah and $135,738 for Ms. O’Neill); (ii) the aggregate value of restricted shares that vested when Spartech’s board of directors approved the merger on October 23, 2012 (estimated as $569,630 for Ms. Holt, $118,615 for Mr. Martin, $38,340 for Mr. Feast, $51,120 for Mr. Lorah, and $34,080 for Ms. O’Neill); and (iii) the aggregate value of outstanding restricted shares which will vest if the executive officer is terminated without cause or by the executive for good reason within two years following the effective time of the merger (estimated as $337,435 for Ms. Holt, $88,071 for Mr. Martin, $77,932 for Mr. Feast, $62,792 for Mr. Lorah, and $77,932 for Ms. O’Neill).

The amount set forth in this column does not include any amounts with respect to: (i) vested SSARs, (ii) unvested SSARs with a base price that equals or exceeds $8.52 and (iii) stock options with an exercise price that equals or exceeds $8.52.

(3)	Pursuant to the terms of the Severance Agreements, upon termination of employment by Spartech without cause or by the executive for good reason in connection with the merger, or within two years following the effective time of the merger (a double-trigger arrangement), each named executive officer will receive (i) continued health and welfare benefits for 18 months (24 months for Ms. Holt) following the termination (the value of which is estimated as $34,329 for Ms. Holt, $25,747 for Mr. Martin, $25,413 for Mr. Feast, $16,817 for Mr. Lorah and $25,747 for Ms. O’Neill) and (ii) 12 months of reasonable outplacement services (estimated as $18,000 for each officer).

PROPOSAL III: ADJOURNMENT OF THE SPARTECH SPECIAL MEETING

Spartech stockholders are being asked to approve a proposal that will give Spartech’s board of directors authority to adjourn the special meeting if necessary to solicit additional proxies if there are not sufficient votes to adopt the merger agreement at the time of the Spartech special meeting. If this proposal is approved, the Spartech special meeting could be adjourned to any date. If the Spartech special meeting is adjourned, Spartech stockholders who have already submitted their proxies will be able to revoke them at any time prior to their use. If you return a proxy and do not indicate how you wish to vote on any proposal, or if you indicate that you wish to vote in favor of the adoption of the merger agreement but do not indicate a choice on the adjournment proposal, your shares will be voted in favor of the adjournment proposal. But if you indicate that you wish to vote against the adoption of the merger agreement, your shares will only be voted in favor of the adjournment proposal if you indicate that you wish to vote in favor of that proposal.

The affirmative vote of holders of a majority of the shares of Spartech common stock present in person or represented by proxy at the Spartech special meeting and entitled to vote on the proposal will be required to approve the adjournment of the Spartech special meeting.

The Spartech board of directors unanimously recommends that you vote “FOR” the adjournment of the special meeting if necessary to solicit additional proxies if there are not sufficient votes to adopt the merger agreement at the time of the Spartech special meeting.

COMPARISON OF STOCKHOLDER RIGHTS AND RELATED MATTERS

The rights of Spartech stockholders are governed by Spartech’s charter documents and bylaws, each as amended, restated, supplemented or otherwise modified from time to time, and the laws of the State of Delaware. The rights of PolyOne shareholders are governed by PolyOne’s charter documents and regulations, each as amended, restated, supplemented or otherwise modified from time to time, and the laws of the State of Ohio. After the merger, the Spartech stockholders will become shareholders of PolyOne and accordingly their rights will be governed by PolyOne’s charter documents and regulations, each as amended, restated, supplemented or otherwise modified from time to time, and the laws of the State of Ohio. While the rights and privileges of Spartech stockholders are, in many instances, comparable to those of the shareholders of PolyOne, there are some differences. The following is a summary of the material differences as of the date of this proxy statement/prospectus between the rights of the Spartech stockholders and the PolyOne shareholders. These differences arise from differences between the respective charter documents, bylaws and regulations of Spartech and PolyOne and the differences between the Delaware General Corporation Law, which is referred to as the DGCL, and the Ohio Revised Code, which is referred to as the ORC.

The following discussion of these differences is only a summary of the material differences and does not purport to be a complete description of all the differences. Please consult the DGCL, ORC and the respective charter documents, bylaws and regulations, each as amended, restated, supplemented or otherwise modified from time to time, of Spartech and PolyOne for a more complete understanding of these differences.

Amendments to Bylaws and Regulations

Delaware. The DGCL provides that a corporation’s stockholders entitled to vote have the power to amend bylaws, although a corporation’s certificate of incorporation may give the board of directors the power to amend the bylaws.

Spartech. The Spartech certificate of incorporation grants the Spartech board of directors the power to amend or repeal the Spartech bylaws. Amendments to the Spartech bylaws are otherwise governed in accordance with the DGCL.

Ohio. The ORC provides that only holders of a majority of the voting power of a corporation if acting at a meeting of shareholders, or two-thirds of the voting power of the corporation if acting by written consent, have the power to adopt, amend and repeal the code of regulations of a corporation. Under certain circumstances, a majority vote of “disinterested” shares is also required to amend or repeal the code of regulations of a corporation.

PolyOne. The PolyOne regulations provide that they may be amended or repealed (i) by shareholders at a meeting held for that purpose by the affirmative vote of the holders of two-thirds of the voting power of PolyOne on the proposal, (ii) by the written consent of the holders of two-thirds of the voting power of PolyOne on the proposal, or (iii) to the extent permitted by the ORC, by the directors. The shareholders may not modify any regulations related to the number, election and terms of directors or nominations of directors while those provisions remain in effect without the affirmative vote of the holders of shares entitling them to exercise three-quarters of the voting power of PolyOne on the proposal.

Amendment of Charter Documents

Delaware. The DGCL requires the affirmative vote of the holders of a majority of the voting rights of all classes of stock entitled to vote in order to amend a corporation’s certificate of incorporation.

Spartech. The Spartech certificate follows the DGCL except that the affirmative vote of the holders of at least 80% of the voting power of Spartech, voting as one class, is required to amend or repeal certain articles of Spartech’s certificate of incorporation.

Ohio. The ORC provides that an amendment to the articles of incorporation requires approval by holders of two-thirds of the voting rights of all classes of stock entitled to vote.

PolyOne. The PolyOne articles follow the ORC except that the affirmative vote of the holders of at least three-quarters of the voting power of PolyOne, voting as one class, is required to amend or repeal certain articles of PolyOne’s articles of incorporation.

Class Voting

Delaware. The DGCL provides that the holders of the outstanding shares of a class are entitled to vote separately as a class with respect to amendments to a corporation’s certificate of incorporation that increase or decrease the aggregate number of authorized shares of such class, increase or decrease the par value of shares of such class, or otherwise adversely affect the holders of such class.

Spartech. The Spartech bylaws and certificate follow the DGCL and add that preferred stockholders are permitted to vote on two directors as a class when their preferred dividend is six quarters in arrears.

Ohio. The ORC provides that holders of a particular class of shares are entitled to vote as a separate class upon certain amendments to the articles of incorporation, including, but not limited to, amendments that decrease the aggregate number of issued shares of such class, increase or decrease the par value of shares of such class, or are otherwise substantially prejudicial to the holders of such class.

PolyOne. Neither the PolyOne articles nor the PolyOne regulations otherwise provide.

Cumulative Voting

Delaware. The DGCL provides that stockholders of a corporation do not have the right to cumulate their votes in the election of directors unless such right is granted in the certificate of incorporation of the corporation.

Spartech. The Spartech bylaws do not call for cumulative voting.

Ohio. The ORC provides that each shareholder of a corporation has the right to vote cumulatively in the election of directors if certain notice requirements are satisfied unless the articles of incorporation are amended to eliminate cumulative voting of directors.

PolyOne. The articles prohibit cumulative voting in the election of directors.

Classification of Board of Directors

Delaware. The DGCL permits, but does not require, a classified board of directors, pursuant to which the directors can be divided into two or three classes with staggered terms of office, with only one class of directors standing for election each year.

Spartech. The Spartech bylaws provide for a declassified board of directors with each director serving a one year term.

Ohio. The ORC permits but does not require a classified board of directors pursuant to which the directors can be divided into two or three classes with staggered terms of office, with terms of office (which need not be uniform) that do not exceed three years and which consist of not less than three directors in each class, subject to certain exceptions.

PolyOne. Neither the PolyOne regulations nor the PolyOne articles call for the division of its board into classes.

Vacancies on the Board of Directors

Delaware. The DGCL provides that the board of directors of the corporation may fill any vacancy on the board of directors, including vacancies resulting from an increase in the number of directors unless the governing documents otherwise provide.

Spartech. Neither the Spartech certificate nor the Spartech bylaws otherwise provide.

Ohio. The ORC provides that vacancies, including vacancies from an increase in the number of directors, on an Ohio corporation’s board of directors may be filled by a majority of the remaining directors of the corporation unless the governing documents otherwise provide.

PolyOne. The PolyOne regulations provide for vacancies to be filled by the majority vote of the directors still in office.

Removal of Directors

Delaware. The DGCL provides that directors may be removed from office by a majority stockholder vote. If a board is classified, such removal may be effected only for cause. In the case of a corporation having cumulative voting, if less than the entire board is to be removed, no director may be removed without cause if the votes cast against such removal would be sufficient to elect such director if then cumulatively voted at an election of the board of directors.

Spartech. The Spartech bylaws provide that any or all of the directors of Spartech may be removed only for cause and only by (1) the affirmative vote of the holders of at least 80% of the outstanding stock of Spartech entitled to vote generally in the election of directors, or (2) by the affirmative vote of at least a majority of the outstanding shares of Spartech which are not owned by any corporation, person or other entity which is the owner, directly or indirectly, of 10% or more of the outstanding shares of Spartech entitled to vote generally in the election of directors.

Ohio. The ORC provides that directors may remove any director if (i) such director has been found to be of unsound mind by an order of court, (ii) such director is adjudicated bankrupt, or (iii) such director fails to meet any qualifications for office. The ORC further provides that directors may be removed from office by a majority shareholder vote. If a board is classified, such removal may be effected only for cause. In the case of a corporation having cumulative voting, if less than the entire board is to be removed, no director may be removed without cause if the votes cast against such removal would be sufficient to elect such director if then cumulatively voted at an election of the board of directors.

PolyOne. In accordance with the PolyOne regulations, the directors of PolyOne can only be removed for cause.

Shareholder Action Without a Meeting

Delaware. The DGCL provides that any action that may be taken at a meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if the holders of the outstanding stock having not less than the minimum number of votes otherwise required to authorize or take such action at a meeting of stockholders consent in writing, unless otherwise provided by a corporation’s certificate of incorporation.

Spartech. Neither the Spartech bylaws nor the Spartech certificate otherwise provide.

Ohio. The ORC provides that any action that may be authorized or taken by shareholders of a corporation at a meeting of shareholders may be authorized or taken without a meeting with the unanimous written consent of all shareholders entitled to vote at such meeting.

PolyOne. Neither the PolyOne regulations nor the PolyOne articles otherwise provide.

Notice of Shareholder Meetings

Delaware. The DGCL requires that written notice must be given to stockholders of a Delaware corporation of the time, date and place of stockholder meetings, as well as the means of remote communications by which stockholders of the corporation may be deemed to be present at the stockholders meeting, and, in the case of special meetings, the purpose of the special meeting, in each case, at least ten days but no more than 60 days prior to the date of the special meeting.

Spartech. The Spartech bylaws adopt the DGCL requirements for giving notice.

Ohio. The ORC requires an Ohio corporation to notify shareholders of the corporation of the time, place, and purposes of shareholder meetings at least seven days but no more than 60 days prior to the date of the shareholders meeting, unless the articles of incorporation or code of regulations of the corporation specify a longer period. Upon request of an individual entitled to call a special shareholder meeting, the corporation must give shareholders notice of the special meeting to be held no less than seven nor more than 60 days after the receipt of the request. If notice is not given within 15 days of receipt of the request (or shorter or longer period as the articles of incorporation or code of regulations of the corporation specify), the individual calling the meeting may fix the time for the meeting and give notice to the other shareholders.

PolyOne. The PolyOne regulations provide that written notice of every meeting of shareholders, stating the place, date and hour of the meeting, and in the case of a special meeting, the purpose or purposes for which the meeting is called, shall be given not less than seven nor more than 60 calendar days before the date of the meeting to each shareholder of record entitled to notice of such meeting.

Special Shareholder Meetings

Delaware. The DGCL permits special meetings of stockholders to be called by the board of directors and such other persons, including stockholders, as the certificate of incorporation or bylaws may provide.

Spartech. The Spartech bylaws provide that a special meeting may be called by the president and chief executive officer or by the chairman of the board for any purpose. A special meeting will also be called upon the written request of a majority of the directors or of stockholders owning a majority of the issued and outstanding shares of the corporation entitled to vote at the meeting.

Ohio. The ORC provides the (i) the chairman of the board, the president, or, in case of the president’s death or disability, the vice president authorized to exercise the authority of the president, (ii) the directors by action at a meeting or a majority of the directors acting without a meeting, or (iii) holders of at least 25% of the outstanding voting shares of a corporation, unless the corporation’s articles or regulations specifies another percentage for such purpose (which may not be greater than 50%), have the authority to call special meetings of shareholders

PolyOne. The PolyOne regulations provide that a special meeting of the shareholders may be called only by (i) the chairman, (ii) the president, (iii) the secretary within 10 days after receipt of the written request of a majority of directors that the corporation would have if there were not vacancies, or (iv) any person or persons who hold at least 50% of all shares entitled to be voted at such a meeting.

Indemnification of Directors and Officers

Delaware. The DGCL allows a corporation to include in its certificate of incorporation a provision eliminating the liability of a director for monetary damages for a breach of such director’s fiduciary duties as a director, except liability (1) for any breach of the director’s duty of loyalty to the corporation or the corporation’s shareholders, (2) for acts or omissions not in good faith or that involve intentional misconduct or knowing violation of law, (3) under Section 174 of the DGCL (which deals generally with unlawful payments of dividends, stock repurchases and redemptions), and (4) for any transaction from which the director derived an improper personal benefit.

The DGCL permits a Delaware corporation to indemnify directors, officers, employees and agents under certain circumstances, and mandates indemnification under certain circumstances. The DGCL permits a corporation to indemnify an officer, director, employee or agent for fines, judgments, or settlements, as well as for expenses in the context of actions other than derivative actions, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation or, in the case of a criminal proceeding, if such person had no reasonable cause to believe that such person’s conduct was unlawful. Indemnification against expenses incurred by a director, officer, employee or agent in connection with a proceeding against such person for actions in such capacity is mandatory to the extent that such person has been successful on the merits. If a director, officer, employee or agent is determined to be liable to the corporation, indemnification for expenses is not allowable, subject to limited exceptions when a court deems the award of expenses appropriate.

The DGCL grants express power to a Delaware corporation to purchase liability insurance for its directors, officers, employees and agents, regardless of whether any such person is otherwise eligible for indemnification by the corporation. Advancement of expenses is permitted, but a person receiving such advances must repay those expenses if it is ultimately determined that he is not entitled to indemnification.

Spartech. The Spartech certificate contains a provision that limits the liability of Spartech directors and officers in accordance with the DGCL. The Spartech certificate also provides indemnification to the fullest extent provided by the DGCL.

Ohio. The ORC provides no comparable provision limiting the liability of officers, employees or agents of a corporation. However, unless a corporation’s articles of incorporation or code of regulations expressly states that such provision of the ORC is not applicable, a director is not liable for monetary damages unless it is proved by clear and convincing evidence that such director’s action or failure to act was undertaken with deliberate intent to cause injury to the corporation or with reckless disregard for the best interests of the corporation, although such provision does not limit a director’s liability for the approval of unlawful loans, dividends or distributions of assets.

The ORC provides that a corporation may indemnify directors, officers, employees and agents within prescribed limits, and must indemnify them under certain circumstances. The ORC does not authorize payment by a corporation of judgments against a director, officer, employee or agent after a finding of negligence or misconduct in a derivative suit absent a court order. Indemnification is required, however, to the extent such person succeeds on the merits. In all other cases, if it is determined that a director, officer, employee, or agent acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, indemnification is discretionary, except as otherwise provided by a corporation’s articles of incorporation or code of regulations, or by contract, except with respect to the advancement of expenses to directors (as discussed in the next paragraph). The statutory right to indemnification is not exclusive in Ohio, and Ohio corporations may, among other things, purchase insurance to indemnify such persons.

The ORC provides that a director (but not an officer, employee, or agent) is entitled to mandatory advancement of expenses, including attorneys’ fees, incurred in defending any action, including derivative actions, brought against the director, provided that the director agrees to cooperate with the corporation concerning the matter and to repay the amount advanced if it is proved by clear and convincing evidence that such director’s act or failure to act was done with deliberate intent to cause injury to the corporation or with reckless disregard for the corporation’s best interests.

PolyOne. The liability of PolyOne directors is governed in accordance with the ORC. The PolyOne regulations provide for indemnification of PolyOne directors and officers in a manner consistent with the ORC. The PolyOne regulations provide indemnification for each director and officer against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement, reasonably incurred in connection with any action in which such director or officer is involved by reason of being a director or officer of PolyOne and in connection with which such director or officer acted in good faith. PolyOne will not provide indemnification if the director or officer is finally adjudged to have been liable for negligence or misconduct in the performance of their duties.

Dividends

Delaware. The DGCL provides that dividends may be paid in cash, property or shares of a corporation’s capital stock. The DGCL further provides that a corporation may pay dividends out of any surplus, and, if it has no surplus, out of any net profits for the fiscal year in which the dividend was declared or for the preceding fiscal year (provided that such payment out of net profits will not reduce capital below the amount of capital represented by all classes of shares having a preference upon the distribution of assets).

Spartech. Dividends granted to Spartech stockholders are governed in accordance with the DGCL.

Ohio. The ORC provides that dividends may be paid in cash, property or shares of a corporation’s capital stock. The ORC further provides that a corporation may pay dividends out of surplus and if a dividend is paid out of capital surplus, the corporation must notify its shareholders as to the kind of surplus out of which it is paid.

PolyOne. Dividends granted to PolyOne shareholders are governed in accordance with the ORC.

Rights of Dissenting Shareholders

Delaware. The DGCL provides that appraisal rights are available to dissenting stockholders in connection with certain mergers or consolidations. However, unless a corporation’s certificate of incorporation otherwise provides, the DGCL does not provide for appraisal rights if (1) the shares of the corporation are (x) listed on a national securities exchange (y) held of record by more than 2,000 shareholders or (2) the corporation is the surviving corporation and no vote of its stockholders is required for the merger. However, those exceptions do not apply if the stockholders are required to accept anything except (1) shares of stock of the corporation surviving the merger, (2) shares of stock of any other corporation, (3) cash in lieu of fractional shares, or (4) any combination of the foregoing. See “— Dissenters’ Rights” on page [    ]. The DGCL does not provide appraisal rights to stockholders who dissent from the sale of all or substantially all of a corporation’s assets or an amendment to a corporation’s certificate of incorporation, although a corporation’s certificate of incorporation may so provide.

The DGCL provides, among other procedural requirements, that a stockholder’s written demand for appraisal of shares must be received before the taking of the vote on the matter giving rise to appraisal rights.

Spartech. Neither the Spartech bylaws nor the Spartech certificate otherwise provide.

Ohio. Under The ORC, dissenting shareholders are entitled to dissenters’ rights in connection with certain amendments to a corporation’s articles of incorporation and the lease, sale, exchange, transfer or other disposition of all or substantially all of the assets of a corporation unless the shares of the selling corporation are listed on a national securities exchange and the consideration consists of shares listed on a national securities exchange. Shareholders of an Ohio corporation being merged into or consolidated with another corporation are also entitled to dissenters’ rights. In addition, shareholders of an acquiring corporation are entitled to dissenters’ rights in any merger in which such shareholders are entitled to voting rights. The ORC provides shareholders of an acquiring corporation with voting rights, and corresponding dissenters’ rights, if the acquisition involves the transfer of shares of the acquiring corporation entitling the recipients thereof to exercise one-sixth or more of the voting power of such acquiring corporation immediately after the consummation of the transaction.

The ORC provides that a shareholder’s written demand must be delivered to a corporation before the vote on the matter giving rise to dissenters’ rights.

PolyOne. Neither the PolyOne regulations nor the PolyOne certificate otherwise provide.

Mergers, Acquisitions, Share Purchases and Certain Other Transactions

Delaware. The DGCL requires approval of mergers (other than so-called “parent-subsidiary” mergers where the parent company owns at least 90% of the shares of the subsidiary), consolidations and dispositions of all or substantially all of a corporation’s assets by a majority of the voting power of the corporation, unless the corporation’s certificate of incorporation specifies a different percentage. The DGCL does not require stockholder approval for (a) majority share acquisitions, (b) mergers (i) involving the issuance of 20% or less of the voting power of the corporation, (ii) governed by an agreement of merger that does not amend in any respect the certificate of incorporation of the corporation, and (iii) in which each share of stock of the corporation outstanding immediately prior to the effective date of the merger remains identical after the effective date of the merger, or (c) other combinations, except for business combinations subject to Section 203 of the DGCL.

Spartech. Under the Spartech certificate and the Spartech bylaws, approval of mergers, acquisitions, share purchases and certain other transactions is governed in accordance with the DGCL.

Ohio. The ORC requires approval of mergers, dissolutions, dispositions of all or substantially all of a corporation’s assets, and majority share acquisitions and combinations involving issuance of shares representing one-sixth or more of the voting power of the corporation immediately after the consummation of the transaction (other than so-called “parent-subsidiary” mergers), by two-thirds of the voting power of a corporation, unless the articles of incorporation specify a different proportion (but not less than a majority).

Section 1701.59 of the ORC permits a director of a corporation, in determining what such director reasonably believes to be in the best interests of the corporation, to consider, in addition to the interests of the corporation’s shareholders, any of the following (1) the interests of the corporation’s employees, suppliers, creditors, and customers, (2) the economy of the state and nation, (3) community and societal considerations, and (4) the long-term as well as short-term interests of the corporation and the corporation’s shareholders, including the possibility that these interests may be best served by the continued independence of the corporation.

PolyOne. Under the PolyOne articles and PolyOne regulations, approval of mergers, acquisitions, share purchases and certain other transactions is governed in accordance with the ORC.

Provisions Affecting Control Share Acquisitions and Business Combinations

Delaware. Section 203 of the DGCL provides generally that any person who acquires 15% or more of a corporation’s voting stock (thereby becoming an “interested stockholder”) may not engage in a wide range of “business combinations” with the corporation for a period of three years following the date the person became an interested stockholder, unless (1) the board of directors of the corporation has approved, prior to that acquisition date, either the business combination or the transaction that resulted in the person becoming an interested stockholder, (2) upon consummation of the transaction that resulted in the person becoming an interested stockholder, that person owns at least 85% of the corporation’s voting stock outstanding at the time the transaction commenced (excluding shares owned by persons who are directors and also officers and shares owned by employee stock plans in which participants do not have the right to determine confidentially whether shares will be tendered in a tender or exchange offer), or (3) the business combination is approved by the board of directors and authorized by the affirmative vote (at an annual or special meeting and not by written consent) of at least 66 2/3% of the outstanding voting stock not owned by the interested stockholder.

These restrictions on interested stockholders do not apply under certain circumstances, including, but not limited to, the following: (1) if the corporation’s original certificate of incorporation contains a provision expressly electing not to be governed by Section 203 of the DGCL, or (2) if the corporation, by action of its stockholders, adopts an amendment to its bylaws or certificate of incorporation expressly electing not to be governed by Section 203 of the DGCL, with such amendment to be effective 12 months thereafter.

Spartech. Spartech does not have a provision in its certificate of incorporation that opts out of Section 203 of the DGCL.

Ohio. Chapter 1704 of the ORC prohibits an interested shareholder from engaging in a wide range of business combinations similar to those prohibited by Section 203 of the DGCL. However, in contrast to Section 203 of the DGCL, under Chapter 1704 of the ORC, an “interested shareholder” includes a shareholder who, directly or indirectly, exercises or directs the exercise of 10% or more of the voting power of the corporation. Chapter 1704 restrictions do not apply under certain circumstances, including, but not limited to, the following: (1) if, prior to the interested shareholder’s share acquisition date, the directors of a corporation have approved the transaction or the purchase of shares on the share acquisition date, and (2) if a corporation, by action of its shareholders holding at least two-thirds of the voting power of the corporation, adopts an amendment to its articles of incorporation specifying that Chapter 1704 of the ORC shall not be applicable to the corporation.

Under Section 1701.831 of the ORC, unless the articles of incorporation or code of regulations of a corporation otherwise provide, any control share acquisition of an issuing public corporation can only be made with the prior approval of the shareholders of the corporation. A “control share acquisition” is defined as any acquisition of shares of a corporation that, when added to all other shares of that corporation owned by the acquiring person, would enable a person to exercise levels of voting power in any of the following ranges: at least 20% but less than 33 1/3%; at least 33 1/3% but less than 50%; 50% or more.

PolyOne. The PolyOne regulations and PolyOne articles do not otherwise provide.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

PolyOne

You should review PolyOne’s disclosures about security ownership of certain of its beneficial owners and management, which are incorporated by reference in this proxy statement/prospectus. For more information, see the section titled “WHERE YOU CAN FIND MORE INFORMATION” beginning on page [    ].

Spartech

Share Ownership by Directors and Executive Officers

The following table sets forth certain information regarding the beneficial ownership of Spartech common stock as of December 12, 2012 by (i) each director and executive officer of Spartech; (ii) all directors and executive officers of Spartech as a group; and by each person known to Spartech to be the beneficial owner of more than 5% of Spartech’s outstanding common stock as of that date. Except as otherwise noted, each person has sole voting and investment power as to his or her shares.

Directors / Executive Officers	Number of Common Stock Owned		Right to Acquire Common Stock(1)	Total Common Stock Beneficially Owned	Percentage of Common Stock Beneficially Owned**
Ralph B. Andy	425,745	(2)	—	425,745	1.4%

Jackson W. Robinson	42,643		—	42,643	*

Craig A. Wolfanger	17,302		—	17,302	*

Lloyd E. Campbell	30,564		15,000	45,564	*

Pamela F. Lenehan	40,602	(3)	—	40,602	*

Walter J. Klein	22,702		15,000	37,702	*

Edward J. Dineen	11,602		—	11,602	*

Victoria M. Holt	290,259		335,455	625,714	2.0%

Randy C. Martin	86,080		325,987	412,067	1.3%

Timothy P. Feast	34,660		47,946	82,606	*

Robert E. Lorah	18,721		50,214	68,935	*

Carol L. O’Neill	18,481		63,746	82,227	*

All D&Os as a group	1,039,361		838,348	1,877,709	6.1%

Other beneficial owners in excess of 5% of the common shares outstanding

BlackRock Inc.
40 East 52nd Street New York, NY 10022	2,291,729	(4)	—	2,291,729	7.4%

Dimensional Fund Advisors LP
Palisades West, Bldg. One 6300 Bee Cave Road Austin, TX, 78746	2,255,886	(5)	—	2,255,886	7.3%

	Number of Common Stock Owned		Right to Acquire Common Stock(1)	Total Common Stock Beneficially Owned	Percentage of Common Stock Beneficially Owned**
Prudential Financial, Inc.
751 Broad Street Newark, NJ 07102-3777	2,153,291	(6)	—	2,153,291	6.9%

FMR LLC
82 Devonshire Street Boston, MA 02109	1,994,424	(7)	—	1,994,424	6.4%

Rutabaga Capital Management
64 Broad Street, 3rd Floor Boston, MA 02109	1,723,208	(8)	—	1,723,208	5.6%

The Vanguard Group
100 Vanguard Blvd. Malvern, PA 19355	1,556,186	(9)	—	1,556,186	5.0%

*	Less than 1.0%
**	Based on 31,003,097 shares of Spartech common stock outstanding as of December 12, 2012.
(1)	Includes shares issuable upon exercise of currently exercisable common stock options and SSARs within 60 days of December 1, 2012. Excludes shares underlying vested restricted stock units that are not deliverable within 60 days of December 1, 2012 as follows: Mr. Andy (21,256 shares), Mr. Campbell (37,784 shares), Mr. Dineen (33,472 shares), Ms. Holt (12,410 shares), Mr. Klein (37,784 shares), Ms. Lenehan (36,339 shares), Mr. Robinson (39,347 shares) and Mr. Wolfanger (37,784 shares). These shares are deliverable after the director leaves the Board.
(2)	Includes 350,261 shares owned by RBA Partners, L.P. Mr. Andy is the sole stockholder of RBA Investments, Inc., which is a 0.1% general partner of RBA Partners, L.P. As such, Mr. Andy, through RBA Investments, Inc. has investment and voting power over the shares owned by RBA Partners, L.P.
(3)	Includes 5,000 shares held by the spouse of Ms. Lenehan over which she shares investment power.
(4)	Based on a Schedule 13G/A filed with the SEC on February 10, 2012, in which BlackRock, Inc. (“BlackRock”) reported that it beneficially owned and had sole voting and dispositive power with respect to 2,291,729 shares of common stock. BlackRock reported that the shares included shares beneficially owned by BlackRock Japan Co. Ltd., BlackRock Institutional Trust Company, N.A., BlackRock Fund Advisors, BlackRock Asset Management Canada Limited, BlackRock Asset Management Australia Limited, BlackRock Advisors, LLC, and BlackRock Investment Management, LLC.
(5)	Based on a Schedule 13G/A filed with the SEC on February 14, 2012, in which Dimensional Fund Advisors LP (“Dimensional”) reported that it beneficially owned 2,255,886 shares of common stock. It reported that it had sole voting power with respect to 2,188,927 shares of common stock and sole dispositive power with respect to 2,255,886 shares of common stock. Dimensional reported that it held the shares in its role as investment advisor or manager to certain investment funds, group trusts and separate accounts it advises, and disclaimed any beneficial ownership interest in the shares.
(6)	Based on a Schedule 13G/A filed with the SEC on February 14, 2012, in which Prudential Financial, Inc. (“Prudential”) reported that it beneficially owned 2,153,291 shares of common stock. It reported that it had sole voting power with respect to 37,200 shares, shared voting power with respect to 121,382 shares, sole dispositive power with respect to 37,200 shares and shared dispositive power with respect to 2,116,091 shares. Prudential reported that the shares covered by the report were held by it for its own benefit or for the benefit of its clients by its separate accounts, externally managed accounts, registered investment companies, subsidiaries and/or other affiliates. In a Schedule 13G filed with the SEC on February 14, 2012, Jennison Associates LLC, an indirect subsidiary of Prudential, reported that it beneficially owned and had sole voting power and shared dispositive power with respect to 2,110,516 of the shares of common stock reported by Prudential.

(7)	Based on a Schedule 13G/A filed with the SEC on February 14, 2012, in which FMR LLC (“FMR”) reported that it beneficially owned and had sole dispositive power with respect to 1,994,424 shares of common stock. FMR reported that it had sole power to vote or to direct the vote of 987 shares, sole power to dispose or to direct the disposition of 1,994,424 shares, and shared voting or dispositive power for none of the shares. FMR reported that these shares include shares beneficially owned by Fidelity Management & Research Company (1,993,437 shares), Fidelity Dividend Growth Fund (1,622,853 shares), Edward C. Johnson 3d (1,993,437 shares), and Pyramis Global Advisors Trust Company (987 shares).
(8)	Based on a Schedule 13G filed with the SEC on February 10, 2012, in which Rutabaga Capital Management reported that it beneficially owned 1,723,208 shares of common stock. It reported that it had sole voting power with respect to 1,466,108 shares, shared voting power with respect to 257,100 shares, and sole dispositive power with respect to 1,723,208 shares.
(9)	Based on a Schedule 13G filed with the SEC on February 8, 2012, in which The Vanguard Group (“Vanguard”) reported that it beneficially owned 1,556,186 shares of common stock. It reported that it had sole voting power with respect to 48,028 shares, shared voting power with respect to no shares, sole dispositive power with respect to 1,508,158 shares, and shared dispositive power with respect to 48,028 shares. Vanguard indicated that Vanguard Fiduciary Trust Company, one of its wholly-owned subsidiaries, was the beneficial owner of 48,028 shares as a result of its serving as investment manager of collective trust accounts.

LEGAL MATTERS

The validity of the PolyOne common stock to be issued to Spartech stockholders in the merger will be passed upon by Lisa Kunkle, Vice President, General Counsel and Secretary of PolyOne. The material United States federal income tax consequences of the merger as described in the section titled “THE MERGER — Material United States Federal Income Tax Consequences” beginning on page [    ] will be passed upon for PolyOne by Jones Day and for Spartech by K&L Gates LLP.

EXPERTS

The consolidated financial statements of PolyOne, appearing in PolyOne’s Annual Report (Form 10-K) for the year ended December 31, 2011, have been audited by Ernst & Young, LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference in this proxy statement/prospectus, which is referred to and made a part of this proxy statement/prospectus and Registration Statement, and are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The balance sheets of the SunBelt Chlor Alkali Partnership as of February 28,2011 and December 31, 2010 and the statements of income and cash flows for the two months ended February 28, 2011 and for the years ended December 31, 2010 and 2009 appearing in PolyOne’s Annual Report (Form 10-K) for the year ended December 31, 2011, have been audited by Ernst & Young, LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference in this proxy statement/prospectus, which is referred to and made a part of this proxy statement/prospectus and Registration Statement, and are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Spartech and its subsidiaries, appearing in Spartech and subsidiaries’ Annual Report (Form 10-K) for the year ended November 3, 2012, have been audited by Ernst & Young, LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference in this proxy statement/prospectus, which is referred to and made a part of this proxy statement/prospectus and Registration Statement, and are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of ColorMatrix and Subsidiaries, as of December 31, 2010 and 2009 and for the years then ended, appearing in PolyOne’s 8-K/A filed on March 2, 2012, have been audited by McGladrey LLP, (formerly McGladrey & Pullen, LLP) as set forth in their report thereon, included therein, and incorporated herein by reference in this proxy statement/prospectus, which is referred to and made a part of this proxy statement/prospectus and Registration Statement, and are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

STOCKHOLDER PROPOSALS

Spartech’s annual meeting of stockholders is typically held in the spring of each year. If the merger is completed, Spartech will not hold the 2013 annual meeting of stockholders.

In Spartech’s proxy statement for its 2012 annual meeting of stockholders, held on March 15, 2012, Spartech disclosed that any Spartech stockholder who desires to include a proposal in the proxy statement for the 2013 annual meeting was required to deliver it so that it was received by Spartech no later than 5:00 p.m., Central Time, October 4, 2012, which is 120 calendar days prior to the anniversary of last year’s mailing date for the annual meeting.

In Spartech’s proxy statement for its 2012 annual meeting of stockholders, Spartech also disclosed that any Spartech stockholder who wishes to present a proposal at the 2013 annual meeting or to nominate one or more directors and the proposal is not intended to be included in the proxy statement relating to that meeting, the stockholder must give advance written notice to Spartech prior to the deadline for such meeting determined in accordance with Spartech’s bylaws. In general, the bylaws provide that such notice should be addressed to the Corporate Secretary and be received at Spartech’s principal executive offices no less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting, except in certain circumstances. For purposes of the 2013 annual meeting, such notice must have been received not later than December 16, 2012 and not earlier than November 16, 2012.

Under the Spartech bylaws, however, because the date of the 2013 annual meeting may occur more than 60 days after March 15, 2013, any such proposals would be required to be delivered not earlier than the 120th day prior to the date of such annual meeting and not later than the close of business on the later of the 90th day prior to the date of such annual meeting or the tenth day following the day on which public announcement of the date of the annual meeting is first made.

These time limits also apply in determining whether notice is timely for purposes of rules adopted by the SEC relating to the exercise of discretionary voting authority. The bylaws set out specific requirements that such stockholders and written notices must satisfy. Any stockholder filing a written notice of nomination for director must describe various matters regarding the nominee and the stockholder and the underlying beneficial owner, if any, including, among other things, such information as name, address, occupation, shares, rights to acquire shares and other derivative securities or short interest held, and any relevant understandings or arrangements between the stockholder and beneficial owner, if any. Any stockholder filing a notice to bring other business before a stockholder meeting must include in such the same type of information as well as, among other things, the text of the proposal or business and the reasons therefore, and other specified matters.

WHERE YOU CAN FIND MORE INFORMATION

PolyOne and Spartech file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information filed at the SEC’s public reference rooms located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. PolyOne’s and Spartech’s SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at www.sec.gov. PolyOne and Spartech also maintain Internet sites, www.polyone.com and www.spartech.com, respectively, where information about PolyOne and Spartech can be obtained. The information contained on these Internet sites is not part of this proxy statement/prospectus.

PolyOne has filed a registration statement on Form S-4 to register with the SEC the shares of PolyOne common stock to be issued to Spartech common stockholders upon completion of the merger. This proxy statement/ prospectus is a part of that registration statement and constitutes a prospectus of PolyOne in addition to being a proxy statement of Spartech for the special meeting. As allowed by SEC rules, this proxy statement/prospectus does not contain all the information you can find in the registration statement or the exhibits to the registration statement.

The SEC allows PolyOne and Spartech to “incorporate by reference” information into this proxy statement/prospectus, which means that important information can be disclosed to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement/prospectus, except for any information superseded by information in, or incorporated by reference in, this proxy statement/prospectus. This proxy statement/prospectus incorporates by reference the documents set forth below that have previously been filed with the SEC. These documents contain important information about PolyOne and Spartech.

The following documents previously filed with the SEC by PolyOne are incorporated by reference into this proxy statement/prospectus:

•	Annual Report on Form 10-K for the year ended December 31, 2011;

•	Quarterly Reports on Form 10-Q for the quarters ended September 30, 2012, June 30, 2012 and March 31, 2012;

•	Current Reports on Form 8-K filed with the SEC on January 29, 2013, October 25, 2012, October 24, 2012, September 25, 2012, May 11, 2012, and March 12, 2012;

•	Current Report on Form 8-K/A filed with the SEC on March 2, 2012; and

•	Definitive Proxy Statement for PolyOne’s Annual Meeting of Shareholders held on May 9, 2012.

The following documents previously filed with the SEC by Spartech are incorporated by reference into this proxy statement/prospectus:

•	Annual Report on Form 10-K for the year ended November 3, 2012;

•	Quarterly Reports on Form 10-Q for the quarters ended August 4, 2012, May 5, 2012 and February 4, 2012; and

•

Current Reports on Form 8-K filed with the SEC on January 15, 2013, December 20, 2012, December 14, 2012, October 29, 2012, June 14, 2012, March 16, 2012, January 10, 2012, December 12, 2011, and December 8, 2011.

PolyOne and Spartech are also incorporating by reference additional documents filed with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this proxy statement/prospectus and the date of the special meeting.

All information contained or incorporated by reference in this proxy statement/prospectus relating to PolyOne has been supplied by PolyOne, and all information about Spartech has been supplied by Spartech.

If you are a stockholder, you may have been sent some of the documents incorporated by reference, but you can obtain any of them through the companies or the SEC. Documents incorporated by reference are available without charge, excluding all exhibits unless the exhibits have been specifically incorporated by reference as an exhibit in this proxy statement/prospectus. Stockholders may obtain documents incorporated by reference in this proxy statement/prospectus by requesting them in writing or by telephone from the appropriate party at the following address:

PolyOne Corporation PolyOne Center 33587 Walker Road Avon Lake, Ohio 44012 Attention: Corporate Secretary Telephone: (440) 930-1000	Spartech Corporation 120 S. Central Ave. Suite 1700 Clayton, Missouri 63105 Attention: Corporate Secretary Telephone: (314) 721-4242

Stockholders seeking to request documents from either PolyOne or Spartech must do so prior to [                    ], in order to receive them before the special meeting. You can also get more information by visiting PolyOne’s web site at www.polyone.com and Spartech’s web site at www.spartech.com. Web site materials are not part of this proxy statement/prospectus.

You should rely only on the information contained or incorporated by reference in this proxy statement/prospectus to vote on the proposals at the special meeting in connection with the merger. The companies have not authorized anyone to provide you with information that is different from what is contained in this proxy statement/prospectus. This proxy statement/prospectus is dated [                    ]. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than such date, and neither the mailing of this proxy statement/prospectus to stockholders nor the issuance of shares of PolyOne common stock in the merger shall create any implication to the contrary.

ANNEX A

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

POLYONE CORPORATION,

2012 REDHAWK, INC.,

2012 REDHAWK, LLC,

AND

SPARTECH CORPORATION

Dated as of October 23, 2012

A-i

(continued)

A-ii

TABLE OF DEFINED TERMS

Term	Page
Acquisition Agreement	A-32
Adjusted Option	A-36
Adjusted RSU	A-37
Adjusted SAR	A-37
affiliate	A-49
Agreement	A-1
Antitrust Law	A-35
Average Closing Price	A-5
Award Agreement	A-36
Book-Entry Shares	A-3
Business Day	A-49
Cash Consideration	A-3
Certificate of Merger	A-2
Closing	A-2
Closing Date	A-2
Code	A-49
Company	A-1
Company Adverse Recommendation Change	A-31
Company Benefit Plans	A-11
Company Certificate	A-3
Company Charter	A-2
Company Common Stock	A-1
Company Disclosure Letter	A-7
Company Employees	A-40
Company Entities	A-7
Company ERISA Affiliate	A-11
Company Intellectual Property	A-17
Company Leased Real Property	A-17
Company Leases	A-17
Company Material Adverse Effect	A-49
Company Material Contract	A-19
Company Owned Real Property	A-17
Company Representatives	A-30
Company Restricted Shares	A-8
Company RSUs	A-8
Company SARs	A-8
Company SEC Documents	A-9
Company Stock Options	A-8
Company Stock Plan	A-8
Company Stockholder Approval	A-19
Company Stockholders Meeting	A-33
Company Subsidiaries	A-7
Company Takeover Proposal	A-31
Company Termination Fee	A-47
Confidentiality Agreement	A-34
Current D&O Policy	A-39
DGCL	A-1
Dissenting Shares	A-6
Dissenting Stockholder	A-6

A-iii

Term	Page
Effect	A-49
Effective Time	A-2
Environment	A-16
Environmental Condition	A-16
Environmental Permit	A-16
Environmental, Health and Safety Claim	A-16
Environmental, Health and Safety Laws	A-16
Equity Award Exchange Ratio	A-50
Equity Award List	A-8
ERISA	A-11
Exchange Act	A-9
Exchange Agent	A-3
Exchange Fund	A-3
Exchange Ratio	A-1
Foreign Plan	A-13
Form S-4	A-10
GAAP	A-9
Governmental Entity	A-9
Hazardous Substance	A-16
HSR Act	A-9
Indemnified Parties	A-38
IRS	A-12
knowledge	A-50
Law	A-16
Liens	A-50
LLC Act	A-1
made available	A-50
Merger	A-1
Merger Consideration	A-3
Merger LLC	A-1
Merger Sub	A-1
Multiemployer Plan	A-12
Notes	A-50
Notes Agreement	A-50
Notice of Adverse Recommendation	A-32
Out-of-Pocket Expenses	A-47
Outside Date	A-45
Parent	A-1
Parent Benefit Plans	A-24
Parent Common Stock	A-1
Parent Disclosure Letter	A-20
Parent Entities	A-20
Parent ERISA Affiliate	A-24
Parent Material Adverse Effect	A-51
Parent Plan	A-40
Parent Representatives	A-51
Parent Review Period	A-51
Parent SEC Documents	A-22
Parent Stock Options	A-21
Parent Stock Plans	A-21
Parent Subsidiaries	A-20

A-iv

Term	Page
PCBs	A-16
Permits	A-11
Permitted Liens	A-51
person	A-51
Post-Closing Tax Period	A-14
Pre-Closing Tax Period	A-14
Prepayment Notice	A-42
Prepayment Notice Date	A-44
Prepayment Request	A-42
Prior Plan	A-40
Proxy Statement	A-9
Recent Parent SEC Reports	A-23
Recent SEC Reports	A-10
Release	A-16
Representatives	A-51
SEC	A-9
Securities Act	A-9
Stock Consideration	A-3
Subsequent Merger	A-1
subsidiary	A-51
Successor Plan	A-40
Superior Proposal	A-31
Surviving Company	A-2
Surviving Corporation	A-1
Takeover Statute	A-19
Tax Return	A-14
Taxes	A-14
Transactions	A-1
Transferee	A-4
Treasury Regulations	A-1

A-v

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of October 23, 2012, by and among PolyOne Corporation, an Ohio corporation (“Parent”), 2012 RedHawk, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), 2012 RedHawk, LLC, a Delaware limited liability company and wholly owned subsidiary of Parent (“Merger LLC”), and Spartech Corporation, a Delaware corporation (the “Company”).

W I T N E S S E T H:

WHEREAS, the respective Boards of Directors of the Company, Parent, and Merger Sub, and the sole member of Merger LLC, have each determined that the transactions described herein are in the best interests of their respective companies and stockholders and, accordingly, the Board of Directors of the Company and Parent have agreed to effect the merger of Merger Sub with and into the Company (the “Merger”), upon the terms and subject to the conditions set forth in this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), whereby each issued and outstanding share of common stock, par value $0.75 per share, of the Company (“Company Common Stock”), other than Dissenting Shares and any shares of Company Common Stock owned by Parent or any direct or indirect subsidiary of Parent or held in the treasury of the Company, will be converted into the right to receive 0.3167 (the “ Exchange Ratio”) of a share of common stock, par value $0.01 per share, of Parent (“Parent Common Stock”) and cash as provided in Section 2.1;

WHEREAS, the Board of Directors of the Company has determined that the Merger is advisable and fair to and in the best interests of the Company and its stockholders;

WHEREAS, immediately following the Merger, Parent will cause the Surviving Corporation in the Merger to merge with and into Merger LLC (the “Subsequent Merger”), upon the terms and subject to the conditions set forth in this Agreement and in accordance with the Delaware Limited Liability Company Act (the “LLC Act”);

WHEREAS, for U.S. federal income tax purposes, it is intended that (i) the Merger and the Subsequent Merger will qualify as a “reorganization” under the provisions of Section  368(a) of the Code and the treasury regulations promulgated thereunder (the “Treasury Regulations”), and any comparable provisions of state or local Law and (ii) this Agreement will be, and hereby is, adopted as a “plan of reorganization” for purposes of Sections 354, 361, and 368 of the Code and Treasury Regulations, with the Merger and Subsequent Merger constituting integrated steps in a single “plan of reorganization”; and

WHEREAS, the Company, Parent, Merger Sub, and Merger LLC desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and upon the terms and subject to the conditions set forth herein, the parties hereto agree as follows:

ARTICLE I

THE MERGER AND THE SUBSEQUENT MERGER

Section 1.1 The Merger. On the terms and subject to the conditions set forth herein, and in accordance with the DGCL, Merger Sub will be merged with and into the Company at the Effective Time, and the separate corporate existence of Merger Sub will thereupon cease. Following the Effective Time, the Company will be the surviving corporation (the “Surviving Corporation”). The Merger, the Subsequent Merger, the issuance by Parent of Parent Common Stock in connection with the Merger, the payment of cash consideration in connection with the Merger, and the other transactions contemplated by this Agreement are referred to herein as the “Transactions.”

Section 1.2 Closing. The closing of the Transactions (the “Closing”) will take place at a time and on a date to be specified by the parties hereto, which is to be no later than the second Business Day after satisfaction or (to the extent permitted by applicable Law) waiver by the party entitled to the benefit thereof of the conditions (excluding conditions that, by their terms, cannot be satisfied until the Closing Date, but subject to the fulfillment or (to the extent permitted by applicable Law) waiver by the party entitled to the benefit of those conditions) set forth in Article VI, unless another time or date is agreed to by the parties hereto. The Closing will be held at the offices of Jones Day, 901 Lakeside Avenue, Cleveland, Ohio 44114, or such other location to which the parties hereto agree in writing. The date on which the Closing occurs is hereinafter referred to as the “Closing Date.”

Section 1.3 Effective Time. On the terms and subject to the conditions set forth in this Agreement, (i) as soon as practicable on the Closing Date, the parties shall file a certificate of merger (the “Certificate of Merger”) in such form as is required by, and executed in accordance with, the relevant provisions of the DGCL and the terms of this Agreement and (ii) as soon as practicable on or after the Closing Date, the parties shall make all other filings or recordings required under the DGCL. The Merger will become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware on the Closing Date, or at such subsequent date or time as the Company, Parent and Merger Sub agree and specify in the Certificate of Merger (the date and time the Merger becomes effective is hereinafter referred to as the “Effective Time”).

Section 1.4 Effects of the Merger. The Merger will have the effects set forth in the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub will be vested in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub will become the debts, liabilities and duties of the Surviving Corporation.

Section 1.5 Certificate of Incorporation and By-laws.

(a) The Restated Certificate of Incorporation of the Company (the “Company Charter”) shall be amended at the Effective Time to be in the form of the certificate of incorporation of Merger Sub, as in effect immediately before the Effective Time, and, as so amended, such Company Charter shall be the Restated Certificate of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.

(b) The by-laws of Merger Sub, as in effect immediately before the Effective Time, will be the by-laws of the Surviving Corporation, until thereafter changed or amended as provided therein or by applicable Law.

Section 1.6 Directors and Officers of the Surviving Corporation. The directors of Merger Sub immediately prior to the Effective Time will be the directors of the Surviving Corporation, until the earlier of their death, resignation or removal or until their respective successors are duly elected and qualified, as the case may be. The officers of the Company immediately prior to the Effective Time will be the officers of the Surviving Corporation, until the earlier of their death, resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

Section 1.7 The Subsequent Merger.

(a) Immediately after the Effective Time, Parent will cause the Surviving Corporation to merge with and into Merger LLC, the separate corporate existence of the Surviving Corporation will thereupon cease, Merger LLC will continue as the surviving entity (the “Surviving Company”), and all of the rights and obligations of the Surviving Corporation under this Agreement will be deemed the rights and obligations of the Surviving Company. The Subsequent Merger will have the effects set forth in Section 18-209(g) of the LLC Act. Immediately following the completion of the Subsequent Merger, the Certificate of Formation and Operating Agreement of the Surviving Company shall be in the forms attached hereto as Exhibit A and Exhibit B, respectively.

(b) The Merger and the Subsequent Merger, taken together, are intended to be treated for U.S. federal income tax purposes as a “reorganization” under Section 368(a) of the Code (to which each of Parent and the Company are to be parties under Section 368(b) of the Code).

(c) Each of the parties hereto shall, and shall cause its affiliates to, report the Merger and the Subsequent Merger for all Tax purposes consistent with Section 1.7(b) unless required to do so otherwise by applicable Law.

ARTICLE II

EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES AND PAYMENT

Section 2.1 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of capital stock of the Company, Parent or Merger Sub:

(a) Merger Sub’s Common Stock. Each share of Merger Sub’s common stock, par value $0.01 per share, outstanding immediately prior to the Effective Time will be converted into and become one fully paid and nonassessable share of common stock of the Surviving Corporation.

(b) Cancellation of Treasury Stock and Parent Owned Stock. Each share of Company Common Stock that is owned by Parent or any direct or indirect subsidiary of Parent or the Company immediately prior to the Effective Time and any Company Common Stock held in the treasury of the Company immediately prior to the Effective Time will automatically be canceled and retired and will cease to exist, and no consideration will be delivered in exchange therefor.

(c) Conversion of Company Common Stock. Subject to Section 2.2(e), each issued and outstanding share of Company Common Stock, other than shares of Company Common Stock to be canceled in accordance with Section 2.1(b) and Dissenting Shares, will be converted into the right to receive (i) $2.67 in cash (the “Cash Consideration”) without interest and (ii) a number of validly issued, fully paid, and nonassessable shares of Parent Common Stock equal to the Exchange Ratio (the “Stock Consideration”). The Cash Consideration, the Stock Consideration, and cash in lieu of fractional shares of Parent Common Stock as contemplated by Section 2.2(e) are referred to collectively as the “Merger Consideration.”

(d) Cancellation of Shares of Company Common Stock. As of the Effective Time, all shares of Company Common Stock, other than Dissenting Shares, shall no longer be outstanding and will automatically be canceled and retired and shall cease to exist, and each holder of a certificate formerly representing any shares of Company Common Stock (a “Company Certificate”) or book entry shares (“Book-Entry Shares”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration, certain dividends or other distributions, if any, upon surrender of such Company Certificate or Book-Entry Shares, in each case, in accordance with this Article II, without interest.

Section 2.2 Exchange of Certificates.

(a) Exchange Agent. Prior to the Effective Time, Parent will designate a national bank or trust company, that is reasonably satisfactory to the Company, to act as agent of Parent for purposes of, among other things, mailing and receiving transmittal letters and distributing the Merger Consideration to the Company stockholders (the “Exchange Agent”). Parent and the Exchange Agent shall enter into an agreement which will provide that Parent shall deposit with the Exchange Agent as of the Effective Time, for the benefit of the holders of shares of Company Common Stock, for exchange in accordance with this Article II, through the Exchange Agent, (i) immediately available funds sufficient to pay the aggregate Cash Consideration and (ii) certificates representing the shares of Parent Common Stock (such cash and such shares of Parent Common Stock, together with any dividends or distributions with respect thereto with a record date after the Effective Time and any cash payable in lieu of any fractional shares of Parent Common Stock, being hereinafter referred to as the “Exchange Fund”) issuable pursuant to Section 2.1 in exchange for outstanding shares of Company Common Stock.

(b) Exchange Procedures.

(i) As soon as reasonably practicable after, but in no event later than five (5) Business Days following, the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record of a Company Certificate or Book-Entry Share whose shares of Company Common Stock were converted into the right to receive the Merger Consideration (A) a letter of transmittal (which will specify that delivery will be effected, and risk of loss and title to the Company Certificates will pass, only upon proper delivery of the Company Certificates to the Exchange Agent or, in the case of Book-Entry Shares, upon adherence to the procedures set forth in the letter of transmittal, and such letter of transmittal will be in customary form and have such other provisions as Parent may reasonably specify consistent with this Agreement) and (B) instructions for use in effecting the surrender of the Company Certificates or, in the case of Book-Entry Shares, the surrender of such Book-Entry Shares in exchange for the Merger Consideration.

(ii) After the Effective Time, and within five (5) Business Days upon surrender in accordance with this Article II of a Company Certificate or Book-Entry Shares for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Company Certificate or Book-Entry Shares will be entitled to receive in exchange therefor the Merger Consideration in the form of (A) a certificate or book-entry share representing that number of whole shares of Parent Common Stock that such holder has the right to receive pursuant to the provisions of this Article II, after taking into account all the shares of Company Common Stock then held by such holder under all such Book-Entry Shares or Company Certificates so surrendered and (B) a check for the full amount of cash that such holder has the right to receive pursuant to the provisions of this Article II, including the Cash Consideration, cash in lieu of fractional shares, certain dividends or other distributions, if any, in accordance with Section 2.2(c), and the Company Certificate or Book-Entry Shares so surrendered will forthwith be canceled. In the event of a transfer of ownership of shares of Company Common Stock that is not registered in the transfer records of the Company, payment may be issued to a person other than the person in whose name the Company Certificate or Book-Entry Share so surrendered is registered (the “Transferee”) if such Company Certificate or Book-Entry Share is properly endorsed or otherwise in proper form for transfer and the Transferee pays any transfer or other Taxes required by reason of such payment to a person other than the registered holder of such Company Certificate or Book-Entry Shares or establishes to the satisfaction of the Exchange Agent that such Tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.2(b), each Company Certificate and each Book-Entry Share will be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration that the holder thereof has the right to receive in respect of such Company Certificate pursuant to the provisions of this Article II and certain dividends or other distributions, if any, in accordance with Section 2.2(c). No interest will be paid or will accrue on any Merger Consideration payable to holders of Company Certificates or Book-Entry Shares pursuant to the provisions of this Article II.

(c) Dividends; Other Distributions. No dividends or other distributions with respect to Parent Common Stock with a record date after the Effective Time will be paid to the holder of any unsurrendered Company Certificate or Book-Entry Shares with respect to the shares of Parent Common Stock represented thereby and no cash payment in lieu of fractional shares will be paid to any such holder pursuant to Section 2.2(e), and all such dividends, other distributions and cash in lieu of fractional shares of Parent Common Stock will be paid by Parent to the Exchange Agent and will be included in the Exchange Fund, in each case until the surrender of such Company Certificate or Book-Entry Share in accordance with this Article II. Subject to the effect of applicable escheat or similar Laws, following surrender of any such Company Certificate or Book-Entry Share in accordance herewith, there will be paid to the holder of the certificate representing whole shares of Parent Common Stock issued in exchange therefor, without interest, in addition to all other amounts to which such holder is entitled under this Article II (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock and the amount of any cash payable in lieu of a fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 2.2(e) and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such whole shares of Parent Common Stock.

(d) No Further Ownership Rights in Company Common Stock. All shares of Parent Common Stock issued and all Cash Consideration paid upon the surrender for exchange of Company Certificates in accordance with the terms of this Article II (including any cash paid pursuant to Section 2.2(c) and Section 2.2(e)) will be deemed to have been issued or paid, as the case may be, in full satisfaction of all rights pertaining to the shares of Company Common Stock theretofore represented by such Company Certificates and such Book-Entry Shares, and there will be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Company Certificates or Book-Entry Shares are presented to Parent, the Surviving Corporation or the Exchange Agent for any reason, they will be canceled and exchanged as provided in this Article II.

(e) No Fractional Shares.

(i) No certificates or scrip representing fractional shares of Parent Common Stock will be issued upon the surrender for exchange of Company Certificates or Book-Entry Shares, no dividend or distribution of Parent will relate to such fractional share interests and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of Parent.

(ii) Notwithstanding any other provision of this Agreement, each holder of shares of Company Common Stock converted pursuant to the Merger who would otherwise be entitled to receive a fraction of a share of Parent Common Stock (after taking into account all shares of Company Common Stock held at the Effective Time by such holder) shall receive, in lieu thereof, an amount in cash (rounded up to the nearest whole cent and without interest) equal to the product obtained by multiplying (A) the fractional share interest to which such former holder would otherwise be entitled (rounded up to the nearest ten thousandth when expressed in decimal form) by (B) the average closing price for a share of Parent Common Stock as reported on the NYSE Composite Transactions Reports (as reported in The Wall Street Journal, or, if not reported thereby, any other authoritative source) for the ten (10) consecutive trading days ending with the fifth complete trading day prior to, but not including, the Closing Date (the “Average Closing Price”).

(iii) As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of Company Certificates or Book-Entry Shares formerly representing shares of Company Common Stock with respect to any fractional share interests, the Exchange Agent shall make available such amounts to such holders of Company Certificates or Book-Entry Shares formerly representing shares of Company Common Stock subject to and in accordance with the terms of Section 2.2(c).

(f) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of the Company Certificates or Book-Entry Shares for six (6) months after the Effective Time will be delivered to Parent, upon demand, and any holders of Company Certificates or Book-Entry Shares who have not theretofore complied with this Article II may thereafter look only to Parent for payment of their claim for Merger Consideration and any dividends or distributions, if any, with respect to Parent Common Stock and any cash in lieu of fractional shares of Parent Common Stock.

(g) No Liability. None of Parent, Merger Sub, Merger LLC, the Company, the Surviving Corporation, the Surviving Company, or the Exchange Agent will be liable to any person in respect of any shares of Parent Common Stock, any dividends or distributions with respect thereto, any cash in lieu of fractional shares of Parent Common Stock or any cash from the Exchange Fund, in each case, delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(h) Investment of Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund as directed by Parent, on a daily basis, provided, that, (i) no such investment or losses thereon shall affect the amount of Merger Consideration payable to the holders of shares of Company Common Stock and (ii) such investments shall be in short-term obligations of or guaranteed by the United States of America with maturities of no more than thirty (30) days, or in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investor Services, Inc. or Standard & Poor’s Corporation, respectively. The Exchange Fund shall not be used for any other purpose, except as provided in this Agreement. Any interest and other income resulting from such investments will be paid to Parent.

(i) Lost Certificates. If any Company Certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Company Certificate to be lost, stolen or destroyed and, if required by Parent or the Surviving Corporation, as the case may be, the posting by such person of a bond in such reasonable amount as Parent or the Surviving Corporation, as the case may be, may direct as indemnity against any claim that may be made against it with respect to such Company Certificate, the Exchange Agent shall issue, in exchange for such lost, stolen or destroyed Company Certificate, the Merger Consideration and, if applicable, any unpaid dividends and distributions on shares of Parent Common Stock deliverable in respect thereof and any cash in lieu of fractional shares of Parent Common Stock, in each case, due to such person pursuant to this Agreement.

Section 2.3 Certain Adjustments. If at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock, or securities convertible or exchangeable into or exercisable for shares of capital stock, of the Company or Parent shall occur as a result of any merger, business combination, reclassification, recapitalization, stock split (including a reverse stock split) or subdivision or combination, exchange or readjustment of shares, or any stock dividend or stock distribution with a record date during such period, the Merger Consideration, the Exchange Ratio, the Equity Award Exchange Ratio, and any other similarly dependent items, as the case may be, shall be equitably adjusted, without duplication, to provide the holders of Company Common Stock (or such rights that are convertible into shares of Company Common Stock) the same economic effect as contemplated by this Agreement prior to such event; provided that nothing in this Section 2.3 shall be construed to permit either the Company or Parent to take any action with respect to its respective securities that is prohibited or not expressly permitted by the terms of this Agreement.

Section 2.4 Appraisal Rights. Shares of Company Common Stock that have not been voted for adoption of this Agreement and with respect to which appraisal has been properly demanded in accordance with Section 262 of the DGCL (“Dissenting Shares”) will not be converted into the right to receive the Merger Consideration at or after the Effective Time unless and until the holder of such shares (a “Dissenting Stockholder”) withdraws such demand for such appraisal (in accordance with Section 262(k) of the DGCL) or becomes ineligible for such appraisal. If a holder of Dissenting Shares withdraws such demand for appraisal (in accordance with Section 262(k) of the DGCL) or becomes ineligible for such appraisal, then, as of the Effective Time or the occurrence of such event, whichever last occurs, each of such holder’s Dissenting Shares will cease to be a Dissenting Share and will be converted as of the Effective Time into and represent the right to receive the Merger Consideration, without interest thereon. The Company shall give Parent prompt notice of any demands for appraisal, attempted withdrawals of such demands and any other instruments received by the Company relating to stockholders’ rights of appraisal, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands except as required by applicable Law. The Company shall not, except with prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands, unless and to the extent required to do so under applicable Law.

Section 2.5 Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

Section 2.6 Withholding Rights. The Surviving Corporation, Parent, Merger LLC or the Exchange Agent, as the case may be, shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement (including pursuant to Section 5.4(g)) to any person such amounts, if any, as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax Law. To the extent that amounts are so withheld and remitted to the appropriate taxing authority by the Surviving Corporation, Parent, Merger LLC or the Exchange Agent, as the case may be, such amounts withheld shall be treated for all purposes of this Agreement as having been paid to such person in respect of which such deduction and withholding was made by the Surviving Corporation, Parent, Merger LLC or the Exchange Agent, as the case may be. Parent shall pay, or shall cause to be paid, all amounts so withheld to the appropriate taxing authority within the period required under applicable Law.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Section 3.1 Representations and Warranties of the Company. Subject only to those exceptions and qualifications listed and described (including an identification by section reference to the representations and warranties to which such exceptions and qualifications relate) on the disclosure letter delivered by the Company to Parent prior to the execution of this Agreement (the “ Company Disclosure Letter”), provided, however, that a matter disclosed in the Company Disclosure Letter with respect to one representation or warranty shall also be deemed to be disclosed with respect to each other representation or warranty to the extent it is reasonably apparent from the text of such disclosure that such disclosure relates to or qualifies such other representation or warranty, and except as set forth in the Recent SEC Reports (excluding any forward-looking statements, risk factors and other similar statements in such Recent SEC Reports that are cautionary, non-specific or predictive in nature), the Company hereby represents and warrants to Parent, Merger Sub, and Merger LLC as follows:

(a) Organization, Standing and Corporate Power. The Company and each of the Company Subsidiaries is a corporation or other legal entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the Laws of the jurisdiction in which it is organized and has the requisite corporate or other power, as the case may be, and authority to carry on its business as now being conducted. The Company and each of the Company Subsidiaries is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for those jurisdictions where the failure to be so qualified or licensed or to be in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have or result in a Company Material Adverse Effect. The Company has made available to Parent prior to the execution of this Agreement complete and correct copies of the Company Charter and the bylaws of the Company, each as amended to date.

(b) Subsidiaries. All outstanding shares of capital stock of, or other equity interests in, each subsidiary of the Company (collectively, the “Company Subsidiaries” and, together with the Company, the “Company Entities”) (i) have been validly issued and are fully paid and nonassessable, (ii) are free and clear of all Liens other than Permitted Liens and (iii) are free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests). All outstanding shares of capital stock (or equivalent equity interests of entities other than corporations) of each of the Company Subsidiaries are beneficially owned, directly or indirectly, by the Company. The Company does not, directly or indirectly, own more than 20% but less than 100% of the capital stock or other equity interest in any person other than the Company Subsidiaries.

(c) Capital Structure. The authorized capital stock of the Company consists of (i) 55,000,000 shares of Company Common Stock, and (ii) 4,000,000 shares of preferred stock, par value $1.00 per share. At the close of business on October 19, 2012: (i) 30,796,296 shares of Company Common Stock were issued and outstanding (including 137,212 shares of unvested restricted stock under the Company Stock Plan (“Company Restricted Shares”)); (ii) 2,335,550 shares of Company Common Stock were held by the Company in its treasury; (iii) 2,231,360 shares of Company Common Stock were reserved for issuance in respect of future awards under the Spartech Corporation 2004 Equity Compensation Plan and the Spartech Corporation 2001 Stock Option Plan (collectively, the “Company Stock Plan”); (iv) 472,102 shares of Company Common Stock were reserved for issuance in respect of outstanding options to purchase Company Common Stock under the Company Stock Plan (“Company Stock Options”); (v) 1,721,793 stock appreciation rights under the Company Stock Plan were outstanding (“Company SARs”); (vi) 217,114 shares of Company Common Stock were reserved for issuance in respect of outstanding restricted stock units under the Company Stock Plan (“Company RSUs”); and (vii) no shares of the Company’s preferred stock were issued and outstanding. All outstanding shares of capital stock of the Company are, and all shares that may be issued will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of preemptive rights. Except as otherwise provided in this Section 3.1(c), there are not issued, reserved for issuance or outstanding (i) any shares of capital stock or other voting securities of the Company, (ii) any securities convertible into or exchangeable or exercisable for shares of capital stock or voting securities of the Company or any Company Subsidiary, or (iii) any warrants, calls, options or other rights to acquire from the Company or any Company Subsidiary any capital stock, voting securities or securities convertible into or exchangeable or exercisable for capital stock or voting securities of the Company or any Company Subsidiary. Except as otherwise provided in this Section 3.1(c), there are no outstanding obligations of the Company or any Company Subsidiary to (i) issue, deliver or sell, or cause to be issued, delivered or sold, any capital stock, voting securities or securities convertible into or exchangeable or exercisable for capital stock or voting securities of the Company or any Company Subsidiary or (ii) repurchase, redeem or otherwise acquire any such securities. Neither the Company nor any Company Subsidiary is a party to any voting agreement with respect to the voting of any such securities. Except as otherwise provided in this Section 3.1(c) and for payments under Company Benefit Plans, there are no agreements, arrangements or commitments of any character (contingent or otherwise) pursuant to which any person is or may be entitled to receive from the Company or a Company Subsidiary any payment based on the revenues, earnings or financial performance of the Company or any Company Subsidiary or assets or calculated in accordance therewith. The Company does not have a “poison pill” or similar stockholder rights plan. The Company has made available to Parent a list (the “Equity Award List”), as of the close of business on October 19, 2012, of the holders of Company Stock Options, Company SARs, Company RSUs and Company Restricted Shares, including the name of the holder, the number of shares outstanding, the vesting schedule and other forfeiture provisions and, with respect to Company Stock Options and Company SARs, the exercise price or base price and the number of shares exercisable. The Company will make available to Parent, no later than five (5) Business Days prior to the anticipated Closing Date, an updated Equity Award List, current as of the date which is ten (10) Business Days prior to the anticipated Closing Date.

(d) Authority; Noncontravention. The Company has all requisite corporate power and authority to enter into this Agreement and, subject to the Company Stockholder Approval, to consummate the Transactions. Subject, in the case of the Merger, to the Company Stockholder Approval, the execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions have been duly authorized by all necessary corporate action on the part of the Company, including the adoption by the Board of Directors of the Company of resolutions (i) approving the Merger and the other Transactions, and (ii) determining that in its judgment the terms of the Merger and the other Transactions are fair to and in the best interests of the Company and its stockholders. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent, Merger Sub, and Merger LLC, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as the enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws generally affecting the rights of creditors and subject to general equity principles. Except as set forth in Schedule 3.1(d) of the Company Disclosure Letter, the execution and delivery of this Agreement does not, and the consummation of the Transactions and compliance with the provisions of this Agreement will not, (i) conflict with the certificate of incorporation or by-laws (or comparable organizational documents) of any of the Company Entities, (ii) assuming that all the consents, approvals and filings referred to in the next sentence are duly obtained and/or made, (A) result in any breach, violation or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or creation or acceleration of any material obligation or material right of a third party or loss of a material benefit under, or result in the creation of any Lien upon any of the material properties or material assets of any of the Company Entities under, any material loan or credit agreement, note, bond, mortgage, indenture, lease or other material agreement, instrument, permit, concession, franchise, license or other authorization applicable to any of the Company Entities or their respective properties or assets or (B) conflict with or violate any judgment, order, decree or Law applicable to any of the Company Entities or their respective properties or assets, other than, in the case of clause (ii)(A) and (B), any such conflicts, breaches, violations, defaults, rights, losses or Liens that, individually or in the aggregate, would not reasonably be expected to have or result in a Company Material Adverse Effect. No consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with, any federal, state or local or foreign government, any court, administrative, regulatory or other governmental agency, commission or authority or any non-governmental United States or foreign self-regulatory agency, commission or authority or any arbitral tribunal (each, a “ Governmental Entity”) or any third party is required by the Company in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the Transactions, except for: (i) the filing with the Securities and Exchange Commission (the “SEC”) of (A) a proxy statement/prospectus relating to the Company Stockholders Meeting (such proxy statement/prospectus, as amended or supplemented from time to time, the “Proxy Statement”) and (B) such reports under Section 13(a), 13(d), 15(d) or 16(a) or such other applicable sections of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as may be required in connection with this Agreement and the Transactions; (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware; (iii) the filing of a premerger notification and report form by the Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”); (iv) notifications to the NYSE; and (v) such consents, approvals, orders or authorizations the failure of which to be made or obtained, individually or in the aggregate, would not reasonably be expected to have or result in a Company Material Adverse Effect.

(e) SEC Reports and Financial Statements; Undisclosed Liabilities; Internal Controls.

(i) The Company has timely filed all required reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated therein) under the Securities Act of 1933, as amended (the “Securities Act”) and the Exchange Act with the SEC since October 30, 2010 (as such reports, schedules, forms, statements and documents have been amended since the time of their filing, collectively, the “Company SEC Documents”). As of their respective dates, or if amended prior to the date of this Agreement, as of the date of the last such amendment, the Company SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Documents, and none of the Company SEC Documents when filed, or as so amended, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC staff.

(ii) The financial statements of the Company included in the Company SEC Documents comply as to form, as of their respective date of filing with the SEC, in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto), and on that basis fairly present in all material respects the consolidated financial position of the Company and the Company Subsidiaries as of the dates thereof and the consolidated statements of income, cash flows and stockholders’ equity for the periods then ended (subject, in the case of unaudited statements, to normal recurring year-end audit adjustments). No Company Subsidiary is required to make any filings with the SEC. Except as disclosed in the Company SEC Documents filed since October 30, 2010 and prior to the date of this Agreement (the “Recent SEC Reports”), since October 30, 2010, the Company and the Company Subsidiaries have not incurred any liabilities (direct, contingent or otherwise), that are of a nature that would be required to be disclosed on a balance sheet of the Company and the Company Subsidiaries or the footnotes thereto prepared in conformity with GAAP, other than (A) liabilities incurred in the ordinary course of business, and (B) liabilities that, individually or in the aggregate, have not had and would not reasonably be expected to have or result in a Company Material Adverse Effect.

(iii) As and to the extent described in the Company SEC Documents, the Company and the Company Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP. The Company (A) has implemented and maintains disclosure controls and procedures (as required by Rule 13a-15(a) of the Exchange Act) designed to ensure that material information relating to the Company, including its consolidated Subsidiaries, is made known to the management of the Company by others within those entities, and (B) has disclosed, based on its most recent evaluation prior to the date hereof, to the Company’s auditors and the audit committee of the Company’s Board of Directors (1) any significant deficiencies or material weakness in the design or operation of internal controls which would adversely affect in any material respect the Company’s ability to record, process, summarize and report financial data and (2) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls. The Company has made available to Parent a summary of any such disclosure made by Company management to the Company’s auditors or audit committee of the Board of Directors of the Company and copies of any “audit response letters” received from the Company’s legal counsel, in each case, during the past three years.

(f) Information Supplied. None of the information supplied or to be supplied by the Company specifically for inclusion or incorporation by reference in (i) the registration statement on Form S-4 to be filed with the SEC by Parent in connection with the issuance of Parent Common Stock in the Merger (the “Form S-4”) will, at the time the Form S-4 becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, or (ii) the Proxy Statement will, at the date it is first mailed to the Company’s stockholders or at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent, Merger Sub, or Merger LLC specifically for inclusion or incorporation by reference in the Form S-4 or the Proxy Statement.

(g) Absence of Certain Changes or Events. Except for liabilities incurred in connection with this Agreement or the Transactions, since December 31, 2011, (i) each of the Company Entities has conducted its respective operations in all material respects in the ordinary course consistent with past practice, (ii) there has not been any event, circumstance, change, occurrence or state of facts that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect and (iii) except as set forth on Schedule 3.1(g) of the Company Disclosure Letter, none of the Company Entities has taken any action that if taken after the date of this Agreement would constitute a violation of the following clauses: Section 4.1(a)(i), Section 4.1(a)(iii), Section 4.1(a)(vi), Section 4.1(a)(viii), Section 4.1(a)(ix), Section 4.1(a)(x), Section 4.1(a)(xi) and Section 4.1(a)(xiv) (but solely with respect to the foregoing enumerated clauses).

(h) Compliance with Applicable Laws; Litigation.

(i) The operations of the Company Entities have not been since January 1, 2010 and are not being conducted in violation of any Law (including the Sarbanes-Oxley Act of 2002 and the USA PATRIOT Act

of 2001) or any Permit necessary for the conduct of their respective businesses as currently conducted, except where such violations, individually or in the aggregate, have not had and would not reasonably be expected to have or result in a Company Material Adverse Effect. Since January 1, 2010, none of the Company Entities has received any written notice regarding any actual or possible violation in any material respect of, or failure to comply in any material respect with, any Law or Permit.

(ii) The Company Entities hold all licenses, permits, variances, consents, authorizations, waivers, grants, franchises, concessions, exemptions, orders, registrations and approvals of Governmental Entities or other persons (“Permits”) necessary for the conduct of their respective businesses as currently conducted, except where the failure to hold such Permits, individually or in the aggregate, has not had and would not reasonably be expected to have or result in a Company Material Adverse Effect. None of the Company Entities has received written notice that any such material Permit will be terminated or modified or cannot be renewed in the ordinary course of business. The execution, delivery and performance of this Agreement and the consummation of the Transactions do not and will not violate any such Permit, or result in any termination, modification or nonrenewals thereof, except for such violations, terminations, modifications or nonrenewals thereof as, individually or in the aggregate, would not reasonably be expected to have or result in a Company Material Adverse Effect.

(iii) Except as set forth in Schedule 3.1(h)(iii) of the Company Disclosure Letter, there is no suit, action or proceeding by or before any Governmental Entity pending (or, to the knowledge of the Company, threatened), to which the Company or any Company Subsidiary is a party or against the Company or any Company Subsidiary or any of their properties or assets that would reasonably be expected to have or result in a Company Material Adverse Effect. As of the date hereof, there is no suit, action or proceeding by or before any Governmental Entity pending or, to the knowledge of the Company, threatened, against the Company or any Company Subsidiary challenging or seeking to prohibit the execution, delivery or performance of this Agreement or any of the Transactions.

(iv) To the knowledge of the Company, no Company Entity manufactures or sells any product for use in in-the-body devices.

(i) Employee Benefit Plans.

(i) The Company has made available to Parent a true and complete list of (A) each “employee benefit plan,” as defined in section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and (B) each other bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, equity compensation, retirement, vacation, employment, disability, death benefit, hospitalization, medical insurance, life insurance, welfare, severance, change of control or other employee benefit plan, agreement, arrangement or understanding (whether written or oral, qualified or nonqualified, funded or unfunded, foreign or domestic), in each case which is sponsored, maintained or contributed to, or required to be contributed to, by the Company or any trade or business, whether or not incorporated, which, together with the Company, would be deemed to be a “single employer” within the meaning of Section 4001(b) of ERISA or Section 414(b) or 414(c) of the Code (a “Company ERISA Affiliate”) in respect of any current or former employees, officers, directors, consultants or independent contractors of the Company or any Company Subsidiary (collectively, the “Company Benefit Plans”). Neither the Company nor any Company Subsidiary has any material liability (including material contingent liability) with respect to any plan, agreement, arrangement or understanding of the type described in this paragraph other than the Company Benefit Plans.

(ii) With respect to each Company Benefit Plan, the Company has delivered or made available to Parent a true and complete copy of: (A) each writing constituting a part of such Company Benefit Plan (or a written description thereof if such Company Benefit Plan is not in writing), including all Company Benefit Plan documents, trust agreements, insurance contracts and other documents relating to the funding or payment of benefits; (B) the most recent Annual Report (Form 5500 Series) and accompanying schedules, annual financial reports and actuarial reports, if any; (C) the most recent determination or opinion letter from the Internal Revenue Service (the “IRS”), if any; (D) each current summary plan description and summary of material modifications, if any; and (E) any other materials relating to any Company Benefit Plan reasonably requested by Parent.

(iii) Each Company Benefit Plan has been maintained, operated and administered in material compliance with its terms, all applicable Laws, and the terms of all applicable collective bargaining agreements. There is no pending or, to the knowledge of the Company, threatened assessment, complaint, proceeding, or investigation of any kind in any court or Governmental Entity with respect to any Company Benefit Plan (other than routine claims for benefits), nor to the knowledge of the Company is there any basis for one. The Company, the Company Subsidiaries and the Company ERISA Affiliates have reserved all rights necessary to amend or terminate each of the material Company Benefit Plans without the consent of any other person, except to the extent any such consent is explicitly set forth by the terms of the applicable Company Benefit Plan.

(iv) Each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination or opinion letter from the IRS as to its qualified status and each trust created thereunder has received a favorable determination or opinion letter from the IRS as to its qualified status under Section 501(a) of the Code, and to the knowledge of the Company, there exist no facts or circumstances that have caused or could cause a failure of such Company Benefit Plan or trust to be so qualified.

(v) None of the Company, the Company Subsidiaries nor the Company ERISA Affiliates currently has, and at no time in the past six (6) years has had, an obligation to contribute to (A) a “defined benefit plan” as defined in Section 3(35) of ERISA, (B) a pension plan subject to the funding standards of Section 302 of ERISA or Section 412 of the Code, or (C) a “multiple employer plan” within the meaning of Section 210(a) of ERISA or Section 413(c) of the Code.

(vi) None of the Company, the Company Subsidiaries nor the Company ERISA Affiliates has incurred any material withdrawal liability under a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA, a “Multiemployer Plan”) that has not been satisfied in full, nor does the Company or any Company Subsidiary have any material contingent liability with respect to any withdrawal from any Multiemployer Plan. None of the Company, the Company Subsidiaries nor any of their respective Company ERISA Affiliates would incur any withdrawal liability (within the meaning of Part 1 of Subtitle E of Title I of ERISA) if the Company, a Company Subsidiary or any Company ERISA Affiliate withdrew (within the meaning of Part 1 of Subtitle E of Title I of ERISA) on or prior to the Closing Date from each Multiemployer Plan to which the Company, a Company Subsidiary or any Company ERISA Affiliate has an obligation to contribute on the date of this Agreement except as, individually or in the aggregate, would not be likely to be material to the Company. No Multiemployer Plan to which the Company, a Company Subsidiary or any Company ERISA Affiliate contributes or otherwise has any material liability (contingent or otherwise) has incurred an accumulated funding deficiency within the meaning of Section 431(a) of the Code or Section 304(a) of ERISA, is insolvent, is in reorganization (within the meaning of Section 4241 of ERISA), is reasonably likely to commence reorganization, is in “endangered” or “critical” status (as such terms are defined in Section 432 of the Code) or is reasonably likely to be in endangered or critical status.

(vii) Except as set forth in Schedule 3.1(a)(i)(vii) of the Company Disclosure Letter, no Company Benefit Plan provides medical or life insurance benefits (whether or not insured), with respect to current or former employees, officers or directors after retirement or other termination of service, other than coverage required by applicable Law, including pursuant to Section 4980B of the Code and Part 6 of Subtitle B or Title I of ERISA. With respect to each group health plan benefiting any current or former employee of the Company, any Company Subsidiary or any Company ERISA Affiliate that is subject to Section 4980B of the Code, the Company and each Company Subsidiary and Company ERISA Affiliate has complied with the continuation coverage requirements of Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA.

(viii) To the knowledge of the Company, there have been no prohibited transactions for which an exemption or exception (whether an individual or class exemption or exception) is unavailable or breaches of any of the duties imposed on “fiduciaries” (within the meaning of Section 3(21) of ERISA) by ERISA with respect to the Company Benefit Plans that could reasonably be anticipated to result in any liability or excise tax under ERISA or the Code being imposed on the Company or any of the Company Subsidiaries.

(ix) To the knowledge of the Company, all contributions, transfers and payments in respect of any Company Benefit Plan, other than transfers incident to an incentive stock option plan within the meaning of Section 422 of the Code, have been or are expected to be fully deductible in all material respects under the Code.

(x) No Company Benefit Plan is or at any time was funded through a “welfare benefit fund” as defined in Section 419(e) of the Code, and no benefits under any Company Benefit Plan are or at any time have been provided through a voluntary employees’ beneficiary association (within the meaning of subsection 501(c)(9) of the Code) or a supplemental unemployment benefit plan (within the meaning of Section 501(c)(17) of the Code).

(xi) Except as would not, individually or in the aggregate, be likely to have or result in a Company Material Adverse Effect, with respect to any insurance policy providing funding for benefits under any Company Benefit Plan, (i) there is no liability of the Company or any Company Subsidiary in the nature of a retroactive rate adjustment, loss sharing arrangement, or other actual or contingent liability, nor would there be any such liability if such insurance policy was terminated on the date hereof, and (ii) no insurance company issuing any such policy is in receivership, conservatorship, liquidation or similar proceeding or has entered into a solvent or insolvent scheme and, to the knowledge of the Company, no such proceedings with respect to any such insurer are imminent.

(xii) With respect to each Company Benefit Plan that is subject to Section 409A of the Code, (i) the written terms thereof have at all times since January 1, 2009 been in compliance in all material respects with Section 409A of the Code, and (ii) it has, at all times while subject to Section 409A of the Code, been operated in compliance in all material respects with Section 409A of the Code. Except as set forth in Schedule 3.1(i)(xii) of the Company Disclosure Letter, no Company Benefit Plan provides for the reimbursement of Taxes incurred under Section 409A or Section 4999 of the Code or other income taxes incurred under the Code.

(xiii) Except as set forth in Section 3.1(i)(xiii) of the Company Disclosure Letter, the consummation of the Transactions will not, either alone or in combination with another event, (A) entitle any current or former employee, officer, director, consultant or independent contractor of the Company or the Company Subsidiaries to severance pay, unemployment compensation or any other payment, except as expressly provided in this Agreement, (B) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee, officer, director, consultant or independent contractor or (C) result in any payment or other benefit that may be characterized as an “excess parachute payment” (as such term is defined in Section 280G(b)(1) of the Code) that would be nondeductible under Section 280G of the Code.

(xiv) The term “Foreign Plan” shall mean any Company Benefit Plan that is maintained for the benefit of employees or other service providers outside of the United States. Each Foreign Plan complies with all applicable Law (including, without limitation, applicable Law regarding the form, funding and operation of the Foreign Plan) in all material respects. The Company’s financial statements accurately reflect the Foreign Plan liabilities and accruals for contributions required to be paid to the Foreign Plans, in accordance with applicable generally accepted accounting principles consistently applied. All contributions required to have been made to all Foreign Plans as of the Closing Date will have been made as of the Closing Date. There are no actions, suits or claims pending or, to the knowledge of the Company, threatened with respect to the Foreign Plans (other than routine claims for benefits). There have not occurred, nor are there continuing any transactions or breaches of fiduciary duty under applicable Law with respect to any Foreign Plan which would have a Company Material Adverse Effect on (1) any Foreign Plan or (2) the condition of the Company, any Company Subsidiary or any Company ERISA Affiliate.

(j) Taxes. (i) The Company and each Company Subsidiary has timely filed each of the material Tax Returns required to be filed, and all such returns are materially correct and complete; (ii) the Company and each

Company Subsidiary has timely paid all Taxes (whether or not such Taxes were shown on any Tax Return to be due), except, in the cases of (i) and (ii) hereof, with respect to Taxes that are being contested in good faith by appropriate proceedings; (iii) there are no pending or, to the knowledge of the Company, threatened, audits, examinations, investigations or other proceedings in respect of material Taxes relating to the Company or any Company Subsidiary; (iv) there are no Liens for material Taxes upon the assets of the Company or any of the Company Subsidiaries, other than Liens for Taxes not yet due and Liens for Taxes that are being contested in good faith by appropriate proceedings; (v) neither the Company nor any of the Company Subsidiaries has any liability for Taxes of any person (other than the Company and the Company Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any comparable provision of Law), as a transferee or successor, by contract, or otherwise; (vi) neither the Company nor any Company Subsidiary is a party to any agreement or arrangement relating to the allocation, sharing or indemnification of Taxes; (vii) no deficiencies for any Taxes have been proposed, asserted or assessed against the Company or any Company Subsidiary for which adequate reserves in accordance with GAAP have not been created; (viii) neither the Company nor any Company Subsidiary will be required to include any material adjustment in taxable income for any Tax period ending the day after the Closing Date (a “Post-Closing Tax Period”) (A) under Section 481(c) of the Code (or any comparable provision of Law) as a result of a change in method of accounting for any Tax period (or portion thereof) ending on or prior to the Closing Date (a “Pre-Closing Tax Period”), (B) pursuant to any installment sale or other open transaction disposition made on or prior to the Closing Date, (C) as a result of any indebtedness discharged in connection with any election under Section 108(i) of the Code, (D) as a result of any intercompany transaction or excess loss account described in Treasury Regulations Section 1.1502 (or any comparable provision of Law) or (E) pursuant to the provisions of any agreement entered into with any taxing authority with regard to the Tax liability of the Company or any Company Subsidiary for any Pre-Closing Tax Period; (ix) the financial statements included in the Company SEC Documents reflect an adequate reserve in accordance with GAAP for all Taxes for which the Company or any Company Subsidiary may be liable for all taxable periods and portions thereof through the date of such Company SEC Documents; (x) no person has granted any extension or waiver of the statute of limitations period applicable to any material Tax of the Company or any Company Subsidiary or any affiliated, combined or unitary group of which the Company or any Company Subsidiary is or was a member, which period (after giving effect to such extension or waiver) has not yet expired, and there is no currently effective “closing agreement” pursuant to Section 7121 of the Code (or any comparable provision of Law); (xi) the Company and each Company Subsidiary have timely withheld and timely remitted to the appropriate taxing authority all Taxes required to have been withheld and remitted in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party; (xii) neither the Company nor any Company Subsidiary has engaged in a “reportable transaction,” as defined in Section 6707A(c)(1) of the Code or Treasury Regulations Section 1.6011-4(b), or any transaction requiring disclosure under any comparable provision of Law; (xiii) neither the Company nor any Company Subsidiary has ever been the “distributing corporation” or the “controlled corporation” (in each case, within the meaning of Section 355(a)(1) of the Code) with respect to a transaction described in or intended to be governed by Section 355 of the Code (A) within the two year period ending as of the date of this Agreement, or (B) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) that includes the transactions contemplated by this Agreement; and (xiv) to the knowledge of the Company, neither the Company nor any Company Subsidiary has ever participated in an international boycott within the meaning of Section 999 of the Code that would have material consequences. As used in this Agreement, “Tax” or “Taxes” includes all federal, state or local or foreign net and gross income, alternative or add-on minimum, environmental, gross receipts, ad valorem, value added, goods and services, capital stock, profits, license, single business, employment, severance, stamp, unemployment insurance, social security, customs, gross margins, real property, personal property, sales, excise, resource, use, occupation, service, transfer, escheat, payroll, franchise, withholding and other taxes or similar governmental duties, charges, fees, levies or other assessments, including any interest, penalties, fines or additions with respect thereto, and any interest, in respect of any penalties, fines or additions attributable or imposed or with respect to any such taxes, charges, fees, levies or other assessments. As used herein, “ Tax Return” shall mean any return, report, statement or information required to be filed with any Governmental Entity with respect to Taxes, including any supplement thereto or amendment thereof.

(k) Tax Treatment. Neither the Company nor any Company Subsidiary has taken any action or failed to take any action or knows of any fact, agreement, plan or other circumstance that would, to the knowledge of the Company, jeopardize the qualification of the Merger and the Subsequent Merger, taken together, as a “reorganization” within the meaning of Section 368(a) of the Code. For the avoidance of doubt, negotiation, settlement or payment of appraisal rights pursuant to Section 262 of the DGCL shall be treated as an action taken pursuant to this Agreement.

(l) Environmental Matters. Except as set forth in Schedule 3.1(l) of the Company Disclosure Letter:

(i) Except where noncompliance, individually or in the aggregate, would not reasonably be expected to have or result in a Company Material Adverse Effect, the Company Entities are and have been for the past three (3) years in compliance with all applicable Environmental, Health and Safety Laws and Environmental Permits.

(ii) There are no written Environmental, Health and Safety Claims pending or, to the knowledge of the Company, threatened, against the Company or any Company Subsidiary, except as would not reasonably be expected to have or result in a Company Material Adverse Effect.

(iii) The Company has made available to Parent all available material information specifically requested by Parent in writing prior to the date of this Agreement (subject to the attorney-client privilege or any other applicable privilege), including such studies, reports, correspondence, notices of violation, requests for information, audits, analyses and test results and any other documents, in the possession, custody or control of the Company Entities relating to (A) the Company Entities’ compliance or noncompliance within the previous two (2) years with Environmental, Health and Safety Laws and Environmental Permits, and (B) Environmental Conditions on, under or about any of the properties or assets owned, leased, operated or otherwise used by any of the Company Entities at the present time or for which any of the Company Entities may be responsible or liable.

(iv) To the knowledge of the Company, no Hazardous Substance has been generated, treated, stored, disposed of, used, handled or manufactured at, or transported, shipped or disposed of from, currently or previously owned, leased, operated or otherwise used properties in violation of applicable Environmental, Health and Safety Laws or Environmental Permits that, individually or in the aggregate, would reasonably be expected to have or result in a Company Material Adverse Effect, and, to the knowledge of the Company, there have been no Releases of any Hazardous Substance in, on, under, from or affecting any currently or previously owned, leased, operated or otherwise used properties that, individually or in the aggregate, would reasonably be expected to have or result in a Company Material Adverse Effect.

(v) None of the Company or the Company Subsidiaries has received from any Governmental Entity or other third party any written (or, to the knowledge of the Company, other) notice that any of them or any of their predecessors is or may be a potentially responsible party in respect of, or may otherwise bear liability for, any actual or threatened Release of any Hazardous Substance at any site or facility, and, to the knowledge of the Company, none of the sites is, has been or is proposed to be listed on the National Priorities List, the Comprehensive Environmental Response, Compensation and Liability Information System, the National Corrective Action Priority System or any similar or analogous federal, state, provincial, territorial, municipal, county, local or other domestic or foreign list, schedule, inventory or database of Hazardous Substance sites or facilities.

(vi) To the knowledge of the Company, and except as set forth on Schedule 3.1(l)(vi) of the Company Disclosure Letter, neither this Agreement nor the Transactions will result in any requirement for environmental disclosure, investigation, cleanup, removal or remedial action, or notification to or consent of any Governmental Entity or third party, with respect to any property owned, leased, operated or otherwise used by the Company or any Company Subsidiary, pursuant to any Environmental, Health and Safety Law, including any so-called “property transfer law.”

(vii) None of the Company or the Company Subsidiaries has assumed, undertaken or, to the knowledge of the Company, otherwise become subject to any liability of any other person relating to or arising from Environmental, Health and Safety Laws, except as would not reasonably be expected to have or result in a Company Material Adverse Effect.

(viii) To the knowledge of the Company, there exist no Environmental Conditions relating to any currently or previously owned, leased, operated or otherwise used properties which, individually or in the aggregate, would reasonably be expected to have or result in a Company Material Adverse Effect.

(ix) As used in this Agreement:

(A) the term “Environment” means soil, surface waters, ground water, land, stream sediment, surface and subsurface strata, or ambient air;

(B) the term “Environmental, Health and Safety Claim” means any written or other claim, demand, suit, action, proceeding, order, investigation or notice to any of the Company Entities or the Parent Entities, as applicable, by any person alleging any potential liability (including potential liability for investigatory costs, risk assessment costs, cleanup costs, removal costs, remedial costs, operation and maintenance costs, governmental response costs, natural resource damages, or penalties) arising out of, based on, or resulting from (1) alleged noncompliance with any Environmental, Health and Safety Law or Environmental Permit, (2) alleged injury or damage arising from exposure to Hazardous Substances, or (3) the presence, Release or threatened Release into the Environment, of any Hazardous Substance at or from any location, whether or not owned, leased, operated or otherwise used by the Company or any Company Subsidiary, or Parent or any Parent Subsidiary, as applicable;

(C) the term “Environmental, Health and Safety Laws” means all Laws relating to (1) pollution or protection of the Environment, (2) emissions, discharges, Releases or threatened Releases of Hazardous Substances, (3) threats to human health or ecological resources arising from exposure to Hazardous Substances, (4) the manufacture, generation, processing, distribution, use, sale, treatment, receipt, storage, disposal, transport or handling of Hazardous Substances, (5) product regulatory, safety and chemical regulations, or (6) employee health and safety, and includes the Comprehensive Environmental Response, Compensation and Liability Act, the Resource Conversation and Recovery Act, the Clean Air Act, the Clean Water Act, the Toxic Substances Control Act, the Surface Mining Control and Reclamation Act, the Occupational Safety and Health Act, the Emergency Planning and Community Right to Know Act and any similar foreign, state or local Laws;

(D) the term “Hazardous Substance” means (1) radiation and radioactive materials, (2) any substance that is or contains asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls (“PCBs”), petroleum or petroleum-derived substances or wastes, leaded paints, radon gas or related materials, (3) any substance that requires removal or remediation under any applicable Environmental, Health and Safety Law, or is defined, listed or identified as a “hazardous waste” or “hazardous substance,” “pollutant,” “contaminant” or “toxic substance” thereunder, or (4) any substance that is regulated under any applicable Environmental, Health and Safety Law;

(E) the term “Release” means any releasing, disposing, discharging, injecting, spilling, leaking, pumping, pouring, leaching, dumping, emitting, escaping, or emptying into the Environment (including the abandonment or discarding of barrels, containers, and other closed receptacles containing any Hazardous Substances);

(F) the term “Law” means any foreign, federal, state or local law, statute, code, ordinance, regulation, rule, principle of common law or other legally enforceable obligation imposed by a court or other Governmental Entity;

(G) the term “Environmental Permit” means all Permits and the timely submission of applications for Permits, as required under applicable Environmental, Health and Safety Laws; and

(H) the term “Environmental Condition” means any contamination, damage, injury or other condition related to the Release of Hazardous Substances or workplace safety and includes any present or former Hazardous Substance treatment, storage, disposal or recycling units, underground storage tanks, wastewater treatment or management systems, sumps, lagoons, impoundments, landfills, ponds, incinerators, wells, asbestos-containing materials, or PCB-containing articles.

(x) Notwithstanding any other provision of this Agreement to the contrary, the representations and warranties of this Section 3.1(l) are the only representations and warranties of the Company with regard to environmental matters.

(m) Real Property; Assets.

(i) The Company or a Company Subsidiary has good and marketable title to each parcel of or interest in real property owned by the Company or a Company Subsidiary (the “Company Owned Real Property”).

(ii) The Company Owned Real Property and all real property interests leased or otherwise held by the Company and the Company Subsidiaries (the “Company Leased Real Property”) constitute all of the real property occupied or used by the Company and the Company Subsidiaries in connection with the operation of their respective businesses as currently conducted. The Company or a Company Subsidiary has a valid leasehold interest in or valid rights to all material Company Leased Real Property. The Company has made available to Parent true and complete copies of all material leases of the Company Leased Real Property (the “Company Leases”). No option, extension or renewal has been exercised under any Company Lease, except options, extensions or renewals that if exercised, renewed, or extended would not have a material adverse impact on the Company’s ability to conduct its operations as a whole, whose exercise has been evidenced by a written document, a true and complete copy of which has been made available to Parent with the corresponding Company Lease. Each of the Company and the Company Subsidiaries has complied in all material respects with the terms of all Company Leases to which it is a party and under which it is in occupancy, and all such Company Leases are in full force and effect. To the knowledge of the Company, the lessors under the Company Leases to which the Company or a Company Subsidiary is a party have complied in all material respects with the terms of their respective Company Leases. Each of the Company and the Company Subsidiaries enjoys peaceful and undisturbed possession under all such Company Leases, except where a failure to do so, individually or in the aggregate, would not reasonably be expected to have or result in a Company Material Adverse Effect.

(iii) None of the Company Owned Real Property or Company Leased Real Property is subject to any Liens (whether absolute, accrued, contingent or otherwise), except Permitted Liens.

(iv)(A) The Company Entities have good and marketable title to all properties, assets and rights relating to or used or held for use in connection with the business of the Company Entities and such properties, assets and rights comprise all of the assets required for the conduct of the business of the Company Entities as now being conducted and (B) all such properties, assets and rights are in all respects adequate for the purposes for which such assets are currently used or held for use, and are serviceable and in reasonably good operating condition (subject to normal wear and tear), except with respect to clauses (A) and (B), where such failure would not reasonably be expected to have a Company Material Adverse Effect.

(n) Company Intellectual Property.

(i) The term “Company Intellectual Property” means all of the following that is owned by, issued or licensed to the Company or the Company Subsidiaries or used in the operation of the business of Company or the Company Subsidiaries: (A) all patents, trademarks, trade names, trade dress, assumed names, service marks, logos, copyrights, Internet domain names and corporate names together with all applications, registrations and renewals, and all goodwill associated therewith; (B) all trade secrets and confidential information (including customer lists, know-how, formulae, manufacturing and production processes, research, financial business information and marketing plans); (C) information technologies (including software programs, data and related documentation) currently actively deployed within the Company; and (D) other intellectual property rights in, and all copies and tangible embodiments of, any of the foregoing in whatever form or medium.

(ii) Except as set forth in Schedule 3.1(n) of the Company Disclosure Letter, to the knowledge of the Company: (A) the Company or the Company Subsidiaries own and possess all right, title and interest in and to, or have a valid right or license to use, the Company Intellectual Property necessary for the operation of their respective businesses as currently conducted; (B) neither the Company nor any of the Company Subsidiaries has received any written notices of any currently outstanding or threatened claim by any third party contesting the validity or enforceability of, or the current use or ownership by the Company or any of the Company Subsidiaries of, any of the Company Intellectual Property; (C) neither the Company nor any of the Company Subsidiaries has received any written notices of any infringement or misappropriation by, or other conflict with, any third party with respect to such third party use of the Company Intellectual Property; and (D) neither the Company nor the Company Subsidiaries nor the conduct of their respective businesses has infringed, misappropriated or otherwise conflicted with any intellectual property rights or other rights of any third parties that constitutes a claim that is currently outstanding or threatened except with respect to clauses (A), (B), (C) and (D), as would not reasonably be expected to have or result in a Company Material Adverse Effect.

(iii) The Transactions will not have a Company Material Adverse Effect on the right, title and interest of the Company and the Company Subsidiaries in and to, or on the Company’s and the Company Subsidiaries’ right to use, the Company Intellectual Property.

(iv) Except as set forth in Schedule 3.1(n) of the Company Disclosure Letter, to the knowledge of the Company, the Company or each of the Company Subsidiaries, as the case may be, has taken all necessary action to pay all maintenance fees and annuities for the Company Intellectual Property set forth in Schedule 3.1(n) of the Company Disclosure Letter and, until the Effective Time, shall continue to pay such fees and annuities for the Company Intellectual Property set forth in Schedule 3.1(n) of the Company Disclosure Letter, unless otherwise mutually agreed to with Buyer.

(o) Labor Agreements and Employee Issues. The Company and the Company Subsidiaries have made available to Parent all collective bargaining agreements or other agreements with any union or labor organization to which the Company or any of the Company Subsidiaries is a party. The Company and the Company Subsidiaries are in material compliance with each such collective bargaining agreement or other agreement. The Company is unaware of any effort, activity or proceeding of any labor organization (or representative thereof) to organize any other of its or their employees. The Company and the Company Subsidiaries are not, and have not since October 30, 2010, been subject to any pending, or to the knowledge of the Company, threatened (i) unfair labor practice charges and/or complaint, (ii) grievance proceeding or arbitration proceeding arising under any collective bargaining agreement or other labor agreement to which the Company or any Company Subsidiary is a party, (iii) claim, suit, action or governmental investigation relating to employees, including discrimination, wrongful discharge, or violation of any state and/or federal statute relating to employment practices, (iv) strike, lockout or dispute, slowdown or work stoppage or (v) claim, suit, action or governmental investigation, in respect of which any director, officer, employee or agent of the Company or any of the Company Subsidiaries is or may be entitled to claim indemnification from the Company or any Company Subsidiary, except, in the case of clauses (i), (ii), (iii), (iv) and (v), as would not, individually or in the aggregate, reasonably be expected to have or result in a Company Material Adverse Effect. Neither the Company nor the Company Subsidiaries is a party to, or is otherwise bound by, any consent decree with any Governmental Entity relating to employees or employment practices of the Company or the Company Subsidiaries.

(p) Certain Contracts. As of October 19, 2012, Schedule 3.1(p) of the Company Disclosure Letter sets forth a true and correct list of each contract, arrangement, commitment or understanding to which the Company or a Company Subsidiary is a party to or is bound (i) which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC); (ii) that contains covenants that limit the ability of the Company or any Company Subsidiary (or which, following the consummation of the Transactions, would restrict the ability of the Surviving Corporation or the Surviving Company or any of their respective affiliates) to compete in any business or with any person or in any geographic area or distribution or sales channel, or to sell, supply or distribute any service or product, in each case, that would be material to the business of the Company and the Company Subsidiaries, taken as a whole; (iii) which would prohibit or delay the consummation of any of the Transactions; (iv) for or relating to the material indebtedness of the Company or any Company Subsidiary, or under which the Company or any Company Subsidiary has made material advances or material loans to any other person other than advances made to employees with respect to business expenses in the ordinary course of business, or which grants any Liens on any material property or material asset of the Company or any Company Subsidiary; (v) relating to joint ventures or partnerships; (vi) for the sale of any material assets of the Company or any Company Subsidiary other than in the ordinary course of business or for the grant to any person of any preferential rights to purchase any material assets of the Company or any Company Subsidiary; (vii) for the acquisition (by merger, purchase of stock or assets or otherwise) by the Company or any Company Subsidiary of any operating business or material assets or the capital stock of any other person; (viii) which prohibits or restricts, in each case, in any material respect, the employment or solicitation for employment of any persons; (ix) containing a “favored nation” pricing agreement, special warranties, agreements to take back or exchange goods, consignment arrangements or similar understandings with a material customer or material supplier; (x) which is an employment, consulting and non-competition agreement with any employee, officer or consultant whose base annual compensation is equal to or greater than $250,000; and (xi) which is a collective bargaining agreement or agreement with any labor union or association representing any employee of the Company or any Company Subsidiary; (each of the foregoing, a “Company Material Contract”). Each Company Material Contract is valid and binding on the Company and any Company Subsidiary that is a party thereto and, to the knowledge of the Company, each other party thereto and is in full force and effect. There is no default under any Company Material Contract by the Company or any Company Subsidiary or, to the knowledge of the Company, by any other party, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by the Company or any of its Subsidiaries, or to the knowledge of the Company, by any other party, except, in each case, as would not have or reasonably be expected to have or result in a Company Material Adverse Effect. All contracts, agreements, arrangements or understandings of any kind between any affiliate of the Company (other than any wholly owned Company Subsidiary), on the one hand, and the Company or any Company Subsidiary, on the other hand, are on terms no less favorable to the Company or to such Company Subsidiary than would be obtained with an unaffiliated third party on an arm’s-length basis.

(q) Insurance. Schedule 3.1(q) of the Company Disclosure Letter contains a list of all material insurance policies, having open policy periods as of the date of this Agreement, that were issued to the Company or any of the Company Subsidiaries or which name the Company or any of the Company Subsidiaries as an insured (or loss payee), including those which pertain to the Company’s or any of the Company Subsidiaries’ assets, employees or operations. All such insurance policies are in such amounts and cover such losses and risks as are consistent with industry practice and, in the reasonable judgment of senior management of the Company, are adequate to protect the properties and businesses of the Company and the Company Subsidiaries and all premiums due thereunder have been paid. Neither the Company nor any Company Subsidiary is in material breach or material default under, or, since January 1, 2010, has received written notice of permanent cancellation of any such insurance policies (other than in connection with ordinary course reviews and renewals).

(r) Affiliate Transactions. Except as set forth in the Company SEC Documents filed prior to the date of this Agreement, during the period commencing on the date of the Company’s last proxy statement filed with the SEC through the date of this Agreement, no event has occurred that would be required to be reported by the Company pursuant to Item 404(a) of Regulation S-K promulgated by the SEC under the Securities Act.

(s) Voting Requirement. The affirmative vote at the Company Stockholders Meeting of at least a majority of the votes entitled to be cast by the holders of outstanding shares of Company Common Stock to adopt this Agreement is the only vote of the holders of any class or series of the Company’s capital stock necessary to adopt and approve this Agreement, the Merger and the Transactions (collectively, the “Company Stockholder Approval”).

(t) State Takeover Statutes. The Board of Directors of the Company has taken all necessary action so that no “fair price,” “moratorium,” “control share acquisition” or other anti-takeover Law (each, a “ Takeover Statute”) (including the interested stockholder provisions codified in Section 203 of the DGCL) or any anti-takeover provision in the Company Charter or the Company’s by-laws is applicable to this Agreement, the Merger, the

Subsequent Merger and the Transactions. No other Takeover Statute is applicable to this Agreement, the Merger, the Subsequent Merger or the Transactions. The Board of Directors of the Company has (i) duly and validly approved this Agreement, (ii) determined that the transactions contemplated by this Agreement are advisable and in the best interests of the Company and its stockholders, and (iii) unanimously resolved to recommend to such stockholders that they vote in favor of the Merger and the Transactions, subject to Section 4.2(c).

(u) Opinion of Financial Advisor. The Company has received the opinion of Barclays Capital Inc., dated the date of this Agreement, to the effect that, as of such date, the Merger Consideration is fair from a financial point of view to holders of shares of Company Common Stock, a signed copy of which opinion will be delivered to Parent, solely for information purposes, upon receipt by the Company.

(v) Brokers. Except for Barclays Capital Inc., no broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company. The Company has furnished to Parent true and complete copies of all agreements under which any such fees, commissions or expenses are payable and all indemnification and other agreements related to the engagement, in connection with the Transactions, of the persons to whom such fees, commissions or expenses are payable.

Section 3.2 Representations and Warranties of Parent, Merger Sub, and Merger LLC. Subject only to those exceptions and qualifications listed and described (including an identification by section reference to the representations and warranties to which such exceptions and qualifications relate) on the disclosure letter delivered by Parent, Merger Sub, and Merger LLC to the Company prior to the execution of this Agreement (the “Parent Disclosure Letter”), provided, however, that a matter disclosed in the Parent Disclosure Letter with respect to one representation or warranty shall also be deemed to be disclosed with respect to each other representation or warranty to the extent it is reasonably apparent from the text of such disclosure that such disclosure relates to or qualifies such other representation or warranty, and except as set forth in the Recent Parent SEC Reports (excluding any forward looking statements, risk factors and other similar statements in such Recent SEC Reports that are cautionary, non-specific or predictive in nature), each of Parent, Merger Sub, and Merger LLC hereby represents and warrants to the Company as follows:

(a) Organization, Standing and Corporate Power. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the Laws of the jurisdiction of its incorporation and has the requisite corporate authority to carry on its business as now being conducted. Merger LLC is a limited liability company duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the Laws of the jurisdiction of its formation and has the requisite corporate authority to carry on its business as now being conducted. Each of Parent, the Parent Subsidiaries, Merger Sub, and Merger LLC is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for those jurisdictions where the failure to be so qualified or licensed or to be in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have or result in a Parent Material Adverse Effect. Parent has made available to the Company prior to the execution of this Agreement complete and correct copies of the certificate of incorporation and the bylaws of Parent and Merger Sub, each as amended to date, and the certificate of formation and the operating agreement of Merger LLC, each as amended to date. Merger LLC is, and has since the date of its formation been, treated as an entity that is disregarded as separate from Parent for U.S. federal income tax purposes.

(b) Subsidiaries. All outstanding shares of capital stock of, or other equity interests in, each subsidiary of Parent (collectively, the “Parent Subsidiaries” and, together with Parent, the “Parent Entities”) (i) have been validly issued and are fully paid and nonassessable, (ii) are free and clear of all Liens other than Permitted Liens and (iii) are free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests). All outstanding shares of capital stock (or equivalent equity interests of entities other than corporations) of each of the Parent Subsidiaries are beneficially owned, directly or indirectly, by Parent. Parent does not, directly or indirectly, own more than 20% but less than 100% of the capital stock or other equity interest in any person other than the Parent Subsidiaries.

(c) Capital Structure.

(i) Capitalization of Parent. The authorized capital stock of Parent consists of (i) 400,000,000 shares of Parent Common Stock and (ii) 40,000,000 shares of preferred stock of Parent. At the close of business on October 19, 2012: (i) 122,191,977 shares of Parent Common Stock were issued and outstanding (including 0 shares of restricted stock); (ii) 33,116,559 shares of Parent Common Stock were held by Parent in its treasury; (iii) 6,960,184 shares of Parent Common Stock were reserved for issuance in respect of outstanding and future awards under Parent’s equity incentive plans (the “Parent Stock Plans” and all options to purchase Parent Common Stock granted pursuant to the Parent Stock Plans, the “ Parent Stock Options”); and (iv) no shares of Parent’s preferred stock were issued or outstanding. All outstanding shares of capital stock of Parent are, and all shares that may be issued will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of preemptive rights. Except as otherwise provided in this Section 3.2(c), there are not issued, reserved for issuance or outstanding (i) any shares of capital stock or other voting securities of Parent, (ii) any securities convertible into or exchangeable or exercisable for shares of capital stock or voting securities of Parent or any Parent Subsidiary, or (iii) any warrants, calls, options or other rights to acquire from Parent or any Parent Subsidiary any capital stock, voting securities or securities convertible into or exchangeable or exercisable for capital stock or voting securities of Parent or any Parent Subsidiary. Except as otherwise provided in this Section 3.2(c), there are no outstanding obligations of Parent or any Parent Subsidiary to (i) issue, deliver or sell, or caused to be issued, delivered or sold, any capital stock, voting securities or securities convertible into or exchangeable or exercisable for capital stock or voting securities of Parent or any Parent Subsidiary or (ii) repurchase, redeem or otherwise acquire any such securities. Neither Parent nor any Parent Subsidiary is a party to any voting agreement with respect to the voting of any such securities. Except as otherwise provided in this Section 3.2(c), there are no agreements, arrangements or commitments of any character (contingent or otherwise) pursuant to which any person is or may be entitled to receive from Parent or a Parent Subsidiary any payment based on the revenues, earnings or financial performance of Parent or any Parent Subsidiary or assets or calculated in accordance therewith.

(ii) Capitalization of Merger Sub. The authorized capital stock of Merger Sub consists solely of 100 shares of common stock, par value $0.01 per share, all of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, directly owned by Parent. Merger Sub has not conducted any business prior to the date hereof and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger, the Subsequent Merger and the Transactions.

(iii) Capitalization of Merger LLC. All of the issued and outstanding membership interests of Merger LLC are, and at the Effective Time will be, directly owned by Parent. Merger LLC has not conducted any business prior to the date hereof and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger, the Subsequent Merger and the Transactions.

(iv) Stock Ownership. None of Parent, Merger Sub, or Merger LLC owns, or, prior to the Effective Time, will own, beneficially or of record, any shares of capital stock of the Company.

(d) Authority; Noncontravention. Each of Parent, Merger Sub, and Merger LLC has all requisite corporate or limited liability company power, as the case may be, and authority to enter into this Agreement and to consummate the Transactions. The execution and delivery of this Agreement by Parent, Merger Sub, and Merger LLC and the consummation by Parent, Merger Sub, and Merger LLC of the Transactions have been duly authorized by all necessary corporate or limited liability company action, as the case may be, on the part of Parent, Merger Sub, and Merger LLC, respectively, including, but not limited to, the adoption by the Board of

Directors of Parent of resolutions approving this Agreement, the Merger, the Subsequent Merger and the other Transactions. This Agreement has been duly executed and delivered by each of Parent, Merger Sub, and Merger LLC and, assuming the due authorization, execution and delivery by the Company, constitutes the legal, valid and binding obligation of Parent, Merger Sub, and Merger LLC enforceable against Parent, Merger Sub, and Merger LLC in accordance with its terms, except as the enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws generally affecting the rights of creditors and subject to general equity principles. The execution and delivery of this Agreement does not, and the consummation of the Transactions and compliance with the provisions of this Agreement will not, (i) conflict with the articles of incorporation or by-laws (or comparable organizational documents) of any of the Parent Entities, (ii) assuming that all the consents, approvals and filings referred to in the next sentence are duly obtained and/or made, (A) result in any breach, violation or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or creation or acceleration of any material obligation or loss of a material benefit under, or result in the creation of any Lien upon any of the material properties or assets of Parent, Merger Sub, or Merger LLC under any material loan or credit agreement, note, bond, mortgage, indenture, lease or other material agreement, instrument, permit, concession, franchise, license or other authorization applicable to any of the Parent Entities or their respective properties or assets, or (B) conflict with or violate any judgment, order, decree or Law applicable to Parent, Merger Sub, or Merger LLC or their respective properties or assets, other than, in the case of clause (ii) (A) and (B), any such conflicts, breaches, violations, defaults, rights, losses or Liens that, individually or in the aggregate, would not reasonably be expected to have or result in a Parent Material Adverse Effect. No consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with, any Governmental Entity or third party is required by Parent, Merger Sub, or Merger LLC in connection with the execution and delivery of this Agreement by Parent, Merger Sub, and Merger LLC or the consummation by Parent, Merger Sub, and Merger LLC of the Transactions, except for: (i) the filing with the SEC of (A) the Form S-4 and (B) such reports under Section 13(a), 13(d), 15(d) or 16(a) or such other applicable sections of the Exchange Act as may be required in connection with this Agreement and the Transactions; (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware; (iii) the filing of a certificate of merger with respect to the Subsequent Merger with the Secretary of State of the State of Delaware; (iv) the filing of a premerger notification and report form by Parent under the HSR Act; (v) filings with and approvals of the NYSE to permit the shares of Parent Common Stock that are to be issued in the Merger to be listed on the NYSE; and (vi) such consents, approvals, orders or authorizations the failure of which to be made or obtained, individually or in the aggregate, would not reasonably be expected to have or result in a Parent Material Adverse Effect.

(e) SEC Reports and Financial Statements; Undisclosed Liabilities; Internal Controls.

(i) Parent has timely filed all required reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated therein) under the Securities Act and the Exchange Act with the SEC since December 31, 2010 (as such reports, schedules, forms, statements and documents have been amended since the time of their filing, collectively, the “Parent SEC Documents”). As of their respective dates, or if amended prior to the date of this Agreement, as of the date of the last such amendment, the Parent SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Parent SEC Documents, and none of the Parent SEC Documents when filed, or as so amended, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC staff.

(ii) The financial statements of Parent included in the Parent SEC Documents comply as to form, as of their respective date of filing with the SEC, in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto), and on that basis fairly present in all material respects the consolidated financial position of Parent and the Parent Subsidiaries as of the dates thereof and the consolidated statements of income, cash flows and stockholders’ equity for the periods then ended (subject, in the case of unaudited statements, to normal recurring year-end audit adjustments). No Parent Subsidiary is required to make any filings with the SEC. Except as disclosed in the Parent SEC Documents filed since December 31, 2010 and prior to the date of this Agreement (the “Recent Parent SEC Reports”), since December 31, 2010, Parent and the Parent Subsidiaries have not incurred any liabilities (direct, contingent or otherwise) that are of a nature that would be required to be disclosed on a balance sheet of Parent and the Parent Subsidiaries or the footnotes thereto prepared in conformity with GAAP, other than (A) liabilities incurred in the ordinary course of business, and (B) liabilities that, individually or in the aggregate, have not had and would not reasonably be expected to have or result in a Parent Material Adverse Effect.

(iii) As and to the extent described in the Parent SEC Documents, Parent and the Parent Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP. Parent (A) has implemented and maintains disclosure controls and procedures (as required by Rule 13a-15(a) of the Exchange Act) designed to ensure that material information relating to Parent, including its consolidated Subsidiaries, is made known to the management of Parent by others within those entities, and (B) has disclosed, based on its most recent evaluation prior to the date hereof, to Parent’s auditors and the audit committee of Parent’s Board of Directors (1) any significant deficiencies or material weakness in the design or operation of internal controls which would adversely affect in any material respect Parent’s ability to record, process, summarize and report financial data and (2) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal controls.

(f) Information Supplied. None of the information supplied or to be supplied by Parent, Merger Sub, or Merger LLC specifically for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, or (ii) the Proxy Statement will, at the date it is first mailed to the Company’s stockholders or at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Form S-4 will comply as to form in all material respects with the requirements of the Securities Act and the rules and regulations thereunder, except that no representation or warranty is made by Parent, Merger Sub, or Merger LLC with respect to statements made or incorporated by reference therein based on information supplied by the Company specifically for inclusion or incorporation by reference in the Form S-4.

(g) Absence of Certain Changes or Events. Except for liabilities incurred in connection with this Agreement or the Transactions, since December 31, 2011, (i) each of the Parent Entities has conducted its respective operations in all material respects in the ordinary course consistent with past practice, (ii) there has not been any event, circumstance, change, occurrence or state of facts that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect and (iii) except as set forth on Schedule 3.2(g), none of the Parent Entities has taken any action that if taken after the date of this Agreement would constitute a violation of the following clauses: Section 4.1(b)(i) and Section 4.1(b)(iii) (but solely with respect to the foregoing enumerated clauses).

(h) Compliance with Applicable Laws; Litigation.

(i) The operations of the Parent Entities have not been since January 1, 2010 and are not being conducted in violation of any Law (including the Sarbanes-Oxley Act of 2002 and the USA PATRIOT Act of 2001) or any Permit necessary for the conduct of their respective businesses as currently conducted, except where such violations, individually or in the aggregate, has not had and would not reasonably be expected to have or result in a Parent Material Adverse Effect. Since January 1, 2010, none of the Parent Entities has received any written notice regarding any actual or possible violation in any material respect, or failure to comply in any material respect with, any Law or Permit.

(ii) The Parent Entities hold all Permits necessary for the conduct of their respective businesses as currently conducted, except where the failure to hold such Permits, individually or in the aggregate, has not had and would not reasonably be expected to have or result in a Parent Material Adverse Effect. None of the Parent Entities has received written notice that any such material Permit will be terminated or modified or cannot be renewed in the ordinary course of business. The execution, delivery and performance of this Agreement and the consummation of the Transactions do not and will not violate any such Permit, or result in any termination, modification or nonrenewals thereof, except for such violations, terminations, modifications or nonrenewals thereof as, individually or in the aggregate, would not reasonably be expected to have or result in a Parent Material Adverse Effect.

(iii) There is no suit, action or proceeding by or before any Governmental Entity pending (or, to the knowledge of Parent, threatened) to which Parent or any Parent Subsidiary is a party or against Parent or any Parent Subsidiary or any of their properties or assets that would reasonably be expected to have or result in a Parent Material Adverse Effect. As of the date hereof, there is no suit, action or proceeding by or before any Governmental Entity pending or, to the knowledge of Parent, threatened against Parent or any Parent Subsidiary challenging or seeking to prohibit the execution, delivery or performance of this Agreement or any of the Transactions.

(i) Employee Benefit Plans.

(i) Each (A) “employee benefit plan,” as defined in section 3(3) of ERISA and (B) other bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, equity compensation, retirement, vacation, employment, disability, death benefit, hospitalization, medical insurance, life insurance, welfare, severance, change of control or other employee benefit plan, agreement, arrangement or understanding (whether written or oral, qualified or nonqualified, funded or unfunded, foreign or domestic), in each case which is sponsored, maintained or contributed to, or required to be contributed to, by Parent or any trade or business, whether or not incorporated, which, together with Parent, would be deemed to be a “single employer” within the meaning of Section 4001(b) of ERISA or Section  414(b) or 414(c) of the Code (a “Parent ERISA Affiliate”) in respect of any current or former employees, officers, directors, consultants or independent contractors of Parent or any Parent Subsidiary (collectively, the “Parent Benefit Plans”) has been maintained, operated and administered in compliance with its terms, all applicable Laws, and the terms of all applicable collective bargaining agreements.

(ii) Each Parent Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination or opinion letter from the IRS as to its qualified status and each trust created thereunder has received a favorable determination or opinion letter from the IRS as to its qualified status under Section 501(a) of the Code, and to the knowledge of Parent, there exist no facts or circumstances that have caused or could cause a failure of such Parent Benefit Plan or trust to be so qualified.

(iii) None of Parent, the Parent Subsidiaries nor the Parent ERISA Affiliates currently has, and at no time in the past six (6) years has had, an obligation to contribute to (A) a “defined benefit plan” as defined in Section 3(35) of ERISA, (B) a pension plan subject to the funding standards of Section 302 of ERISA or Section 412 of the Code, or (C) a “multiple employer plan” within the meaning of Section 210(a) of ERISA or Section 413(c) of the Code. The funding status of each Parent Benefit Plan or other Benefit Plan maintained by any Parent ERISA Affiliate subject to Title IV of ERISA has been fully and accurately disclosed in the Parent’s audited financial statements in accordance with U.S. generally accepted accounting principles.

(iv) None of Parent, the Parent Subsidiaries nor the Parent ERISA Affiliates has incurred any material withdrawal liability under a Multiemployer Plan that has not been satisfied in full, nor does Parent or any

Parent Subsidiary have any material contingent liability with respect to any withdrawal from any Multiemployer Plan. None of Parent, the Parent Subsidiaries nor any of their respective Parent ERISA Affiliates would incur any withdrawal liability (within the meaning of Part 1 of Subtitle E of Title I of ERISA) if Parent, a Parent Subsidiary or any Parent ERISA Affiliate withdrew (within the meaning of Part 1 of Subtitle E of Title I of ERISA) on or prior to the Closing Date from each Multiemployer Plan to which Parent, a Parent Subsidiary or any Parent ERISA Affiliate has an obligation to contribute on the date of this Agreement, except as, individually or in the aggregate, would not be likely to be material to Parent. No Multiemployer Plan to which Parent, a Parent Subsidiary or any Parent ERISA Affiliate contributes or otherwise has any material liability (contingent or otherwise) has incurred an accumulated funding deficiency within the meaning of Section 431(a) of the Code or Section 304(a) of ERISA, is insolvent, is in reorganization (within the meaning of Section 4241 of ERISA), is reasonably likely to commence reorganization, is in “endangered” or “critical” status (as such terms are defined in Section 432 of the Code) or is reasonably likely to be in endangered or critical status.

(v) To the knowledge of Parent, there have been no prohibited transactions for which an exemption or exception (whether an individual or class exemption or exception) is unavailable or breaches of any of the duties imposed on “fiduciaries” (within the meaning of Section 3(21) of ERISA) by ERISA with respect to the Parent Benefit Plans that could reasonably be anticipated to result in any liability or excise tax under ERISA or the Code being imposed on Parent or any of the Parent Subsidiaries.

(vi) Except as set forth in Schedule 3.2(i)(vi) of the Parent Disclosure Letter, the consummation of the Transactions will not, either alone or in combination with another event, (A) entitle any current or former employee, officer, director, consultant or independent contractor of Parent or the Parent Subsidiaries to severance pay, unemployment compensation or any other payment, except as expressly provided in this Agreement, or (B) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee, officer, director, consultant or independent contractor.

(j) Taxes. (i) Parent and each Parent Subsidiary has timely filed each of the material Tax Returns required to be filed, and all such returns are materially correct and complete; (ii) Parent and each Parent Subsidiary has timely paid all Taxes (whether or not such Taxes were shown on any Tax Return to be due), except, in the cases of (i) and (ii) hereof, with respect to Taxes that are being contested in good faith by appropriate proceedings; (iii) there are no pending or, to the knowledge of Parent, threatened, audits, examinations, investigations or other proceedings in respect of material Taxes relating to Parent or any Parent Subsidiary; (iv) there are no Liens for material Taxes upon the assets of Parent or any of the Parent Subsidiaries, other than Liens for Taxes not yet due and Liens for Taxes that are being contested in good faith by appropriate proceedings; (v) neither Parent nor any of the Parent Subsidiaries has any liability for Taxes of any person (other than Parent and the Parent Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any comparable provision of Law), as a transferee or successor, by contract, or otherwise; (vi) neither Parent nor any Parent Subsidiary is a party to any agreement or arrangement relating to the allocation, sharing or indemnification of Taxes; (vii) no deficiencies for any Taxes have been proposed, asserted or assessed against Parent or any Parent Subsidiary for which adequate reserves in accordance with GAAP have not been created; (viii) the financial statements included in the Parent SEC Documents reflect an adequate reserve in accordance with GAAP for all Taxes for which Parent or any Parent Subsidiary may be liable for all taxable periods and portions thereof through the date of such SEC Documents; (ix) no person has granted any extension or waiver of the statute of limitations period applicable to any material Tax of Parent or any Parent Subsidiary or any affiliated, combined or unitary group of which Parent or any Parent Subsidiary is or was a member, which period (after giving effect to such extension or waiver) has not yet expired, and there is no currently effective “closing agreement” pursuant to Section 7121 of the Code (or any comparable provision of Law); (x) Parent and each Parent Subsidiary have timely withheld and timely remitted to the appropriate taxing authority all Taxes required to have been withheld and remitted in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party; and (xi) neither Parent nor any Parent Subsidiary has engaged in a “reportable transaction,” as defined in Section 6707A(c)(1) of the Code or Treasury Regulations Section 1.6011-4(b), or any transaction requiring disclosure under any comparable provision of Law.

(k) Environmental Matters.

(i) Except where noncompliance, individually or in the aggregate, would not reasonably be expected to have or result in a Parent Material Adverse Effect, the Parent Entities are and have been for the past three (3) years in compliance with all applicable Environmental, Health and Safety Laws and Environmental Permits.

(ii) There are no written Environmental, Health and Safety Claims pending or, to the knowledge of Parent, threatened, against Parent or any Parent Subsidiary, except as would not reasonably be expected to have or result in a Parent Material Adverse Effect.

(iii) To the knowledge of Parent, no Hazardous Substance has been generated, treated, stored, disposed of, used, handled or manufactured at, or transported, shipped or disposed of from, currently or previously owned, leased, operated or otherwise used properties in violation of applicable Environmental, Health and Safety Laws or Environmental Permits that, individually or in the aggregate, would reasonably be expected to have or result in a Parent Material Adverse Effect, and, to the knowledge of Parent, there have been no Releases of any Hazardous Substance in, on, under, from or affecting any currently or previously owned, leased, operated or otherwise used properties that, individually or in the aggregate, would reasonably be expected to have or result in a Parent Material Adverse Effect.

(iv) None of Parent or the Parent Subsidiaries has received from any Governmental Entity or other third party any written (or, to the knowledge of the Parent, other) notice that any of them or any of their predecessors is or may be a potentially responsible party in respect of, or may otherwise bear liability for, any actual or threatened Release of any Hazardous Substance at any site or facility, and, to the knowledge of Parent, none of the sites is, has been or is proposed to be listed on the National Priorities List, the Comprehensive Environmental Response, Compensation and Liability Information System, the National Corrective Action Priority System or any similar or analogous federal, state, provincial, territorial, municipal, county, local or other domestic or foreign list, schedule, inventory or database of Hazardous Substance sites or facilities.

(v) None of Parent or the Parent Subsidiaries has assumed, undertaken or, to the knowledge of Parent, otherwise become subject to any liability of any other person relating to or arising from Environmental, Health and Safety Laws, except as would not reasonably be expected to have or result in a Parent Material Adverse Effect.

(vi) To the knowledge of Parent, there exist no Environmental Conditions relating to any currently or previously owned, leased, operated or otherwise used properties which, individually or in the aggregate, would reasonably be expected to have or result in a Parent Material Adverse Effect.

(vii) Notwithstanding any other provision of this Agreement to the contrary, the representations and warranties of this Section 3.2(k) are the only representations and warranties of Parent with regard to environmental matters.

(l) No Vote Required. No vote or other action by the shareholders of Parent is required by Law, Parent’s articles of incorporation or bylaws or otherwise in order for Parent, Merger Sub and Merger LLC to consummate the Merger, the Subsequent Merger and the Transactions.

(m) Tax Treatment. Neither Parent nor any Parent Subsidiary has taken any action or failed to take any action or knows of any fact, agreement, plan or other circumstance that would, to the knowledge of Parent, jeopardize the qualification of the Merger and the Subsequent Merger, taken together, as a “reorganization” within the meaning of Section 368(a) of the Code. For the avoidance of doubt, negotiation, settlement or payment of appraisal rights pursuant to Section 262 of the DGCL shall be treated as an action taken pursuant to this Agreement.

(n) Availability of Funds. At the Closing, Parent will have sufficient funds available to timely pay the Cash Consideration and all fees, expenses and other amounts contemplated to be paid by Parent or its affiliates by this Agreement.

ARTICLE IV

COVENANTS RELATING TO CONDUCT OF BUSINESS

Section 4.1 Conduct of Business.

(a) Conduct of Business by the Company. Except as (i) set forth on Schedule 4.1(a) of the Company Disclosure Letter, (ii) required by applicable Law, (iii) permitted or contemplated by this Agreement or (iv) consented to in writing by Parent (such consent not to be unreasonably withheld, delayed or conditioned), during the period from the date of this Agreement to the Effective Time, the Company shall, and shall cause the Company Subsidiaries to, carry on their respective businesses in all material respects in accordance with their ordinary course consistent with past practice and, to the extent consistent therewith, subject to the restrictions set forth below in this Section 4.1(a), use commercially reasonable efforts to preserve intact their current business organizations, keep available the services of their key officers and other key managers and preserve their business relationships with material customers, suppliers, distributors and other persons having business dealings with them; provided, however, that no action by the Company or any Company Subsidiary with respect to matters specifically addressed by any other provision of this Section 4.1 shall be deemed a breach of this sentence unless such action would constitute a breach of such other provision. Without limiting the generality of the foregoing, except as (i) set forth on Schedule 4.1(a) of the Company Disclosure Letter, (ii) required by applicable Law, (iii) contemplated by this Agreement or (iv) consented to in writing by Parent (such consent not to be unreasonably withheld, delayed or conditioned), during the period from the date of this Agreement to the Effective Time, the Company shall not and shall not permit any Company Subsidiary to:

(i) (A) other than dividends and distributions by a direct or indirect wholly owned Company Subsidiary to its parent, declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, (B) split, combine or reclassify any of its capital stock or (C) except pursuant to agreements entered into with respect to the Company Stock Plans that are in effect as of the close of business on the date of this Agreement, purchase, redeem or otherwise acquire any shares of capital stock of the Company or any of the Company Subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

(ii) issue or authorize the issuance of, deliver, sell, pledge or otherwise encumber or subject to any Lien, any shares of its capital stock (or any other securities in respect of, in lieu of, or in substitution for, shares of its capital stock), any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities, other than (A) the issuance of shares of Company Common Stock upon the exercise of the Company Stock Options under the Company Stock Plans or in connection with other awards under the Company Stock Plans outstanding as of the date of this Agreement, and in accordance with their present terms or (B) the grant of awards covering not more than an aggregate of 700,000 shares of Company Common Stock to directors, employees, or any newly-hired employees under the Company Stock Plans in the ordinary course of business and consistent with past practice; provided, however, that such awards may not contain any “single-trigger change in control,” “double-trigger change in control,” or other vesting acceleration provisions and will not otherwise be subject to acceleration as a result of the Merger or any of the other Transactions;

(iii) (A) amend its certificate of incorporation or by-laws (or other comparable organizational documents), or (B) merge or consolidate with any person other than another Company Entity;

(iv) sell, lease, license, mortgage or otherwise encumber or subject to any Lien (except Permitted Liens) or otherwise dispose of any of its properties or assets other than dispositions of inventory or equipment in the ordinary course of business consistent with past practice or that are immaterial to the business of the Company or the Company Subsidiaries;

(v) enter into commitments for capital expenditures involving (i) in the case of capital expenditures in respect of individual items of equipment more than $1,000,000 individually or (ii) more than $20,000,000 in the aggregate, except, as may be necessary for the maintenance of existing facilities, machinery and equipment in good operating condition and repair in the ordinary course of business, as reflected in the capital plan of the Company previously provided to Parent;

(vi) incur any long-term indebtedness (whether evidenced by a note or other instrument, pursuant to a financing lease, sale-leaseback transaction, or otherwise) or incur any short-term indebtedness other than (A) up to $75,000,000 of short-term indebtedness under lines of credit existing on the date of this Agreement; (B) indebtedness incurred in the ordinary course of business in accordance with the agreements or instruments listed in Schedule 4.1(a)(vi) of the Company Disclosure Letter, or (C) solely between the Company and a direct or indirect wholly-owned Company Subsidiary or between direct or indirect wholly-owned Company Subsidiaries;

(vii) except (A) to the extent required under an existing Company Benefit Plan or collective bargaining agreement in effect on the date hereof, (B) to provide routine, reasonable base salary increases to non-executive officer employees who are not members of a collective bargaining unit in the ordinary course of business and in accordance with past practices in connection with the Company’s customary annual employee review process, (C) to make required bonus payments and profit sharing payments consistent with past practices in accordance with bonus and profit sharing plans existing on the date hereof, or (D) as set forth on Schedule 4.1(a) of the Company Disclosure Letter, (1) grant any increase in the compensation or benefits payable or to become payable by the Company or any Company Subsidiary to any current or former employee, officer, director, consultant or independent contractor of the Company or any Company Subsidiary; or (2) pay or award any pension, retirement allowance or other equity or non-equity incentive awards, or other employee or director benefit not required by any outstanding Company Benefit Plan;

(viii) except as otherwise would be permitted in accordance with Section 4.1(a)(vii)(A) – (D), (1) amend any Company Benefit Plan or collective bargaining agreement in any manner or adopt or enter into any collective bargaining agreement or any plan, program, agreement or arrangement that would be a Company Benefit Plan if in effect on the date hereof, except to the extent reasonably necessary to renew the existing Company Stock Plan (subject to the overall limitation on the number of shares of Company Common Stock covered by awards granted under any Company Stock Plan in accordance with Section 4.1(a)(ii)); (2) enter into or amend any employment, bonus, severance, change in control, retention or any similar agreement or, grant any severance, bonus, termination, or retention pay to any officer, director, consultant or employee of the Company or any Company Subsidiaries; or (3) hire or terminate any employee at the level of Vice President or above, officer at the level of Vice President or above, director, consultant or independent contractor of the Company or any Company Subsidiary;

(ix) change the accounting principles used by it unless required by GAAP, applicable Law or regulatory guidelines (or, if applicable with respect to foreign subsidiaries, the relevant foreign generally accepted accounting principles);

(x) acquire by merging or consolidating with, by purchasing any equity interest in or a material portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire any material amount of assets of any other person (other than the purchase of assets from suppliers or vendors in the ordinary course of business consistent with past practice) for consideration in excess of $3,000,000 in the aggregate;

(xi) except in the ordinary course of business consistent with past practice, (A) make, change or rescind any material election with respect to Taxes, (B) settle or compromise any material claim or action relating to Taxes, except to the extent such settlement or compromise involves payment of less than $2,000,000, (C) change any of its methods of accounting or of reporting income or deductions for Tax purposes, (D) enter into any material Tax closing agreement or take any affirmative action to surrender any right to claim a material Tax refund, offset or other reduction in Tax liability, (E) enter into any tax allocation agreement, tax sharing agreement, tax indemnity agreement or closing agreement relating to any Tax or (F) amend any Tax Return if, with respect to clauses (B), (C), (D), (E) and (F), any such action would increase the Tax obligations of Parent or the Surviving Company following the Closing;

(xii) satisfy any claims or liabilities other than the satisfaction in the ordinary course of business consistent with past practice, in accordance with their terms or in amounts not to exceed $2,000,000 (in each case net of insurance and indemnification payments payable to the Company and its Subsidiaries) in the aggregate or liabilities reflected or reserved against in, or contemplated by, the consolidated financial statements (or the notes thereto) of the Company included in the Recent SEC Reports or incurred in the ordinary course of business consistent with past practice since the date of the Recent SEC Reports;

(xiii) make any loans, advances or capital contributions to, or investments in, any other person, except for loans, advances, capital contributions or investments between any wholly owned Company Subsidiary and the Company or another wholly owned Company Subsidiary and except for employee advances for expenses in the ordinary course of business consistent with past practice;

(xiv) other than in the ordinary course of business consistent with past practice or between the Company and any Company Subsidiary or two Company Subsidiaries, (A) modify, amend or terminate any Company Material Contract, (B) waive, release, relinquish or assign any of the Company’s or any Company Subsidiary’s material rights or claims under any Company Material Contract, or (C) cancel or forgive any indebtedness owed to the Company or any Company Subsidiary in excess of $2,000,000 in the aggregate;

(xv) except to the extent necessary or customary to take any action that the Company or any third party would otherwise be permitted to take pursuant to Section 4.2, take any action to exempt or not make subject to the provisions of Section 203 of the DGCL or any other state takeover Law or state Law that purports to limit or restrict business combinations or the ability to acquire or vote shares, any person (other than Parent and the Parent Subsidiaries), or any action taken thereby, which person or action would have otherwise been subject to the restrictive provisions thereof and not exempt therefrom; or

(xvi) authorize, commit or agree to take any of the foregoing actions.

(b) Conduct of Business by Parent. Except as (i) set forth on Schedule 4.1(b) of the Parent Disclosure Letter, (ii) otherwise required by applicable Law, (iii) otherwise permitted or contemplated by this Agreement or (iv) consented to in writing by the Company (such consent not to be unreasonably withheld, delayed or conditioned), during the period from the date of this Agreement to the Effective Time, Parent shall, and shall cause the Parent Subsidiaries to, carry on their respective businesses in all material respects according to their ordinary course consistent with past practice and, to the extent consistent therewith, subject to the restrictions set forth below in this Section 4.1(b), use commercially reasonable efforts to preserve intact their current business organizations, keep available the services of their key officers and other key employees and preserve their business relationships with material customers, suppliers, distributors and other persons having business dealings with them; provided, however, that no action by Parent or any Parent Subsidiary with respect to matters specifically addressed by any other provision of this Section 4.1(b) shall be deemed a breach of this sentence unless such action would constitute a breach of such other provision. Without limiting the generality of the foregoing, except as (w) set forth on Schedule 4.1(b) of the Parent Disclosure Letter, (x) required by applicable Law, (y) contemplated by this Agreement or (z) consented to in writing by the Company (such consent not to be unreasonably withheld, delayed or conditioned), during the period from the date of this Agreement to the Effective Time, Parent shall not and shall not permit any Parent Subsidiary to:

(i) (A) other than dividends and distributions by a direct or indirect wholly-owned Parent Subsidiary to its parent, and other than regular quarterly cash dividends with respect to Parent Common Stock not in excess of $0.05 per share of Parent Common Stock, declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, or (B) split, combine or reclassify any of its capital stock;

(ii) issue or authorize the issuance of, deliver, sell, pledge or otherwise encumber or subject to any Lien, any shares of its capital stock (or any other securities in respect of, in lieu of, or in substitution for, shares of its capital stock), any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities, other than (A) the issuance of shares of Parent Common Stock upon the exercise of the Parent Stock Options under the Parent

Stock Plans or in connection with other awards under the Parent Stock Plans, in any such case, outstanding as of the date of this Agreement, and in accordance with their present terms, or (B) the grant of awards to employees under the Parent Stock Plans in the ordinary course of business and consistent with past practice;

(iii) amend its certificate of incorporation or by-laws (or other comparable organizational documents);

(iv) change the accounting principles used by it unless required by GAAP, applicable Law or regulatory guidelines (or, if applicable with respect to foreign subsidiaries, the relevant foreign generally accepted accounting principles);

(v) satisfy any claims or liabilities, other than the satisfaction, in the ordinary course of business consistent with past practice, in accordance with their terms or in an amount not to exceed $10,000,000 in the aggregate, of liabilities reflected or reserved against in, or contemplated by, the consolidated financial statements (or the notes thereto) of Parent included in the Recent Parent SEC Reports or incurred in the ordinary course of business consistent with past practice since the date of the Recent Parent SEC Reports; or

(vi) authorize, commit or agree to take any of the foregoing actions.

(c) Conduct of Business by Merger Sub and Merger LLC. During the period from the date of this Agreement to the Effective Time, Merger Sub and Merger LLC shall not engage in any activities of any nature except as provided in or contemplated by this Agreement.

(d) Other Actions. Except as required by Law, the Company, Parent, Merger Sub, and Merger LLC shall not, and shall not permit any Company Subsidiary or Parent Subsidiary, as applicable, to, voluntarily take any action that would reasonably be expected to result in any of the conditions to the Merger set forth in Article VI not being satisfied.

(e) Advice of Changes. Each of the Company, Parent, Merger Sub, and Merger LLC shall promptly advise the other parties to this Agreement orally and in writing to the extent it has knowledge of any change or event having, or which would reasonably be expected to have, a Parent Material Adverse Effect, in the case of Parent, or a Company Material Adverse Effect, in the case of the Company, or the ability of the conditions set forth in Article VI to be satisfied; provided, however, that no such notification will affect the representations, warranties, covenants or agreements of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement.

Section 4.2 No Solicitation by the Company.

(a) Company Takeover Proposal. Upon execution of this Agreement, the Company shall and shall cause the Company Subsidiaries and its and their officers, directors, employees, financial advisors, attorneys, accountants and other advisors, investment bankers, representatives and agents retained by the Company or any of the Company Subsidiaries (collectively, the “Company Representatives”) to, immediately cease and cause to be terminated immediately all existing activities, discussions and negotiations with any parties conducted heretofore with respect to, or that would reasonably be expected to lead to, any Company Takeover Proposal. From the date of this Agreement until the Effective Time or, if earlier, the termination of this Agreement in accordance with its terms, the Company shall not, shall cause the Company Subsidiaries not to, and shall direct the Company Representatives not to, directly or indirectly, (i) solicit, initiate or knowingly encourage (including by way of furnishing non-public information), or knowingly facilitate, any inquiries or the making of any proposal that constitutes a Company Takeover Proposal, (ii) enter into any Acquisition Agreement or enter into any agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate the Merger or any of the other Transactions, or (iii) initiate or participate in any way in any discussions or negotiations regarding, or furnish or disclose to any person (other than a party hereto) any non-public information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes any Company Takeover Proposal (other than a Company Representative contacting the person making a Company Takeover Proposal or its representatives for the sole purpose of clarifying such Company Takeover Proposal); provided, however, that, notwithstanding anything herein to the contrary, at any time prior to obtaining the Company Stockholder Approval, in response to an unsolicited bona fide written Company Takeover Proposal that the Board of Directors of the Company determines in good faith (after consultation with outside counsel and Barclays Capital Inc. or another financial advisor of nationally recognized reputation) constitutes or is reasonably likely to lead to a Superior Proposal, and which Company Takeover Proposal was made after the date hereof and did not otherwise result from a breach of this Section 4.2 (other than from an immaterial breach of this Section 4.2, the effect of which is not material), the Company may, if and only to the extent that the Board of Directors of the Company determines in good faith (after consultation with outside legal counsel) that failure to do so would be reasonably likely to be a breach of its fiduciary duties to the stockholders of the Company under applicable Delaware Law, and subject to compliance with Section 4.2(c), if applicable, (i) furnish information with respect to the Company and the Company Subsidiaries to the person making such Company Takeover Proposal (and its representatives) pursuant to a customary confidentiality agreement not less restrictive (in the aggregate) of such person than the Confidentiality Agreement (provided, however, that no such confidentiality agreement need include “standstill” provisions); provided, however, that all such information has previously been provided to Parent or is provided to Parent prior to or substantially concurrent with the time it is provided to such person, and (ii) participate in discussions or negotiations with the person making such Company Takeover Proposal (and its representatives) regarding such Company Takeover Proposal. Without limiting the foregoing, the parties agree that any violation of the restrictions set forth in this Section 4.2(a) (other than from an immaterial violation of this Section 4.2, the effect of which is not material) by any Company Representative, whether or not such person is purporting to act on behalf of the Company or any Company Subsidiary or otherwise, shall be deemed to be a breach of this Section 4.2 by the Company.

(b) Definitions. As used herein:

(i) “Superior Proposal” means a bona fide written Company Takeover Proposal (except that the references in the definition thereof to “30%” shall be replaced by “60%”) that the Board of Directors of the Company determines in its good faith judgment (after consulting with outside counsel and Barclays Capital Inc. or another financial advisor of nationally recognized reputation), taking into account all legal, financial and regulatory and other aspects of the proposal, the likelihood and anticipated timing of required governmental approvals and consummation, and the ability of the person making the proposal to finance and pay for the contemplated consideration, would be more favorable to the stockholders of the Company than the Transactions (including any adjustment to the terms and conditions proposed by Parent in response to such Company Takeover Proposal, including with respect to the Merger Consideration); and

(ii) “ Company Takeover Proposal” means any proposal or offer from any person (other than Parent or its affiliates) relating to any (A) direct or indirect acquisition or purchase of a business that constitutes 30% or more of the net revenues, net income or the assets of the Company and the Company Subsidiaries, taken as a whole, (B) direct or indirect acquisition or purchase of 30% or more of any class of equity securities of the Company or any of the Company Subsidiaries (C) any tender offer or exchange offer that if consummated would result in any person beneficially owning 30% or more of any class of equity securities of the Company or any of the Company Subsidiaries, or (D) any merger, consolidation, business combination, asset purchase, recapitalization or similar transaction involving the Company, or any of the Company Subsidiaries, other than the transactions contemplated or permitted by this Agreement, that if consummated would result in any person beneficially owning 30% or more of any class of equity securities of the Company or any of the Company Subsidiaries.

(c) Actions by the Company. Neither the Board of Directors of the Company nor any committee thereof shall (i) (A) withdraw (or modify in a manner adverse to Parent), or publicly propose to withdraw (or modify in a manner adverse to Parent), the approval, recommendation or declaration of advisability by such Board of Directors or any such committee thereof of this Agreement, the Merger or the other Transactions or (B) recommend, adopt or approve, or propose publicly to recommend, adopt or approve, or fail to reject, any Company Takeover Proposal (any action described in this clause (i) being referred to as a “Company Adverse Recommendation Change”) or (ii) approve or recommend, or propose publicly to approve or recommend, or allow the Company or any of the Company Subsidiaries to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement constituting or related to, or that is intended to or would reasonably be expected to lead to, any Company Takeover Proposal (other than a confidentiality agreement referred to in Section 4.2(a)) (an “Acquisition Agreement”). Notwithstanding the foregoing, if, prior to obtaining the Company Stockholder Approval, the Board of Directors of the Company determines in good faith that failure to do so would be reasonably likely to be a breach of its fiduciary duties to the stockholders of the Company under applicable Delaware Law, the Company may (A) terminate this Agreement pursuant to Section 7.1(d)(ii) and cause the Company to enter into an Acquisition Agreement with respect to a Superior Proposal (which was made after the date hereof and did not otherwise result from a breach of this Section 4.2 (other than from an immaterial breach of this Section 4.2, the effect of which is not material)) or (B) make a Company Adverse Recommendation Change, if, in either case of (A) or (B): (x) the Company provides written notice (a “Notice of Adverse Recommendation”) advising Parent that the Board of Directors of the Company intends to take such action and specifying the reasons therefor, including, if applicable, the material terms and conditions of any Superior Proposal that is the basis of the proposed action by the Board of Directors (it being understood and agreed that any amendment to the amount of consideration or any other material term of such Superior Proposal shall require a new Notice of Adverse Recommendation); (y) during the Parent Review Period the Company negotiates with Parent in good faith to make such adjustments to the terms and conditions of this Agreement as would enable the Company to proceed with its recommendation of this Agreement and the Merger and not make such Company Adverse Recommendation Change; and (z) if applicable, at the end of such Parent Review Period, the Board of Directors of the Company continues to believe that the Company Takeover Proposal, if any, constitutes a Superior Proposal (after taking into account such adjustments to the terms and conditions of this Agreement). No Company Adverse Recommendation Change shall change a prior approval of the Board of Directors of the Company that caused any state takeover Law (including Section 203 of the DGCL) or other state Law to be inapplicable to the Merger and the other transactions contemplated by this Agreement.

(d) Notice of Company Takeover Proposal. From and after the date of this Agreement, the Company shall promptly (but in any event within 36 hours after receipt) notify Parent in the event that the Company receives, directly or indirectly, (i) any Company Takeover Proposal; (ii) any request for non-public information relating to any of the Company Entities by any person that informs the Company or any Company Representative that such person is considering making, or has made, a Company Takeover Proposal, or (iii) any request for discussions or negotiations relating to a possible Company Takeover Proposal. Such notice shall be made orally and confirmed in writing, and shall indicate the material terms and conditions thereof and the identity of the other party or parties involved and promptly furnish to Parent, Merger Sub, and Merger LLC a copy of any such written inquiry, request or proposal and copies of any information provided to or by any third party relating thereto. The Company undertakes that it shall promptly keep Parent reasonably informed, in all material respects, of the status and details (including amendments or proposed amendments) of any such request, Company Takeover Proposal or inquiry and promptly keep Parent reasonably informed, in all material respects, as to the details of any information requested of or provided by the Company and as to the details of discussions or negotiations with respect to any such request, Company Takeover Proposal or inquiry, including by providing a copy of all documentation or material correspondence relating to the Company Takeover Proposal.

(e) Rule 14e-2(a), Rule 14d-9 and Other Applicable Law. Nothing contained in this Section 4.2 or elsewhere in this Agreement shall prohibit the Company from (i) taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) or Rule 14d-9 promulgated under the Exchange Act or (ii) making any disclosure to the stockholders of the Company if, in the good faith judgment of the Board of Directors (after consultation with outside counsel), failure to make such disclosure would reasonably be expected to violate its obligations under applicable Law; provided, however, that the Board of Directors of the Company may not effect a Company Adverse Recommendation Change, unless permitted to do so by Section 4.2(c), provided, further, that notwithstanding anything herein to the contrary, any “stop, look and listen” disclosure in and of itself shall not be considered a Company Adverse Recommendation Change.

(f) Return or Destruction of Confidential Information. The Company undertakes that, immediately following the execution of this Agreement, it shall request each person which has heretofore executed a confidentiality agreement in connection with such person’s consideration of acquiring the Company to return or destroy all confidential information heretofore furnished to such person by or on the Company’s behalf.

ARTICLE V

ADDITIONAL AGREEMENTS

Section 5.1 Preparation of the Form S-4 and the Proxy Statement; Company Stockholder Meeting.

(a) Form S-4/Proxy Statement. As soon as practicable following the date of this Agreement, the Company shall prepare the Proxy Statement and Parent shall prepare and file with the SEC the Form S-4, in which the Proxy Statement will be included as a prospectus. Each of the Company and Parent shall use commercially reasonable efforts (i) to cause the Form S-4 and the Proxy Statement to comply with the applicable rules and regulations promulgated by the SEC, (ii) to promptly notify the other of, cooperate with each other with respect to, and respond promptly to any comments of the SEC or its staff, (iii) to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing, and (iv) to keep the Form S-4 effective through the Closing in order to permit the consummation of the Transactions. The Company shall use commercially reasonable efforts to cause the Proxy Statement to be mailed to the Company’s stockholders, as promptly as practicable after the Form S-4 is declared effective under the Securities Act. No filing of, or amendment or supplement to, the Form S-4 will be made by Parent, and no filing of, or amendment or supplement to the Proxy Statement will be made by the Company or Parent, in each case, without providing the other party and its respective counsel the reasonable opportunity to review and comment thereon and giving due consideration to such comments. Notwithstanding the immediately preceding sentence, the Company may amend or supplement the Proxy Statement to effect a Company Adverse Recommendation Change. The parties shall notify each other promptly of the receipt of any comments from the SEC or its staff and any request by the SEC or its staff for amendments or supplements to the Proxy Statement or the Form S-4 or for additional information and shall supply each other with copies of all correspondence between such party or any of its representatives, on the one hand, and the SEC or its staff on the other hand, with respect to the Proxy Statement, the Form S-4 or the Merger. Parent will advise the Company, promptly after it receives notice thereof, of the time when the Form S-4 has become effective, the issuance of any stop order or the suspension of the qualification of the Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction. If at any time prior to the Effective Time any information relating to the Company or Parent, or any of their respective affiliates, officers or directors, should be discovered by the Company or Parent which should be set forth in an amendment or supplement to the Form S-4 or the Proxy Statement, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information must be promptly filed with the SEC and, to the extent required by Law, disseminated to the stockholders of the Company.

(b) Stockholders Meetings. The Company shall, as soon as practicable following the date of this Agreement, duly call, give notice of, convene and hold a special meeting of its stockholders (the “Company Stockholders Meeting”) in accordance with applicable Law, the Company Charter and by-laws for the purpose of obtaining the Company Stockholder Approval. Subject to Section 4.2(c), the Company shall (A) through the Board of Directors of the Company, recommend to its stockholders the approval and adoption of this Agreement, the Merger, the Subsequent Merger and the other Transactions and include in the Proxy Statement such recommendation and (B) use its commercially reasonable efforts to solicit and obtain such approval and adoption. Without limiting the generality of the foregoing, subject to Section 4.2(c), the Company acknowledges that its obligations pursuant to the first sentence of this Section 5.1(b) shall not be affected by any Company Adverse Recommendation Change or the commencement, public proposal, public disclosure or communication to the Company or its stockholders of any Company Takeover Proposal. The Company shall provide Parent with the Company’s stockholder list as and when requested by Parent, including at any time and from time to time following a Company Adverse Recommendation Change. Notwithstanding anything to the contrary contained in this Agreement, the Company, after consultation with Parent, may adjourn or postpone the Company Stockholders Meeting: (1) to the extent the Company believes in good faith it is necessary to ensure that any supplement or amendment to the Proxy Statement that is required by applicable Law is timely provided to the Company’s stockholders; (2) if as of the time for which the Company Stockholders Meeting is originally scheduled there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business to be conducted at the Company Stockholders Meeting; or (3) to the extent it believes in good faith that additional time is reasonably required to solicit proxies in favor of the adoption of this Agreement; provided, however, that any such adjournment or postponement shall not exceed ten (10) calendar days.

Section 5.2 Access to Information; Confidentiality. From the date of this Agreement until the earlier of (a) the Effective Time or (b) the date on which this Agreement is terminated, to the extent permitted by applicable Law and subject to the agreement, dated August 7, 2012, between the Company and Parent (as amended, the “Confidentiality Agreement”), the Company shall, and shall cause each of the Company Subsidiaries to, afford to the Parent’s Representatives reasonable access, during normal business hours, to all of its properties, books, Tax work papers, Tax Returns, contracts, commitments, personnel and records and all other information concerning its business, properties and personnel as Parent may reasonably request upon reasonable prior notice. No investigation pursuant to this Section 5.2 shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto. With respect to all information furnished by the Company to Parent or its Representatives under this Agreement, Parent shall comply with, and shall cause its respective Representatives to comply with, all of their respective obligations under the Confidentiality Agreement.

Section 5.3 Commercially Reasonable Efforts; Cooperation.

(a) Commercially Reasonable Efforts. Upon the terms and subject to the conditions set forth in this Agreement, including Section 5.3(c), each of the parties undertakes to use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger, the Subsequent Merger and the other Transactions and to obtain satisfaction of the conditions precedent to the Merger, including without limitation (i) the obtaining of all necessary actions or nonactions, waivers, clearances, consents and approvals from Governmental Entities and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) preventing the entry, enactment or promulgation of any injunction or order or Law that could materially and adversely affect the ability of the parties hereto to consummate the Transactions under this Agreement, (iv) seeking the lifting or rescission of any injunction or order or Law that could materially and adversely affect the ability of the parties hereto to consummate the Transactions under this Agreement, (v) cooperating to defend against any proceeding or investigation relating to this Agreement or the Transactions and to cooperate to defend against it and respond thereto, (vi) the execution and delivery of any additional instruments necessary to consummate the Transactions contemplated by, and to fully carry out the purposes of, this Agreement, (vii) using commercially reasonable efforts to arrange for the Company’s independent accountants to provide such comfort letters, consents and other services that are reasonably required in connection with Parent’s financings of the Cash Consideration and (viii) assisting in the marketing and sale or any other syndication of any such financings by making appropriate officers of the Company available for due diligence meetings and for participation in the road show and meetings with prospective participants in such financings upon reasonable notice and at reasonable times, provided, that in the case of clauses (vii) and (viii), Parent shall promptly reimburse the Company for all out-of-pocket expenses incurred by, and otherwise indemnify and hold harmless, the Company, its Affiliates and its and their respective officers, directors, accountants and representatives from and against all liabilities, relating to such actions other than those arising from such person’s willful misconduct or gross negligence. For purposes of this Agreement, commercially reasonable efforts shall not require the parties to (i) sell, hold separate or otherwise dispose of or conduct the business of the Company, Parent and/or any of their respective affiliates in a manner which would resolve such objections or suits, (ii) agree to sell, hold separate or otherwise dispose of or conduct the business of the Company, Parent and/or any of their respective affiliates in a manner which would resolve such objections or suits, (iii) permit the sale, holding separate or other disposition of, any of the assets of the Company, Parent and/or any of their respective affiliates or the execution of any agreement or order to do so, and (iv) conduct the business of the Company, Parent and/or any of their respective affiliates in a manner which would resolve such objections or suits. In furtherance and not in limitation of the foregoing, each of Parent and the Company undertakes to make an appropriate filing under HSR with respect to the Transactions as promptly as practicable and in any event within 15 Business Days following the date hereof and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and to take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable.

(b) No Takeover Statutes Apply. In connection with and without limiting the foregoing, the Company, Parent, Merger Sub, and Merger LLC shall (i) take all action necessary to ensure that no Takeover Statute or similar Law is or becomes applicable to the Merger, this Agreement or any of the other Transactions and (ii) if any Takeover Statute or similar Law becomes applicable to the Merger, this Agreement or any of the other Transactions, take all action necessary to ensure that the Merger and the other Transactions may be lawfully consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such Law on the Merger and the other Transactions.

(c) Information Cooperation. In connection with the efforts referenced in Section 5.3(a) to obtain all requisite approvals and authorizations for the Transactions under the HSR Act, and to obtain all such approvals and authorizations under any other applicable Antitrust Law, each of Parent and the Company shall use its commercially reasonable efforts to (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party, (ii) keep the other party informed in all material respects of any material communication (and if in writing, provide a copy of such communication) received by such party from, or given by such party to, the Federal Trade Commission, the Antitrust Division of the Department of Justice or any other Governmental Entity and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the Transactions, (iii) permit the other party to review any material communication given by it to, and consult with each other in advance of any meeting or conference with, any such Governmental Entity or in connection with any proceeding by a private party, (iv) consult and cooperate with the other party and consider in good faith the views of the other party in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions or proposals made or submitted by or on behalf of the Company, Parent or any of their respective affiliates to any such Governmental Entity or private party and (v) not participate in any substantive meeting or have any substantive communication with any Governmental Entity unless it has given the other parties a reasonable opportunity to consult with it in advance and, to the extent permitted by such Governmental Entity, gives the other the opportunity to attend and participate therein. Subject to the Confidentiality Agreement and any attorney-client, work product or other privilege, each of the parties hereto will coordinate and cooperate fully with the other parties hereto in exchanging such information and providing such assistance as such other parties may reasonably request in connection with the foregoing and in seeking early termination of any applicable waiting periods under the HSR Act. Any competitively sensitive information that is disclosed pursuant to this Section  5.3(c) will be limited to each of Parent’s and the Company’s respective counsel pursuant to a separate customary confidentiality agreement. For purposes of this Agreement, “Antitrust Law” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other Laws that are designed, intended or operate to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

(d) If applicable to the transactions contemplated by this Agreement, the Company shall be responsible for preparing and timely submitting any and all filings and other submissions and taking any and all other steps and actions as required by any Governmental Entity of any jurisdiction identified on Section 3.1(l)(vi) of the Company Disclosure Letter. Prior to the Closing, the Company shall provide Parent a reasonable opportunity to comment on all such filings and submissions prior to submittal to any Governmental Entity.

(e) In furtherance and not in limitation of the covenants of the parties contained in this Section 5.3, if any objections are asserted with respect to the Transactions under any Antitrust Law or if any suit is instituted or threatened to be instituted by any Governmental Entity or any private party challenging any of the Transactions as violative of any Law or which would otherwise prevent, impede or delay the consummation of the Merger or the other Transactions, each of Parent, Merger Sub, Merger LLC, and the Company shall use commercially reasonable efforts to resolve any such objections or suits so as to permit the consummation of the Merger and the other Transactions as promptly as reasonably practicable. Neither the Company nor Parent shall, and they shall cause their respective Subsidiaries not to, acquire or agree to acquire any assets, business, securities, person or subdivision thereof, if the entering into of a definitive agreement relating to or the consummation of such acquisition, could reasonably be expected to materially delay or materially increase the risk of not obtaining the applicable action, nonaction, waiver, clearance, consent or approval under the Antitrust Laws or any other competition, merger control, antitrust or similar Laws.

(f) Each of Parent, Merger Sub, and Merger LLC acknowledge and agree that their obligations to consummate the Merger, the Subsequent Merger and the other Transactions are not conditioned or contingent upon receipt of any financing.

Section 5.4 Stock Options; Restricted Stock and Performance Shares.

(a) Assumption of Company Stock Plans and Award Agreements. At the Effective Time, the Company Stock Plan and all awards granted thereunder that are assumed by Parent pursuant to the following provisions of this Section  5.4 (together with all agreements that govern the treatment of such assumed awards (each, an “Award Agreement”)), shall, by virtue of the Merger and without any further action on the part of any holder of any such award, be assumed by Parent. Parent shall take all necessary and appropriate corporate actions to reserve for issuance a sufficient number of shares of Parent Common Stock upon the exercise or other settlement of the Adjusted Options, Adjusted SARs and Adjusted RSUs, as applicable, including registering such shares on an appropriate form of registration statement under the Securities Act, and maintaining the effectiveness of such registration statement for so long as such Adjusted Options, Adjusted SARs and Adjusted RSUs, as applicable, remain outstanding.

(b) Company Stock Options. At the Effective Time, each outstanding and unexercised Company Stock Option, whether vested or unvested immediately prior to the Effective Time, shall, without any further action on the part of any holder of a Company Stock Option, be assumed by Parent. Each such outstanding Company Stock Option shall become immediately vested and exercisable in connection with the Merger in accordance with the existing terms thereof. Except for the acceleration of the Company Stock Options in accordance with the terms of the Company Stock Plan and applicable Award Agreements prior to or at the Effective Time, each such Company Stock Option so assumed by Parent hereunder (an “Adjusted Option”) shall continue to have, and be subject to, substantially the same terms and conditions as were applicable to the corresponding Company Stock Option under the Company Stock Plan and applicable Award Agreements immediately before the Effective Time, except that, (x) each Adjusted Option will be exercisable for that number of shares of Parent Common Stock (rounded down to the nearest whole share) equal to the product of the number of shares of Company Common Stock to which the corresponding Company Stock Option related immediately prior to the Effective Time multiplied by the Equity Award Exchange Ratio, and (y) the per share exercise price for the shares of Parent Common Stock issuable upon exercise of such Adjusted Option will be equal to the quotient determined by dividing the per share exercise price of the Company Stock Option by the Equity Award Exchange Ratio (rounded up to the nearest whole cent). The date of grant of each Adjusted Option will be the date on which the corresponding Company Stock Option was granted. Notwithstanding the foregoing, the adjustment described in this Section 5.4(b) shall be made in a manner consistent with Section 409A of the Code and, with respect to each Company Stock Option that is an incentive stock option (within the meaning of Section 422(b) of the Code), no adjustment will be made that would be a modification (within the meaning of Section 424(h) of the Code) to such Company Stock Option.

(c) Company Stock Appreciation Rights. At the Effective Time, each outstanding and unexercised Company SAR, whether vested or unvested immediately prior to the Effective Time, shall, without any further action on the part of any holder of a Company SAR, be assumed by Parent. Each such outstanding Company SAR shall become immediately vested and exercisable in connection with the Merger in accordance with the existing terms thereof. Except for the acceleration of the Company SARs in accordance with the terms of the Company Stock Plan and applicable Award Agreements prior to or at the Effective Time, each such Company SAR so assumed by Parent hereunder (each, an “Adjusted SAR”) shall continue to have, and be subject to, substantially the same terms and conditions as were applicable to the corresponding Company SAR under the Company Stock Plan and applicable Award Agreements immediately before the Effective Time, except that, (x) each Adjusted SAR will relate to a number of shares of Parent Common Stock (rounded down to the nearest whole share) equal to the product of the number of shares of Company Common Stock to which the corresponding Company SAR related immediately prior to the Effective Time, multiplied by the sum of the Equity Award Exchange Ratio and (y) the per share base price relating to each such Adjusted SAR will be equal to the quotient determined by dividing the per share base price of the Company SAR by the Equity Award Exchange Ratio (rounded up to the nearest whole cent). The date of grant of each Adjusted SAR will be the date on which the corresponding Company SAR was granted. Notwithstanding the foregoing, the adjustment described in this Section 5.4(c) shall be made in a manner consistent with Section 409A of the Code.

(d) Company Restricted Shares. At or prior to the Effective Time, each Company Restricted Share shall become vested and no longer subject to restrictions, in accordance with the Company Stock Plans and applicable Award Agreements, and as a result shall be treated in the Merger as set forth in Section 2.1.

(e) Company Restricted Stock Units. At the Effective Time, each Company RSU shall, without any further action on the part of any holder of a Company RSU, be converted into the right to receive the Merger Consideration as if such Company RSU was one (1) share of Company Common Stock and otherwise as set forth in Section 2.1; provided, however, that to the extent that such treatment would cause additional Taxes to be paid by the holder thereof under Section 409A of the Code, Parent shall, without any further action on the part of any holder of a Company RSU, assume the applicable Company RSU and each such Company RSU so assumed by Parent hereunder (each, an “Adjusted RSU”) shall continue to have, and be subject to, substantially the same terms and conditions as were applicable to the corresponding Company RSU under the Company Stock Plan and applicable Award Agreements immediately before the Effective Time, except that such Adjusted RSU will be converted into the right to receive a number of whole shares of Parent Common Stock (rounded down to the nearest whole share) equal to the number of shares of Company Common Stock to which the Company RSU related immediately prior to the Effective Time, multiplied by the Equity Award Exchange Ratio.

(f) Required Actions. Prior to the Effective Time, the Company will take all actions necessary to provide for and give effect to the transactions contemplated by this Section 5.4, including, (i) to the extent determined necessary or advisable by the Company (in consultation with Parent), using commercially reasonable efforts to acquire the written consent of each holder of a Company Stock Option, Company SAR and Company RSU, in a form reasonably acceptable to Parent, to the treatment of such Company Stock Option, Company SAR and Company RSU as provided in this Section 5.4, and (ii) satisfying all applicable requirements of Rule 16b-3(e) promulgated under the Exchange Act. The Company shall provide Parent with drafts of, and a reasonable opportunity to comment upon, all resolutions and other written actions as may be required to give effect to the provisions of this Section 5.4.

(g) Withholding; Interest. All amounts payable at the Effective Time pursuant to this Section 5.4 shall be paid net of any required withholding of federal, state, local or foreign Taxes, unless withholding is effected otherwise with the consent of the recipient, and shall be paid without interest.

Section 5.5 Indemnification; D&O Insurance.

(a) Rights Assumed by Surviving Corporation and Surviving Company. Parent, Merger Sub, and Merger LLC agree that all rights to indemnification, advancement of expenses, or exculpation arising from, relating to, or otherwise in respect of, acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors, officers, employees, fiduciaries, or agents of the Company and the Company Subsidiaries as provided in their respective certificates of incorporation, by-laws (or comparable organizational documents) or in any agreement between the Company or Company Subsidiaries, on the one hand, and any current or former director, officer, employee, fiduciary, or agent of the Company or Company Subsidiaries, on the other hand, in effect on the date hereof shall survive the Merger and the Subsequent Merger, will be assumed by the Surviving Corporation and the Surviving Company without further action, as of the Effective Time, and shall continue in full force and effect in accordance with their terms and such rights will not be amended, or otherwise modified, for a period of six years after the Effective Time in any manner that would adversely affect the rights of individuals who on or prior to the Effective Time were directors, officers, employees, fiduciaries, or agents of the Company or any Company Subsidiary, unless such modification is required by Law. In the event that any claim for indemnification or advancement of expenses is asserted or made prior to the Effective Time or within such six-year period, all rights to indemnification in respect of such claim shall continue until the final disposition of such claim.

(b) Indemnification under this Agreement. From and after the Effective Time, each of Parent, Surviving Corporation and, following the Subsequent Merger, the Surviving Company shall indemnify, defend, hold harmless and advance expenses to each present and former director and officer of the Company or any of the Company Subsidiaries (collectively, the “Indemnified Parties”) against all costs and expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages, inquiries, liabilities and settlement amounts paid in connection with any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to any action or omission in their capacity as such (including any claim arising out of this Agreement, the Merger or any of the Transactions), whether occurring before or after the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, for a period of six (6) years after the Effective Time. In the event of any such claim, action, suit, proceeding or investigation, (i) the Indemnified Parties shall have the right to retain counsel (including local counsel) satisfactory to them, the reasonable fees and expenses of which shall be paid by Parent, Surviving Corporation and Surviving Company, following commencement of such action or proceeding, promptly after statements or invoices therefor are received and (ii) Parent, Surviving Corporation and Surviving Company shall cooperate in and use commercially reasonable efforts so as to assist in such director’s or officer’s vigorous defense of any such matter; provided, however, that Parent, Surviving Corporation and Surviving Company shall not be liable for any settlement effected without their respective written consent (which consent shall not be unreasonably withheld, delayed or conditioned); and provided, further, that Surviving Corporation and Surviving Company shall not be obligated pursuant to this subsection (b) to pay the reasonable fees and expenses of more than one counsel (plus appropriate local counsel) for all Indemnified Parties in any single action unless there is, as determined by counsel to the Indemnified Parties, under applicable standards of professional conduct, a conflict or a reasonable likelihood of a conflict on any significant issue between the positions of any two or more Indemnified Parties, in which case such additional counsel (including local counsel) as may be required to avoid any such conflict or likely conflict may be retained by the Indemnified Parties at the expense of the Surviving Corporation and Surviving Company. The Surviving Corporation and Surviving Company shall pay all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided in this Section 5.5.

(c) Successors and Assigns. In the event that Parent, the Surviving Corporation, the Surviving Company, or any of their respective Subsidiaries (or any of their respective successors or assigns) (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, proper provision will be made so that the successors and assigns of Parent, the Surviving Corporation, or the Surviving Company, or the properties and assets thereof, as the case may be, shall assume the obligations set forth in this Section 5.5.

(d) Continuing Coverage. From the Effective Time and for a period of six (6) years thereafter, Parent, Surviving Corporation and, following the Subsequent Merger, the Surviving Company shall cause to be maintained in effect directors’ and officers’ liability insurance (including Side A coverage) covering claims arising from factors or events that accrued at or prior to the Effective Time to the extent that such claims are of the type covered by the Company’s existing directors’ and officers’ liability insurance policy (a copy of which has been heretofore delivered to Parent) (the “Current D&O Policy”), including for acts or omissions occurring in connection with this Agreement and the consummation of the Transactions to the extent that such acts or omissions are covered by the Current D&O Policy) and covering each Indemnified Party who is covered as of the Effective Time by the Current D&O Policy, in any case on terms with respect to coverage and amounts no less favorable than those of the Current D&O Policy; provided, however, that in no event will Parent, Surviving Corporation or Surviving Company be required to expend in any one year an amount in excess of 300% of the annual premiums currently paid by the Company for the Current D&O Policy; and provided, further, that, if the annual premiums of such insurance coverage exceed such amount, Parent will be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount; and provided, further, however, that at Parent’s option in lieu of the foregoing insurance coverage, the Surviving Corporation, Surviving Company or Parent may purchase six-year “tail” insurance coverage in favor of the Indemnified Parties on terms with respect to coverage and amounts no less favorable in the aggregate than the Current D&O Policy.

(e) Intended Beneficiaries. The obligations under this Section 5.5 shall not be terminated, amended, or otherwise modified in such a manner as to adversely affect any Indemnified Party, his or her heirs, and his or her representatives and, in the case of Section 5.5(a), current and former directors, officers, employees, fiduciaries, or agents of the Company and the Company Subsidiaries, without the prior written consent of such affected person. The provisions of this Section 5.5 are (i) intended to be for the benefit of, and will be enforceable by, each Indemnified Party, his or her heirs, and his or her representatives and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have under the certificate of incorporation, bylaws or other equivalent organizational documents, any and all agreements of or entered into by Company or any Company Subsidiaries, or applicable Law (whether at law or in equity). The provisions of this Section 5.5 shall survive the consummation of the Merger and the Subsequent Merger.

Section 5.6 Public Announcements. Parent and the Company shall consult with each other before holding any press conferences, analysts calls or other meetings or discussions and before issuing any press release or other public announcements with respect to the Transactions, including the Merger and the Subsequent Merger. The parties will provide each other the opportunity to review and comment upon any press release or other public announcement or statement with respect to the Transactions, including the Merger and the Subsequent Merger, and shall not issue any such press release or other public announcement or statement prior to such consultation, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange. The parties agree that the initial press release or releases to be issued with respect to the Transactions shall be mutually agreed upon prior to the issuance thereof.

Section 5.7 NYSE Listing. Parent shall use its commercially reasonable efforts to cause the Parent Common Stock issuable either to the Company’s stockholders as contemplated by this Agreement or pursuant to Section 5.4, to be approved for listing on the NYSE, subject to official notice of issuance, as promptly as practicable after the date of this Agreement, and in any event prior to the Closing Date.

Section 5.8 Stockholder Litigation. The parties to this Agreement shall use commercially reasonable efforts to cooperate and consult with one another in connection with any stockholder litigation against any of them or any of their respective directors or officers with respect to the Transactions. In furtherance of and without in any way limiting the foregoing, each of the parties shall use its respective commercially reasonable efforts to prevail in such litigation so as to permit the consummation of the Transactions in the manner contemplated by this Agreement, as promptly as reasonably practicable. Notwithstanding the foregoing, the Company undertakes that it will not compromise or settle any litigation commenced against it or its directors or officers relating to this Agreement or the Transactions (including the Merger) without Parent’s prior written consent, which shall not be unreasonably withheld.

Section 5.9 Standstill Agreements; Confidentiality Agreements. During the period from the date of this Agreement through the Effective Time, the Company shall not terminate, amend, modify or waive any provision of any confidentiality or standstill agreement to which the Company or any of the Company Subsidiaries, as applicable, is a party, other than (a) the Confidentiality Agreement, pursuant to its terms or by written agreement of the parties thereto, (b) confidentiality agreements under which the Company does not provide any confidential information to third parties, or (c) standstill agreements that do not relate to the equity securities of the Company or any of the Company Subsidiaries. During such period, the Company shall enforce, to the fullest extent permitted under applicable Law, the provisions of any such agreement, including by obtaining injunctions to prevent any breaches of such agreements and by enforcing specifically the terms and provisions thereof in any court of competent jurisdiction.

Section 5.10 Section 16(b). Parent and the Company shall take all steps reasonably necessary to cause the Transactions and any other dispositions of equity securities of the Company (including derivative securities) or acquisitions of Parent equity securities (including derivative securities) in connection with this Agreement by each individual who is a director or officer of the Company to be exempt under Rule 16b-3 of the Exchange Act.

Section 5.11 Employee Benefit Matters.

(a) Company Obligations. To the extent permitted by the Company Benefit Plans, prior to the Closing, the Company shall adopt such amendments to the Company Benefit Plans as reasonably requested by Parent prior to the Prepayment Notice Date, if applicable, and only such amendments as may be necessary to ensure that Company Benefit Plans cover only employees and former employees (and their dependents and beneficiaries) of the Company and the Company Subsidiaries following the consummation of the Transactions; provided that nothing herein shall prohibit Parent or the Company from amending the Company Benefit Plans on or after the Closing. With respect to any Company Common Stock held by any Company Benefit Plan as of the date of this Agreement or thereafter, the Company shall take all actions necessary or appropriate (including such actions as are reasonably requested by Parent prior to the Prepayment Notice Date, if applicable) to ensure that all participant voting procedures contained in the Company Benefit Plans relating to such shares, and all applicable provisions of ERISA, are complied with in full.

(b) Credit for Service of Company Employees. If employees of the Company at the Effective Time other than individuals covered by a collective bargaining agreement (“Company Employees”) are included in any benefit plan maintained by Parent or any Parent Subsidiary (a “ Parent Plan”) following the Effective Time, such Company Employees shall receive credit for service with the Company and the Company Subsidiaries and their predecessors prior to the Effective Time to the same extent such service was counted under similar Company Benefit Plans for purposes of eligibility, vesting, level of benefits and benefit accrual under such Parent Plan, provided that (i) such recognition of service shall not operate to duplicate any benefits payable to the Company Employee with respect to the same period of service, (ii) service of Company Employees subject to collective bargaining agreements or obligations shall be determined under such collective bargaining agreements or obligations, (iii) in no event will such recognition of service for purposes of benefit levels or benefit accrual under a defined benefit pension plan of Parent or any Parent Subsidiary apply for any purpose, and (iv) in no event will such recognition of service be taken into account for purposes of determining a Company Employee’s eligibility to participate in a retiree medical benefit plan maintained by Parent or any Parent Subsidiary. If Company Employees or their dependents are included in any medical, dental or health plan of Parent or any of its Affiliates (a “Successor Plan”) other than the plan or plans in which they participated immediately prior to the Effective Time (a “Prior Plan”), any such Successor Plan shall not include any restrictions or limitations with respect to pre-existing condition exclusions or any actively-at-work requirements (except to the extent such exclusions were applicable under any similar Prior Plan at the Effective Time) and any eligible expenses incurred by any Company Employee and his or her covered dependents during the portion of the plan year of such Prior Plan ending on the date such Company Employee’s participation in such Successor Plan begins shall be taken into account under such Successor Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Company Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such Successor Plan; provided however, that the rights under a Successor Plan of any Company Employee subject to collective bargaining agreements or obligations shall be determined pursuant to such collective bargaining agreements or obligations.

(c) Company Employee Compensation and Benefits. From the Effective Time until the first anniversary thereof, Parent shall, or shall cause one of its Affiliates to, provide to each Company Employee compensation and benefit arrangements (other than equity-based awards) that are substantially similar, in the aggregate, to the compensation and benefit arrangements (other than equity-based awards) to which such Company Employee was entitled immediately prior to the Effective Time.

(d) No Third-Party Beneficiaries. Nothing in this Section 5.11 shall (i) confer any rights upon any person, including any Company Employee or former employees of the Company, other than the parties hereto and their respective successors and permitted assigns, (ii) constitute or create an employment agreement, or (iii) constitute or be treated as the amendment, modification or adoption of any employee benefit plan of Parent, the Company of any of their Affiliates.

Section 5.12 Company Credit Facility. The Company shall, prior to the Closing Date, deliver to Parent a payoff letter in customary form, providing that upon receipt from the Surviving Corporation of the repayment amount stated therein on the Closing Date, all of the Company’s outstanding obligations (other than contingent obligations for indemnification that are not then due and payable) under that certain Amended and Restated Credit Agreement, dated June 9, 2010, as amended, by and among the Company, PNC Capital Markets LLC, Bank of America Merrill Lynch, Wells Fargo Bank and PNC Bank National Association will be satisfied and all Liens thereunder will be released or terminated, as applicable.

Section 5.13 Tax Treatment.

(a) Parent shall adopt and shall cause the Surviving Corporation to adopt an agreement and plan of merger and reorganization with respect to the Subsequent Merger pursuant to which the Surviving Corporation shall be merged with and into Merger LLC with Merger LLC surviving and becoming the Surviving Company. Parent, the Company, Merger Sub, and Merger LLC intend that the Merger and the Subsequent Merger, taken together, be treated, and each of them shall use its reasonable best efforts to cause the Merger and the Subsequent Merger, taken together, to be treated, for federal income tax purposes as a “reorganization” under Section 368(a) of the Code (to which each of Parent and the Company are to be parties under Section 368(b) of the Code). Each party hereto agrees to cooperate with the other parties and to provide to the other parties such information and documentation as may be necessary, proper or advisable, to cause the Merger and the Subsequent Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. For the avoidance of doubt, negotiation, settlement or payment of appraisal rights pursuant to Section 262 of the DGCL shall be treated as an action taken pursuant to this Agreement. Each of the parties hereto and their respective Affiliates shall file all Tax Returns consistent with, and take no position inconsistent with, such treatment unless required to do so by applicable Law. Each of Parent and the Company shall deliver to Jones Day and K&L Gates LLP customary representation letters in form and substance reasonably satisfactory to such counsel, and at such time or times that may be reasonably requested by such counsel (the representation letters referred to in this sentence are collectively referred to as the “Tax Certificates”). The parties to this Agreement agree to make such reasonable representations as requested by counsel for the purpose of rendering the opinions described in Section 6.2(c) and Section 6.3(c), including representations in the Tax Certificates. Parent’s and the Company’s respective tax counsel shall be entitled to rely upon such representations in rendering their opinions

(b) Parent, the Company, Merger Sub, and Merger LLC hereby adopt this Agreement as a plan of reorganization within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the Treasury Regulations.

(c) As of the date of this Agreement, the Company expects to be able to make representations at such time or times as may be reasonably requested by counsel, including the effective date of the Form S-4 and the Closing

Date, for purposes of rendering the opinions described in Section 6.2(c) and Section 6.3(c). The Company shall immediately notify Parent, if, at any time before the Effective Time, the Company becomes aware of any fact or circumstance that could reasonably be expected to prevent or impede the Merger and the Subsequent Merger, taken together, from being treated as a “reorganization” under Section 368(a) of the Code.

(d) As of the date of this Agreement, Parent expects to be able to make representations at such time or times as may be reasonably requested by counsel, including the effective date of the Form S-4 and the Closing Date, for purposes of rendering the opinions described in Section 6.2(c) and Section 6.3(c). Parent shall immediately notify the Company, if, at any time before the Effective Time, Parent becomes aware of any fact or circumstance that could reasonably be expected to prevent or impede the Merger and the Subsequent Merger, taken together, from being treated as a “reorganization” under Section 368(a) of the Code.

Section 5.14 Obligations of Merger Sub and Merger LLC. Parent shall take all action necessary to cause Merger Sub and Merger LLC and, after the Effective Time, the Surviving Corporation and Surviving Company to perform their respective obligations under this Agreement and to consummate the Transactions upon the terms and subject to the conditions set forth in this Agreement.

Section 5.15 Certain Pre-Closing Matters. If requested by Parent (a “Prepayment Request”), no later than one (1) Business Day following the Prepayment Notice Date, the Company will deliver a prepayment notice to the holders of the Notes providing for the 30-day notice of prepayment of the Notes pursuant to, and in accordance with, the Notes Agreement in order to prepay the Notes on the 31st day following such notice (the “Prepayment Notice”). The prepayment notice shall be prepared by the Company and its counsel, with Parent and Merger Sub and its counsel having the opportunity to review and provide reasonable comments thereon, with the Company giving due consideration to such comments. The specified date for prepayment of the Notes in the Prepayment Notice shall be the 31st day from the date of such Prepayment Notice.

ARTICLE VI

CONDITIONS PRECEDENT

Section 6.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a) Company Stockholder Approval. The Company Stockholder Approval shall have been obtained.

(b) Governmental and Regulatory Approvals. All consents, approvals and actions of, filings with and notices to any Governmental Entity required to consummate the Merger and the other Transactions, the failure of which to be made or obtained would reasonably be expected to have or result in, individually or in the aggregate, a Parent Material Adverse Effect or a Company Material Adverse Effect, shall have been made or obtained.

(c) No Injunctions or Restraints. No judgment, order, decree or Law entered, enacted, promulgated, enforced or issued by any court or other Governmental Entity of competent jurisdiction or other legal restraint or prohibition shall be in effect preventing the consummation of the Merger.

(d) Form S-4. The Form S-4 shall have become effective under the Securities Act and will not be the subject of any stop order or proceedings seeking a stop order.

(e) Antitrust. The waiting period (including any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated. Any consents, approvals and filings under any other Laws in foreign jurisdictions set forth on Schedule 6.1(e).

(f) NYSE Listing. The shares of Parent Common Stock issuable to the Company’s stockholders as contemplated by this Agreement shall have been approved for listing on the NYSE, subject to official notice of issuance.

Section 6.2 Conditions to Obligations of Parent and Merger Sub. The obligation of Parent and Merger Sub to effect the Merger is further subject to satisfaction or waiver of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Company contained in (i) Section 3.1(g)(ii) shall be true and correct in all respects both when made and as of the Prepayment Notice Date, as if made at and as of such time, (ii) Section 3.1(c) (other than the last two sentences) and Section 3.1(d) (first three sentences) shall be true and correct in all respects (without giving effect to any materiality or Company Material Adverse Effect qualifications contained therein), except for any de minimis inaccuracies therein, both when made and as of the Prepayment Notice Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), (iii) Section 3.1(s)-(v) shall be true and correct in all material respects (without giving effect to any materiality or Company Material Adverse Effect qualifications contained therein), both when made and as of the Prepayment Notice Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date) and (iv) all other representations and warranties of the Company set forth herein shall be true and correct in all respects (without giving effect to any materiality or Company Material Adverse Effect qualifications contained therein) both when made and as of the Prepayment Notice Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such other representations and warranties to be so true and correct would not reasonably be expected to have or result in, individually or in the aggregate, a Company Material Adverse Effect.

(b) Performance of Obligations of the Company.

(i) The Company shall have performed in all material respects all of its obligations required to be performed by it under this Agreement at or prior to the Prepayment Notice Date.

(ii) If a Prepayment Request has been made by Parent, the Company shall have performed in all material respects its obligations required to be performed by it in accordance with Section 4.1(a), Sections 4.2(a), (c), and (d), Section 5.2, Section 5.3(a)(i)-(vii), Section 5.3(e), Section 5.4(f), Section 5.6, Section 5.8, Section 5.9, Section 5.10, Section 5.11(a), Section 5.12, Section 5.13, and Section 5.15 at or prior to the Closing Date.

(c) Tax Opinion. Parent shall have received an opinion of Jones Day dated the Closing Date, to the effect that, based on the facts, representations and assumptions set forth in such opinion, for U.S. federal income tax purposes: (i) the Merger and the Subsequent Merger, taken together, will constitute a “reorganization” within the meaning of Section 368(a) of the Code and (ii) the Company and Parent will each be a party to that reorganization within the meaning of Section 368(b) of the Code. In rendering such opinion, Jones Day may rely upon representations contained herein and may receive and rely upon representations from Parent, the Company and others, including representations from Parent and the Company in the Tax Certificates.

(d) No Material Adverse Change. At the time after the date of this Agreement and prior to the Prepayment Notice Date, there shall not have occurred any Company Material Adverse Effect.

(e) Officer’s Certificates.

(i) If a Prepayment Request has been made by Parent, (A) the Company shall have furnished Parent with a certificate dated the Prepayment Notice Date signed on its behalf by an executive officer to the effect that the conditions set forth in Section 6.2(a), Section 6.2(b)(i), and Section 6.2(d) have been satisfied and (B) the Company shall have furnished Parent with a certificate dated the Closing Date signed on its behalf by an executive officer to the effect that the conditions set forth in Section 6.2(b)(ii), Section 6.2(c), and Section 6.2(f) have been satisfied.

(ii) If a Prepayment Request has not been made by Parent, the Company shall have furnished Parent with a certificate dated the Closing Date signed on its behalf by an executive officer to the effect that the conditions set forth in Section 6.2(a), Section 6.2(b), Section 6.2(c), and Section 6.2(d) have been satisfied.

(f) Prepayment of Senior Notes. If a Prepayment Request has been made by Parent, following the latest to occur of the satisfaction of the conditions set forth in Section 6.1(a), Section 6.1(b) and Section 6.1(e) (the “Prepayment Notice Date”), the Company shall have provided no later than one (1) Business Day following the Prepayment Notice Date the Prepayment Notice and the prepayment notice period set forth in the Prepayment Notice shall have elapsed, unless the Notes may otherwise by prepaid at an earlier date. If Parent has waived the condition set forth in this Section 6.2(f) prior to date that would otherwise be the Prepayment Notice Date, then all references in this Article VI to “Prepayment Notice Date” shall be deemed to read “Closing Date”.

Section 6.3 Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is further subject to satisfaction or waiver of the following conditions:

(a) Representations and Warranties. The representations and warranties of Parent, Merger Sub, and Merger LLC contained in (i) Section 3.2(g)(ii) shall be true and correct in all respects both when made and as of the Closing Date, as if made at and as of such time, (ii) Section 3.2(c) (first two sentences) shall be true and correct in all respects (without giving effect to any materiality or Parent Material Adverse Effect qualifications contained therein), except for any de minimis inaccuracies therein, both when made and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date) and (iii) all other representations and warranties of Parent, Merger Sub, and Merger LLC set forth herein shall be true and correct in all respects (without giving effect to any materiality or Parent Material Adverse Effect qualifications contained therein) both when made and as of the Closing Date, as if made at and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such other representations and warranties to be so true and correct would not reasonably be expected to have or result in, individually or in the aggregate, a Parent Material Adverse Effect.

(b) Performance of Obligations of Parent, Merger Sub, and Merger LLC. Each of Parent, Merger Sub, and Merger LLC shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

(c) Tax Opinion. The Company shall have received an opinion of K&L Gates LLP, dated the Closing Date, to the effect that, based on the facts, representations and assumptions set forth in such opinion, for U.S. federal income tax purposes: (i) the Merger and the Subsequent Merger, taken together, will constitute a “reorganization” within the meaning of Section 368(a) of the Code and (ii) the Company and Parent will each be a party to that reorganization within the meaning of Section 368(b) of the Code. In rendering such opinion, K&L Gates LLP may rely upon the representations contained herein and may receive and rely upon representations from Parent, the Company, and others, including representations from Parent and the Company in the Tax Certificates.

(d) No Material Adverse Change. At any time after the date of this Agreement, there shall not have occurred any Parent Material Adverse Effect.

(e) Officer’s Certificates.

(i) If a Prepayment Request has been made by Parent, each of Parent, Merger Sub, and Merger LLC shall have furnished the Company with a certificate dated the Prepayment Notice Date signed on its behalf by an executive officer to the effect that (A) such party acknowledges receipt of the certificate delivered to it by the Company pursuant to Section 6.2(e)(i)(A) and (B) such party certifies that, to its knowledge, there has been no Company Material Adverse Effect or failure by the Company to meet the conditions set forth in Section 6.2(a), Section 6.2(b)(i), Section 6.2(d), and Section 6.2(e)(i)(A).

(ii) Each of Parent, Merger Sub, and Merger LLC shall have furnished the Company with a certificate dated the Closing Date signed on its behalf by an executive officer to the effect that the conditions set forth in Section 6.3(a), Section 6.3(b), Section 6.3(c) and Section 6.3(d) have been satisfied.

Section 6.4 Frustration of Closing Conditions. Neither Parent, Merger Sub, Merger LLC, nor the Company may rely, in connection with any claim that it has no obligation to effect the Merger, on the failure of any condition set forth in Section 6.1, Section 6.2 or Section 6.3, as the case may be, to be satisfied if such failure was caused by such party’s failure to comply with its obligations to consummate the Merger and the other Transactions.

ARTICLE VII

TERMINATION

Section 7.1 Termination.

(a) Termination by Mutual Consent. This Agreement may be terminated at any time prior to the Effective Time, whether before or after the Company Stockholder Approval, by mutual written consent of Parent and the Company (with any termination by Parent also being an effective termination by Merger Sub and Merger LLC).

(b) Termination by Parent or the Company. This Agreement may be terminated at any time prior to the Effective Time, whether before or after the Company Stockholder Approval, by either Parent or the Company (with any termination by Parent also being an effective termination by Merger Sub and Merger LLC):

(i) if the Merger has not been consummated on or before July 15, 2013, or such later date, if any, as Parent and the Company agree upon in writing (as such date may be extended, the “Outside Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(b)(i) is not available to any party whose failure to perform any material obligation required to be performed by such party under this Agreement results in or causes the failure of the Merger to be consummated by such time; provided further, however, that if on the Outside Date the conditions to the Closing set forth in Section 6.1(b) and Section 6.1(e) shall not have been fulfilled but all other conditions to the Closing shall be fulfilled or shall be capable of being fulfilled, then the Outside Date shall, without any action on the part of the parties, be extended to August 31, 2013 and such date shall become the Outside Date for the purposes of this Agreement;

(ii) if the Company Stockholders Meeting (including any adjournment or postponement thereof in accordance with the terms of this Agreement) has concluded, the Company’s stockholders have voted, and the Company Stockholder Approval was not obtained; or

(iii) if a Governmental Entity of competent jurisdiction has issued a final and non-appealable judgment, order, or decree, or has taken any other action, having the effect of permanently restraining, enjoining, or otherwise prohibiting the Merger.

(c) Termination by Parent. This Agreement may be terminated at any time prior to the Effective Time (or, in the case of Section 7.1(c)(i)(B) below if a Prepayment Request has been made, only prior to the Prepayment Notice Date), whether before or after the Company Stockholder Approval, by written notice of Parent (with any termination by Parent also being an effective termination by Merger Sub and Merger LLC):

(i) (A) if the Company has breached or failed to perform any of its covenants or other agreements contained in this Agreement (other than as set forth in Section 7.1(c)(ii)) to be complied with by the Company such that the closing condition set forth in Section 6.2(b) would not be satisfied or (B) there exists a breach of any representation or warranty of the Company contained in this Agreement such that the closing condition set forth in Section 6.2(a) would not be satisfied and, in the case of both (A) and (B), such breach or failure to perform (1) is not cured within thirty (30) days after receipt of written notice thereof or (2) is incapable of being cured by the Company by the Outside Date; or

(ii) (A) if the Board of Directors of the Company or any committee thereof has made a Company Adverse Recommendation Change, (B) the Company has breached the provisions of Section 4.2 or breached the provisions of Section 5.1(b) (other than immaterial breaches of the first sentence thereof), (C) within ten (10) Business Days of the public announcement of a Company Takeover Proposal, the Board of Directors of the Company fails to reaffirm (publicly, if so requested by Parent) its recommendation in favor of the adoption of this Agreement, or (D) within ten (10) Business Days after a tender or exchange offer relating to securities of the Company has first been published or announced, the Company shall not have sent or given to the Company stockholders pursuant to Rule 14e-2 promulgated under the Securities Act a statement disclosing that the Board of Directors of the Company recommends rejection of such tender or exchange offer.

(d) Termination by the Company. This Agreement may be terminated at any time prior to the Effective Time, whether before or after the Company Stockholder Approval by written notice of the Company:

(i) (A) if either Parent, Merger Sub, or Merger LLC has breached or failed to perform any of its covenants or other agreements contained in this Agreement to be complied with by Parent, Merger Sub, or Merger LLC such that the closing condition set forth in Section 6.3(b) would not be satisfied, or (B) there exists a breach of any representation or warranty of Parent, Merger Sub, or Merger LLC contained in this Agreement such that the closing condition set forth in Section 6.3(a) would not be satisfied and, in the case of both (A) and (B), such breach or failure to perform (1) is not cured within thirty (30) days after receipt of written notice thereof or (2) is incapable of being cured by Parent by the Outside Date; or

(ii) if the Board of Directors of the Company shall have approved in compliance with Section 4.2, and the Company shall concurrently with such termination enter into, an Acquisition Agreement providing for the implementation of the transactions contemplated by a Superior Proposal; provided, that in order for the termination of this Agreement pursuant to this Section 7.1(d)(ii) to be effective, the Company shall have paid the Company Termination Fee in accordance with Section 7.3(b).

Section 7.2 Effect of Termination. In the event of termination of this Agreement by either the Company or Parent as provided in Section 7.1, this Agreement will forthwith become void and have no effect, without any liability or obligation on the part of Parent, Merger Sub, Merger LLC, or the Company, except that the Confidentiality Agreement, this Section 7.2, Section 7.3, and Article VIII shall survive such termination and shall remain in full force and effect in accordance with their respective terms; provided, however, that, subject to the last sentence of Section 7.3(b), nothing herein will relieve any party from any liability for any willful and material breach by such party of this Agreement.

Section 7.3 Fees and Expenses.

(a) Division of Fees and Expenses. Except as otherwise expressly provided in this Agreement, all fees and expenses incurred in connection with the Merger, this Agreement and the Transactions, including attorney’s fees, will be paid by the party incurring such fees or expenses, whether or not the Merger is consummated, except that Parent and the Company will each bear and pay one-half of the costs and expenses, other than attorney’s fees, incurred (i) in connection with the filing, printing and mailing of the Form S-4 and the Proxy Statement (including SEC filing fees) and (ii) in connection with the solicitation of proxies from the Company’s stockholders (including the fees of the proxy solicitor, which shall be retained by the Company in consultation with Parent).

(b) Event of Termination. In the event that this Agreement (i) is terminated pursuant to Section 7.1(c)(ii), (ii) is terminated pursuant to Section 7.1(d)(ii), or (iii) is terminated pursuant to Section 7.1(b)(i), Section 7.1(b)(ii), or Section 7.1(c)(i), and (A) prior to such termination, a Company Takeover Proposal shall have been made directly to the Company or been made directly to its stockholders generally or any person shall have publicly announced an intention (whether or not conditional) to make a Company Takeover Proposal or solicited proxies or consents in opposition of the Merger public or (B) within twelve (12) months of such termination the Company or any of the Company Subsidiaries enters into a definitive agreement with respect to, or consummates, any Company Takeover Proposal, then the Company shall (1) in the case of termination pursuant to clause (i) of this Section 7.3(b), promptly, but in no event later than two (2) Business Days after the date of such termination, (2) in the case of termination pursuant to clause (ii) of this Section 7.3(b), on the date of termination of this Agreement, or (3) in the case of termination pursuant to clause (iii) of this Section 7.3(b), within two (2) Business Days after the earlier to occur of the execution of such definitive agreement and such consummation, pay by wire transfer of same day funds to an account designated in writing to the Company by Parent, to Parent a non-refundable fee equal to $8,800,000 (the “Company Termination Fee”), less any Out-of-Pocket Expenses paid to Parent pursuant to Section 7.3(c). For the avoidance of doubt, in no event shall the Company be obligated to pay, or cause to be paid, the Company Termination Fee on more than one occasion. If the Company becomes obligated to pay the Company Termination Fee, Parent agrees that its right to receive the Company Termination Fee shall be its sole and exclusive remedy against the Company and, upon payment of the Company Termination Fee, the Company shall not have any liability or obligation to Parent relating to or arising out of this Agreement or the Transactions.

(c) Other Expenses and Fees. In the event of a termination of this Agreement pursuant to Section 7.1(c)(i) (other than in any circumstance in which a Company Termination Fee is paid pursuant to Section 7.3(b)) or Section 7.1(b)(ii), the Company shall pay, or cause to be paid, to Parent the Out-of-Pocket Expenses of Parent by wire transfer of same day funds to an account designated in writing to the Company by Parent promptly, but in no event later than two (2) Business Days after the date of such termination. In the event of a termination of this Agreement pursuant to Section 7.1(d)(i), the Parent shall pay, or cause to be paid, to the Company the Out-of-Pocket Expenses of the Company by wire transfer of same day funds to an account designated in writing to the Parent by the Company promptly, but in no event later than two (2) Business Days after the date of such termination. “Out-of-Pocket Expenses” means, with respect to any party hereto, all out-of-pocket expenses and fees (including all fees and expenses payable to all legal, accounting, financial, public relations and other professional advisors arising out of in connection with or related to the Merger or other Transactions) of such party up to a maximum of $1,750,000 in the aggregate.

(d) Failure to Pay Fees and Expenses. Each party acknowledges that the agreements contained in this Section 7.3 are an integral part of the Transactions, and that, without these agreements, neither party would enter into this Agreement. Accordingly, if a party fails to pay promptly the amounts due pursuant to this Section 7.3, and, in order to obtain such payment, the other party commences a suit that results in a judgment against such party, such party shall pay to the other party its reasonable costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amount of such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid through the date such overdue amount is actually paid to the other party in full) at a rate per annum equal to the prime lending rate prevailing at such time, as published in the Wall Street Journal, plus two percent per annum.

ARTICLE VIII

GENERAL PROVISIONS

Section 8.1 Nonsurvival of Representations and Warranties.

(a)

(i) None of the covenants and agreements in this Agreement will survive the Prepayment Notice Date, if applicable, or the Effective Time, except each of the covenants and agreements contained in this Agreement that by its terms contemplate performance after the Effective Time, including Article II, Article VIII, Section 5.4, Section 5.5, Section 5.6, Section 7.2, and Section 7.3, will survive in accordance with its terms.

(ii) None of the representations and warranties of Parent, Merger Sub, or Merger LLC will survive the Effective Time. None of the representations and warranties of the Company will survive the Prepayment

Notice Date, if applicable, or the Effective Time. For the avoidance of doubt, from and after the Prepayment Notice Date, none of Parent, Merger Sub, or Merger LLC shall be entitled to make any claim or assert any right to terminate this Agreement or fail to perform their respective obligations under this Agreement as a result of any breach by the Company of any of its representations or warranties or as a result of a Company Material Adverse Effect, whether such breach or Company Material Adverse Effect occurred before or after the Prepayment Notice Date.

(b) EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER THE COMPANY NOR PARENT, MERGER SUB, OR MERGER LLC HAS MADE OR IS MAKING ANY REPRESENTATIONS OR WARRANTIES. EACH OF THE COMPANY, PARENT, MERGER SUB, OR MERGER LLC HEREBY DISCLAIMS ANY OTHER REPRESENTATIONS AND WARRANTIES MADE BY ITSELF OR ANY OF ITS RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, FINANCIAL AND LEGAL ADVISORS OR OTHER REPRESENTATIVES OR AFFILIATES, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO ANOTHER PARTY OR SUCH OTHER PARTY’S REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION WHEREVER AND HOWEVER MADE, INCLUDING ANY DOCUMENTS, PROJECTIONS, FORECASTS OR OTHER MATERIAL MADE AVAILABLE IN CERTAIN “DATA ROOMS” OR MANAGEMENT PRESENTATIONS IN EXPECTATION OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, NO PARTY IS OR WILL BE LIABLE TO ANY OTHER PERSON FOR ANY PUNITIVE DAMAGES.

(c) The disclosure of any matter or item in the Company Disclosure Letter or the Parent Disclosure Letter shall not be deemed to constitute an acknowledgment that such matter or item is required to be disclosed therein or is material to a representation, warranty, covenant, or condition set forth in this Agreement and shall not be used as a basis for interpreting the terms “material,” “materially,” “Company Material Adverse Effect,” “Parent Material Adverse Effect” or any word or phrase of similar import and does not mean that such matter or item would, with any other matter or item, have, individually or in the aggregate, a Company Material Adverse Effect or Parent Material Adverse Effect, as applicable.

Section 8.2 Notices. Except for notices that are specifically required by the terms of this Agreement to be delivered orally, all notices, requests, claims, demands and other communications under this Agreement must be in writing and will be deemed duly given and received (a) on the date of delivery if delivered personally, (b) if sent by facsimile or electronic transmission, on the date sent (with confirmation of transmission), or (c) on the first Business Day following the date of dispatch if sent by a nationally recognized overnight courier service (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as is specified by like notice):

if to Parent, Merger Sub, or Merger LLC, to:

c/o PolyOne Corporation

33587 Walker Road

Avon Lake, Ohio

Telecopy No.: (440) 930-3839

Attention: Lisa Kunkle, Vice President, General Counsel and Secretary

Email: Lisa.Kunkle@polyone.com

with a copy to:

Jones Day

North Point

901 Lakeside Avenue

Cleveland, Ohio 44114

Telecopy No.: (216) 579-0212

Attention: James P. Dougherty

Email: jpdougherty@jonesday.com; and

if to the Company, to:

Spartech Corporation

120 S. Central Avenue

Suite 1700

Clayton, MO 63105

Telecopy No.: (314) 889-8314

Attention: Rosemary Klein, Senior Vice President, General Counsel and Corporate Secretary

Email: Rosemary.Klein@spartech.com

with a copy to:

K&L Gates LLP

K&L Gates Center

210 Sixth Avenue

Pittsburgh, PA 15222-2613

Telecopy No.: (412) 355-6501

Attention: Sandy Ferguson

Email: Sandy.Ferguson@klgates.com

Section 8.3 Interpretation. When a reference is made in this Agreement to an Article, Section or Exhibit, such reference is to an Article or Section of, or an Exhibit to, this Agreement unless otherwise indicated. The table of contents, table of defined terms and headings contained in this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement will refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement will have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any statute defined or referred to herein means such statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes. Any reference to a date or time in this Agreement shall be deemed to be such date or time in New York City. The parties hereto have participated jointly in the negotiating and drafting of this Agreement and, in the event an ambiguity or question of intent arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. For purposes of this Agreement:

(a) “affiliate” of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person, where “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a person, whether through the ownership of voting securities, by contract or otherwise;

(b) “Business Day” means any day other than Saturday, Sunday or any day on which banking institutions are authorized or required by Law to be closed;

(c) “Code” means the Internal Revenue Code of 1986, as amended;

(d) “Company Material Adverse Effect” means any event, circumstance, change, occurrence or state of facts (“Effect”) that (i) has a material adverse effect on the business, financial condition or results of operations of the Company and Company Subsidiaries, taken as a whole; provided, however, that, in no event shall any Effects resulting from any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has occurred, a Company Material Adverse Effect: (A) changes in industries relating to the Company and Company Subsidiaries in general, other than the effects of any such changes which adversely affect the Company and Company Subsidiaries to a disproportionately greater extent than their competitors in the applicable industries in which the Company and Company Subsidiaries compete, (B) general legal, regulatory, political, business, economic, financial or securities market conditions in the United States or elsewhere, other than the effects of any such changes which adversely affect the Company and Company Subsidiaries to a disproportionately greater extent than its competitors in the applicable industries in which the Company and Company Subsidiaries compete, (C) changes in the trading price or trading volume of Company Common Stock, or the suspension of trading in or delisting of the Company’s securities on NYSE (it being understood, however, that, the facts or occurrences giving rise to or contributing to any such changes in the trading price or trading volume, or suspension or delisting, of Company Common Stock may be taken into account in determining whether a Company Material Adverse Effect has occurred), (D) the failure to meet public estimates or forecasts of revenues, earnings or other financial metrics, in and of itself, or the failure to meet internal projections, forecasts or budgets of revenues, earnings or other financial metrics, in and of itself (it being understood, however, that, the facts or occurrences giving rise to or contributing to any such failure may be taken into account in determining whether a Company Material Adverse Effect has occurred), (E) the execution or the announcement of this Agreement, or the undertaking and performance of the obligations contemplated by this Agreement, (F) the taking of any action requested by Parent to be taken pursuant to the terms of the Agreement to the extent taken in accordance with such request, (G) changes in applicable Law after the date hereof, (H) acts of war, insurrection, sabotage or terrorism (or the escalation of the foregoing), or (I) changes in GAAP (or any interpretations of GAAP) or the accounting rules or regulations of the SEC, or (ii) prevents the Company from consummating the Transactions;

(e) “Equity Award Exchange Ratio” means the sum of (i) the Stock Consideration and (ii) the quotient of the Cash Consideration divided by the Average Closing Price, rounded to the nearest one ten thousandth;

(f) “knowledge” of any person that is not an individual means (i) with respect to the Company, the actual knowledge after due inquiry of the individuals set forth in Section 8.3 of the Company Disclosure Letter and (ii) with respect to Parent, the actual knowledge after due inquiry of the individuals set forth in Section 8.3 of the Parent Disclosure Letter;

(g) “Liens” means all pledges, claims, liens, options, charges, easements, restrictions, covenants, conditions of record, encroachments, encumbrances and security interests of any kind or nature whatsoever;

(h) “made available” relating to any statement in the Agreement to the effect that any information, document or other material has been “made available” shall mean that (a) with respect to such information, document or other material made available by the Company: (i) such information, document or material was made available by the Company for review by Parent or Parent Representatives prior to the execution of the Agreement, including in the virtual data room maintained by the Company with Intralinks, Inc. in connection with the Transactions or (ii) such information, document or material was contained in the Recent SEC Reports; and (b) with respect to information, documents or other material made available by Parent: (i) such information, document or material was made available by Parent for review by the Company or Company Representatives prior to the execution of the Agreement or (ii) such information, document or material was contained in the Recent Parent SEC Reports;

(i) “Notes” means the 7.08% Senior Notes due 2016 of the Company of the Notes Agreement.

(j) “Notes Agreement” means the Amended and Restated Note Purchase Agreement, as amended, dated as of September 15, 2004, by and among the Company, Metropolitan Life Insurance Company, AXA Equitable Life Insurance Company, Teachers Insurance and Annuity Association of America, Mony Life Insurance Company, The Travelers Insurance Company, The Variable Annuity Life Insurance Company, The Travelers Life and Annuity Company, The Guardian Life Insurance Company of America, Primerica Life Insurance Company, Massachusetts Mutual Life Insurance Company, Babson Capital Management LLC and C.M. Life Insurance Company.

(k) “Parent Material Adverse Effect” means any Effect that (i) has a material adverse effect on the business, financial condition or results of operations of Parent and Parent Subsidiaries, taken as a whole; provided, however, that, in no event shall any Effects resulting from any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has occurred, a Parent Material Adverse Effect: (A) changes in industries relating to Parent and Parent Subsidiaries in general, other than the effects of any such changes which adversely affect Parent and Parent Subsidiaries to a disproportionately greater extent than their competitors in the applicable industries in which Parent and Parent Subsidiaries compete, (B) general legal, regulatory, political, business, economic, financial or securities market conditions in the United States or elsewhere, other than the effects of any such changes which adversely affect Parent and Parent Subsidiaries to a disproportionately greater extent than its competitors in the applicable industries in which Parent and Parent Subsidiaries compete, (C) changes in the trading price or trading volume of Parent Common Stock, or the suspension of trading in or delisting of Parent’s securities on NYSE (it being understood, however, that, the facts or occurrences giving rise to or contributing to any such changes in the trading price or trading volume, or suspension or delisting, of Parent Common Stock may be taken into account in determining whether a Parent Material Adverse Effect has occurred), (D) the failure to meet public estimates or forecasts of revenues, earnings or other financial metrics, in and of itself, or the failure to meet internal projections, forecasts or budgets of revenues, earnings or other financial metrics, in and of itself (it being understood, however, that, the facts or occurrences giving rise to or contributing to any such failure may be taken into account in determining whether a Parent Material Adverse Effect has occurred), (E) the execution or the announcement of this Agreement, or the undertaking and performance of the obligations contemplated by this Agreement, (F) the taking of any action requested by the Company to be taken pursuant to the terms of the Agreement to the extent taken in accordance with such request, (G) changes in applicable Law after the date hereof, (H) acts of war, insurrection, sabotage or terrorism (or the escalation of the foregoing), or (I) changes in GAAP (or any interpretations of GAAP) or the accounting rules or regulations of the SEC, or (ii) prevents Parent from consummating the Transactions;

(l) “Parent Representatives” means Parent’s officers, directors, employees, financial advisors, attorneys, accountants and other advisors, investment bankers, representatives and agents retained by Parent;

(m) “Parent Review Period” means a period of five (5) Business Days following Parent’s receipt of a Notice of Adverse Recommendation; provided, however, that the new Parent Review Period arising from any amendment to the amount of consideration or any other material term of such Superior Proposal in accordance with Section 4.2(c) shall be three (3) Business Days.

(n) “Permitted Liens” means (i) Liens for Taxes not yet due and payable or that are being contested in good faith and by appropriate proceedings, (ii) mechanics’, materialmen’s or other Liens or security interests arising by operation of law that secure a liquidated amount that are being contested in good faith and by appropriate proceedings and for which adequate reserves have been maintained in accordance with GAAP, (iii) any other Liens that would not reasonably be expected to be material to the person owning such property or assets, (iv) pledges or deposits to secure obligations under workers’ compensation Laws or similar legislation or to secure public or statutory obligations, and (v) pledges and deposits to secure the performance of bids, trade contracts, leases, surety and appeal bonds, performance bonds and other obligations of a similar nature, in each case in the ordinary course of business;

(o) “person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity (including its permitted successors and assigns);

(p) “Representatives” means the officers, directors, employees, financial advisors, attorneys, accountants and other advisors, investment bankers, representatives and agents retained by the respective party; and

(q) “subsidiary” of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interest of which) is owned directly or indirectly by such first person.

Section 8.4 Counterparts. This Agreement may be executed in one or more counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

Section 8.5 Entire Agreement; No Third-Party Beneficiaries. This Agreement, including the Company Disclosure Letter and the Parent Disclosure Letter and the Confidentiality Agreement (a) constitutes the entire agreement, and supersedes all prior or contemporaneous agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and (b) except for the provisions of Section 5.5, is not intended to confer upon any person other than a party to this Agreement any rights or remedies, other than (i) the right of the stockholders of the Company to receive the Merger Consideration after the Closing in accordance with the terms of this Agreement (a claim with respect to which may not be made unless and until the Effective Time shall have occurred) and (ii) the right of such party on behalf of its security holders, if any, to pursue damages in the event of the other party’s willful and material breach of this Agreement For the avoidance of doubt, the rights referred to in the foregoing clause (ii) shall be enforceable only by the Company or Parent, as applicable, and then only in its sole and absolute discretion, on behalf of its stockholders.

Section 8.6 Governing Law. This Agreement and any dispute arising out of, relating to, or in connection with this Agreement is to be governed by, and construed in accordance with, the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflict of Laws thereof.

Section 8.7 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned, in whole or in part, by operation of Law or otherwise by any of the parties hereto without the prior written consent of the other parties. Any assignment in violation of this Section 8.7 will be void and of no effect. Subject to the preceding two sentences, this Agreement is binding upon, inures to the benefit of, and is enforceable by, the parties and their respective successors and assigns.

Section 8.8 Consent to Jurisdiction.

(a) Each of the parties hereto (i) consents to submit itself to the exclusive personal jurisdiction of the Chancery Courts of the State of Delaware, or if subject matter jurisdiction in such Court is not available, of the Superior Court of the State of Delaware and any federal court of the United States located in the State of Delaware in the event any dispute arises out of, relating to or in connection with this Agreement or any of the Transactions, (ii) undertakes that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iii) undertakes that it will not bring any action arising out of, relating to or in connection with this Agreement or any of the Transactions in any court other than the Chancery Court of the State of Delaware or, if subject matter jurisdiction in such Court is not available, the Superior Court of the State of Delaware or any federal court of the United States located in the State of Delaware. Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of, relating to or in connection with this Agreement or any of the Transactions in any of the Courts previously identified in this Section 8.8(a). Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such Courts.

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, RELATING TO OR IN CONNECTION WITH THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED,

EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.8(b).

Section 8.9 Specific Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. The parties accordingly agree that, subject to the provisions of Section 8.8, the parties will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in addition to any other remedy to which they are entitled at law or in equity consistent with the terms of this Agreement. The parties further agree that no party to this Agreement shall be required to obtain, furnish, or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 8.9 and each party waives any objection to the imposition of such relief or any right it may have to require the obtaining, furnishing, or posting of any such bond or similar instrument.

Section 8.10 Amendment. This Agreement may be amended by the parties at any time before or after the Company Stockholder Approval; provided, however, that, after such approval, there is not to be made any amendment that by Law requires further approval by the stockholders of the Company, without further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

Section 8.11 Extension; Waiver. At any time prior to the Effective Time, a party may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso of Section 8.10, waive compliance by the other parties with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver will be valid only if set forth in an instrument in writing signed on behalf of such party. Subject to Section 8.1, the failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise will not constitute a waiver of such rights.

Section 8.12 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement will nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the Transactions are fulfilled to the extent possible.

(Signatures are on the following page.)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

POLYONE CORPORATION

By:	/s/ Stephen D. Newlin
	Name:	Stephen D. Newlin
	Title:	Chairman, President and Chief Executive Officer

2012 REDHAWK, INC.

By:	/s/ Joel Rathbun
	Name:	Joel Rathbun
	Title:	President

2012 REDHAWK, LLC

By:	/s/ Joel Rathbun
	Name:	Joel Rathbun
	Title:	President

SPARTECH CORPORATION

By:	/s/ Victoria M. Holt
	Name:	Victoria M. Holt
	Title:	President and Chief Executive Officer

[Signature Page to Merger Agreement]

Annex B

745 Seventh Avenue New York, NY 10019 United States

October 23, 2012

Board of Directors

Spartech Corporation

120 South Central Avenue, Suite 1700

Clayton, MO 63105

Members of the Board of Directors:

We understand that Spartech Corporation (the “Company”) intends to enter into a transaction with PolyOne Corporation (“PolyOne”) pursuant to which (i) 2012 RedHawk, Inc. (“Merger Sub”) will be merged with and into the Company (the “Merger”), with the Company resulting as the surviving entity in the Merger and becoming a wholly-owned subsidiary of PolyOne, and (ii) immediately following the consummation of the Merger, the Company will be merged with and into 2012 RedHawk, LLC (“Merger LLC”) (the “Subsequent Merger”), with Merger LLC resulting as the surviving entity in the Subsequent Merger. We further understand that, upon the effectiveness of the Merger, each share of common stock of the Company (“Company Common Stock”) shall be converted into the right to receive (a) $2.67 per share in cash and (b) 0.3167 of a share of common stock of PolyOne (“PolyOne Common Stock”) ((a) and (b) together, the “Consideration”), other than shares as to which appraisal rights are perfected and not withdrawn and any shares of Company Common Stock owned directly or indirectly by PolyOne, Merger Sub, Merger LLC or any of their respective subsidiaries or which are held directly or indirectly by the Company or any of its subsidiaries. The Merger and the Subsequent Merger are collectively referred to herein as the “Proposed Transaction”. The terms and conditions of the Proposed Transaction are set forth in more detail in the Agreement and Plan of Merger, dated as of October 23, 2012, by and among the Company, Merger Sub, Merger LLC, and PolyOne (the “Agreement”). The summary of the Proposed Transaction set forth above is qualified in its entirety by the terms of the Agreement.

We have been requested by the Board of Directors of the Company to render our opinion with respect to the fairness, from a financial point of view, to the Company’s stockholders of the Consideration to be offered to such stockholders in the Merger. We have not been requested to opine as to, and our opinion does not in any manner address, the Company’s underlying business decision to proceed with or effect the Proposed Transaction or the likelihood of consummation of the Proposed Transaction. Our opinion does not address the relative merits of the Proposed Transaction as compared to any other transaction or business strategy in which the Company might engage. In addition, we express no opinion on, and our opinion does not in any manner address, the fairness of the amount or the nature of any compensation to any officers, directors or employees of any parties to the Proposed Transaction, or any class of such persons, relative to the consideration to be offered to the stockholders of the Company in the Merger. Furthermore, we express no opinion with respect to the terms of the Subsequent Merger.

In arriving at our opinion, we reviewed and analyzed: (1) a draft of the Agreement and the specific terms of the Proposed Transaction; (2) publicly available information concerning the Company and PolyOne that we believe to be relevant to our analysis, including the Annual Reports on Form 10-K of each of the Company and PolyOne for the fiscal year ended October 29, 2011 and December 31, 2011, respectively, and Quarterly Reports on Form 10-Q for the fiscal quarters ended August 4, 2012 and June 30, 2012 for the Company and PolyOne, respectively, and other relevant filings with the Securities and Exchange Commission; (3) financial and operating information with respect to the business, operations and prospects of the Company furnished to us by the Company, including the most recent financial projections of the Company prepared by management of the

Company (the “Company Projections”); (4) financial and operating information with respect to the business, operations and prospects of PolyOne furnished to us by PolyOne, including financial projections of PolyOne prepared by management of PolyOne (the “PolyOne Projections”); (5) a trading history of the Company’s common stock from October 19, 2007 to October 19, 2012 and a comparison of that trading history with those of other companies that we deemed relevant; (6) a trading history of PolyOne’s common stock over the same period as the Company, and a comparison of that trading history with those of other companies that we deemed relevant; (7) a comparison of the historical financial results and present financial condition of the Company and PolyOne with each other and with those of other companies that we deemed relevant; (8) a comparison of the financial terms of the Proposed Transaction with the financial terms of certain other transactions that we deemed relevant; (9) the pro forma impact of the Proposed Transaction on the future financial performance of the combined company, including cost savings, operating synergies and other strategic benefits expected by the management of the Company to result from a combination of the businesses (the “Expected Synergies”); (10) published estimates of independent research analysts with respect to the future financial performance and price targets of the Company and PolyOne; and (11) the relative contributions of the Company and of PolyOne to the historical and future financial performance of the combined company on a pro forma basis. In addition, we have had discussions with (i) the managements of the Company and PolyOne concerning their respective businesses, operations, assets, financial condition and prospects and (ii) the management of the Company concerning potential contingent liabilities of the Company, and have undertaken such other studies, analyses and investigations as we deemed appropriate.

In arriving at our opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information used by us without any independent verification of such information (and have not assumed responsibility or liability for any independent verification of such information) and have further relied upon the assurances of the management of the Company that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the Company Projections, upon the advice of the Company, we have assumed that such projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company and, upon the advice of the Company, we have relied on such projections in performing our analysis. With respect to the PolyOne Projections, upon the advice of PolyOne, we have assumed that such projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of PolyOne as to the future financial performance of PolyOne and, upon the advice of the Company, we have relied on such projections in performing our analysis. Furthermore, upon the advice of the Company, we have assumed that the amounts and timing of the Expected Synergies are reasonable and that the Expected Synergies will be realized in accordance with such estimates. We assume no responsibility for and we express no view as to any projections or estimates described above or the assumptions on which they are based. In arriving at our opinion, we have not conducted a physical inspection of the properties and facilities of the Company or PolyOne and have not made or obtained any evaluations or appraisals of the assets or liabilities of either the Company or PolyOne. In addition, the Company has not authorized us to solicit, and we have not solicited, any indications of interest from any third party with respect to the purchase of all or a part of the Company’s business. Our opinion necessarily is based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date of this letter. We assume no responsibility for updating or revising our opinion based on events or circumstances that may occur after the date of this letter. We express no opinion as to the prices at which shares of Company Common Stock or PolyOne Common Stock would trade at any time following the announcement of the Proposed Transaction or the prices at which shares of PolyOne Common Stock would trade at any time following the consummation of the Proposed Transaction.

We have assumed that the executed Agreement will conform in all material respects to the last draft reviewed by us. In addition, we have assumed the accuracy of the representations and warranties contained in the

Agreement and all agreements related thereto. We have also assumed, upon the advice of the Company, that all material governmental, regulatory and third party approvals, consents and releases for the Proposed Transaction will be obtained within the constraints contemplated by the Agreement and that the Proposed Transaction will be consummated in accordance with the terms of the Agreement without waiver, modification or amendment of any material term, condition or agreement thereof. We do not express any opinion as to any tax or other consequences that might result from the Proposed Transaction, nor does our opinion address any legal, tax, regulatory or accounting matters, as to which we understand that the Company has obtained such advice as it deemed necessary from qualified professionals.

Based upon and subject to the foregoing, we are of the opinion as of the date hereof that, from a financial point of view, the Consideration to be offered to the stockholders of the Company in the Merger is fair to such stockholders.

We have acted as financial advisor to the Company in connection with the Proposed Transaction and will receive a fee for our services a portion of which is payable upon rendering this opinion and a substantial portion of which is contingent upon the consummation of the Proposed Transaction. In addition, the Company has agreed to reimburse our expenses and indemnify us for certain liabilities that may arise out of our engagement. We have performed investment banking and financial services for the Company in the past and have received customary fees for such services. We may perform from time to time in the future various investment banking and financial services for PolyOne and expect to receive customary fees for such services.

Barclays Capital Inc. and its affiliates engage in a wide range of businesses from investment and commercial banking, lending, asset management and other financial and non-financial services. In the ordinary course of our business, we and our affiliates may actively trade and effect transactions in the equity, debt and/or other securities (and any derivatives thereof) and financial instruments (including loans and other obligations) of the Company and PolyOne for our own account and for the accounts of our customers and, accordingly, may at any time hold long or short positions and investments in such securities and financial instruments.

This opinion, the issuance of which has been approved by our Fairness Opinion Committee, is for the use and benefit of the Board of Directors of the Company and is rendered to the Board of Directors in connection with its consideration of the Proposed Transaction. This opinion is not intended to be and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the Proposed Transaction.

Very truly yours,

BARCLAYS CAPITAL INC.

Annex C

SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a.	Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b.	Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c.	Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d.	Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228, § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation. (8 Del. C. 1953, § 262; 56 Del. Laws, c. 50; 56 Del. Laws, c. 186, § 24; 57 Del. Laws, c. 148, §§ 27-29; 59 Del. Laws, c. 106, § 12; 60 Del. Laws, c. 371, §§ 3-12; 63 Del. Laws, c. 25, § 14; 63 Del. Laws, c. 152, §§ 1, 2; 64 Del. Laws, c. 112, §§ 46-54; 66 Del. Laws, c. 136, §§ 30-32; 66 Del. Laws, c. 352, § 9; 67 Del. Laws, c. 376, §§ 19, 20; 68 Del. Laws, c. 337, §§ 3, 4; 69 Del. Laws, c. 61, § 10; 69 Del. Laws, c. 262, §§ 1-9; 70 Del. Laws, c. 79, § 16; 70 Del. Laws, c. 186, § 1; 70 Del. Laws, c. 299, §§ 2, 3; 70 Del. Laws, c. 349, § 22; 71 Del. Laws, c. 120, § 15; 71 Del. Laws, c. 339, §§ 49-52; 73 Del. Laws, c. 82, § 21; 76 Del. Laws, c. 145, §§ 11-16; 77 Del. Laws, c. 14, §§ 12, 13; 77 Del. Laws, c. 253, §§ 47-50; 77 Del. Laws, c. 290, §§ 16, 17.)

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers.

Division (E) of Section 1701.13 of the Ohio Revised Code addresses indemnification by an Ohio corporation and provides as follows:

(1) A corporation may indemnify or agree to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, other than an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against expenses, including attorney’s fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if he had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement, or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

(2) A corporation may indemnify or agree to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor, by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against expenses, including attorney’s fees, actually and reasonably incurred by him in connection with the defense or settlement of such action or suit, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any of the following:

(a) Any claim, issue, or matter as to which such person is adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless, and only to the extent that, the court of common pleas or the court in which such action or suit was brought determines, upon application, that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court of common pleas or such other court shall deem proper;

(b) Any action or suit in which the only liability asserted against a director is pursuant to section 1701.95 of the Revised Code.

(3) To the extent that a director, trustee, officer, employee, member, manager, or agent has been successful on the merits or otherwise in defense of any action, suit, or proceeding referred to in division (E)(1) or (2) of this section, or in defense of any claim, issue, or matter therein, he shall be indemnified against expenses, including attorney’s fees, actually and reasonably incurred by him in connection with the action, suit, or proceeding.

(4) Any indemnification under division (E)(1) or (2) of this section, unless ordered by a court, shall be made by the corporation only as authorized in the specific case, upon a determination that indemnification of the director, trustee, officer, employee, member, manager, or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in division (E)(1) or (2) of this section. Such determination shall be made as follows:

(a) By a majority vote of a quorum consisting of directors of the indemnifying corporation who were not and are not parties to or threatened with the action, suit, or proceeding referred to in division (E)(1) or (2) of this section;

(b) If the quorum described in division (E)(4)(a) of this section is not obtainable or if a majority vote of a quorum of disinterested directors so directs, in a written opinion by independent legal counsel other than an attorney, or a firm having associated with it an attorney, who has been retained by or who has performed services for the corporation or any person to be indemnified within the past five years;

(c) By the shareholders;

(d) By the court of common pleas or the court in which the action, suit, or proceeding referred to in division (E)(1) or (2) of this section was brought.

Any determination made by the disinterested directors under division (E)(4)(a) or by independent legal counsel under division (E)(4)(b) of this section shall be promptly communicated to the person who threatened or brought the action or suit by or in the right of the corporation under division (E)(2) of this section, and, within ten days after receipt of such notification, such person shall have the right to petition the court of common pleas or the court in which such action or suit was brought to review the reasonableness of such determination.

(5) (a) Unless at the time of a director’s act or omission that is the subject of an action, suit, or proceeding referred to in division (E)(1) or (2) of this section, the articles or the regulations of a corporation state, by specific reference to this division, that the provisions of this division do not apply to the corporation and unless the only liability asserted against a director in an action, suit, or proceeding referred to in division (E)(1) or (2) of this section is pursuant to section 1701.95 of the Revised Code, expenses, including attorney’s fees, incurred by a director in defending the action, suit, or proceeding shall be paid by the corporation as they are incurred, in advance of the final disposition of the action, suit, or proceeding, upon receipt of an undertaking by or on behalf of the director in which he agrees to do both of the following:

(i) Repay such amount if it is proved by clear and convincing evidence in a court of competent jurisdiction that his action or failure to act involved an act or omission undertaken with deliberate intent to cause injury to the corporation or undertaken with reckless disregard for the best interests of the corporation;

(ii) Reasonably cooperate with the corporation concerning the action, suit, or proceeding.

(b) Expenses, including attorney’s fees, incurred by a director, trustee, officer, employee, member, manager, or agent in defending any action, suit, or proceeding referred to in division (E)(1) or (2) of this section, may be paid by the corporation as they are incurred, in advance of the final disposition of the action, suit, or proceeding, as authorized by the directors in the specific case, upon receipt of an undertaking by or on behalf of the director, trustee, officer, employee, member, manager, or agent to repay such amount, if it ultimately is determined that he is not entitled to be indemnified by the corporation.

(6) The indemnification authorized by this section shall not be exclusive of, and shall be in addition to, any other rights granted to those seeking indemnification under the articles, the regulations, any agreement, a vote of shareholders or disinterested directors, or otherwise, both as to action in their official capacities and as to action in another capacity while holding their offices or positions, and shall continue as to a person who has ceased to be a director, trustee, officer, employee, member, manager, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person.

(7) A corporation may purchase and maintain insurance or furnish similar protection, including, but not limited to, trust funds, letters of credit, or self-insurance, on behalf of or for any person who is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under this section. Insurance may be purchased from or maintained with a person in which the corporation has a financial interest.

(8) The authority of a corporation to indemnify persons pursuant to division (E)(1) or (2) of this section does not limit the payment of expenses as they are incurred, indemnification, insurance, or other protection that may be provided pursuant to divisions (E)(5), (6), and (7) of this section. Divisions (E)(1) and (2) of this section do not create any obligation to repay or return payments made by the corporation pursuant to division (E)(5), (6), or (7).

(9) As used in division (E) of this section, “corporation” includes all constituent entities in a consolidation or merger and the new or surviving corporation, so that any person who is or was a director, officer, employee, trustee, member, manager, or agent of such a constituent entity, or is or was serving at the request of such constituent entity as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, shall stand in the same position under this section with respect to the new or surviving corporation as he would if he had served the new or surviving corporation in the same capacity.

Article SIXTH of PolyOne’s articles of incorporation contains the following provisions:

(a) A Director of the Corporation shall under no circumstances have any personal liability to the Corporation or its Shareholders for monetary damages for breach of fiduciary duty as a Director except for those breaches and acts or omissions with respect to which the General Corporation Law of the State of Ohio, as from time to time amended, expressly provides that this provision shall not eliminate or limit such personal liability of Directors. Neither the modification nor repeal of this paragraph (a) of this Article SIXTH nor any amendment to the General Corporation Law of the State of Ohio that does not have retroactive application shall limit the right of Directors hereunder to exculpation from personal liability for any act or omission occurring prior to such amendment, modification or repeal.

(b) The Corporation shall indemnify each Director and Officer of the Corporation to the fullest extent permitted by applicable law, except as may be otherwise provided in the Code of Regulations of the Corporation. Neither the modification nor repeal of paragraph (b) of this Article SIXTH nor any amendment to the General Corporation Law of the State of Ohio that does not have retroactive application shall limit the right of Directors and Officers hereunder to indemnification with respect to any act or omission occurring prior to such modification, amendment or repeal.

Insurance

PolyOne has purchased and maintains liability insurance policies that insure PolyOne’s directors and officers against certain liabilities that might be incurred by reason of their positions as directors and officers.

Item 21.	Exhibits and Financial Statement Schedules.

(a) See the Exhibit Index beginning on page II-[            ] of this registration statement, which is incorporated herein by reference.

(b)

(c) See the Exhibit Index beginning on page II-[            ] of this registration statement, which is incorporated herein by reference.

Item 22.	Undertakings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment described in paragraph (1) above shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser: (i) each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and (ii) each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(6) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(7) That every prospectus: (i) that is filed pursuant to the preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(8) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(9) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(10) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this Amendment No. 2 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Avon Lake, State of Ohio, on February 1, 2013.

PolyOne Corporation

By: /s/ Stephen D. Newlin

Stephen D. Newlin
Chairman, President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to the registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Stephen D. Newlin Stephen D. Newlin	Chairman, President and Chief Executive Officer (Principal Executive Officer)	February 1, 2013

/s/ Richard J. Diemer, Jr Richard J. Diemer, Jr.	Senior Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	February 1, 2013

* Carol A. Cartwright	Director	February 1, 2013

* Richard H. Fearon	Director	February 1, 2013

* Gregory J. Goff	Director	February 1, 2013

* Gordon D. Harnett	Director	February 1, 2013

* Richard A. Lorraine	Director	February 1, 2013

* William H. Powell	Director	February 1, 2013

* Farah M. Walters	Director	February 1, 2013

* William A. Wulfsohn	Director	February 1, 2013

*	Lisa K. Kunkle, the Vice President, General Counsel and Secretary of PolyOne Corporation, as attorney-in-fact, signs this document on behalf of the above-named directors and officers pursuant to powers of attorney duly executed by such directors and officers and filed with this registration statement.

By:	/s/ Lisa K. Kunkle

Name:	Lisa K. Kunkle
Title:	Vice President, General Counsel and Secretary

EXHIBIT INDEX

EXHIBIT NUMBER	DESCRIPTION

2.1†	Agreement and Plan of Merger, dated October 23, 2012, by and among PolyOne Corporation, 2012 RedHawk, Inc., 2012 RedHawk, LLC and Spartech Corporation (Incorporated by reference to Exhibit 2.1 to PolyOne’s Current Report on Form 8-K filed October 25, 2012, SEC File No. 1-16091).

3.1	Articles of Incorporation (incorporated by reference to Exhibit 3(i) to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2000, SEC File No. 1-16091).

3.2	Amendment to the Second Article of the Articles of Incorporation, as filed with the Ohio Secretary of State, November 25, 2003 (incorporated by reference to Exhibit 3.1a to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003, SEC File No. 1-16091).

3.3	Regulations (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on July 17, 2009, SEC File No. 1-16091).

4.1	Indenture, dated as of December 1, 1995, between the Company and NBD Bank, as trustee (incorporated by reference to Exhibit 4.3 to The Geon Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 1996, SEC File No. 1-11804).

4.2	Indenture, dated as of September 24, 2010, between the Company and Wells Fargo Bank, N.A., as Trustee (incorporated by reference to Exhibit 4.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2010, SEC File No. 1-16091).

4.3	First Supplemental Indenture, dated as of September 24, 2010, between the Company and Wells Fargo Bank, N.A., as Trustee (incorporated by reference to Exhibit 4.2 to the Company’s Quarterly Report Form 10-Q for the quarter ended September 30, 2010, SEC File No. 1-16091).

5.1	Opinion of Lisa K. Kunkle as to the validity of the securities being registered.**

8.1	Opinion of Jones Day regarding certain material U.S. federal income tax aspects of the merger.*

8.2	Opinion of K&L Gates LLP regarding certain material U.S. federal income tax aspects of the merger.*

23.1	Consent of Independent Registered Public Accounting Firm for PolyOne — Ernst & Young LLP.*

23.2	Consent of Independent Registered Public Accounting Firm for Spartech — Ernst & Young LLP.*

23.3	Consent of Independent Registered Public Accounting Firm for ColorMatrix — McGladrey LLP.*

23.4	Consent of Independent Registered Public Accounting Firm for Sunbelt Chlor Alkali Partnership — Ernst & Young LLP.*

23.5	Consent of Jones Day (included as part of its opinion filed as Exhibit 8.1).*

23.6	Consent of K&L Gates LLP (included as part of its opinion filed as Exhibit 8.2).*

23.7	Consent of Lisa K. Kunkle (included in Exhibit 5.1).**

24.1	Power of Attorney.**

99.1	Opinion of Barclays Capital, Inc. (included as Annex B to the proxy statement/prospectus forming a part of this registration statement and incorporated by reference herein).**

99.2	Consent of Financial Advisor for Spartech — Barclays Capital Inc.*

99.3	Form of Spartech Proxy Card.*

*	Filed herewith.
**	Previously filed.
†	The exhibits and schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K and will be provided to the Securities and Exchange Commission upon request.